As filed with the Securities and Exchange Commission on June 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bridge Investment Group Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	6282	86-2769085
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 East Sego Lily Drive, Suite 400

Salt Lake City, Utah 84070

Telephone: (801) 716-4500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Grant

Partner, General Counsel

111 East Sego Lily Drive, Suite 400

Salt Lake City, Utah 84070

Telephone: (801) 716-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe, Esq.

Craig M. Garner, Esq.

Ryan K. deFord, Esq.

Kevin C. Reyes, Esq.

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

Telephone: (858) 523-5400

Fax: (858) 523-5450

Samir A. Gandhi, Esq. Bartholomew A. Sheehan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5300 Fax: (212) 839-5599

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, $0.01 par value per share	$100,000,000	$10,910

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price.
(2)

Includes the offering price of shares of Class A common stock that may be sold if the option to purchase additional shares of Class A common stock granted by the Registrant to the underwriters is executed.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion. Dated June 22, 2021.

            Shares

Bridge Investment Group Holdings Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Bridge Investment Group Holdings Inc. We are selling                shares of Class A common stock.

Prior to this offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price per share of Class A common stock will be between $                and $                . We have applied to list our Class A common stock on the New York Stock Exchange, or NYSE, under the symbol “BRDG.”

We will have two classes of common stock outstanding after this offering: Class A common stock and Class B common stock. Each share of our Class A common stock entitles its holder to one vote per share and each share of our Class B common stock entitles its holder to ten votes per share on all matters presented to our stockholders generally.

At our request, the underwriters have reserved up to 5% of the shares of Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our directors, officers, employees, business associates and related persons through a directed share program. See “Underwriting” for more information.

We will be a holding company, and upon consummation of this offering, our principal asset will consist of Class A Units (as defined below) that we will acquire indirectly from the Former Equity Owners (as defined below), the Former Subsidiary Owners (as defined below), the Former Profits Interest Program Participants (as defined below) and directly from Bridge Investment Group Holdings LLC with the net proceeds from this offering. Bridge Investment Group Holdings LLC will use a portion of the net proceeds from this offering to redeem the Class A Units of certain of the Original Equity Owners (as defined below). Certain holders of Class A Units received in exchange for existing membership interests in Bridge Investment Group Holdings LLC, whom we refer to as “Former Equity Owners,” will exchange (or transfer through a merger) their direct or indirect ownership of Class A Units for shares of Class A common stock and certain other holders of Class A Units, whom we refer to as “Continuing Equity Owners,” will continue to own their Class A Units. Certain of the current owners of our active general partners, which we refer to as the “Former Subsidiary Owners” will contribute a portion of their interests in such entities to us in exchange for shares of Class A common stock, and we will further contribute such interests to Bridge Investment Group Holdings LLC in exchange for Class A Units. In addition, certain individuals who hold existing awards under Bridge Investment Group Holdings LLC’s profits interest award program, whom we refer to as the “Former Profits Interest Program Participants,” will exchange such awards for Class A Units and restricted shares of Class A common stock with similar vesting requirements.

Immediately following this offering, the holders of our Class A common stock issued in this offering collectively will hold     % of the economic interests in us and     % of the voting power in us, the Former Equity Owners, the Former Subsidiary Owners and the Former Profits Interest Program Participants, through their ownership of Class A common stock, collectively will hold     % of the economic interests in us and     % of the voting power in us, and the Continuing Equity Owners, through their ownership of all of the outstanding Class B common stock, collectively will hold no economic interest in us and the remaining     % of the voting power in us. We will be the sole managing member of Bridge Investment Group Holdings LLC. We will operate and control all of the business and affairs of Bridge Investment Group Holdings LLC and its direct and indirect subsidiaries and, through Bridge Investment Group Holdings LLC and its direct and indirect subsidiaries, conduct our business.

Following this offering, we will be a “controlled company” within the meaning of the NYSE rules. See “Our Organizational Structure” and “Management—Controlled Company Exception.”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, and will be subject to reduced disclosure and public reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 35 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Bridge Investment Group Holdings Inc.	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

The underwriters have the option to purchase up to an additional                shares of Class A common stock from us at the initial public offering price less the underwriting discounts and commissions within 30 days of the date of this prospectus.

The underwriters expect to deliver the shares of Class A common stock against payment in New York, New York on                , 2021.

Morgan Stanley	J.P. Morgan	Citigroup

Wells Fargo Securities UBS Investment Bank

Prospectus dated                , 2021.

National Reach Across Specialized Asset Classes Multifamily Workforce & Affordable Housing Industrial Net Leave Office Seniors Housing Debt Strategies Development San Mateo, CA, Salt Lake City, UT New York, NY Atlanta, GA Orlando, FL Bridge Offices

Our Investment Platforms AUM ($ billion) Current Portfolio Debt Equity Multifamily Workforce & Affordable Housing Seniors Housing Office Development Industrial Net Leave Debt Strategies Agency MBS Total 5.5 2.2 4.5 2.6 2.1 — 7.6 1.4 25.9 ~24,300 units ~12,500 units ~11,600 units ~14.2 million square feet ~10,400 units of multifamily and 1 million square feet of office — ~1,750+ loans* — ~48,000 units, ~14.2 million square feet and ~1,750+ loans

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus that we file with the Securities and Exchange Commission. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any related free writing prospectuses. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You must not rely on unauthorized information or representations. This prospectus is an offer to sell only the shares offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date or such other dates specified herein regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

i

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for such purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States. See “Underwriting.”

BASIS OF PRESENTATION

Organizational Structure

Bridge Investment Group LLC, or the Operating Company, a Utah limited liability company, was formed on December 2, 2011, to act as a holding company of certain affiliates that provide an array of real estate-related services. The Operating Company is the ultimate controlling entity, through its wholly owned subsidiary Bridge Fund Management Holdings LLC, of the following investment manager entities, which we refer to collectively as the Fund Managers: Bridge Multifamily Fund Manager LLC, Bridge Seniors Housing Fund Manager LLC, Bridge Debt Strategies Fund Manager LLC, Bridge Office Fund Manager LLC, Bridge Development Fund Manager LLC, Bridge Agency MBS Fund Manager LLC, Bridge Logistics Net Lease Fund Manager LLC and Bridge Logistics Properties Fund Manager LLC. The Fund Managers provide real estate and fund investment advisory services on a discretionary basis to multiple investment funds and other vehicles, including joint venture real estate projects, separately managed accounts and privately offered real estate-related limited partnerships, including any parallel investment vehicles and feeder funds, or, collectively, the funds. The Operating Company receives management fees from the funds through the Fund Managers. Each time that we establish a new fund, our owners also establish a new general partner for that fund. We refer to these general partners collectively as the Bridge GPs. The Bridge GPs are entitled to any incentive fees or carried interest, which we collectively refer to as performance fees, from the funds. The Operating Company and the Bridge GPs are under common control by the direct owners of the Operating Company and the Bridge GPs. We refer to the direct owners of the Operating Company as our Original Equity Owners. The Operating Company, together with its consolidated subsidiaries and the Bridge GPs, represent the predecessor entity of our business.

In connection with the closing of this offering, we will undertake certain organizational transactions to reorganize our corporate structure. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the organizational transactions described in the section titled “Our Organizational Structure,” including this offering, and the application of the proceeds therefrom, which we refer to collectively as the Transactions. See “Our Organizational Structure” for a diagram depicting our organizational structure after giving effect to the Transactions, including this offering.

Bridge Investment Group Holdings Inc., the issuer of the Class A common stock being offered hereby, will become the managing member of the Operating Company in connection with the Transactions. Prior to the offering, all of our business operations were conducted through the Operating Company that owns the controlling interest in multiple entities formed to provide real estate asset management services.

Certain Definitions

As used in this prospectus, unless the context otherwise requires, references to:

•

“we,” “us,” “our,” the “Company,” “Bridge,” “Bridge Investment Group” and similar references refer: (1) following the consummation of the Transactions, including this offering, to Bridge Investment Group Holdings Inc., and, unless otherwise stated, all of its subsidiaries, including the Operating Company and, unless otherwise stated, all of its subsidiaries, and (2) prior to the completion of the Transactions, including this offering, to the Operating Company and, unless otherwise stated, all of its subsidiaries and the Bridge GPs.

•

“assets under management” or “AUM” refers to the assets we manage. Our AUM represents the sum of (a) the fair value of the assets of the funds and vehicles we manage, plus (b) the contractual amount of any uncalled capital commitments to those funds and vehicles (including our commitments to the funds and vehicles and those of Bridge affiliates). Our AUM is not reduced by any outstanding indebtedness or other accrued but unpaid liabilities of the assets we manage. Our calculations of AUM and fee-earning AUM may differ from the calculations of other investment managers. As a result, these measures may not be comparable to similar measures presented by other investment managers. In addition, our calculation of

AUM (but not fee-earning AUM) includes uncalled commitments to (and the fair value of the assets in) the funds and vehicles we manage from Bridge and Bridge affiliates, regardless of whether such commitments or investments are subject to fees. Our definition of AUM is not based on any definition contained in the agreements governing the funds and vehicles we manage or advise.

•	“BIGRM” refers to Bridge Investment Group Risk Management, Inc. BIGRM is incorporated in the State of Utah and is licensed under the Utah State Captive Insurance Companies Act.

•	“Blocker Company” refers to an entity that owns LLC Interests in Bridge Investment Group LLC prior to the Transactions and is taxable as a corporation for U.S. federal income tax purposes.

•

“Blocker Shareholder” refers to the owner of the Blocker Company prior to the Transactions, who will exchange its interests in the Blocker Company for shares of our Class A common stock in connection with the consummation of the Transactions.

•	“Bridge GPs” refers to the following entities:

•	Bridge Office Fund GP LLC (“BOF I GP”)

•	Bridge Office Fund II GP LLC (“BOF II GP”)

•	Bridge Seniors Housing & Medical Properties Fund GP LLC (“BSH I GP”)

•	Bridge Seniors Housing & Medical Properties Fund II GP LLC (“BSH II GP”)

•	Bridge Seniors Housing Fund III GP LLC (“BSH III GP”)

•	Bridge Opportunity Zone Fund GP LLC (“BOZ I GP”)

•	Bridge Opportunity Zone Fund II GP LLC (“BOZ II GP”)

•	Bridge Opportunity Zone Fund III GP LLC (“BOZ III GP”)

•	Bridge Opportunity Zone Fund IV GP LLC (“BOZ IV GP”)

•	Bridge Multifamily Fund III GP LLC (“BMF III GP”)

•	Bridge Multifamily Fund IV GP LLC (“BMF IV GP”)

•	Bridge Workforce and Affordable Housing Fund GP LLC (“BWH I GP”)

•	Bridge Workforce and Affordable Housing Fund II GP LLC (“BWH II GP”)

•	Bridge Debt Strategies Fund GP LLC (“BDS I GP”)

•	Bridge Debt Strategies Fund II GP LLC (“BDS II GP”)

•	Bridge Debt Strategies Fund III GP LLC (“BDS III GP”)

•	Bridge Debt Strategies Fund IV GP LLC (“BDS IV GP”)

•	“CAGR” refers to compound annual growth rate.

•

“Class A Units” refers to the Class A common units of the Operating Company, including the Class A common units that we will purchase directly from the Operating Company and certain of the Original Equity Owners with the net proceeds from this offering.

•

“Class B Units” refers to the Class B common units of the Operating Company. As part of the initial structuring of the Transactions, the Original Equity Owners will receive like amounts of Class A Units (which are entitled to a pro rata share of the economics of the Operating Company) and Class B Units (which are entitled to one vote and have no economic entitlement). The Original Equity Owners will immediately contribute such Class B common units to us in exchange for a like amount of shares of Class B common stock and following the consummation of the Transactions we will at all times own 100% of the Class B common units.

•

“Continuing Equity Owners” refers collectively to direct or indirect holders of Class A Units and our Class B common stock immediately following consummation of the Transactions who may, following the consummation of this offering, exchange at each of their respective options (subject in certain circumstances to time-based vesting requirements and certain other restrictions), in whole or in part from time to time, their Class A Units (along with an equal number of shares of Class B common stock (and such shares shall be immediately cancelled)) for, at our election (determined solely by our independent directors (within the meaning of the NYSE rules) who are disinterested), cash or newly issued shares of our Class A common stock as described in “Certain Relationships and Related Party Transactions—Operating Company LLC Agreement.”

•	“fee-earning AUM” refers to the assets we manage from which we earn management fee revenue.

•	“Former Equity Owners” refer to those Original Equity Owners who will transfer their Class A Units for shares of our Class A common stock in connection with the consummation of this offering.

•

“Former Profits Interest Program Participants” refer to individuals holding existing awards under Bridge Investment Group LLC’s profits interest award program who will exchange such awards for Class A Units and restricted shares of Class A common stock with similar vesting requirements.

•

“Former Subsidiary Owners” refer to certain current owners of our active general partners who will contribute a portion of their interests in such entities to us in exchange for shares of Class A common stock, and we will further contribute such interests to the Operating Company in exchange for Class A Units.

•	“LLC Interests” refers to the Class A Units and the Class B Units.

•

“Operating Company,” “Bridge Investment Group LLC” and “Bridge Investment Group Holdings LLC” refer to Bridge Investment Group LLC, a Utah limited liability company, which we anticipate will be converted to a limited liability company organized under the laws of the State of Delaware and re-named “Bridge Investment Group Holdings LLC” effective on or prior to the consummation of this offering.

•

“Operating Company LLC Agreement” refers to Bridge Investment Group Holdings LLC’s amended and restated limited liability company agreement, which will become effective on or prior to the consummation of this offering.

•	“Operating Subsidiaries” refers to the Bridge GPs and the consolidated entities included in the Operating Company.

•	“Original Equity Owners” refers to the owners of LLC Interests in the Operating Company, collectively, prior to the Transactions.

•	“Predecessor” refers to the combined entities of the Operating Company, the Fund Managers and the Bridge GPs.

•	“Transactions” refer to the organizational transactions and this offering, and the application of the net proceeds therefrom.

Bridge Investment Group Holdings Inc. will be a holding company and the sole managing member of the Operating Company, and upon consummation of the Transactions, its principal asset will consist of Class A Units.

Presentation of Financial Information

The Operating Company together with the Bridge GPs are collectively the predecessor of the issuer, Bridge Investment Group Holdings Inc., for financial reporting purposes. Bridge Investment Group Holdings Inc. will be the issuer and the financial reporting entity following this offering. Accordingly, this prospectus contains the historical financial statements of the following entities:

•

Bridge Investment Group Holdings Inc. Other than the inception balance sheet, dated as of April 2, 2021, the historical financial information of Bridge Investment Group Holdings Inc. has not been included in this

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prospectus as it is a newly incorporated entity as of March 18, 2021, has no business transactions or activities to date and had no assets or liabilities during the periods presented in this prospectus.

•

Predecessor. Because Bridge Investment Group Holdings Inc. will have no interest in any operations other than those of the Operating Company and its direct and indirect subsidiaries and the Bridge GPs, the historical combined financial information for the years ended December 31, 2020 and 2019 and the three months ended March 31, 2021 and 2020 included in this prospectus is that of the Operating Company and its direct and indirect subsidiaries, and the Bridge GPs.

•

Bridge Multifamily III Funds. Bridge Multifamily III Funds are a group of related investment funds to which we provide investment management services and receive base management fees and are eligible to receive performance compensation. The Bridge GPs account for the investment in the Bridge Multifamily III Funds under the equity method of accounting and due to the size of our investment, we are required to provide their separate annual financial statements.

The unaudited pro forma financial information of Bridge Investment Group Holdings Inc. presented in this prospectus has been derived from the application of pro forma adjustments to the historical combined financial statements of the Operating Company and its direct and indirect subsidiaries and the Bridge GPs included elsewhere in this prospectus. These pro forma adjustments give effect to the Transactions as described in “Our Organizational Structure,” including the consummation of this offering, as if all such transactions had occurred on January 1, 2020 in the case of the unaudited pro forma combined statements of operations data, and as of March 31, 2021 in the case of the unaudited pro forma condensed combined balance sheet data. See “Unaudited Pro Forma Condensed Financial Information” for a complete description of the adjustments and assumptions underlying the pro forma financial information included in this prospectus.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.

Non-GAAP Financial Measures

We use non-GAAP financial measures, such as Distributable Earnings, Fee Related Earnings, Fee Related Revenues and Fee Related Expenses, to supplement financial information presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Fee Related Revenues and Fee Related Expenses are presented seperately in our calculation of non-GAAP measures in order to better illustrate the profitability of our Fee Related Earnings. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. There are limitations to the use of the non-GAAP financial measures presented in this prospectus. For example, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes. See “Prospectus Summary—Summary Historical and Pro Forma Condensed Combined Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

TRADEMARKS

This prospectus includes our trademarks and trade names which are protected under applicable intellectual property laws and are our property. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us, by these other parties.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and other third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read the entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a leading, vertically integrated real estate investment manager, diversified across specialized asset classes, with approximately $26 billion of AUM as of March 31, 2021. Our ability to scale our specialized and operationally driven investment approach across multiple attractive sectors within real estate equity and debt, in a way that creates sustainable and thriving communities, is the ethos of who we are and the growth engine of our success. We have enjoyed significant growth since our establishment as an institutional fund manager in 2009, driven by strong investment returns and our successful efforts to develop an array of investment platforms focused on sectors of the U.S. real estate market that we believe are the most attractive. We have extensive multi-channel distribution capabilities and currently manage capital on behalf of more than a hundred global institutions and more than 6,500 individual investors across more than 25 investment vehicles.

As of December 31, 2020, we had approximately $25 billion of AUM, including approximately $10 billion of fee-earning AUM, reflecting a AUM CAGR of 40.9% since 2016. From 2018 to 2020, our total revenues increased 78%, from $130 million to $232 million and our net income increased 89%, from $88 million to $166 million. See “Summary Historical and Pro Forma Condensed Combined Financial and Other Data.”

We employ a specialized, vertically integrated model spanning nine investment platforms across real estate equity and debt strategies. Our vertically integrated approach includes investment professionals as well as employees who perform active asset management, property management, leasing, and construction management functions. By directly operating the properties that we acquire or develop, we are able to find opportunities to generate significant alpha at the asset level, creating a key competitive advantage to drive returns for our fund investors. This high-touch owner-operator approach, which we have refined over decades, provides a difficult to replicate, data-driven investment strategy. With respect to our equity investment strategies, we aim for high visibility into precisely how we will execute on and operate a given asset at the time of acquisition. In our Debt Strategies platform, we leverage that same execution-focused discipline to validate and underwrite credit investments, frequently collaborating with our local market teams in the investment phase.

We currently operate across 40 states, and we focus our investment activity in the U.S. markets that we believe exhibit the strongest growth potential, as determined by rigorous data-driven analytics conducted by our dedicated research team. We have a leading presence in many attractive subsectors of U.S. real estate in both primary and secondary markets. Our investment teams consist of specialized, experienced professionals who bring deep sector knowledge across economic cycles. Investment team collaboration combined with our on-the-ground resources and local market teams provides us with extensive and unique deal flow across our target markets. Our intensive underwriting and investment processes benefit from this collaborative effort to support rigorous physical, financial and analytical due diligence.

*	Note: Respective metrics as of March 31, 2021. Portfolio loans include loans in securitizations.

We are focused on a differentiated and socially responsible approach to investing and operating our assets. Our onsite presence at our properties allows us to create positive, constructive relationships with residents and tenants, and to differentiate Bridge real estate assets from other properties. By making improvements that residents and tenants value, often with an emphasis on social and community programming, Bridge prides itself on community revitalization. Further, we seek to make improvements that limit our impact on the environment. For example, we are developing an innovative solar power program that we plan to launch across all equity verticals in 2021, beginning with certain office and multifamily assets. Community, sustainability and resource reduction are incorporated into our decisions. As an operator, we seek to offer residents and tenants far more than just “four walls and a roof.” We have committed to adopting the United Nations Principles for Responsible Investment by incorporating environmental, social and governance issues into our investment analysis and decision-making processes. We believe this will improve long-term, risk-adjusted returns for our fund investors and deliver to our tenants and residents what they need and want.

Our distribution efforts span both retail and institutional channels and are led by our senior management, investment professionals and a dedicated team of global investor service professionals. We established our retail distribution channel through our first wirehouse distribution relationship in 2012, and we believe our tenured presence with distribution partners, including wirehouse banks and Registered Investment Advisers, or RIAs, affords us the opportunity to continue growing our AUM from retail investors. Our institutional fundraising and fund investor service efforts are high-touch, and we manage capital on behalf many of the world’s leading global allocators of private market capital. Because of our multiple platforms and strategies, we are frequently in front of our fund investors to maintain and expand these relationships, and we communicate in a detailed and transparent way with our investors. The combination of strong investment returns and regular, intensive communications has created strong loyalty and repeat investments from leading institutional investors. Our focus on performance, detailed and transparent communication, and responsiveness are among the factors that differentiate our investor relations approach.

Our investment teams are supported by a centralized corporate infrastructure providing debt capital markets, risk management, client solutions and back office support functions. The substantial recent investments we have made in our corporate infrastructure to service all Bridge investment teams enables us to scale our platform to accommodate significant future platform growth. The bulk of our corporate infrastructure is located in Salt Lake City, Utah, which offers a high-quality labor pool at a lower cost than many larger metropolitan areas.

We have a long history of disciplined and strategic corporate growth, and we have successfully expanded into multiple new investment verticals since our initial investment fund via organic growth initiatives, strategic personnel hiring, and corporate acquisitions, while remaining focused on driving value at the underlying investment level. We believe we have a sustained opportunity to continue to apply our investment principles into additional sectors, strategies and markets.

We have an experienced management team with proven performance history and long-term tenure and outlook. Our leaders have deep knowledge of the local markets in which we invest coupled with extensive real asset and capital markets expertise. We have consistently practiced intensive, formal management training to optimize the performance of our professionals and employ rigorous performance reviews to support career development and advancement. We conduct regular succession planning and generally employ a “Co-Chief Investment Officer” structure or have a Deputy Chief Investment Officer for each investment vehicle. We strive to be a best-in-class employer of choice and seek to provide competitive career opportunities and benefits to our employees. We have been able to attract and retain high-quality personnel, at both the entry level and the mid-and senior levels. We consistently reexamine and seek to optimize the Bridge culture of mutual shared success and teamwork and commit meaningful resources to knowledge sharing across verticals.

As of March 31, 2021, we had approximately 1,650 employees, including approximately 100 investment professionals and approximately 450 employees supporting our investment, investor service and corporate activities. Our remaining approximately 1,100 employees operate our properties and are generally expensed via our managed investment vehicles as property level operating expenses for the assets owned by our managed investment vehicles. Additionally, we have approximately 2,300 professionals employed through a professional employment organization at sites managed by Bridge Senior Living, all of whom are expensed via our managed investment vehicles.

Our History

Our founders began investing in multifamily real estate in 1991. In 2000, this predecessor group adopted our current vertically integrated strategy with the addition of a multifamily property management affiliate, now known as Bridge Property Management, and continued to build a strong reputation with institutional capital allocators as a regional real estate sponsor. In 2009, this predecessor group partnered with other members of our current executive management to launch our first discretionary investment fund, Bridge Multifamily Fund I, and with the success of that fund these predecessor groups combined to form our Operating Company in 2011 and launched Bridge Multifamily Fund II at the beginning of 2012. We and our founders have successfully managed commercial real estate investments with resiliency and adept actions through multiple cycles and financial market challenges. Through 2020, we sponsored a total of 19 funds (with four more funds launched or expected to launch in 2021), as well as a variety of separate accounts, co-investment vehicles and managed joint-venture investment entities across our nine investment platforms. We have built on this successful history by leveraging our best-in-class operational infrastructure and capital raising abilities to grow from a single investment strategy to a diversified group of specialized investment platforms both through building specialized teams with new hires and through acquiring emerging companies.

Today, we provide investors with a diverse range of real estate investment products managed by our dedicated, specialized and synergistic investment teams. Our broad range of products allows us to capture new market opportunities and serve investors with various investment objectives. Since the beginning of 2009, we have raised approximately $15 billion of equity commitments across our funds and investment vehicles and, as of March 31, 2021, we had approximately $26 billion of AUM across our funds and other vehicles.

Our Fund Investors

Our global fund investor base is balanced across individual investors, which includes high-net-worth fund investors, fund investors who invest through a wirehouse relationship or through an RIA, family offices, and institutional investors, which include public and private organizations who manage capital as fiduciaries on behalf of their investors or beneficiaries (e.g., public and private pension funds, sovereign wealth funds, insurance companies, endowments, foundations, and funds of funds). We view this balance in our fund investor base as a meaningful differentiator, and one that has enabled us to consistently grow our increasing breadth of managed vehicles and strategies. On the individual investor side, we have more than 6,500 fund investors globally, comprising approximately 57% of our committed capital as of December 31, 2020. On the institutional side, we have approximately 115 fund investors spanning four continents, and comprising approximately 43% of our committed capital as of December 31, 2020. We view these two distinct components of our fund investor base to be highly complementary and believe they provide us with significant opportunities for continued growth, stability, and diversification among our fund investor base. Our Client Solutions Group manages relationships with our distribution partners and our institutional fund investors in a high-touch capacity.

The following charts illustrate the diversification of our fund investor base by fund investor type and geography as measured by committed capital as of December 31, 2020:

Market Opportunity

We believe our position as a leading real estate investment manager and expertise in investing in multiple real estate sectors positions us to capitalize on favorable market trends, such as:

Growth in Institutional Wealth Driving Increasing Demand for Real Estate Investment Opportunity

We operate in the large and growing real estate investment management industry, which we believe represents one of the most attractive segments within the broader asset management industry. According to PricewaterhouseCoopers’ 2020 report, Asset and wealth management revolution: The power to shape the future, or the PwC 2020 Report, total global AUM is expected to grow from approximately $111.2 trillion in 2020 to approximately $145.4 trillion in 2025 in all asset classes, implying a CAGR of approximately 5.5%. Investments in alternative assets are projected to grow even more significantly, from $10.7 trillion to $17.2 trillion over the same timeframe, representing a CAGR of 9.8%, according to Preqin Ltd. The below chart illustrates the historical and projected growth of alternative assets, including real estate and private debt.

Within alternatives, real estate represents one of the largest asset classes in North America. According to the National Association of Real Estate Investment Trusts, the total size of the commercial real estate market was estimated to be $16 trillion in 2018.

In 2020, asset allocations by all institutions to real estate rose for the seventh consecutive year, according to Hodes Weill. A ten basis point increase from 2019 to 2020, when compared against approximately $100 trillion of global AUM, implies the potential for an additional $80 billion to $120 billion of capital allocations to real estate in the coming years, per the Hodes Weill report. We believe investors view allocations to private real estate investments as essential for obtaining diversified exposure to income and growth.

*	Sources: Preqin Ltd., Global Real Estate Report (2020); Hodes Weill & Associates, data includes all types and sizes of institutions.

We believe that institutions continue to target higher allocations to real estate over time. Nearly 30% of institutions are expecting to increase allocations to real estate in 2021, with 95% of institutions expecting to increase or keep allocations unchanged, per Hodes Weill.

Real Estate Investments Offer Opportunity for Yield in a Low Rate Environment

We believe yield-oriented strategies, such as certain real estate equity and debt investment strategies, have the potential to generate significant current income and attract investor capital because of their defensive characteristics that may provide returns with less volatility and lower loss ratios than can be achieved via investments in markets outside real estate. In addition to seeking attractive absolute and relative returns, we believe institutional investors have been increasing their allocations to the real estate asset class to attain stable income, low volatility and diversification relative to traditional public market investments.

*

Sources: Bloomberg (April 2, 2021), using year-end sum of net dividend per share amounts that have gone ex-dividend over the prior four years, divided by the stock price. U.S. Small and Mid Cap REITS: Invesco KBW Premium Yield EQ ETF. High Yield Corporates: iShares iBoxx High Yield Corporate Bond ETF. Emerging Markets Debt: Invesco Emerging Markets Sovereign Debt ETF. Global REITs: iShares Global REIT ETF. S&P/LSTA U.S. Leveraged Loans: Invesco Senior Loan ETF. Investment Grade Corporates: iShares iBoxx $ Investment Grade Corporate Bond ETF. Global Infrastructure: iShares Global Infrastructure ETF. S&P/LTSA. U.S. Aggregate Bonds: iShares Core U.S. Aggregate Bond ETF (tracks the Bloomberg Barclays U.S. Aggregate Bond Index).

Our Performance

We have a demonstrated record of producing attractive returns for our fund investors across our platforms. Our historical investment returns have been recognized by third parties such as Preqin Ltd., which ranked each of our last three multifamily funds and our workforce and affordable housing funds in the top quartile for their vintage. Our historical investment returns for our closed-end funds by platform are shown in the chart below.

Performance Summary as of March 31, 2021

($ in millions)

Closed-End Funds (1)	Fund Committed Capital (2)	Unreturned Drawn Capital + Accrued Pref (3)	Cumulative Invested Capital (4)	Realized Proceeds (5)	Remaining Fair Value (RFV) (6)	RFV MOIC (7)	Total Fair Value (TFV) (8)	TFV MOIC (9)	Gross IRR (10)	Net IRR (11)
(Investment Period Beginning/Ending Date)
Bridge Multifamily Fund I (Mar 2009, Mar 2012)	$124	—	$150	$280	—	0.00x	$280	1.87x	21.0%	15.3%
Bridge Multifamily Fund II (Apr 2012, Mar 2015)	596	—	605	1,264	—	0.00x	1,264	2.09x	30.2%	23.4%
Bridge Multifamily Fund III (Jan 2015, Jan 2018)	912	164	867	1,026	815	0.94x	1,841	2.12x	26.2%	19.6%
Bridge Multifamily Fund IV (Jun 2018, Jun 2021)	1,590	1,040	980	109	1,310	1.34x	1,420	1.45x	29.9%	20.2%
Bridge Workforce and Affordable Housing Fund I (Aug 2017, Aug 2020)	619	568	516	50	708	1.37x	758	1.47x	26.4%	19.0%
Bridge Office Fund I (Jul 2017, Jul 2020)	573	592	521	90	598	1.15x	688	1.32x	12.8%	8.7%
Bridge Seniors Housing Fund I (Jan 2014, Jan 2018)	578	725	611	226	631	1.03x	857	1.40x	8.2%	5.6%
Bridge Seniors Housing Fund II (Mar 2017, Mar 2020)	820	758	701	122	718	1.02x	840	1.20x	8.7%	4.8%

Total Equity Strategies Closed-End Funds	5,812	3,846	4,952	3,168	4,781	0.97x	7,949	1.61x	21.5%	15.3%

($ in millions)

Closed-End Funds (1)	Fund Committed Capital (2)	Unreturned Drawn Capital + Accrued Pref (3)	Cumulative Invested Capital (4)	Realized Proceeds (5)	Remaining Fair Value (RFV) (6)	RFV MOIC (7)	Total Fair Value (TFV) (8)	TFV MOIC (9)	Gross IRR (10)	Net IRR (11)
(Investment Period Beginning/Ending Date)
Bridge Debt Strategies Fund I (Sep 2014, Sep 2017)	132	50	217	215	47	0.22x	261	1.20x	8.9%	6.8%
Bridge Debt Strategies Fund II (July 2016, July 2019)	1,002	689	2,043	1,767	670	0.33x	2,437	1.19x	11.1%	8.9%
Bridge Debt Strategies Fund III (May 2018, May 2021)	1,624	1,527	1,922	752	1,565	0.81x	2,317	1.21x	14.5%	11.1%

Total Debt Strategies Closed-End Funds	2,757	2,266	4,182	2,733	2,282	0.55x	5,015	1.20x	12.2%	9.5%
Grand Total Closed-End Funds	8,569	6,112	9,134	5,902	7,062	0.77x	12,964	1.42x	19.0%	13.6%

Footnotes:

(1)

Does not include performance for (i) Opportunity Zone funds as such funds are invested in active development projects and have minimal stabilized assets, or (ii) funds that are currently raising capital, including our open-ended funds.

(2)	Fund Committed Capital represents total capital commitments to the fund (excluding joint ventures or separately managed accounts).
(3)

Unreturned Drawn Capital and Accrued Pref represents the amount the fund needs to distribute to its investors as a return of capital and a preferred return before it is entitled to receive performance fees or allocations from the fund.

(4)	Cumulative Invested Capital represents the total cost of investments since inception (including any recycling or refinancing of investments).
(5)	Realized Proceeds represents net cash proceeds received in connection with all investments, including distributions from investments and disposition proceeds.
(6)

Remaining Fair Value (“RFV”) is the estimated liquidation values of remaining fund investments that are generally based upon appraisals, contracts and internal estimates. There can be no assurance that Remaining Fair Value will be realized at valuations shown, and realized values will depend on numerous factors including, among others, future asset-level operating results, asset values and market conditions at the time of disposition, transaction costs, and the timing and manner of disposition, all of which may differ from the assumptions on which the Remaining Fair Value are based. Direct fund investments in real property are held at cost minus transaction expenses for the first six months.

(7)	RFV MOIC represents the Multiple of Invested Capital (“MOIC”) for RFV before management fees, expenses and carried interest, divided by Cumulative Invested Capital.
(8)	Total Fair Value (“TFV”) represents the sum of Realized Proceeds and Remaining Fair Value, before management fees, expenses and carried interest.
(9)	TFV MOIC represents MOIC for Total Fair Value before management fees, expenses and carried interest, divided by Cumulative Invested Capital.
(10)	Gross IRR is an annualized realized and unrealized fund-level return to fund investors of all investments, gross of management fees and carried interest.
(11)

Net IRR is an annualized realized and unrealized return to fund investors, net of management fees, expenses and carried interest. Net return information reflects average fund level returns, which may differ from actual investor level returns due to timing, variance in fees paid by investors, and other investor-specific investment costs such as taxes.

The returns presented above are those of the primary funds in each platform and not those of the Company. An investment in our Class A common stock is not an investment in any of our funds. The historical returns attributable to our platforms are presented for illustrative purposes only and should not be considered as indicative of the future returns of our Class A common stock or any of our current or future funds. These returns are presented by platform and include multiple funds of varied vintage, including funds that are fully realized, and performance of a specific fund within a platform can vary materially from the return of the platform as a whole. The returns represent aggregate returns for the U.S. domiciled partnerships, and such aggregate returns may differ materially from the fund level returns for each individual partnership co-investment vehicles or separately managed accounts or each non-U.S. partnership due to varied management fee structures, timing of investments, contributions and distributions and additional structuring costs and taxes. There is no guarantee that any fund or other vehicle within a platform will achieve its investment objectives or achieve comparable investment returns.

Competitive Strengths

We believe the following competitive strengths will allow us to continue to capitalize on industry trends and position us for further growth:

Vertically Integrated Business Model Drives Competitive Advantages and Attractive Investment Returns. Our vertically integrated business model facilitates our comprehensive top-down investment strategy supported by our deep expertise and robust asset level underwriting. We seek to add value to assets and create asset level alpha through intensive asset and property management strategies such as capital investment, leasing, centralized procurement, operations and maintenance, and creative asset level financing/capitalization. Moreover, we have demonstrated that our knowledge and data aggregation from these intensive asset and property management activities can also be utilized in the context of capital allocation funds, such as our Opportunity Zone funds, to assist our hand-selected operating partners by providing access to selected information.

We believe that the hands-on experience of our vertically integrated teams, together with our top-down market analysis, leads to strong underwriting and returns for the investors in our funds. Our vertical integration also enables us to increase the efficiency of our assets by reducing fees paid to third parties for services such as property management and brokerage, thereby increasing cash flow to our funds.

Diversified and Synergistic Business Model Spanning Nine Investment Platforms. Our nine investment platforms are highly synergistic, working together to provide us a competitive advantage through differentiated underwriting capabilities, enhanced collaboration to increase deal flow via locally based teams across a broad set of markets. Our investment platforms are incentivized to develop and share best practices and are enhanced by our fully scaled corporate infrastructure, with full integration and in-house capabilities across debt capital markets, risk management, procurement and capital markets, which provide a competitive advantage and enhance the economic proposition for investors.

We believe this model benefits all our investment platforms. For example, our multifamily property managers conduct physical due diligence on assets relating to potential loan investments by our Debt Strategies platform, and we often underwrite office assets in markets where we have significant on-the-ground multifamily experience.

Bridge’s diverse array of investment platforms creates stability and minimizes risk for our franchise, limiting the key-person risk attributable to any one individual or team and generating income from a wide variety of investments. In addition, we have multiple drivers of AUM growth through our specialized investment platforms and investment vehicles including managed funds, separate accounts and co-investments.

National Reach with Local Expertise. We believe that our extensive nationwide footprint of locally based teams allows us to uncover attractive opportunities on a bottom-up basis in our target markets, providing us enhanced deal flow and contributing to our ability to underwrite deals in specific sub-markets due to our locally sourced knowledge. In addition, our relationships with national brokerage houses across markets and sectors and our relationships with other large institutional property owners allow us to stay abreast of market trends and execute transactions. Our deep local sub-market presence and strong reputation for closing transactions allow us to maintain a robust pipeline of transactions and deal flow.

Proven Record of Fundraising Success with a Loyal Investor Base. We benefit from a diverse investor base with a large number of investors, many of whom have invested in several of our managed vehicles. 59% of Bridge fund investors have invested in two or more funds, and 40% of our institutional investors have invested in three or more funds. Our experienced Client Solutions Group raises capital and maintains deep relationships with key institutional segments (e.g., sovereign wealth funds, pension funds and insurance companies) as a complement to our extensive wealth management relationships, which span most of the largest wirehouses in the

United States. Our Client Solutions Group has a proven history of raising capital and driving growth across new products, platforms and investment teams having raised an average of $2.4 billion of equity capital per year from 2016 through 2020.

High Proportion of Recurring Fees and “Sticky” Contractual Revenue Streams from Long-Duration Capital. We have worked diligently to grow our base of recurring revenue and raise long-duration capital. We have successfully executed this endeavor through a number of closed-end funds, in which investors withdraw capital only at the end of the fund term, which generally ranges from six to ten years. All but one of our current funds are closed-end funds, with average lifespans at inception of eight years or more, in which investors’ contributions are locked in throughout the life of the fund.

Our closed-end funds are generally structured to charge fees on committed capital during the initial capital raising and investment period (typically the first three years) and to charge fees on invested capital thereafter. As a result, our fees are inherently “sticky,” as they are initially based upon the commitments our investors have made to our funds and are therefore unlikely to vary meaningfully from year-to-year following a large capital raise.

In most of our equity funds we also generate property management fees, construction management and development fees, mortgage brokerage fees, due diligence fees, and certain other ancillary revenue. These fee streams are contractual and are in many cases tied to the duration of the managed vehicles, providing additional stability and visibility to our revenues and earnings. Following a capital raise, we have a high degree of visibility into the growth of these contractual fee streams. We believe these fees are mutually beneficially to us and our fund investors because we provide these ancillary services at or below market rates and drive better execution by using our size, scale and expertise for our fund investors’ benefit.

Long-tenured Senior Management Team with High Alignment and Support of Deep and Talented Employee Pool. We are a people business and focus on consistently recruiting highly qualified people and empowering them to reach their full potential. We are led by 30 active partners, many of whom have worked together for decades. Our owners, employees and affiliates have made, in the aggregate since the inception of Bridge Multifamily Fund I in 2009, capital commitments of over $350 million to our managed funds as of March 31, 2021, helping ensure an alignment of interests with our fund investors. Approximately 65 of our active employees have ownership interests in the company, collectively owning approximately 80% of Bridge on a fully diluted basis prior to this offering, and more than 95 employees are entitled to participate in our performance allocations in one or more of our strategies. With this offering, we plan to further expand the number of employees with an ownership interest in our business.

Our nationwide team possesses extensive real estate, investment, operational, capital markets and transactional expertise that cumulatively drives alpha generation at the asset level. We have grown from an employee base of under 1,000 in 2015 to approximately 1,650 current employees (including approximately 1,100 employees who operate our properties but not including employees of professional employer organizations at certain properties) and have developed a strong internal culture and external brand reputation. Our culture of excellence, accountability, teamwork and collaboration allows employees to thrive in every aspect of their professional lives. We are committed to promoting an environment that fosters each employee’s professional growth and investing in each of our employees through target professional advancement (including tuition reimbursement), mentorship and leadership development. We believe in connecting the right people with the right opportunities to help them drive their careers at Bridge.

We believe our ability to maintain a consistent common culture and vision while having specialized teams around the country focused on specific real estate segments is a point of differentiation. We have developed practices which we believe are unique and contribute to our consistent performance. One such example is our annual Bridge Knowledge Share event, where we bring investment professionals from each investment platform together at our headquarters to collaborate and share best practices, as well as to develop relationships and contacts, which has led to organic collaboration among teams.

Growth Strategy

We have successfully grown via both organic and inorganic expansion throughout our history. As we continue to expand our business, we intend to create value for our shareholders by seeking to:

Continue to Strengthen and Expand Our Fund Investor Network

We believe our existing fund investors and distribution channels are continuing to allocate assets to real estate strategies, while seeking experienced, sector-specific asset managers to execute their real estate investment strategy. Throughout our history, we have invested in and grown both our in-house and third-party distribution networks. Accordingly, we intend to grow our business by expanding our relationships with existing fund investors and by attracting new fund investors who value our established operating platform, sharpshooter investment strategies, and performance history.

Expand Our Product Offerings Across the Risk-Return Spectrum

We believe our vertically integrated platform will allow us to add complementary investment products intended to meet differing risk profiles and current yield and return objectives, for existing and new fund investors. At the same time, we believe that our significant access to potential investment opportunities, integrated market research, and financing and operational capabilities will enable us to efficiently source and manage attractive investments that meet a broader range of investment objectives and strategies. We believe that expansion of both investment style and geography provides an opportunity for meaningful growth within our existing strategies. Within or adjacent to our current investment strategies, for example, we added on to our existing value-add Multifamily strategy by launching our Workforce and Affordable Housing strategy with a different risk-return profile for our fund investors.

We expect, over time, to complement our portfolio of long-term, value-add focused equity vehicles with equity investment opportunities that target Core-Plus returns. This new strategy is expected to invest across several existing Bridge strategies with a different risk-return profile than those existing strategies and will focus on Core-Plus properties in highly liquid metropolitan statistical areas, or MSAs, that feature strong macro-economic prospects. We anticipate that our Core-Plus strategy will target modestly lower returns than our existing value-add equity strategies.

Launch New Product Offerings and Strategies Across Real Estate and Adjacent Sectors and Pursue Expanded Investment Geography

A key element of our growth has been our ability to apply our deep expertise in real estate to grow complementary investment strategies in additional real estate and real estate-adjacent sectors that offer attractive fundamentals. We have expanded our product offerings to provide an increasing array of opportunities for investors and a balanced business model that we believe benefits all of our stakeholders. For example, in 2020, we launched our Agency Mortgage Backed Securities, or Agency MBS, platform in our first open-end structure. We expect to continue to develop new strategies and products across property types and fund structures. To date in the first half of 2021, we hired several experienced investment executives to lead two separate differentiated logistics platforms comprised of (1) our Logistics Net Lease platform focused on long-term net leased assets that are mission critical to logistics networks and occupied by long-term tenants with strong credit profiles, and (2) our Logistics Properties platform focused on value-add and Core-Plus acquisitions of logistics assets as well as ground-up development opportunities predominantly in infill, last-mile driven markets in attractive MSAs. We also anticipate opportunities to expand our investment geography within our existing investment strategies. We believe there are additional expansion opportunities adjacent to our existing strategies that we are uniquely suited to pursue, including those that do not involve traditional real estate assets. For example, we may consider expansion into areas such as infrastructure, particularly real estate-related infrastructure assets such as data centers. Expansions outside of our current real estate focus would be driven by a synergistic fit with strong investment teams that could benefit from our platform and capital raising abilities to drive growth.

Expand Our Distribution Capabilities Domestically and Internationally

According to the PwC 2020 Report, the combined investable assets of high-net-worth individuals are expected to reach approximately $202.9 trillion by 2025. However, many high-net-worth individual investors continue to have difficulty accessing private real estate investment opportunities because of a lack of available products that satisfy regulatory and structural requirements related to liquidity, transparency and administration. Our investment platform is designed to expand access to the private real estate markets for both institutional and individual fund investors.

We believe that geographically and economically diverse investors require a highly bespoke approach and demand high levels of transparency and reporting. We believe that we will be able to leverage our existing investment and operational capabilities while establishing a local presence in key geographies and expand our fund investor base globally.

We expect our fund investor base to become increasingly international and expect that a growing portion of the capital we raise in 2021 will come from Asia and Europe, the Middle East and Africa as we continue to expand our presence in these markets. In 2020, we opened an office in Seoul, Korea and expanded our strategies to include registration of certain strategies as alternative investment funds in Luxembourg. In 2021, we anticipate opening an office in Luxembourg to expand our coverage of Europe, the Middle East and Africa (EMEA) markets, and we expect to begin the registration process to become a registered alternative investment fund manager, or AIFM. We believe we are well positioned to deepen our private fund investors and institutional fund investors in these markets, among others.

Leverage Our Scale to Enhance Operating Margins

We have made significant investments in our platform infrastructure since inception. We believe that we are positioned to improve our operating margins as a result of our scalable platform and infrastructure, which we believe is capable of supporting significant growth in our capabilities and fund investor base.

Pursue Accretive Acquisitions to Complement Our Platform

We may complement our organic growth with selective strategic and tactical acquisitions. We intend to remain highly disciplined in our business development strategy to ensure that we are allocating management time and our capital in the areas that we believe will be most productive. We plan to focus on opportunities that expand our scale in existing markets, access new markets, add complementary capabilities, or enhance distribution.

Recent Developments

Preliminary Results for the Three Months Ended June 30, 2021

Our results for the three months ended June 30, 2021 are not yet available. Below we have presented preliminary estimates of certain of our operating metrics and key performance indicators for the three months ended June 30, 2021, based solely on preliminary information currently available to management. We have not yet completed our closing procedures for the three months ended June 30, 2021. The preliminary estimates of certain of our operating metrics set forth below have been prepared by, and are the responsibility of, management and are based on a number of assumptions. Our independent registered public accounting firm has not audited, reviewed, compiled, or performed any procedures with respect to our results for the three months ended June 30, 2021 and 2020 and do not express any opinion or any other form of assurance with respect to such data. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the operating metrics for our interim period are finalized. You should not place undue reliance on these preliminary estimates. In addition, the preliminary estimated operating metrics set forth below are not necessarily indicative of results we may achieve in any future period. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain of our operating metrics that are presented below and the actual operating metrics we will report.

Capital Raising

During the three months ended June 30, 2021, our new capital commitments raised was $        , as compared to $128.8 million for the three months ended June 30, 2020.

Capital Deployment and Undeployed Capital

During the three months ended June 30, 2021, our capital deployment was $        , as compared to $621.2 million for the three months ended June 30, 2020.

As of June 30, 2021, we had $        billion of undeployed capital available to be deployed for future investment or reinvestment. Of this $        billion, $        billion is currently fee paying based on commitments and $        billion will be fee paying if and when it is deployed.

Assets Under Management and Fee-Earning AUM

The following table presents certain key operating performance metrics for the periods indicated:

	Three Months Ended June 30, 2021		Year Ended December 31, 2020
	Low	High	Actual
($ in millions)
Assets Under Management (AUM)	$	$	$25,214
Fee-Earning AUM	$	$	$10,214

Summary Risk Factors

Investing in our Class A common stock involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks we face include the following:

•	The historical performance of our investments may not be indicative of the future results of our investments;

•	The substantial growth of our business in recent years may be difficult to sustain in the future;

•	Valuation methodologies for certain assets can be subject to significant subjectivity, and may not be the same when realized;

•	Our revenues are subject to the risks inherent in the ownership and operation of real estate and the construction and development of real estate;

•	The success of our business depends on the identification and availability of suitable investment opportunities for our funds;

•	Difficult economic, market and political conditions may adversely affect our businesses;

•	Our ability to retain our senior leadership team and attract additional qualified investment professionals is critical to our success;

•	We intend to expand our business and may enter into new investment asset classes, new lines of business and/or new markets;

•	Defaults by investors in our funds could adversely affect that fund’s operations and performance;

•	The COVID-19 pandemic has caused severe disruptions in the U.S. and global economy and may affect the investment returns of our funds;

•	Fund investors may be unwilling to commit new capital to our funds;

•	The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment;

•	The investment management business is intensely competitive;

•	Increased government regulation, compliance failures and changes in law or regulation could adversely affect us and the operation of our funds;

•

Our principal asset after the completion of this offering will be our interest in the Operating Company, and, as a result, we will depend on distributions from the Operating Company to pay our taxes and expenses and to pay dividends to holders of our Class A common stock;

•	Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition;

•	The Continuing Equity Owners will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders; and

•	No market currently exists for our Class A common stock, and an active, liquid trading market for our Class A common stock may not develop.

Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Summary of the Transactions

Bridge Investment Group Holdings Inc., a Delaware corporation, was formed on March 18, 2021 and is the issuer of the Class A common stock in this offering. Prior to the Transactions, all of our business operations have been conducted through the Operating Company and its direct and indirect subsidiaries, as well as the commonly controlled Bridge GPs. The Operating Company is the only holder of a nominal amount of common stock of Bridge Investment Group Holdings Inc. which will be cancelled for no consideration in connection with the Transactions. We will consummate the following organizational transactions in connection with this offering:

•

we will acquire, by means of one or more mergers, the Blocker Company, which we refer to as the Blocker Merger, and will issue to the Blocker Shareholder             shares of our Class A common stock as consideration in the Blocker Merger;

•

the outside investors that own a portion of the fund manager entities for our Seniors Housing and Office funds will contribute their entire interest in these fund managers to us in exchange for                  Class A Units;

•

certain of the current owners of the active general partners in our Seniors Housing, Office, Multifamily, Workforce and Affordable Housing, Opportunity Zone and Debt Strategies funds, which include the Continuing Equity Owners, will contribute controlling interests in the Bridge GPs, with the exception of BDS I GP, to (i) the Operating Company, in exchange for                  Class A Units, and (ii) us in exchange for                  shares of Class A common stock, which we will further contribute to Bridge Investment Group Holdings LLC in exchange for                  Class A Units;

•

we will amend and restate the existing limited liability company agreement of the Operating Company to, among other things, (1) convert the Operating Company to a limited liability company organized under the laws of the State of Delaware, (2) change the name of the Operating Company from “Bridge Investment Group LLC” to “Bridge Investment Group Holdings LLC,” (3) convert all existing ownership interests in the Operating Company into                Class A Units and a like amount of Class B Units and (4) appoint Bridge Investment Group Holdings Inc. as the sole managing member of the Operating Company upon its acquisition of LLC Interests in connection with this offering;

•

we will amend and restate Bridge Investment Group Holdings Inc.’s certificate of incorporation to, among other things, provide for (1) the recapitalization of our outstanding shares of existing common stock into one share of our Class A common stock, (2) the authorization of additional shares of our Class A common stock, with each share of our Class A common stock entitling its holder to one vote per share on all matters presented to our stockholders generally and (3) the authorization of shares of our Class B common stock, with each share of our Class B common stock entitling its holder to ten votes per share on all matters presented to our stockholders generally, and that shares of our Class B common stock may only be held by the Continuing Equity Owners and their respective permitted transferees as described in “Description of Capital Stock—Common Stock—Class B Common Stock”;

•

the Original Equity Owners will contribute the Class B Units to us in exchange for                 shares of Class B common stock (which is equal to the number of Class A Units held directly or indirectly by such Continuing Equity Owners immediately following the Transactions) and following the consummation of the Transactions we will at all times own 100% of the Class B Units;

•	the Former Equity Owners (other than the Blocker Company) will exchange their indirect ownership of Class A Units for shares of Class A common stock on a one-to-one basis;

•	the Former Profits Interest Program Participants will exchange their awards for Class A Units and restricted shares of Class A common stock with similar vesting requirements;

•

we will issue                shares of our Class A common stock to the purchasers in this offering (or                shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock) in exchange for net proceeds of approximately $                million (or approximately

$                million if the underwriters exercise in full their option to purchase additional shares of our Class A common stock) based upon an assumed initial public offering price of $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus), less the underwriting discounts and commissions and estimated offering expenses payable by us;

•

we will use the net proceeds from this offering to purchase                newly issued Class A Units (or                Class A Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from the Operating Company at a price per Class A Unit equal to the initial public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions and estimated offering expenses payable by us;

•

the Operating Company intends to use the net proceeds from the sale of Class A Units to Bridge Investment Group Holdings Inc. (1) to pay $                million in cash to redeem certain of the Class A Units held directly or indirectly by certain of the Original Equity Owners and (2) for general corporate purposes to support the growth of our business, in each case, as described under “Use of Proceeds”; and

•

Bridge Investment Group Holdings Inc. will enter into (1) a stockholders agreement, which we refer to as the Stockholders Agreement, with certain of the Continuing Equity Owners (including each of our executive officers), (2) a registration rights agreement, which we refer to as the Registration Rights Agreement, with certain of the Continuing Equity Owners (including each of our executive officers) and (3) a tax receivable agreement, which we refer to as the Tax Receivable Agreement, or TRA, with the Operating Company and the Original Equity Owners (other than the Blocker Shareholder). For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”

We collectively refer to the foregoing organizational transactions and this offering as the Transactions.

Immediately following the consummation of the Transactions (including this offering):

•

Bridge Investment Group Holdings Inc. will be a holding company and its principal asset will consist of Class A Units it purchases from the Operating Company and certain of the Original Equity Owners (including the Blocker Shareholder) with the net proceeds from this offering;

•

Bridge Investment Group Holdings Inc. will be the sole managing member of the Operating Company and will control the business and affairs of the Operating Company and its direct and indirect subsidiaries;

•

Bridge Investment Group Holdings Inc. will own, directly or indirectly,                Class A Units of the Operating Company, representing approximately    % of the economic interest in the Operating Company (or                  Class A Units, representing approximately    % of the economic interest in the Operating Company if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

Bridge Investment Group Holdings Inc. will own, directly or indirectly, approximately 40% of the economic interest in the active general partners of our Seniors Housing, Office, Multifamily, Workforce and Affordable Housing, and Opportunity Zone funds and approximately 24% of the economic interest in the active general partners of our Debt Strategies funds (excluding BDS I GP);

•

the Continuing Equity Owners will own (1)                Class A Units of the Operating Company, representing approximately    % of the economic interest in the Operating Company (or             Class A Units, representing approximately    % of the economic interest in the Operating Company if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (2)                shares of Class B common stock of Bridge Investment Group Holdings Inc., representing approximately    % of the combined voting power of all of Bridge Investment Group Holdings Inc.’s common stock (or                shares of Class B common stock of Bridge Investment Group Holdings Inc., representing approximately    % of the combined voting power if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•

the purchasers in this offering will own (1)                 shares of Class A common stock of Bridge Investment Group Holdings Inc. (or                shares of Class A common stock of Bridge Investment Group Holdings Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately    % of the combined voting power of all of Bridge Investment Group Holdings Inc.’s common stock and approximately    % of the economic interest in Bridge Investment Group Holdings Inc. (or approximately    % of the combined voting power and approximately    % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through Bridge Investment Group Holdings Inc.’s ownership of Class A Units, indirectly will hold approximately    % of the economic interest in the Operating Company (or approximately    % of the economic interest in the Operating Company if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

As the sole managing member of the Operating Company, Bridge Investment Group Holdings Inc. will operate and control all of the business and affairs of the Operating Company and, through the Operating Company and its direct and indirect subsidiaries, conduct our business. Following the Transactions, including this offering, we will control the management of the Operating Company as its sole managing member. As a result, Bridge Investment Group Holdings Inc. will consolidate the Operating Company and record a significant non-controlling interest for the economic interest in the Operating Company held directly or indirectly by the Continuing Equity Owners and certain individuals engaged in our business, to the extent such owners have not contributed such interests to us in exchange for Class A Units.

Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $                 per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus). Although the combined number of Class A Units outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, pursuant to the terms of the existing limited liability company agreement among the Original Equity Owners and the Operating Company, the split between the number of Class A Units among the Original Equity Owners and Bridge Investment Group Holdings Inc. will vary depending on the initial public offering price in this offering. The initial public offering price will also impact the relative allocation of Class A Units issued in the Transactions among the Original Equity Owners and, in turn, the shares of Class A common stock and Class B common stock issued to the Original Equity Owners in the Transactions. Additionally, while the number of shares of Class A common stock being offered hereby to the public will not change, the initial public offering price will impact the number of shares of Class A common stock sold by Bridge Investment Group Holdings Inc. in this offering. However, any increase or decrease in the number of shares of Class A common stock sold by Bridge Investment Group Holdings Inc. in this offering due to a change in the initial public offering price will result in a corresponding increase or decrease in the number of Class A Units purchased by Bridge Investment Group Holdings Inc. directly from certain of the Original Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering. Therefore, the indirect economic interest in the Operating Company represented by the shares of Class A common stock sold in this offering will be largely unaffected by the initial public offering price. For more information regarding the impact of the initial offering price on the share information included throughout this prospectus, see “—The Offering.”

For more information regarding the Transactions and our structure, see “Our Organizational Structure.”

Ownership Structure

The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

(1)

Investors in this offering will hold approximately         % of the combined voting power of Bridge Investment Group Holdings Inc. (or approximately         % of the combined voting power if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

(2)

The Continuing Equity Owners and certain individuals engaged in our business will continue to hold interests directly and indirectly in certain of the Operating Subsidiaries, including the fund manager entities for our Agency MBS, Debt Strategies, Logistics Net Lease and Logistics Properties funds and the Bridge GPs, to the extent such owners have not contributed such interests to us in exchange for Class A Units. As a result, Bridge Investment Group Holdings Inc. will record a significant non-controlling interest for the economic interest in the Operating Subsidiaries held directly or indirectly by such owners. For additional information see “Summary of the Transactions” and “Unaudited Pro Forma Condensed Financial Information.”

After giving effect to the Transactions, including this offering, Bridge Investment Group Holdings Inc. will be a holding company whose principal asset will consist of         % of the outstanding Class A Units of the Operating Company (or         % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock).

Interests of Original Equity Holders, Including Our Directors and Executive Officers, in the Transactions

In April 2021, we made a distribution to the Original Equity Owners, including certain of our directors and executive officers, in an amount equal to $75 million. This amount will not be available for the operations of the Company.

As part of the Transactions, we will enter into (1) the Stockholders Agreement with certain of the Continuing Equity Owners (including each of our executive officers), (2) the Registration Rights Agreement with certain of the Continuing Equity Owners (including each of our executive officers) and (3) the Tax Receivable Agreement with the Operating Company and the Original Equity Owners (other than the Blocker Shareholder) (including each of our executive officers). For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”

The Operating Company intends to use approximately $             million of the net proceeds from this offering to redeem certain of the Class A Units held directly or indirectly by certain of the Original Equity Owners. Accordingly, certain of the Original Equity Owners, which include certain of our directors and executive officers, will receive a substantial cash payment in connection with the sale of a portion of their Class A Units at the time of the offering. Additionally, we intend to make restricted stock grants to certain of our executive officers effective on completion of this offering. See “Executive Compensation.”

Corporate Information

Bridge Investment Group Holdings Inc., the issuer of the Class A common stock in this offering, was incorporated as a Delaware corporation on March 18, 2021. Our corporate headquarters are located at 111 East Sego Lily Drive, Suite 400, Salt Lake City, Utah 84070. Our telephone number is (801) 716-4500. Our principal website address is www.bridgeig.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting and other requirements that are otherwise generally applicable to public companies. As a result:

•	we are required to have only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

•	we are not required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•

we are not required to comply with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•	we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•

we are not required to comply with certain disclosure requirements related to executive compensation, such as the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

We may take advantage of these reduced reporting and other requirements until the last day of our fiscal year following the fifth anniversary of the completion of this offering, or such earlier time that we are no longer an emerging growth company. However, if certain events occur prior to the end of such period, including if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our Class A common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period, we will cease to be an emerging growth company prior to the end of such period. We may choose to take advantage of some but not all of these accommodations. We have elected to adopt the reduced requirements with respect to our financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, including in this prospectus.

In addition, the JOBS Act permits an emerging growth company like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period, and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies or emerging growth companies that have elected to not take this option. As a result, the information that we provide to stockholders may be different than the information you may receive from other public companies in which you hold equity.

The Offering

Issuer	Bridge Investment Group Holdings Inc.

Shares of Class A common stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Underwriters’ option to purchase additional shares of Class A common stock from us	shares.

Shares of Class A common stock to be issued to the Former Equity Owners, the Former Subsidiary Owners and the Former Profits Interest Program Participants	shares.

Shares of Class A common stock to be outstanding immediately after this offering

shares, representing approximately     % of the combined voting power of all of Bridge Investment Group Holdings Inc.’s common stock (or                     shares, representing approximately     % of the combined voting power of all of Bridge Investment Group Holdings Inc.’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock),     % of the economic interest in Bridge Investment Group Holdings Inc. and     % of the indirect economic interest in the Operating Company.

Shares of Class B common stock to be outstanding immediately after this offering

shares, representing approximately     % of the combined voting power of all of Bridge Investment Group Holdings Inc.’s common stock (or                     shares, representing approximately     % of the combined voting power of all of Bridge Investment Group Holdings Inc.’s common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and no economic interest in Bridge Investment Group Holdings Inc.

Class A Units to be held by us immediately after this offering

Class A Units, representing approximately     % of the economic interest in the Operating Company (or                     Class A Units, representing approximately     % of the economic interest in the Operating Company if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Class A Units to be held by the Continuing Equity Owners immediately after this offering

Class A Units, representing approximately     % of the economic interest in the Operating Company (or                     Class A Units, representing approximately     % of the economic interest in the Operating Company if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Ratio of shares of Class A common stock to Class A Units

Our amended and restated certificate of incorporation and the Operating Company LLC Agreement will require that we and the Operating Company at all times maintain a one-to-one ratio between the number of shares of Class A common stock issued by us and the number of Class A Units owned by us, except as otherwise determined by us.

Ratio of shares of Class B common stock to Class A Units

Our amended and restated certificate of incorporation and the Operating Company LLC Agreement will require that we and the Operating Company at all times maintain a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and their permitted transferees and the number of Class A Units owned by the Continuing Equity Owners and their respective permitted transferees, except as otherwise determined by us. Immediately after the Transactions, the Continuing Equity Owners will together own 100% of the outstanding shares of our Class B common stock.

Permitted holders of shares of Class B common stock

Initially, only the Continuing Equity Owners and the permitted transferees of Class B common stock as described in this prospectus will be permitted to hold shares of our Class B common stock. Shares of Class B common stock must be transferred to us together with an equal number of Class A Units upon an exchange for shares of Class A common stock. See “Certain Relationships and Related Party Transactions—Operating Company LLC Agreement.”

Voting rights	Holders of shares of our Class A common stock and our Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of incorporation. Each share of our Class A common stock entitles its holders to one vote per share and each share of our Class B common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally. See “Description of Capital Stock.”

Voting power held by purchasers in this offering	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Voting power held by the Former Equity Owners, the Former Subsidiary Owners and the Former Profits Interests Program Participants	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Voting power held by all holders of Class A common stock after giving effect to this offering	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Voting power held by the Continuing Equity Owners after giving effect to this offering	% (or %, if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Redemption rights of holders of Class A Units	The Continuing Equity Owners may from time to time at each of their options require the Operating Company to redeem all or a portion of their Class A Units ( Class A Units held by Continuing Equity Owners in the aggregate immediately after this offering (or Class A Units held by Continuing Equity Owners in the aggregate if the underwriters exercise in full their option to purchase additional shares of Class A common stock)) in exchange for, at our election (determined by at least two of our independent directors (within the meaning of the NYSE rules) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis, or in connection with a redemption exercised in connection with the closing of this offering, a cash payment equal to the price per share for which shares of Class A common stock are sold in this offering less any applicable underwriting discounts or commissions and brokers’ fees or commissions, or to the extent there is cash available from a secondary offering, a cash payment equal to a volume weighted average market price of one share of our Class A common stock for each common unit so redeemed, in each case, in accordance with the terms of the Operating Company LLC Agreement; provided that, at our election (determined by at least two of our independent directors (within the meaning of the NYSE rules) who are disinterested), we may effect a direct exchange by Bridge Investment Group Holdings Inc. of such Class A common stock or such cash, as applicable, for such Class A Units. The Continuing Equity Owners may exercise such redemption right for as long as their Class A Units remain outstanding. See “Certain Relationships and Related Party Transactions—Operating Company LLC Agreement.”

Simultaneously with the payment of cash or shares of Class A common stock, as applicable, in connection with the exercise of the redemption or exchange of Class A Units (1) the Continuing Equity Owners will be required to transfer and surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, and therefore, will be transferred to the Company and will be cancelled for no consideration on a one-for-one basis with the number of Class A Units so redeemed or exchanged and (2) all redeeming members will surrender Class A Units to the Operating Company for cancellation.

Use of proceeds	We estimate, based upon an assumed initial public offering price of $ per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $ million (or $ million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering (including any net proceeds from any exercise of the underwriters’ option to purchase additional shares of Class A common stock) to purchase Class A Units (or Class A Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from the Operating Company at a price per unit equal to the initial public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions and estimated offering expenses payable by us. The Operating Company intends to use the $ million in net proceeds from the sale of Class A Units to Bridge Investment Group Holdings Inc. (together with any additional proceeds it may receive if the underwriters exercise their option to purchase additional shares of Class A common stock), after deducting estimated offering expenses (i) to pay $ million in cash to redeem certain of the Class A Units held directly or indirectly by certain of the Original Equity Owners and (ii) for general corporate purposes to support the growth of our business. The Operating Company will bear or reimburse Bridge Investment Group Holdings Inc. for all of the expenses incurred in connection with the Transactions, including this offering. See “Use of Proceeds.”

Dividend policy	Our current intention is to pay to holders of Class A common stock a quarterly dividend representing substantially all of Bridge Investment Group Holdings Inc.’s share of Distributable Earnings, subject to adjustment by amounts determined by our board of directors to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and funds, to comply with applicable law, any of our debt instruments or other agreements, or to provide for future cash requirements such as tax-related payments and clawback obligations. All of the foregoing is subject to the qualification that the declaration and payment of any dividends are at the sole discretion of our board of directors and our board of directors may change our dividend policy at any time, including, without limitation, to reduce such quarterly dividends or even to eliminate such dividends entirely. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. Additionally, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from the Operating Company and, through the Operating Company, cash distributions and dividends from our other direct and indirect subsidiaries. Accordingly, our ability to pay any cash dividends on our Class A common stock is limited by restrictions on the ability of the Operating Company and our other subsidiaries to pay dividends or make distributions to us under the terms of our Credit Facilities. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our board of directors may consider relevant. See “Dividend Policy.”

Controlled company exception	After the consummation of the Transactions, holders of our Class B common stock will have more than 50% of the combined voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE rules and intend to elect not to comply with certain corporate governance standards, including that: (1) a majority of our board of directors consists of “independent directors,” as defined under the NYSE rules; (2) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (3) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (4) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. As a result, we do not currently intend to have a majority of independent directors on our board of directors, or to have a nominating and corporate governance committee or compensation committee (or perform annual performance evaluations of nominating and corporate governance and compensation committees, if any) unless and until such time as we are required to do so.

Tax receivable agreement	We will enter into a Tax Receivable Agreement with the Operating Company and each of the Original Equity Owners (other than the Blocker Shareholder) that will provide for the payment by Bridge Investment Group Holdings Inc. to the Original Equity Owners of 85% of the amount of tax benefits, if any, that Bridge Investment Group Holdings Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (1) increases in Bridge Investment Group Holdings Inc.’s allocable share of the tax basis of the Operating Company’s assets resulting from (a) Bridge Investment Group Holdings Inc.’s purchase of Class A Units directly from the Operating Company and the partial redemption of Class A Units by the Operating Company in connection with this offering, as described under “Use of Proceeds,” (b) future redemptions or exchanges (or deemed exchanges in certain circumstances) of Class A Units for Class A common stock or cash as described above under “—Redemption rights of holders of Class A Units,” and (c) certain distributions (or deemed distributions) by the Operating Company; (2) Bridge Investment Group Holdings Inc.’s allocable share of the existing tax basis of the Operating Company’s assets at the time of any redemption or exchange of Class A Units (including in connection with this offering), which tax basis is allocated to the Class A Units being redeemed or exchanged and acquired by Bridge Investment Group Holdings Inc. and (3) certain additional tax benefits arising from payments made under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement.

Registration rights agreement	Pursuant to the Registration Rights Agreement, we will, subject to the terms and conditions thereof, agree to register the resale of the shares of our Class A common stock that are issuable to certain of the Continuing Equity Owners (including each of our executive officers) upon redemption or exchange of their Class A Units. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” for a discussion of the Registration Rights Agreement.

Directed Share Program	At our request, the underwriters have reserved up to 5% of the shares of our Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, at our discretion, to certain of our directors, officers, employees, business associates and related persons through a directed share program. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reseved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of Class A common stock offered by this prospectus. Shares purchased through the directed share program will not be subject to lockup restrictions with the underwriters, except in the case of shares purchased by any of our directors, officers or employees. See “Underwriting” for more information.

Risk factors	See “Risk Factors” beginning on page 35 and other information included in this prospectus for a discussion of risks you should carefully consider before deciding to invest in shares of our Class A common stock.

Trading symbol	We have applied to list our Class A common stock on the NYSE under the symbol “BRDG.”

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•

gives effect to the amendment and restatement of the Operating Company LLC Agreement that converts all existing ownership interests in the Operating Company into                 Class A Units and a like amount of Class B Units, as well as the filing of our amended and restated certificate of incorporation;

•	gives effect to the other Transactions, including the consummation of this offering;

•	includes restricted shares of Class A common stock to be issued in the organizational transactions in exchange for profits interests;

•	excludes shares of Class A common stock reserved for issuance under our 2021 Equity Incentive Plan, or the 2021 Plan;

•

assumes an initial public offering price of $                per share of Class A common stock (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus); and

•	assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

Certain owners of our non-wholly-owned subsidiaries have the option to contribute their interests in such entities to us in exchange for Class A Units, which would result in the issuance of Class A Units (exchangeable into shares of Class A common on a one-to-one basis) and a like amount of shares of Class B common stock.

Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $                 per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus). Although the combined number of Class A Units outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, pursuant to the terms of the existing LLC Agreement among the Original Equity Owners and the Operating Company, the split between the number of Class A Units will vary depending on the initial public offering price in this offering. The initial public offering price will also impact the relative allocation of Class A Units issued in the Transactions among the Original Equity Owners and Bridge Investment Group Holdings Inc. and, in turn, the shares of Class A common stock and Class B common stock issued to the Original Equity Owners in the Transactions. Additionally, while the number of shares of Class A common stock being offered hereby to the public will not change, the initial public offering price will impact the number of shares of Class A common stock sold by Bridge Investment Group Holdings Inc. in this offering. However, any increase or decrease in the number of shares of Class A common stock sold by Bridge Investment Group Holdings Inc. in this offering due to a change in the initial public offering price will result in a corresponding increase or decrease in the number of Class A Units purchased by Bridge Investment Group Holdings Inc. directly from certain of the Original Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering. Therefore, the indirect economic interest in the Operating Company represented by the shares of Class A common stock sold in this offering will be largely unaffected by the initial public offering price.

Summary Historical and Pro Forma Condensed Combined Financial and Other Data

The following tables present the summary historical combined financial and other data for the Company, which is a combination of multiple entities formed to provide real estate asset management services. Its business is conducted through a large number of entities for which there is no single controlling holding entity. Thus, the historical periods presented in this section reflect the operating results of the Bridge business as historically managed and include the combined accounts of the Operating Company and the Bridge GPs, along with pro forma adjustments and other data where indicated. The Operating Company and the Bridge GPs are the predecessor of the issuer, Bridge Investment Group Holdings Inc., for financial reporting purposes. The summary combined statements of operations data and statements of cash flows data for the three months ended March 31, 2021 and 2020, and the years ended December 31, 2020 and 2019, and the summary combined balance sheet data as of March 31, 2021 are derived from the combined financial statements of the Operating Company and the Bridge GPs included elsewhere in this prospectus. The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and the accompanying notes included elsewhere in this prospectus.

The summary unaudited pro forma condensed combined financial data of the Company presented below have been derived from our unaudited pro forma condensed combined financial information included elsewhere in this prospectus. The following summary unaudited pro forma condensed combined financial information as of and for the three months ended March 31, 2021, and the year ended December 31, 2020 gives pro forma effect to the Transactions described under “Our Organizational Structure” and “Use of Proceeds,” including the consummation of this offering and our intended use of proceeds therefrom after deducting the underwriting discounts and commissions and other costs of this offering, as though such Transactions had occurred at the beginning of the period presented. The unaudited pro forma condensed combined financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Condensed Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma condensed combined financial information.

The summary historical combined financial and other data of Bridge Investment Group Holdings Inc. has not been presented because it is a newly incorporated entity, has had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	Pro Forma		Three Months Ended March 31,		Year Ended December 31,
Combined Statement of Operations	Three Months Ended March 31, 2021	Year Ended December 31, 2020	2021	2020	2020	2019
($ in thousands, except per share data)
Revenues
Fund management fees			$30,851	$25,719	$110,235	$118,194
Property management and leasing fees			16,747	16,522	59,986	59,754
Construction management fees			1,826	1,562	8,155	7,312
Development fees			386	205	1,966	555
Transaction fees			5,326	7,345	39,298	48,088
Insurance premiums			1,894	1,155	6,291	5,246
Other asset management and property income			1,520	1,200	6,017	7,127

Total revenues			$58,550	$53,708	$231,948	$246,276

	Pro Forma		Three Months Ended March 31,		Year Ended December 31,
Combined Statement of Operations	Three Months Ended March 31, 2021	Year Ended December 31, 2020	2021	2020	2020	2019
($ in thousands, except per share data)
Investment income
Incentive fees			910	—	—	5,898
Performance allocations
Realized			5,557	4,111	42,365	41,738
Unrealized			14,719	18,816	61,803	30,051
Earnings (losses) from investments in real estate			(3)	(412)	522	1,697

Total investment income			$21,183	$22,515	$104,690	$79,384

Expenses
Employee compensation and benefits			27,151	24,694	100,932	95,156
Incentive fee compensation			82	—	—	581
Performance allocations compensation:
Realized			494	388	4,281	3,895
Unrealized			1,429	2,280	8,983	5,461
Loss and loss adjustment expenses			786	581	3,119	2,622
Third-party operating expenses			8,626	8,560	28,415	32,853
General and administrative expenses			4,101	4,691	17,249	17,953
Depreciation and amortization			753	672	3,214	2,769

Total expenses			$43,422	$41,866	$166,193	$161,290

Other income (expense)
Realized and unrealized gains (losses)			5,798	655	549	(1,812)
Interest income			608	372	1,527	1,837
Interest expense			(1,587)	(481)	(5,058)	(2,777)

Total other income (expense)			4,819	546	(2,982)	(2,752)

Income before provision for income taxes			41,130	34,903	167,463	161,618
Income tax provision			(410)	(12)	(1,006)	(985)

Net income			$40,720	$34,891	$166,457	$160,633

Other comprehensive income – foreign currency translation adjustments			1	—	4	—
Comprehensive income attributable to Bridge Investment Group LLC			40,721	34,891	166,461	160,633
Comprehensive income attributable to non-controlling interest			(3,949)	(2,034)	(19,535)	(20,271)

Comprehensive income attributable to the Company			$36,772	$32,857	$146,926	$140,362

Pro forma net income per share data:
Pro forma weighted average shares of Class A common stock outstanding:
Basic
Diluted
Pro forma net income available to Class A common stock per share:
Basic	$
Diluted	$

	Bridge Investment Group Historical
Combined Statements of Cash Flows	Three Months Ended March 31,		Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net cash provided by operating activities	$26,304	$27,356	$130,096	$153,468
Net cash provided by (used in) investing activities	33,674	(40,714)	(47,813)	306
Net cash used in financing activities	(27,730)	(12,353)	(35,039)	(129,393)

Combined Balance Sheets	Pro Forma Bridge Investment Group Holdings Inc.	Historical Bridge Investment Group
($ in thousands)	As of March 31, 2021
Cash and cash equivalents		$133,620
Investments		236,974
Total assets		438,497
Accrued performance allocations compensation		24,749
Notes payable, net		147,820
Total liabilities		223,133

Total members’ equity		215,364

Non-GAAP Financial Measures	Pro Forma for the Three Months Ended March 31, 2021	Pro Forma for the Year Ended December 31, 2020	Three Months Ended March 31,		Year Ended December 31,
($ in thousands)			2021	2020	2020	2019
Distributable Earnings(1)(2)			$19,705	$16,360	$103,922	$133,844
Fee Related Earnings(2)			17,598	14,964	85,092	106,972

(1)

The pro forma financial information as of and for the three months ended March 31, 2021 and the year ended December 31, 2020 gives effect to the Reorganization Adjustments, but does not give effect to the Offering Adjustments, which are described below under “Unaudited Pro Forma Condensed Financial Information.”

(2)

To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding operations, we supplement our combined financial statements presented on a basis consistent with GAAP with Distributable Earnings and Fee Related Earnings, both non-GAAP financial measures.

Distributable Earnings. Distributable Earnings is a key performance measure used in our industry and is evaluated regularly by management in making resource deployment and compensation decisions, and in assessing our performance. We believe that reporting Distributable Earnings is helpful to understanding our business and that investors should review the same supplemental financial measure that management uses to analyze our performance.

Distributable Earnings differs from income before provision for income taxes computed in accordance with U.S. GAAP in that it does not include depreciation and amortization, unrealized performance allocations and related compensation expense, unrealized gains (losses), share-based compensation, net income attributable to non-controlling interests, charges (credits) related to corporate actions and non-recurring items. Such items, if applicable, charges (credits) related to corporate actions and non-recurring items include: charges associated with acquisitions or strategic investments, changes in the tax receivable agreement liability, corporate conversion costs, amortization and any impairment charges associated with acquired intangible assets, transaction costs associated with acquisitions, impairment charges associated with lease right-of-use assets, gains and losses from the retirement of debt, charges associated with contract terminations and employee severance. Distributable Earnings is not a measure of performance calculated in accordance with U.S. GAAP. Although we believe the inclusion or exclusion of these items provides investors with a meaningful indication of our core operating performance, the use of Distributable Earnings without consideration of the related U.S. GAAP measures is not adequate due to the adjustments described herein. This measure supplements and should be considered in addition to and not in lieu of the results of operations discussed further under “Combined Results of Operations” prepared in accordance with U.S. GAAP. Our calculations of Distributable Earnings may differ from the calculations of other investment managers. As a result, these measures may not be comparable to similar measures presented by other investment managers.

Fee Related Earnings. Fee Related Earnings is a supplemental performance measure used to assess our ability of to generate profits from fee-based revenues that are measured and received on a recurring basis. Fee Related Earnings differs from income before provision for income taxes computed in accordance with U.S. GAAP in that it adjusts for the items included in the calculation of Distributable Earnings, and also adjusts Distributable Earnings to exclude realized performance allocations income, net insurance income, earnings from investments in real estate, net interest (interest income less interest expense), net realized gain/(loss), and, if applicable, certain general and administrative expenses when the timing of any future payment is uncertain. Fee Related Earnings is not a measure of performance calculated in accordance with U.S. GAAP. The use of Fee Related Earnings without consideration of the related U.S. GAAP measures is not adequate due to the adjustments described herein. Our calculations of Fee Related Earnings may differ from the calculations of other investment managers. As a result, these measures may not be comparable to similar measures presented by other investment managers.

Fee Related Revenues. Fee Related Revenues is a component of Fee Related Earnings. Fee Related Revenues is comprised of fund management fees, transaction fees net of any third-party operating expenses, net earnings from Bridge property operators, development fees, and other asset management and property income. Net earnings from Bridge property operators is calculated as a summation of property management, leasing fees and construction management fees less third-party operating expenses and property operating expenses. Property operating expenses is calculated as a summation of employee compensation and benefits, general and administrative expenses and interest expense at our property operators. We believe our vertical integration enhances returns to our shareholders and fund investors, and we view the net earnings from Bridge property operators as part of our fee related revenue as these services are provided to essentially all of the real estate properties in our equity funds. Fee Related Revenues differs from revenue computed in accordance with U.S. GAAP in that it excludes insurance premiums. Additionally, Fee Related Revenues is reduced by the costs associated with our property operations, which are managed internally in order to enhance returns to the Limited Partners in our funds.

Fee Related Expenses. Fee Related Expenses is a component of Fee Related Earnings. Fee Related Expenses differs from expenses computed in accordance with U.S. GAAP in that it does not include incentive fee compensation, performance allocations compensation, share-based compensation, loss and loss adjustment expenses associated with our insurance business, depreciation and amortization, or charges (credits) related to corporate actions and non-recurring items, and expenses attributable to non-controlling interest in consolidated entities. Additionally, Fee Related Expenses is reduced by the costs associated with our property operations, which are managed internally in order to enhance returns to the Limited Partners in our funds. Fee Related Expenses are used in management’s review of the business.

Fee Related Revenues and Fee Related Expenses are presented separately in our calculation of non-GAAP measures in order to better illustrate the profitability of our Fee Related Earnings.

Net income is the U.S. GAAP financial measure most comparable to Distributable Earnings and Fee Related Earnings. The following table sets forth a reconciliation of net income to Distributable Earnings and to Fee Related Earnings:

	Pro Forma for the Three Months Ended March 31,	Pro Forma for the Year Ended December 31,	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019
($ in thousands)
Net income	$	$	$40,720	$34,891	$166,457	$160,633
Income tax provision			410	12	1,006	985

Income before provision for income taxes			41,130	34,903	167,463	161,618

Depreciation and amortization			753	672	3,214	2,769
Less: Unrealized performance allocations			(14,719)	(18,816)	(61,803)	(30,051)
Plus: Unrealized performance allocations compensation			1,429	2,280	8,983	5,461
Less: Unrealized (gains)/losses			(5,780)	(1,032)	(558)	2,293
Plus: Share based compensation			841	387	6,158	12,025
Less: Net realized performance allocations attributable to non-controlling interests			—	—	—	—
Less: Net income attributable to non-controlling interests in operating subsidiaries			(3,949)	(2,034)	(19,535)	(20,271)

Distributable Earnings attributable to the Company			19,705	16,360	103,922	133,844

Realized performance allocations and incentive fees			(6,467)	(4,111)	(42,365)	(47,635)
Realized performance allocations and incentive fees compensation			576	388	4,281	4,476
Net realized performance allocations attributable to non-controlling interests			—	—	—	—
Net insurance income			(1,108)	(574)	(3,172)	(2,624)
(Earnings)/losses from investments in real estate			3	412	(522)	(1,697)
Net interest (income)/expense and realized (gain)/loss			940	455	3,413	337
Net income attributable to non-controlling interests in operating subsidiaries			3,949	2,034	19,535	20,271

Total Fee Related Earnings	$	$	$17,598	$14,964	$85,092	$106,972

Total Fee Related Earnings attributable to non-controlling interests			3,949	2,034	19,535	20,271

Total Fee Related Earnings to the Company	$	$	$13,649	$12,930	$65,557	$86,701

The following table sets forth our total Distributable Earnings and Fee Related Earnings for the three months ended March 31, 2021 and 2020 and for the years ended December 31, 2020 and 2019:

	Pro Forma for the Three Months Ended March 31,	Pro Forma for the Year Ended December 31,	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019
($ in thousands)
Fund-level fee revenues
Fund management fees	$	$	$30,851	$25,719	$110,235	$118,194
Transaction fees			5,326	7,345	39,298	48,088

Total net fund level fee revenues			36,177	33,064	149,533	166,282
Net earnings from Bridge property operators			2,094	1,495	8,362	6,833
Development fees			386	205	1,966	555
Other asset management and property income			1,520	1,200	6,017	7,127

Fee Related Revenues			40,177	35,964	165,878	180,797
Cash-based employee compensation and benefits			(20,308)	(18,269)	(70,954)	(62,620)
Net administrative expenses			(2,271)	(2,731)	(9,832)	(11,205)

Fee Related Expenses			(22,579)	(21,000)	(80,786)	(73,825)

Total Fee Related Earnings			17,598	14,964	85,092	106,972

Realized performance allocations and incentive fees			6,467	4,111	42,365	47,635
Realized performance allocations and incentive fees compensation			(576)	(388)	(4,281)	(4,476)
Net realized performance allocations attributable to non-controlling interests			—	—	—	—
Net insurance income			1,108	574	3,172	2,624
Earnings/(losses) from investments in real estate			(3)	(412)	522	1,697
Net interest income/(expense) and realized gain/(loss)			(940)	(455)	(3,413)	(337)
Net income attributable to non-controlling interests in operating subsidiaries			(3,949)	(2,034)	(19,535)	(20,271)

Distributable Earnings attributable to the Company	$	$	$19,705	$16,360	$103,922	$133,844

The following table sets forth the components of the employee compensation and benefits, general and administrative expenses, total other income (expense) and net income attributable to non-controlling interests line items on our combined statement of operations. Other income (expense) is disclosed in our non-GAAP measures based upon the nature of the income. Realized amounts are disclosed separately in order to determine Distributable Earnings. Other income from Bridge property operators is included in net earnings from Bridge property operators. Net income attributable to non-controlling interests is presented separately based upon the nature of the income and is used to determine Fee Related Earnings to the Company.

	Pro Forma for the Three Months Ended March 31, 2021	Pro Forma for the Year Ended December 31, 2020	Three Months Ended March 31,		Year Ended December 31,
($ in thousands)			2021	2020	2020	2019
Cash-based employee compensation and benefits			$20,308	$18,269	$70,954	$62,620
Compensation expense of Bridge property operators			6,002	6,038	23,820	20,511
Share based compensation			841	387	6,158	12,025

Employee compensation and benefits			$27,151	$24,694	$100,932	$95,156

Administrative expenses, net of Bridge property operators			$2,271	$2,731	$9,832	$11,205
Administrative expenses of Bridge property operators			1,830	1,960	7,417	6,748

General and administrative expenses			$4,101	$4,691	$17,249	$17,953

Unrealized gains/(losses)			$5,780	$1,032	$558	$(2,293)
Other expenses from Bridge property operators			(21)	(31)	(127)	(122)
Net interest income/(expense) and realized gain/(loss)			(940)	(455)	(3,413)	(337)

Total other income (expense)			$4,819	$546	$(2,982)	$(2,752)

Net income attributable to non-controlling interests in operating subsidiaries			$3,949	$2,034	$19,535	$20,271
Net realized performance allocations attributable to non-controlling interests			—	—	—	—
Net unrealized performance allocations attributable to non-controlling interests			—	—	—	—

Total net income attributable to non-controlling interests			$3,949	$2,034	$19,535	$20,271

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Class A common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our Class A common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

The historical performance of our investments may not be indicative of the future results of our investments or our operations or any returns expected on an investment in our Class A common stock.

In considering the performance information contained in this prospectus, prospective Class A common stockholders should be aware that past performance of our funds and investments is not necessarily indicative of future results or of the performance of our Class A common stock. An investment in our Class A common stock is not an investment in any of our funds or other investments. In addition, the historical and potential future returns of funds or other investments that we manage are not directly linked to returns on our Class A common stock. Therefore, you should not conclude that continued positive performance of our funds or other investments will necessarily result in positive returns on an investment in our Class A common stock. However, poor performance of our funds or other investments could cause a decline in our revenue, and could therefore have a negative effect on our performance and on returns on an investment in our Class A common stock.

The historical performance of our funds and other investments should not be considered indicative of the future performance of these funds or of any future funds we may raise, in part because:

•	market conditions and investment opportunities during previous periods may have been significantly more favorable for generating positive performance than those we may experience in the future;

•	our historical returns derive largely from the performance of our earlier funds, whereas future fund returns will depend increasingly on the performance of our newer funds or funds not yet formed;

•	our newly established funds may generate lower returns during the period that they initially deploy their capital;

•

in recent years, there has been increased competition for investment opportunities resulting from the increased amount of capital invested in private markets alternatives and high liquidity in debt markets, and the increased competition for investments may reduce our returns in the future; and

•	the performance of particular funds or other investments also will be affected by risks of the real estate markets and properties in which they invest.

The substantial growth of our business in recent years may be difficult to sustain, as it may place significant demands on our resources and employees and may increase our expenses in the future.

The substantial growth of our business has placed, and if it continues, will continue to place, significant demands on our infrastructure, our investment team and other employees, and will increase our expenses. In addition, we are required to develop continuously our infrastructure in response to the increasingly complex investment management industry and increasing sophistication of investors. Legal and regulatory developments also contribute to the level of our expenses. The future growth of our business will depend, among other things, on our ability to maintain the appropriate infrastructure and staffing levels to sufficiently address our growth and may require us to incur significant additional expenses and commit additional senior management and operational resources. We may face significant challenges in maintaining adequate financial and operational controls as well as implementing new or updated information and financial systems and procedures. Training, managing and appropriately sizing our work force and other components of our business on a timely and cost-effective basis may also pose challenges. In addition, our efforts to retain or attract qualified investment professionals may result in significant additional expenses. There can be no assurance that we will be able to manage our growing business effectively or that we will be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

Valuation methodologies for certain assets can be subject to significant subjectivity, and the values of assets may not be the same when realized.

The investments of our funds are illiquid and thus have no readily ascertainable market prices. We value these investments based on our estimate, or an independent third party’s estimate, of their fair value as of the date of determination, which often involves significant subjectivity. There is no single standard for determining fair value in good faith and in many cases fair value is best expressed as a range of fair values from which a single estimate may be derived. We estimate the fair value of our investments based on third-party models, or models developed by us, which include discounted cash flow analyses and other techniques and may be based, at least in part, on independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amount of cash flows, the appropriateness of discount rates used, and, in some cases, the ability to execute, the timing of and the estimated proceeds from expected financings, some or all of which factors may be ascribed more or less weight in light of the particular circumstances. The actual results related to any particular investment often vary materially as a result of the inaccuracy of these estimates and assumptions.

We include the fair value of illiquid assets in the calculations of net asset values, returns of our funds and our assets under management. Furthermore, we recognize performance fees from affiliates based in part on these estimated fair values. Because these valuations are inherently uncertain, they may fluctuate greatly from period to period. Also, they may vary greatly from the prices that would be obtained if the assets were to be liquidated on the date of the valuation and often do vary greatly from the prices we eventually realize; as a result, there can be no assurance that such unrealized valuations will be fully or timely realized.

If we realize value on an investment that is significantly lower than the value at which it was reflected in prior valuations, we could suffer losses in the applicable fund. This could in turn lead to a decline in asset management fees and a loss equal to the portion of the performance fees from affiliates reported in prior periods that was not realized upon disposition. These effects could become applicable to a large number of our investments if our estimates and assumptions used in estimating their fair values differ from future valuations due to market developments. If asset values turn out to be materially different than values reflected in fund net asset values, fund investors could lose confidence which could, in turn, result in difficulties in raising additional capital.

If the investments we make on behalf of our funds perform poorly, we may suffer a decline in our investment management revenue and earnings, and our ability to raise capital for future funds may be materially and adversely affected.

Our revenue is derived from fees earned for our management of our funds and incentive fees or carried interest, among other sources. In the event that our funds or individual investments perform poorly, our revenues and earnings derived from incentive fees will decline and make it more difficult for us to raise capital for new funds or gain new fund investors in the future. In addition, if carried interest that was previously distributed to us exceeds the amounts to which we are ultimately entitled, we may be required to repay that amount under a “clawback” obligation. If we are unable to raise or are required to repay capital, our business, financial condition and results of operations would be materially and adversely affected.

Additionally, certain of our strategies are designed to permit fund investors to be eligible to obtain certain tax benefits through their investment in the funds within these strategies. For example, our Opportunity Zone funds are organized to be “qualified opportunity funds” as defined in Section 1400Z-2(d) of the Code. Although our Opportunity Zone funds don’t guarantee eligibility for tax benefits available to investors in “qualified opportunity funds,” if these fund investors lose or otherwise become ineligible for some or all of the tax benefits available to investors in a “qualified opportunity fund,” that could negatively impact our ability to attract new capital for our opportunity zone and other funds, which could have a negative impact on our management fees.

Our revenues are subject to the risks inherent in the ownership and operation of real estate and the construction and development of real estate.

Real property investments are subject to varying degrees of risk. These risks include changes in general or local economic conditions, interest rates, availability of mortgage funds, real estate taxes and other operating expenses, environmental changes, acts of God (which may result in uninsured losses), local employment conditions, domestic and foreign competition, and other factors, which are beyond our control. Real estate values are affected by a number of factors, including (a) changes in the general economic climate, (b) local conditions (such as an oversupply of space or a reduction in demand for space), (c) the quality and philosophy of management, (d) competition based on rental rates, (e) attractiveness and location of the properties, (f) financial condition of tenants, buyers and sellers of properties, (g) quality of maintenance, insurance and management services and (h) changes in operating costs. Real estate values also are affected by such factors as government regulations (including those governing usage, improvements zoning and taxes), interest rate levels, the availability of financing, and potential liability under changing environmental and other laws.

Our funds are subject to risks arising from the ownership and operation of real estate and real estate-related businesses and assets. In addition to the general risks described above, these risks include the following: general and local economic conditions; changes in supply of and demand for competing properties in an area (as a result, for example, of overbuilding); changes in building, environmental and other laws; diminished financial resources of tenants; energy and supply shortages; uninsured or uninsurable risks; liability for “slip-and-fall” and other accidents on properties held by our funds; natural disasters; changes in government regulations (such as rent control and tax laws); changes in real property tax and transfer tax rates; changes in interest rates; the reduced availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable; negative developments in the economy that depress travel activity; environmental liabilities, including under environmental laws that impose, regardless of fault, joint and several liability for the cost of remediating contamination and compensation for damages; contingent liabilities on disposition of assets; unexpected cost overruns in connection with development projects; terrorist attacks, war and other factors that are beyond our control; and dependence on operating partners. Even in cases where we are indemnified against liabilities, we cannot assure you as to the financial viability of the indemnifying party to satisfy such indemnities or our ability to achieve enforcement of such indemnities.

If our funds or fund investors acquire direct or indirect interests in undeveloped land or underdeveloped real property, which may often be non-income producing, they will be subject to the risks normally associated with such assets and development activities, including risks relating to the availability and timely receipt of zoning and other regulatory or environmental approvals, the cost and timely completion of construction (including risks beyond the control of our fund, such as weather or labor conditions or material shortages) and the availability of both construction and permanent financing on favorable terms. Additionally, such investments may be managed by a third party, which makes them dependent upon such third parties. Any of these factors may cause the value of real estate investments to decline, which may have a material adverse effect on our funds or our business, financial condition and results of operations.

Additionally, certain of our strategies are organized to permit fund investors to be eligible to obtain certain tax benefits through their investment in the funds within these strategies. For example, our Opportunity Zone funds are organized to be “qualified opportunity funds” as defined in Section 1400Z-2(d) of the Code. Although our

Opportunity Zone funds don’t guarantee eligibility for tax benefits available to investors in “qualified opportunity funds,” if these fund investors lose or otherwise become ineligible for some or all of the tax benefits available to investors in a “qualified opportunity fund,” that could negatively impact our ability to attract new capital for our opportunity zone and other funds, which could have a negative impact on our management fees.

Investors in our open-end funds may redeem their investments in these funds on short notice, which could lead to a decrease in our investment management revenue and earnings.

Investors in our open-end funds may redeem their investments following the expiration of a specified period of time, subject to the applicable fund’s specific redemption provisions. Redemptions from these open-end funds would decrease the management fee payable to us from these investors. In a declining market, these open-end funds may experience declines in value and the pace of redemptions and consequent reduction in management fees payable to us could accelerate. To the extent permissible under our fund’s governing documents, we may suspend redemptions during a redemption period, which could adversely impact our reputation.

The success of our business depends on the identification and availability of suitable investment opportunities for our funds.

Our success largely depends on the identification and availability of suitable investment opportunities for our funds. The availability of investment opportunities will be subject to market conditions and other factors outside of our control. The historical investment returns of our funds have benefited from investment opportunities and general market conditions that may not continue or reoccur, including favorable borrowing conditions in the debt markets, and we cannot assure you that our funds will be able to avail themselves of comparable opportunities and conditions.

Difficult economic, market and political conditions may adversely affect our businesses, including by reducing the value or hampering the performance of the investments made by our funds or reducing the ability of our funds to raise or deploy capital, each of which could materially reduce our revenue, earnings and cash flow and adversely affect our financial prospects and condition.

Our investments are materially affected by conditions in the global financial markets and economic and political conditions throughout the world, such as interest rates, the availability and cost of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to our taxation, taxation of our fund investors and the possibility of changes to regulations applicable to alternative asset managers), trade policies, commodity prices, tariffs, currency exchange rates and controls and national and international political circumstances (including wars and other forms of conflict, terrorist acts, and security operations) and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, other adverse weather and climate conditions and pandemics. These factors are outside of our control and may affect the level and volatility of securities prices and the liquidity and value of investments, and we may not be able to or may choose not to manage our exposure to these conditions.

Global financial markets have experienced heightened volatility in recent periods, including as a result of economic and political events in or affecting the world’s major economies. For example, the withdrawal of the U.K. from the EU in January 2020 and subsequent ongoing uncertainty regarding the future relationship between the U.K. and the EU following the end of the Brexit transition period on December 31, 2020, hostilities in the Middle East region, recent U.S. presidential and congressional elections and resulting uncertainties regarding actual and potential shifts in U.S. and foreign, trade, economic and other policies, and concerns over increasing inflation and deflation, as well as interest rate volatility and fluctuations in oil and gas prices resulting from global production and demand levels, have precipitated market volatility.

In addition, numerous structural dynamics and persistent market trends have exacerbated volatility generally. Concerns over significant declines in the commodities markets, sluggish economic expansion in non-U.S.

economies, including continued concerns over growth prospects in China and emerging markets, growing debt loads for certain countries and uncertainty about the consequences of the U.S. and other governments withdrawing monetary stimulus measures all highlight the fact that economic conditions remain unpredictable and volatile. In recent periods, trade tensions between the U.S. and China have escalated. Further escalation of trade tensions between the U.S. and China, or the countries’ inability to reach a timely trade agreement, may negatively impact the rate of global growth. Moreover, there is a risk of both sector-specific and broad-based corrections and/or downturns in the equity and credit markets. Any of the foregoing could have a significant impact on the markets in which we operate and a material adverse impact on our business prospects and financial condition.

A number of factors have had and may continue to have an adverse impact on credit markets in particular. The weakness and the uncertainty regarding the stability of the oil and gas markets resulted in a tightening of credit across multiple sectors. In addition, although the Federal Reserve has recently lowered the federal funds rate following a period of numerous increases, changes in and uncertainty surrounding interest rates may have a material effect on our business, particularly with respect to the cost and availability of financing for acquisition and disposition transactions.

These and other conditions in the global financial markets and the global economy may result in adverse consequences for us and many of our funds, each of which could adversely affect the investments of such funds, restrict such funds’ investment activities, impede such funds’ ability to effectively achieve their investment objectives and result in lower returns than we anticipated at the time certain of our investments were made. More specifically, these economic conditions could adversely affect our operating results by causing:

•	decreases in the market value of securities, debt instruments or investments held by some of our funds;

•

illiquidity in the market, which could adversely affect transaction volumes and the pace of realization of our funds’ investments or otherwise restrict the ability of our funds to realize value from their investments, thereby adversely affecting our ability to generate performance fees or other income;

•	our assets under management to decrease, thereby lowering a portion of our management fees payable by our funds to the extent they are based on market values; and

•	increases in costs or reduced availability of financial instruments that finance our funds.

During periods of difficult market conditions or slowdowns, negative financial results may reduce the net asset value of our funds and the investment returns for our funds, which could have a material adverse effect on our operating results and cash flow. Our funds may be adversely affected by reduced opportunities to exit and realize value from their investments, by lower than expected returns on investments made prior to the deterioration of the credit markets and by our inability to find suitable investments for the funds to effectively deploy capital, which could adversely affect our ability to raise new funds and thus adversely impact our prospects for future growth.

We have obligations to investors in our funds and may have obligations to other third parties that may conflict with your interests.

Our subsidiaries that serve as the general partners of or advisors to our funds have fiduciary and contractual obligations to the investors in those funds and accounts, and some of our subsidiaries may have contractual duties to other third parties. As a result, we may take actions with respect to the allocation of investments among our funds (including funds and accounts that have different fee structures), the purchase or sale of investments in our funds, the structuring of investment transactions for those funds, the advice we provide or other actions in order to comply with these fiduciary and contractual obligations.

Our ability to retain our senior leadership team and attract additional qualified investment professionals is critical to our success.

Our success depends on our ability to retain our senior leadership team and to recruit additional qualified investment and other professionals. However, we may not be successful in our efforts to retain our senior leadership team, as the market for investment professionals is extremely competitive. The individuals that comprise our senior leadership team possess substantial experience and expertise and, in many cases, have significant relationships. Accordingly, the loss of any one of our senior leadership team could adversely affect certain relationships or limit our ability to successfully execute our investment strategies, which, in turn, could have a material adverse effect on our business, financial condition and results of operations.

We intend to expand our business and may enter into new investment asset classes, new lines of business and/or new markets, which may result in additional risks and uncertainties in our business.

We may grow our business by offering additional products and services and by entering into new investment asset classes, new lines of business and/or new markets. To the extent we enter into new lines of business or expand our existing business, we will face numerous risks and uncertainties, including risks associated with the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of fund investors due to the perception that we are no longer focusing on our core business. In addition, we may from time to time explore opportunities to grow our business via acquisitions, partnerships, investments or other strategic transactions. There can be no assurance that we will successfully identify, negotiate or complete such transactions, or that any completed transactions will produce favorable financial results.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. In addition, certain aspects of our cost structure, such as costs for compensation, office space and communication and information technology services will be largely fixed, and we may not be able to timely adjust these costs to match fluctuations in revenue related to growing our business or entering into new lines of business. If a new business generates insufficient revenue or if we are unable to efficiently manage our expanded operations, our business, financial condition and results of operations could be materially and adversely affected.

Defaults by investors in our funds could adversely affect that fund’s operations and performance.

Our business is exposed to the risk that fund investors that owe us money may not pay us. If investors in our funds default on their obligations to us, there may be adverse consequences on the investment process, and we could incur losses. For example, investors in most of our funds make capital commitments to those funds that we are entitled to call from those fund investors at any time during prescribed periods. We depend on fund investors fulfilling and honoring their commitments when we call capital from them for those funds to consummate investments and otherwise pay their obligations when due. Any fund investor that did not fund a capital call would be subject to several possible penalties, however, those penalties may not be adequate to make us and the applicable fund whole. A failure of fund investors to honor a significant amount of capital calls for any particular fund or funds could have a material adverse effect on the operation and performance of those funds.

The COVID-19 pandemic has caused severe disruptions in the U.S. and global economy, may affect the investment returns of our funds, has disrupted, and may continue to disrupt, industries in which we and our funds operate and could potentially negatively impact us or our funds.

Over the past year, the COVID-19 pandemic has resulted in a global and national health crisis, adversely impacted global commercial activity and contributed to significant volatility in equity and debt markets. Many countries and states in the United States, including those in which we and our funds operate and in which our properties are located, issued (and continue to re-issue) orders requiring the closure of, or certain restrictions on the operation of, nonessential businesses and/or requiring residents to stay at home. The COVID-19 pandemic and preventative measures taken to contain or mitigate its spread have caused, and are continuing to cause, business shutdowns or the re-introduction of business shutdowns, cancellations of events and restrictions on travel, significant reductions in demand for certain goods and services, reductions in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability both globally and in the United States. Such measures, as well as the general uncertainty surrounding the dangers and impact of the COVID-19 pandemic, have created significant disruption in supply chains and economic activity. Such effects will likely continue for the duration of the pandemic, which is uncertain, and for some period thereafter. While several countries, as well as certain states, counties and cities in the United States, relaxed the early public health restrictions with a view to partially or fully reopening their economies, many cities, both globally and in the United States, have since experienced a surge in the reported number of cases and hospitalizations related to the COVID-19 pandemic. This increase in cases has led to the re-introduction of such restrictions and business shutdowns in certain states, counties and cities in the United States and globally and could lead to the re-introduction of such restrictions elsewhere. In December 2020, the Federal Food and Drug Administration authorized COVID-19 vaccines and the distribution of such vaccines has commenced. However, it remains unclear how quickly the vaccines will be widely distributed nationwide and globally or when “herd immunity” will be achieved and whether the restrictions that were imposed to slow the spread of the virus will be lifted entirely. Ongoing restrictions and any delay in distributing the vaccines could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time. Even after the COVID-19 pandemic subsides, the U.S. economy and other major global economies may continue to experience a recession, and we anticipate our and our funds’ business and operations could be materially adversely affected by a prolonged recession.

The extent of the impact of the COVID-19 pandemic (including the restrictive measure taken in response thereto) on our and our funds’ operational and financial performance will depend on many factors, including the duration, severity and scope of the public health emergency, the actions taken by governmental authorities to contain its financial and economic impact (including eviction moratoria or rent-control measures), the continued implementation of travel advisories and restrictions, the impact of such public health emergency on overall supply and demand, goods and services, investor liquidity, consumer confidence and levels of economic activity and the extent of its disruption to global, regional and local supply chains and economic markets, all of which are uncertain and difficult to assess.

The effects of a public health crisis such as the COVID-19 pandemic may materially and adversely impact our value and performance and the value and performance of our funds. Further, the impact of the COVID-19 pandemic may not be fully reflected in the valuation of our or our funds’ investments, which may differ materially from the values that we may ultimately realize with respect to such investments. Our valuations, and particularly valuations of our interests in our funds and our funds’ investments, reflect a moment in time, are inherently uncertain, may fluctuate over short periods of time and are often based on subjective estimates, comparisons and qualitative evaluations of private information. Accordingly, we and our funds may incur losses in the future, which could have a material adverse effect on our business, financial condition and results of operations. Any public health emergency, including the COVID-19 pandemic or any outbreak of other existing or new epidemic diseases, or the threat thereof, and the resulting financial and economic market uncertainty could have a significant adverse impact on us, the fair value of our and our funds’ investments and could adversely impact our funds’ ability to fulfill our investment objectives.

Our funds may experience a slowdown in the pace of their investment activity and capital deployment, which could also adversely affect the timing of raising capital for new or successor funds and could also impact the management fees we earn on funds that generate fees based on invested (and not committed) capital. While the increased volatility in the financial markets caused by the COVID-19 pandemic may present attractive investment opportunities, we or our funds may not be able to complete those investments due to, among other factors, increased competition or operational challenges, such as our ability to obtain attractive financing, conduct due diligence and consummate the acquisition and disposition of investments for our funds because of continued and re-introduced shelter-in-place orders, travel restrictions and social distancing requirements.

The COVID-19 pandemic may adversely impact our business and operations since an extended period of remote working by our employees could strain our technology resources and introduce operational risks, including heightened cybersecurity risk. While we have taken steps to secure our networks and systems, remote working environments may be less secure and more susceptible to hacking attacks, including phishing and social engineering attempts that seek to exploit the COVID-19 pandemic. In addition, our data security, data privacy, investor reporting and business continuity processes could be impacted by a third party’s inability to perform due to the COVID-19 pandemic or by failures of, or attacks on, their information systems and technology. In addition, COVID-19 presents a significant threat to our employees’ well-being and morale, and we may experience potential loss of productivity. If our senior management or other key personnel become ill or are otherwise unable to perform their duties for an extended period of time, we may experience a loss of productivity or a delay in the implementation of certain strategic plans. Further, local COVID-19-related laws can be subject to rapid change depending on public health developments, which can lead to confusion and make compliance with laws uncertain and subject us or our funds to increased risk of litigation for non-compliance.

Fund investors may be unwilling to commit new capital to our funds or advisory accounts as a result of our decision to become a public company, which could materially and adversely affect our business, financial condition and results of operations.

Some of our fund investors may view negatively the prospect of our becoming a publicly traded company, including concerns that as a public company we will shift our focus from the interests of our fund investors to those of our public stockholders. Some of our fund investors may believe that we will strive for near-term profit instead of attractive risk-adjusted returns for our fund investors over time or grow our AUM for the purpose of generating additional management fees without regard to whether we believe there are sufficient investment opportunities to effectively deploy the additional capital. There can be no assurance that we will be successful in our efforts to address such concerns or to convince current or future fund investors that our decision to pursue an initial public offering will not affect our longstanding priorities or the way we conduct our business. A decision by a significant number of our current fund investors or future fund investors not to commit additional capital to our funds or to cease doing business with us altogether could inhibit our ability to achieve our investment objectives and may materially and adversely affect our business, financial condition and results of operations.

Our funds may face risks relating to undiversified investments.

We cannot give assurance as to the degree of diversification that will be achieved in any of our funds. Difficult market conditions or slowdowns affecting a particular asset class, geographic region or other category of investment could have a significant adverse impact on a given fund if its investments are concentrated in that area, which would result in lower investment returns. Accordingly, a lack of diversification on the part of a fund could adversely affect its investment performance and, as a result, our business, financial condition and results of operations.

We may not be able to maintain our desired fee structure as a result of industry pressure from private markets investors to reduce fees, which could have a material adverse effect on our profit margins and results of operations.

We may not be able to maintain our current funds’ fee structures as a result of industry pressure from private markets investors to reduce fees. In order to maintain our desired fee structure in a competitive environment, we must be able to continue to provide fund investors with investment returns and service that incentivize our fund investors to pay our desired fee rates. We cannot assure you that we will succeed in providing investment returns and service that will allow us to maintain our desired fee structure. Fee reductions on existing or future new business could have a material adverse effect on our profit margins and results of operations.

Our risk management strategies and procedures may leave us exposed to unidentified or unanticipated risks.

Risk management applies to our investment management operations as well as to the investments we make for our funds. We have developed and continue to update strategies and procedures specific to our business for managing risks, which include market risk, liquidity risk, operational risk and reputational risk. Management of these risks can be very complex. These strategies and procedures may fail under some circumstances, particularly if we are confronted with risks that we have underestimated or not identified. In addition, some of our methods for managing the risks related to our funds’ investments are based upon our analysis of historical private markets behavior. Statistical techniques are applied to these observations in order to arrive at quantifications of some of our risk exposures. Historical analysis of private markets returns requires reliance on valuations performed by Fund Managers, which may not be reliable measures of current valuations. These statistical methods may not accurately quantify our risk exposure if circumstances arise that were not observed in our historical data. In particular, as we enter new lines of business, our historical data may be incomplete. Failure of our risk management techniques could materially and adversely affect our business, financial condition and results of operations, including our right to receive incentive fees.

The due diligence process that we undertake in connection with investments may not reveal all facts that may be relevant in connection with an investment.

Before making or recommending investments for our fund investors, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors and accountants may be involved in the due diligence process in varying degrees depending on the type of investment and the parties involved. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that we will carry out with respect to any investment opportunity may not reveal or highlight all relevant facts that are necessary or helpful in evaluating such investment opportunity. Moreover, such an investigation will not necessarily result in the investment ultimately being successful. Poor investment performance could result in negative reputational effects, which could materially and adversely affect our business, financial condition and results of operations.

Operational risks and data security breaches may disrupt our business, result in losses or limit our growth.

We rely heavily on our financial, accounting, compliance, monitoring, reporting and other data processing systems. Any failure or interruption of these systems, including the loss of data, whether caused by fire, other natural disaster, power or telecommunications failure, computer viruses, act of terrorism or war or otherwise, could result in a disruption of our business, liability to our funds, regulatory intervention or reputational damage, and thus materially and adversely affect our business. Although we have back-up systems in place, including back-up data storage, our back-up procedures and capabilities in the event of a failure or interruption may not be adequate. In recent years, we have substantially upgraded and expanded the capabilities of our data processing systems and other operating technology, and we expect that we will need to continue to upgrade and expand these capabilities in the future to avoid disruption of, or constraints on, our operations. We may incur significant costs to further upgrade our data processing systems and other operating technology in the future. In addition, we are dependent on the effectiveness of our information security policies, procedures and capabilities to protect our computer and telecommunications systems and the data such systems contain or transmit. An external information security breach, such as a “hacker attack,” a virus or worm, or an internal problem with information protection, such as failure to control access to sensitive systems, could materially interrupt our business operations or cause disclosure or modification of sensitive or confidential information. Such a failure could result in material financial loss, regulatory actions, breach of contracts, reputational harm or legal liability, which, in turn, could cause a decline in our earnings or stock price.

In 2017, we were the subject of a cyber-attack against our internal network servers. We promptly took action to (1) secure the affected servers offline and implement new security measures designed to prevent similar cyber-attacks in the future, (2) notify all investors in the affected funds of this security breach, and (3) restore corrupted and stolen data from backup files.

While we and our service providers have established enhanced data-security measures, business continuity plans and information technology systems designed to prevent cyber-attacks from reoccurring in the future, there are inherent limitations in such plans and systems including the possibility that certain risks have not been identified. Similar types of cyber security risks are also present for service providers and other third parties with which we do business. These service providers and other third parties may hold our information or fund investor information and not have the same level of protection as we maintain for their information, or may nevertheless be subject to risk of breach even with enhanced data security measures, any of which could result in material adverse consequences for us.

Finally, we rely on third-party service providers for certain aspects of our business, including for certain information systems and technology and administration of our funds. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair the quality of the funds’ operations and could affect our reputation and hence adversely affect our business, financial condition and results of operations.

Employee misconduct could harm us by impairing our ability to attract and retain fund investors and subjecting us to significant legal liability and reputational harm.

There is a risk that our employees could engage in misconduct that adversely affects our business. We have a large employee headcount relative to many of our peers due to our vertically integrated business model. We are subject to a number of obligations and standards arising from our advisory and investment management businesses and our discretionary authority over the assets we manage. The violation of these obligations and standards by any of our employees would adversely affect our funds and us. Our business often requires that we deal with confidential matters. If our employees were to improperly use or disclose confidential information, we could be subject to legal or regulatory action and suffer serious harm to our reputation, financial position and current and future business relationships. It is not always possible to detect or deter employee misconduct, and the extensive precautions we take to detect and prevent this activity may not be effective in all cases.

Employee misconduct may include binding us to unauthorized transactions or present unacceptable risks. Losses could also result from actions by third-party service providers, including the misappropriation of assets. We may also be adversely affected if there is misconduct by management or employees of companies involved in real estate projects in which we invest, and we may be unable to control or mitigate such misconduct. Further, although we have adopted measures reasonably designed to prevent and detect employee misconduct and to select reliable third-party service providers, such measures may not be effective in all cases. If one of our employees were to engage in misconduct or were to be accused of such misconduct, our business and our reputation could be materially and adversely affected.

We may face damage to our professional reputation and legal liability if our services are not regarded as satisfactory or for other reasons.

As an investment manager, we depend to a large extent on our relationships with our fund investors and our reputation for integrity and high-caliber professional services to attract and retain fund investors. As a result, if a fund investor is not satisfied with our services, such dissatisfaction may be more damaging to our business than to other types of businesses.

In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial advisors has been increasing. Our asset management and advisory activities may subject us to the risk of significant legal liabilities to our funds and third parties, including our fund investors or beneficiaries, under securities or other laws and regulations for materially false or misleading statements made in connection with securities and other transactions. In our investment management business, we make investment decisions on behalf of our fund investors that could result in substantial losses. Any such losses also may subject us to the risk of legal and regulatory liabilities or actions alleging negligent misconduct, breach of fiduciary duty or breach of contract. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending litigation. In addition, litigation or regulatory action against us may tarnish our reputation and harm our ability to attract and retain fund investors. Substantial legal or regulatory liability could materially and adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously harm our business.

Our failure to appropriately manage conflicts of interest could damage our reputation and adversely affect our business.

Actual, potential or perceived conflicts can give rise to fund investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately managing conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Enforcement action or litigation asserting improper management of conflicts of interest, even if unproven, could harm our reputation and our business in a number of ways, including affecting our ability to raise additional funds causing existing fund investors to reduce or terminate doing business with us.

Certain of our executive officers have not previously managed a public company.

We have historically operated our business as a privately owned company. While certain members of our senior management have experience managing public companies, certain of our executive officers do not have experience managing a publicly traded company. Compliance with public company requirements will place significant additional demands on our management and will require us to enhance our public investor relations, legal, financial and tax reporting, internal audit, compliance with the Sarbanes-Oxley Act of 2002 and corporate communications functions. These additional efforts may strain our resources and divert management’s attention from other business concerns, which could adversely affect our business and profitability.

A change of control of our company could result in an assignment of our investment management agreements.

Under the Investment Advisers Act of 1940, or the Investment Advisers Act, each of the investment management agreements for the funds and other accounts we manage must provide that it may not be assigned without the consent of the particular fund or other account. An assignment may occur under the Investment Advisers Act if, among other things, we or the Operating Company undergoes a change of control. If a change of control transaction occurs, we cannot be certain that our relevant SEC-registered investment adviser subsidiaries will be able to obtain the necessary consents from our funds and other accounts, which could cause us to lose the management fees and performance fees we earn from such funds and other accounts.

In certain circumstances, investors in our funds have the right to remove us as the general partner of the relevant fund and to terminate the investment period or terminate our investment management under certain circumstances, leading to a decrease in our revenues, which could be substantial.

The governing agreements of our funds provide that, subject to certain conditions, investors in those funds have the right to remove us as the general partner of the relevant fund or terminate the fund. Any such removal or dissolution could result in a cessation in management fees we would earn from such funds or a significant reduction in the expected amounts of carried interest or incentive fees from those funds.

We may need to pay “clawback” obligations if and when they are triggered under the governing agreements of our funds.

Generally, if at the termination of a fund and in certain cases at interim points in the life of a fund, the fund has not achieved investment returns that exceed the preferred return threshold, we would be obligated to repay an amount equal to the excess of amounts previously distributed to us over the amounts to which we are ultimately entitled less applicable taxes. This obligation is known as a “clawback” obligation. We cannot assure you that we will not incur a clawback obligation in the future. We may need to use or reserve cash to repay such clawback obligations instead of using the cash for other purposes.

Dependence on leverage by certain funds and investments subjects us to volatility and contractions in the debt financing markets and could adversely affect the ability of our funds to achieve attractive rates of return on those investments.

Our funds rely on the debt financing markets for financing leverage for investments, and volatility or contractions in those markets could impact the performance of our investments or inhibit our ability to make new investments. In addition, it is expected that major banking institutions will transition away from use of the London Interbank Offered Rate, or LIBOR, after 2021, which remains a cause of significant uncertainty in the markets in which we are active. Any such events could adversely affect the availability of credit generally, the cost or terms on which lenders are willing to lend, or the strength of the overall economy.

The absence of available sources of sufficient debt financing for extended periods of time or an increase in either the general levels of interest rates or in the risk spread demanded by sources of indebtedness would make it more expensive to finance those investments. Certain investments may also be financed through fund level debt facilities, which may or may not be available for refinancing at the end of their respective terms. In addition, the interest payments on the indebtedness used to finance our funds’ investments are generally deductible expenses for income tax purposes, subject to limitations under applicable tax law and policy. Any change in such tax law or policy to eliminate or limit these income tax deductions, as has been discussed from time to time in various jurisdictions, would reduce the after-tax rates of return on the affected investments.

Risks Related to Our Industry

The investment management business is intensely competitive.

The investment management business is intensely competitive, with competition based on a variety of factors, including investment performance, the quality of service provided to fund investors, brand recognition and business reputation. Our investment management business competes with a variety of traditional and alternative asset managers, commercial banks, investment banks and other financial institutions. A number of factors serve to increase our competitive risks:

• some of our competitors have more relevant experience, greater financial and other resources and more personnel than we do;

•  there are relatively few barriers to entry impeding new asset management firms, including a relatively low cost of entering these lines of business, and the successful efforts of new entrants into our various lines of business have resulted in increased competition;

•  if, as we expect, allocation of assets to alternative investment strategies increases, there may be increased competition for alternative investments and access to fund general partners and managers;

• certain investors may prefer to invest with private partnerships; and

• other industry participants will from time to time seek to recruit our investment professionals and other employees away from us.

This competitive pressure could adversely affect our ability to make successful investments and restrict our ability to raise future funds, either of which would materially and adversely impact our business, financial condition and results of operations.

Difficult market conditions can adversely affect our business by reducing the market value of the assets we manage or causing our fund investors to reduce their investments.

The future global market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates or inflation, the availability of credit, changes in laws, terrorism, the effect of pandemic diseases, such as COVID-19 or any variation thereof, or political uncertainty. We may not be able to or may choose not to manage our exposure to certain of these market conditions. Market deterioration could cause us or the funds we manage to experience tightening of liquidity, reduced earnings and cash flow, and impairment charges, as well as challenges in raising additional capital, obtaining investment financing and making investments on attractive terms. These market conditions can also have an impact on our ability to liquidate positions in a timely and efficient manner.

Our business could generate lower revenue in a general economic downturn or a tightening of global credit markets. A general economic downturn or tightening of global credit markets may result in reduced opportunities to find suitable investments and make it more difficult for us or our funds to exit and realize value from existing investments, potentially resulting in a decline in the value of the investments held in our funds. Such a decline could cause our revenue and net income to decline.

A general economic downturn or a tightening of global credit markets may also reduce the commitments our fund investors are able to devote to alternative investments generally and make it more difficult for our funds to obtain funding for additional investments at attractive rates, which would further reduce our profitability.

Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions. If our revenue declines without a commensurate reduction in our expenses, our net income will be reduced. Accordingly, difficult market conditions could materially and adversely affect our business, financial condition and results of operations.

Increased government regulation, compliance failures and changes in law or regulation could adversely affect us and the operation of our funds.

Governmental authorities around the world in recent years have called for or implemented financial system and participant regulatory reform in reaction to volatility and disruption in the global financial markets, financial institution failures and financial frauds. Such reform includes, among other things, additional regulation of investment funds, as well as their managers and activities, including compliance, risk management and anti-money laundering procedures; restrictions on specific types of investments and the provision and use of leverage; implementation of capital requirements; limitations on compensation to managers; and books and records, reporting and disclosure requirements. We cannot predict with certainty the impact on us, our funds, or on private markets funds generally, of any such reforms. Any of these regulatory reform measures could have an adverse effect on our funds’ investment strategies or our business model. We may incur significant expense in order to comply with such reform measures. Additionally, legislation, including proposed legislation regarding executive compensation and taxation of carried interest, may adversely affect our ability to attract and retain key personnel.

Our advisory and investment management businesses are subject to regulation in the United States, including by the Securities and Exchange Commission, or the SEC, the Commodity Futures Trading Commission, or the CFTC, the Internal Revenue Service, or the IRS and other regulatory agencies, pursuant to, among other laws, the Investment Advisers Act, the Securities Act, the Internal Revenue Code of 1986, as amended, or the Code, and the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any change in such regulation or oversight may have a material adverse impact on our operating results. Our failure to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of our registration as an investment adviser. Even if a sanction imposed against us or our personnel is small in monetary amount, the adverse publicity arising from the imposition of sanctions against us by regulators could harm our reputation and cause us to lose existing fund investors or fail to gain new fund investors.

As a result of recent highly publicized financial scandals, investors have exhibited concerns over the integrity of the U.S. financial markets, and the regulatory environment in which we operate is subject to further regulation in addition to those rules already promulgated. For example, there are a significant number of new and proposed regulations that may affect our business under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act. The SEC in particular has increased its regulation of the asset management and the private equity industry in recent years, focusing on the private equity industry’s fees, allocation of expenses to funds, valuation practices, allocation of fund investment opportunities, disclosures to fund investors, the allocation of broken-deal expenses and general conflicts of interest disclosures. The SEC has also heightened its focus on the valuation processes employed by investment advisers. The lack of readily ascertainable market prices for many of the investments made by our funds could subject our valuation policies and processes to increased scrutiny by the SEC. We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets.

Our tenant insurance business is subject to significant governmental regulation. The regulatory authorities generally have broad discretion to grant, renew and revoke licenses and approvals, to promulgate, interpret and implement regulations, and to evaluate compliance with regulations through periodic examinations, audits and investigations of the affairs of insurance providers. As a result of regulatory or private action in any jurisdiction, we may be temporarily or permanently suspended from continuing some or all of our insurance activities, or otherwise fined or penalized or suffer an adverse judgment, which could adversely affect our business and results of operations.

In addition, we are registered as an investment adviser with the SEC and we are subject to the requirements and regulations of the Investment Advisers Act. Such requirements relate to, among other things, restrictions on entering into transactions with fund investors, maintaining an effective compliance program, incentive fees, solicitation arrangements, allocation of investments, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and their advisory clients, as well as general anti-fraud prohibitions. As a registered investment adviser, we have fiduciary duties to our fund investors. A failure to comply with the obligations imposed by the Advisers Act, including recordkeeping, advertising and operating requirements, disclosure obligations and prohibitions on fraudulent activities, could result in investigations, sanctions and reputational damage, and could materially and adversely affect our business, financial condition and results of operations.

Federal, state and foreign anti-corruption and sanctions laws create the potential for significant liabilities and penalties and reputational harm.

We are also subject to a number of laws and regulations governing payments and contributions to political persons or other third parties, including restrictions imposed by the Foreign Corrupt Practices Act, or the FCPA, as well as trade sanctions and export control laws administered by the Office of Foreign Assets Control, or OFAC, the U.S. Department of Commerce and the U.S. Department of State. The FCPA is intended to prohibit bribery of foreign governments and their officials and political parties, and requires public companies in the United States to keep books and records that accurately and fairly reflect those companies’ transactions. OFAC, the U.S. Department of Commerce and the U.S. Department of State administer and enforce various export control laws and regulations, including economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals. These laws and regulations relate to a number of aspects of our business, including servicing existing fund investors and finding new fund investors.

Similar laws in non-U.S. jurisdictions, such as EU sanctions or the U.K. Bribery Act, as well as other applicable anti-bribery, anti-corruption, anti-money laundering, or sanction or other export control laws in the U.S. and abroad, may also impose stricter or more onerous requirements than the FCPA, OFAC, the U.S. Department of Commerce and the U.S. Department of State, and implementing them may disrupt our business or cause us to incur significantly more costs to comply with those laws. Different laws may also contain conflicting provisions, making compliance with all laws more difficult. If we fail to comply with these laws and regulations, we could be exposed to claims for damages, civil or criminal financial penalties, reputational harm, incarceration of our employees, restrictions on our operations and other liabilities, which could negatively affect our business, operating results and financial condition. In addition, we may be subject to successor liability for FCPA violations or other acts of bribery, or violations of applicable sanctions or other export control laws committed by companies in which we invest or which we acquire. While we have developed and implemented policies and procedures designed to ensure strict compliance by us and our personnel with the FCPA and other anti-corruption, sanctions and export control laws in jurisdictions in which we operate, such policies and procedures may not be effective in all instances to prevent violations. Any determination that we have violated the FCPA or other applicable anti-corruption, sanctions or export control laws could subject us to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects, financial condition, results of operations or the market value of our Class A common stock.

Regulation of investment advisors outside the United States could adversely affect our ability to operate our business.

We provide investment advisory and other services and raise funds in a number of countries and jurisdictions outside the United States. In many of these countries and jurisdictions, which include the European Union, or the EU, the European Economic Area, or the EEA, the individual member states of each of the EU and EEA, South Korea, the Cayman Islands and Canada, we and our operations, and in some cases our personnel, are subject to regulatory oversight and requirements. In general, these requirements relate to registration, licenses, periodic inspections, the provision and filing of periodic reports, and obtaining certifications and other approvals. Across the EU, we are subject to the European Union Alternative Investment Fund Managers Directive, or the AIFMD, under which we are subject to regulatory requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. Individual member states of the EU have imposed additional requirements that may include internal arrangements with respect to risk management, liquidity risks, asset valuations, and the establishment and security of depository and custodial requirements. Because some EEA countries have not yet incorporated the AIFMD into their agreement with the EU, we may undertake marketing activities and provide services in those EEA countries only in compliance with applicable local laws. Outside the EEA, the regulations to which we are subject primarily relate to registration and reporting obligations.

It is expected that additional laws and regulations will come into force in the EEA, the EU, and other countries in which we operate over the coming years. These laws and regulations may affect our costs and manner of conducting business in one or more markets, the risks of doing business, the assets that we manage or advise, and our ability to raise capital from fund investors. In addition, the exit of the United Kingdom from the EU may have adverse economic, political and regulatory effects on the operation of our business. Any failure by us to comply with either existing or new laws or regulations could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Organizational Structure

Our principal asset after the completion of this offering will be our interest in the Operating Company, and, as a result, we will depend on distributions from the Operating Company to pay our taxes and expenses, including payments under the Tax Receivable Agreement and to pay dividends to holders of our Class A common stock. The Operating Company’s ability to make such distributions may be subject to various limitations and restrictions.

Upon the consummation of the Transactions, we will be a holding company and will have no material assets other than our ownership of Class A Units. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of the Operating Company and its subsidiaries and distributions we receive from the Operating Company. There can be no assurance that the Operating Company and its subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in our debt instruments, will permit such distributions. Although the Operating Company is not currently subject to any debt instruments or other agreements that would restrict its ability to make distributions to us, the terms of our Credit Facilities restrict the ability of our subsidiaries to pay dividends to the Operating Company.

The Operating Company will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, any taxable income of the Operating Company will be allocated to holders of Class A Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of the Operating Company. Under the terms of the Operating Company Agreement, the Operating Company will be obligated, subject to various limitations and restrictions, including with respect to our debt agreements, to make tax distributions to holders of Class A Units, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which we expect could be significant. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” We intend, as its managing member, to cause the Operating Company to make cash distributions to the holders of Class A Units in an amount sufficient to (1) fund all or part of their tax obligations in respect of taxable income allocated to them and (2) cover our operating expenses, including payments under the Tax Receivable Agreement. However, the Operating Company’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which the Operating Company is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering the Operating Company insolvent. If we do not have sufficient funds to pay tax or other liabilities, or to fund our operations (including, if applicable, as a result of an acceleration of our obligations under the Tax Receivable Agreement), we may have to borrow funds, which could materially and adversely affect our liquidity and financial condition, and subject us to various restrictions imposed by any lenders of such funds. To the extent we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in the acceleration of payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” and “Certain Relationships and Related Party Transactions—the Operating Company Agreement—Agreement in Effect Upon Consummation of the Transactions—Distributions.” In addition, if the Operating Company does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired. See “—Risks Related to the Offering and Ownership of our Class A Common Stock” and “Dividend Policy.”

Under the Operating Company Agreement, we intend to cause the Operating Company, from time to time, to make distributions in cash to its equityholders (including us) in amounts sufficient to cover the taxes imposed on their allocable share of taxable income of the Operating Company. As a result of (1) potential differences in the amount of net taxable income allocable to us and to the Operating Company’s other equityholders, (2) the lower tax rate applicable to corporations as opposed to individuals, and (3) certain tax benefits that we anticipate from (a) future purchases or redemptions of Class A Units from the Continuing Equity Owners, (b) payments under the Tax Receivable Agreement and (c) any acquisition of interests in the Operating Company from other equityholders in connection with the consummation of the Transactions, these tax distributions may be in amounts that exceed our tax liabilities. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our stockholders. No adjustments to the exchange ratio for Class A Units and corresponding shares of Class A common stock will be made as a result of any cash distribution by us or any retention of cash by us. To the extent we do not distribute such excess cash as dividends on our Class A common stock we may take other actions with respect to such excess cash, for example, holding such excess cash, or lending it (or a portion thereof) to the Operating Company, which may result in shares of our Class A common stock increasing in value relative to the value of Class A Units. The holders of Class A Units may benefit from any value attributable to such cash balances if they acquire shares of Class A common stock in exchange for their Class A Units, notwithstanding that such holders may have participated previously as holders of Class A Units in distributions that resulted in such excess cash balances.

The Tax Receivable Agreement with the Original Equity Owners (other than the Blocker Shareholder) requires us to make cash payments to them in respect of certain tax benefits to which we may become entitled, and we expect that such payments will be substantial.

In connection with the consummation of this offering, we will enter into a Tax Receivable Agreement with the Operating Company and each of the Original Equity Owners (other than the Blocker Shareholder). Under the Tax Receivable Agreement, we will be required to make cash payments to the Original Equity Owners equal to 85% of the tax benefits, if any, that we actually realize, or in certain circumstances are deemed to realize, as a result of (1) the increases in our allocable share of the tax basis of the Operating Company’s assets resulting from (a) the purchase of Class A Units directly from the Operating Company and the partial redemption of Class A Units by the Operating Company as described under “Use of Proceeds,” (b) any future redemptions or exchanges of Class A Units from the Continuing Equity Owners as described under “Certain Relationships and Related Party Transactions—the Operating Company Agreement—Agreement in Effect Upon Consummation of the Transactions—Common Unit Redemption Right,” and (c) certain distributions (or deemed distributions) by the Operating Company; (2) our allocable share of the existing tax basis of the Operating Company’s assets at the time of any redemption or exchange of Class A Units (including in connection with this offering), which tax basis is allocated to the Class A Units being redeemed or exchanged and acquired by us and (3) certain other tax benefits arising from payments under the Tax Receivable Agreement. We expect that the amount of the cash payments we will be required to make under the Tax Receivable Agreement will be substantial.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the reduction in tax payments for us associated with the tax attributes described above would aggregate to approximately $             over 20 years from the date of this offering based on an initial public offering price of $             per share of our Class A common stock, which is the midpoint of the price range set forth on the front cover of this prospectus, and assuming all future sales of Class A Units in exchange for our Class A common stock would occur on the one-year anniversary of this offering at such price. In this scenario, we estimate that we would be required to pay the Original Equity Owners 85% of such amount, or $            , over the 20-year period from the date of this offering. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us and Tax Receivable Agreement payments by us will be determined in part by reference to the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the Tax Receivable Agreement and will be dependent on us generating sufficient future taxable income to realize the benefit. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Any payments made by us to the Original Equity Owners under the Tax Receivable Agreement will not be available for reinvestment in our business and will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us. Payments under the Tax Receivable Agreement are not conditioned upon one or more of the Original Equity Owners maintaining a continued ownership interest in the Operating Company. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement. For more information, see “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” The actual existing tax basis the actual increase in tax basis, and the actual utilization of any resulting tax benefits, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors including the timing of redemptions by the Continuing Equity Owners; the price of shares of our Class A common stock at the time of the exchange; the extent to which such exchanges are taxable; the amount of gain recognized by such Continuing Equity Owners; the amount and timing of the taxable income allocated to us or otherwise generated by us in the future; the portion of our payments under the Tax Receivable Agreement constituting imputed interest; and the federal and state tax rates then applicable.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Original Equity Owners that will not benefit holders of our Class A common stock to the same extent that it will benefit the Original Equity Owners.

Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Original Equity Owners that will not benefit the holders of our Class A common stock to the same extent that it will benefit the Original Equity Owners. We will enter into the Tax Receivable Agreement with the Operating Company and the Original Equity Owners (other than the Blocker Shareholder) in connection with the completion of the Transactions, which will provide for the payment by us to the Original Equity Owners of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (1) increases in our allocable share of the tax basis of the Operating Company’s assets resulting from (a) the purchase of Class A Units directly from the Operating Company and, the partial redemption of Class A Units by the Operating Company as described under “Use of Proceeds,” (b) any future redemptions or exchanges of Class A Units from the Continuing Equity Owners as described under “Certain Relationships and Related Party Transactions—the Operating Company Agreement—Agreement in Effect Upon Consummation of the Transactions—Common Unit Redemption Right” and (c) certain distributions (or deemed distributions) by the Operating Company; (2) our allocable share of the existing tax basis of the Operating Company’s assets at the time of any redemption or exchange of Class A Units (including in connection with this offering), which tax basis is allocated to the Class A Units being redeemed or exchanged and acquired by Bridge Investment Group Holdings Inc. and (3) certain other tax benefits arising from payments under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for the Class A common stock.

In certain cases, payments under the Tax Receivable Agreement to the Original Equity Owners may be accelerated or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement will provide that if (1) we materially breach any of our material obligations under the Tax Receivable Agreement, (2) certain mergers, asset sales, other forms of business combinations or other changes of control were to occur after the consummation of this offering, or (3) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments would be based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement.

As a result of the foregoing, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We could also be required to make cash payments to the Original Equity Owners that are greater than the specified percentage of any actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

We will not be reimbursed for any payments made to the Original Equity Owners under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the U.S. Internal Revenue Service, or the IRS, or another tax authority, may challenge all or part of the tax basis increases or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. If the outcome of any such challenge would reasonably be expected to materially and adversely affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle or fail to contest such challenge without the consent (not to be unreasonably withheld or delayed) of the Original Equity Owners. The interests of the Original Equity Owners in any such challenge may differ from or conflict with our interests and your interests, and the Original Equity Owners may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the Original Equity Owners under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to an Original Equity Owner are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to an Original Equity Owner will be netted against any future cash payments we might otherwise be required to make to such Original Equity Owner under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to an Original Equity Owner for a number of years following the initial time of such payment and, if any of our tax reporting positions are challenged by a taxing authority, we will not be permitted to reduce any future cash payments under the Tax Receivable Agreement until any such challenge is finally settled or determined. Moreover, the excess cash payments we made previously under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits we may claim are complex and fact-specific in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of any actual cash tax savings that we realize in respect of the tax attributes with respect to any Original Equity Owner that are the subject of the Tax Receivable Agreement.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.

We are subject to taxes by U.S. federal, state, local and foreign tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	allocation of expenses to and among different jurisdictions;

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, tax treaties, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other taxes by U.S. federal, state, and local and foreign taxing authorities. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act, including as a result of our ownership of the Operating Company, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (1) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, or (2) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.

We and the Operating Company intend to conduct our operations so that we will not be deemed an investment company. As the sole managing member of the Operating Company, we will control and operate the Operating Company. On that basis, we believe that our interest in the Operating Company is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of the Operating Company, or if the Operating Company itself becomes an investment company, our interest in the Operating Company could be deemed an “investment security” for purposes of the 1940 Act.

If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. If we were required to register as an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

Risks Related to the Offering and Ownership of Class A Common Stock

The Continuing Equity Owners will continue to have significant influence over us after this offering, including control over decisions that require the approval of stockholders.

Upon consummation of this offering, the Continuing Equity Owners will control, in the aggregate, approximately     % of the voting power represented by all our outstanding classes of stock. As a result, the Continuing Equity Owners will continue to exercise significant influence over all matters requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our amended and restated certificate of incorporation or bylaws and any approval of significant corporate transactions (including a sale of all or substantially all of our assets), and will continue to have significant control over our business, affairs and policies, including the appointment of our management. The directors that Continuing Equity Owners elect have the authority to vote to authorize the Company to incur additional debt, issue or repurchase stock, declare dividends and make other decisions that could be detrimental to stockholders.

We expect that members of our board of directors will continue to be appointed by and/or affiliated with the Continuing Equity Owners who will have the ability to appoint the majority of directors. The Continuing Equity Owners can take actions that have the effect of delaying or preventing a change of control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. The concentration of voting power with the Continuing Equity Owners may have an adverse effect on the price of our Class A common stock. The Continuing Equity Owners may have interests that are different from yours and may vote in a way with which you disagree and that may be adverse to your interests.

We cannot predict the effect our dual class structure may have on the market price of our Class A common stock.

We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A common stock, in adverse publicity, or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indices. In July 2017, FTSE Russell announced that it plans to require new constituents of its indices to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400, and S&P SmallCap 600, which together make up the S&P Composite 1500. Also in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices and in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under such announced policies, the dual class structure of our stock would make us ineligible for inclusion in certain indices and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to track those indices would not invest in our Class A common stock. These policies are relatively new and it is unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from such indices, but it is possible they may depress valuations, compared to similar companies that are included. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.

After the consummation of the Transactions, the Continuing Equity Owners will have more than 50% of the voting power for the election of directors, and, as a result, we will be considered a “controlled company” within the meaning of the NYSE rules. As such, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements, including the requirements to have a majority of independent directors on our board of directors, an entirely independent nominating and corporate governance committee, an entirely independent compensation committee or to perform annual performance evaluations of the nominating and corporate governance and compensation committees.

The corporate governance requirements and, specifically, the independence standards are intended to ensure directors who are considered independent are free of any conflicting interest that could influence their actions as directors. Following this offering, we intend to utilize certain exemptions afforded to a “controlled company.” As a result, we will not be subject to certain corporate governance requirements, including that a majority of our board of directors consists of “independent directors,” as defined under the NYSE rules. Therefore, immediately following the consummation of the Transactions, we do not intend to have a majority of independent directors on our board of directors, or to have a nominating and corporate governance committee or compensation committee

(or perform annual performance evaluations of nominating and corporate governance and compensation committees, if any) unless and until such time as we are required to do so.

Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE rules. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price.

The JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC. We cannot be certain if this reduced disclosure will make our Class A common stock less attractive to investors.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurs after December 8, 2011, and whose annual net revenues are less than $1.07 billion will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;

•	the last day of its fiscal year in which it has annual gross revenue of $1.07 billion or more;

•	the date on which it has, during the previous three-year period, issued more than $1.07 billion in nonconvertible debt; and

•

the date on which it is deemed to be a “large accelerated filer, ” which will occur at such time as the company (1) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (2) has been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months, and (3) has filed at least one annual report pursuant to the Exchange Act.

Under this definition, we will be an “emerging growth company” upon completion of this offering and could remain an “emerging growth company” until as late as the fifth anniversary of the completion of this offering. For so long as we are an “emerging growth company,” we will, among other things:

•	only be required to have two years of audited financial statements and two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

•	not be required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	not be required to comply with the requirement of the PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•	not be required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

•

not be required to comply with certain disclosure requirements related to executive compensation, such as the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period and, as a result, our combined financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to other public companies.

We cannot predict if investors will find our Class A common stock less attractive as a result of our decision to take advantage of some or all of the reduced disclosure requirements above. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use a portion of the net proceeds from this offering to purchase Class A Units directly from the Operating Company and the remainder, if any, for general corporate purposes. See “Use of Proceeds.” Other than the uses described, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with how our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition, and results of operations. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which our management bases its decisions.

We may pay dividends to our stockholders, but our ability to do so is subject to the discretion of our board of directors and may be limited by our holding company structure and applicable provisions of Delaware law.

Our current intention is to pay to holders of Class A common stock a quarterly dividend representing substantially all of Bridge Investment Group Holdings Inc.’s share of Distributable Earnings, subject to adjustment by amounts determined by our board of directors to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and funds, to comply with applicable law, any of our debt instruments or other agreements, or to provide for future cash requirements such as tax-related payments and clawback obligations. All of the foregoing is subject to the qualification that the declaration and payment of any dividends are at the sole discretion of our board of directors and our board of directors may change our dividend policy at any time, including, without limitation, to reduce such quarterly dividends or even to eliminate dividends entirely. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, and such other factors that our board of directors may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur, including under our Credit Facilities. Therefore, any return on investment in our Class A common stock is solely dependent upon the appreciation of the price of our Class A common stock on the open market, which may not occur. See “Dividend Policy” for more detail.

In addition, as a holding company, we will be dependent upon the ability of the Operating Company to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses (including our taxes and payments under the Tax Receivable Agreement) and pay dividends to our stockholders. Our ability to declare and pay dividends to our stockholders is also subject to Delaware law (which may limit the amount of funds available for dividends). If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may be required to reduce or eliminate, the payment of dividends on our Class A common stock.

No market currently exists for our Class A common stock, and an active, liquid trading market for our Class A common stock may not develop, which may cause our Class A common stock to trade at a discount from the initial offering price and make it difficult for you to sell the Class A common stock you purchase.

Prior to this offering, there has not been a public market for our Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our Class A common stock that you purchase at a price above the price you purchase it or at all. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our Class A common stock. The market price of our Class A common stock may decline below the initial offering price, and you may not be able to sell your shares of our Class A common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or assets by using our shares as consideration.

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters and the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation will provide (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act as the Exchange Act provides that federal courts are the sole forum for claims under the Exchange Act. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation.

Our amended and restated certificate of incorporation will provide that the doctrine of “corporate opportunity” will not apply with respect to any director or stockholder who is not employed by us or our subsidiaries.

The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers or directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation. Our amended and restated certificate of incorporation will provide that the doctrine of “corporate opportunity” will not apply with respect to any director or stockholder who is not employed by us or our subsidiaries. Any director or stockholder who is not employed by us or our subsidiaries will, therefore, have no duty to communicate or present corporate opportunities to us, and will have the right to either hold any corporate opportunity for their (and their affiliates’) own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, including to any director or stockholder who is not employed by us or our subsidiaries.

As a result, certain of our stockholders, directors and their respective affiliates will not be prohibited from operating or investing in competing businesses. We, therefore, may find ourselves in competition with certain of our stockholders, directors or their respective affiliates, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business, operating results and financial condition.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our Class A common stock to decline.

After this offering, the sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Transactions, we will have outstanding a total of                    shares of Class A common stock. Of the outstanding shares, the                    shares sold in this offering (or                    shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, other than any shares held by our affiliates. In addition, the shares of Class A common stock issued to the Blocker Shareholder in the Transactions will be eligible for resale pursuant to Rule 144 without restriction or further registration under the Securities Act, other than affiliate restrictions under Rule 144. Any shares of Class A common stock held by our affiliates will be eligible for resale pursuant to Rule 144 under the Securities Act, subject to the volume, manner of sale, holding period and other limitations of Rule 144.

We, our officers and directors and substantially all of our stockholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock; (2) file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or (3) enter into any swap, hedge, option, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A common stock, in each case, whether any such transaction described above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise. See “Shares Eligible for Future Sale—Lock-up Agreements” and “Underwriting.”

In addition, we have reserved shares of Class A common stock equal to    % of the total number of outstanding Class A common stock following this offering for issuance under the 2021 Plan. Any Class A common stock that we issue under the 2021 Plan or other equity incentive plans that we may adopt in the future would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.

In the future, we may also issue securities in connection with investments, acquisitions or capital raising activities. In particular, the number of shares of our Class A common stock issued in connection with an investment or acquisition, or to raise additional equity capital, could constitute a material portion of our then-outstanding shares of our Class A common stock. Any such issuance of additional securities in the future may result in additional dilution to you, or may adversely impact the price of our Class A common stock.

If you purchase shares of Class A common stock in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our Class A common stock. Therefore, if you purchase shares of our Class A common stock in this offering, you will pay a price per share that substantially exceeds our pro forma net tangible book value per share after this offering. You will experience immediate dilution of $            per share, representing the difference between our pro forma net tangible book value per share after giving effect to this offering and the initial public offering price. In addition, investors who purchase Class A common stock from us in this offering will have contributed 100% of the aggregate price paid by all purchasers of our outstanding equity but will own only approximately    % of our outstanding equity after this offering. See “Dilution” for more detail, including the calculation of the pro forma net tangible book value per share of our Class A common stock.

General Risk Factors

The United Kingdom’s withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and our business.

Following a national referendum and enactment of legislation by the government of the United Kingdom, the United Kingdom formally withdrew from the European Union and ratified a trade and cooperation agreement governing its future relationship with the European Union. The agreement, which is being applied provisionally from January 1, 2021 until it is ratified by the European Parliament and the Council of the European Union, addresses trade, economic arrangements, law enforcement, judicial cooperation and a governance framework including procedures for dispute resolution, among other things. Because the agreement merely sets forth a framework in many respects and will require complex additional bilateral negotiations between the United Kingdom and the European Union as both parties continue to work on the rules for implementation, significant political and economic uncertainty remains about how the precise terms of the relationship between the parties will differ from the terms before withdrawal.

These developments, or the perception that any related developments could occur, have had and may continue to have a material adverse effect on global economic conditions and financial markets, and may significantly reduce global market liquidity, restrict the ability of key market participants to operate in certain financial markets or restrict our access to capital. Any of these factors could have a material adverse effect on our business, financial condition and results of operations and reduce the price of Class A common stock.

We will incur significant costs as a result of operating as a public company.

Prior to this offering, we operated on a private basis. After this offering, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE and other applicable securities laws and regulations. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Class A common stock, fines, sanctions and other regulatory action and potentially civil litigation. These factors may, therefore, strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public reporting company, we will be subject to the NYSE rules and the rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

Upon completion of this offering, we will become a public reporting company subject to the NYSE rules and the rules and regulations established from time to time by the SEC. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, and we become an accelerated or large accelerated filer. As described above, we could potentially qualify as an “emerging growth company” until as late as the fifth anniversary of the completion of this offering.

We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment. If we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, or if there is any fluctuation in our credit rating, our stock price and trading volume could decline.

The trading market for our Class A common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of us, the trading price of our shares would likely be negatively impacted. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts stops covering us or fails to publish reports on us regularly, we could lose visibility in the market, which, in turn, could cause our stock price or trading volume to decline.

Additionally, any fluctuation in the credit rating of us or our subsidiaries may impact our ability to access debt markets in the future or increase our cost of future debt, which could have a material adverse effect on our operations and financial condition, which in return may adversely affect the trading price of shares of our Class A common stock.

Certain provisions of Delaware law and antitakeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have an antitakeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•	a classified board of directors with staggered three-year terms;

•	the ability of our board of directors to issue one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•	no cumulative voting in the election of directors;

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any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders;

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subject to the rights of the holders of any preferred stock and the terms of the Stockholders Agreement, the number of directors will be determined exclusively by a majority of the whole board or directors; and

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the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the voting power represented by our then-outstanding common stock (other than directors appointed pursuant to the Stockholders Agreement, who may be removed with or without cause in accordance with the terms of the Stockholders Agreement).

These antitakeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares.

In addition, we have opted out of Section 203 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, but our amended and restated certificate of incorporation will provide that engaging in any of a broad range of business combinations with any “interested” stockholder (any stockholder with 15% or more of our voting stock) for a period of three years following the time at which the stockholder became an “interested” stockholder is prohibited, provided, however, that, under our amended and restated certificate of incorporation, the Operating Company and any of its respective affiliates will not be deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions. See “Description of Capital Stock.”

Our stock price may change significantly following the offering, and you may not be able to resell shares of our Class A common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The initial public offering price for the shares will be determined by negotiations between us and the underwriters. You may not be able to resell your shares at or above the initial public offering price due to a number of factors included herein, including the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	technology changes in our industry;

•	security breaches related to our systems or those of our affiliates;

•	changes in economic conditions for companies in our industry;

•	changes in market valuations of, or earnings and other announcements by, companies in our industry;

•	declines in the market prices of stocks generally, particularly those of companies in our industry;

•	strategic actions by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships, or capital commitments;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the real estate environment;

•	changes in business or regulatory conditions;

•	future sales of our Class A common stock or other securities;

•	investor perceptions of the investment opportunity associated with our Class A common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	changes in accounting principles; and

•

other events or factors, including those resulting from system failures and disruptions, natural disasters, war, acts of terrorism, an outbreak of highly infectious or contagious diseases, such as COVID-19, or responses to these events.

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of management from our business regardless of the outcome of such litigation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus may be forward-looking statements. Statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding the Transactions, including the consummation of this offering, expected growth, future capital expenditures, fund performance and debt service obligations, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “seek,” “anticipates,” “plan,” “forecasts,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict and beyond our ability to control. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Such factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this prospectus. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to rely unduly upon these statements.

OUR ORGANIZATIONAL STRUCTURE

Bridge Investment Group Holdings Inc., a Delaware corporation, was formed on March 18, 2021 and is the issuer of the Class A common stock in this offering. Prior to the Transactions, all of our business operations were conducted through the Operating Company and its direct and indirect subsidiaries and the Bridge GPs. We will consummate the Transactions, excluding this offering, substantially concurrently with or prior to the consummation of this offering.

Existing Organization

The Operating Company is treated as a partnership for U.S. federal income tax purposes and, as such is generally not subject to any U.S. federal entity-level income taxes. Prior to the consummation of this offering, the Original Equity Owners were the only members of the Operating Company. The Bridge GPs are also treated as partnerships for U.S. federal income tax purposes. Taxable income or loss of the Operating Company and the Bridge GPs is included in the U.S. federal income tax returns of the Operating Company’s members and to certain employees who are recipients of performance allocations.

Corporate Reorganization

Prior to the completion of this offering, we intend to complete a corporate reorganization, which we refer to in this prospectus as the corporate reorganization. Currently, the fund manager entities for our Seniors Housing and Office funds are partially owned by us and partially owned by certain Bridge employees and outside investors. As part of the corporate reorganization, these Bridge employees and outside investors are expected to contribute their entire interests in the respective fund managers to us in exchange for LLC Interests. Currently, the Operating Company does not own or control the general partner interests in each of our Seniors Housing, Office, Multifamily, Workforce and Affordable Housing, Opportunity Zone and Debt Strategies funds. As part of the corporate reorganization, certain of the current owners of the general partner interests, which include the Continuing Equity Owners, will contribute controlling interests in the Bridge GPs, with the exception of BDS I GP, to us in exchange for LLC Interests.

Transactions

The Operating Company is the only holder of a nominal amount of common stock of Bridge Investment Group Holdings Inc. which will be cancelled for no consideration in connection with the Transactions. We will consummate the following organizational transactions in connection with this offering:

•	we will acquire, by means of one or more mergers, the Blocker Company, which we refer to as the Blocker Merger, and will issue to the Blocker Shareholder shares of our Class A common stock;

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the outside investors that own a portion of the fund manager entities for our Seniors Housing and Office funds will contribute their entire interest in these fund managers to us in exchange for                 Class A Units;

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certain of the current owners of the active general partners in our Seniors Housing, Office, Multifamily, Workforce and Affordable Housing, Opportunity Zone and Debt Strategies funds, which include the Continuing Equity Owners, will contribute controlling interests in the Bridge GPs, with the exception of BDS I GP, to (i) the Operating Company, in exchange for                 Class A Units, and (ii) us in exchange for                 shares of Class A common stock, which we will further contribute to Bridge Investment Group Holdings LLC in exchange for                 Class A Units;

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we will amend and restate the existing limited liability company agreement of the Operating Company to, among other things, (1) convert the Operating Company to a limited liability company organized under the laws of the State of Delaware, (2) change the name of the Operating Company from “Bridge Investment

Group LLC” to “Bridge Investment Group Holdings LLC,” (3) convert all existing ownership interests in the Operating Company into                Class A Units and a like amount of Class B Units and (4) appoint Bridge Investment Group Holdings Inc. as the sole managing member of the Operating Company upon its acquisition of LLC Interests in connection with this offering;

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we will amend and restate Bridge Investment Group Holdings Inc.’s certificate of incorporation to, among other things, provide for (1) the recapitalization of our outstanding shares of existing common stock into one share of our Class A common stock, (2) the authorization of additional shares of our Class A common stock, with each share of our Class A common stock entitling its holder to one vote per share on all matters presented to our stockholders generally and (3) the authorization of shares of our Class B common stock, with each share of our Class B common stock entitling its holder to ten votes per share on all matters presented to our stockholders generally, and that shares of our Class B common stock may only be held by the Continuing Equity Owners and their respective permitted transferees as described in “Description of Capital Stock—Common Stock—Class B Common Stock;”

•

the Original Equity Owners will contribute the Class B Units to us in exchange for                 shares of Class B common stock (which is equal to the number of Class A Units held directly or indirectly by such Continuing Equity Owners immediately following the Transactions) and following the consummation of the Transactions we will at all times own 100% of the Class B Units;

•	the Former Equity Owners (other than the Blocker Company) will exchange their indirect ownership of Class A Units for shares of Class A common stock on a one-to-one basis;

•	the Former Profits Interest Program Participants will exchange their awards for Class A Units and restricted shares of Class A common stock with similar vesting requirements;

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we will issue                shares of our Class A common stock to the purchasers in this offering (or                shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock) in exchange for net proceeds of approximately $                million (or approximately $                million if the underwriters exercise in full their option to purchase additional shares of our Class A common stock) based upon an assumed initial public offering price of $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus), less the underwriting discounts and commissions and estimated offering expenses payable by us;

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we will use the net proceeds from this offering to purchase                newly issued Class A Units (or                Class A Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from the Operating Company at a price per unit equal to the initial public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions and estimated offering expenses payable by us;

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the Operating Company intends to use the net proceeds from the sale of Class A Units to Bridge Investment Group Holdings Inc. (1) to pay $                million in cash to redeem certain of the Class A Units held directly or indirectly by certain of the Original Equity Owners and (2) for general corporate purposes to support the growth of our business, in each case, as described under “Use of Proceeds”; and

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Bridge Investment Group Holdings Inc. will enter into (1) a stockholders agreement, which we refer to as the Stockholders Agreement, with certain of the Continuing Equity Owners (including each of our executive officers), (2) a registration rights agreement, which we refer to as the Registration Rights Agreement, with certain of the Continuing Equity Owners (including each of our executive officers) and (3) a tax receivable agreement, which we refer to as the Tax Receivable Agreement, or TRA, with the Operating Company, the Original Equity Owners (other than the Blocker Shareholder). For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”

Organizational Structure Following the Transactions (including this Offering)

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Bridge Investment Group Holdings Inc. will be a holding company and its principal asset will consist of Class A Units it purchases from the Operating Company and certain of the Original Equity Owners (including the Blocker Shareholder);

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Bridge Investment Group Holdings Inc. will be the sole managing member of the Operating Company and will control the business and affairs of the Operating Company and its direct and indirect subsidiaries;

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Bridge Investment Group Holdings Inc. will own, directly or indirectly,                Class A Units of the Operating Company, representing approximately    % of the economic interest in the Operating Company (or                Class A Units, representing approximately    % of the economic interest in the Operating Company if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

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Bridge Investment Group Holdings Inc. will own, directly or indirectly, approximately 40% of the economic interest in the active general partners of our Seniors Housing, Office, Multifamily, Workforce and Affordable Housing, and Opportunity Zone funds and approximately 24% of the economic interest in the active general partners of our Debt Strategies funds (excluding BDS I GP) (we expect to be the primary beneficiary of these variable interest entities and, as such, we will consolidate the operations of these entities);

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the Continuing Equity Owners will own (1)                Class A Units of the Operating Company, representing approximately    % of the economic interest in the Operating Company (or                Class A Units, representing approximately    % of the economic interest in the Operating Company if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (2)                shares of Class B common stock of Bridge Investment Group Holdings Inc., representing approximately    % of the combined voting power of all of Bridge Investment Group Holdings Inc.’s common stock (or                shares of Class B common stock of Bridge Investment Group Holdings Inc., representing approximately    % of the combined voting power if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

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the purchasers in this offering will own (1)                 shares of Class A common stock of Bridge Investment Group Holdings Inc. (or                shares of Class A common stock of Bridge Investment Group Holdings Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately    % of the combined voting power of all of Bridge Investment Group Holdings Inc.’s common stock and approximately    % of the economic interest in Bridge Investment Group Holdings Inc. (or approximately    % of the combined voting power and approximately    % of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (2) through Bridge Investment Group Holdings Inc.’s ownership of Class A Units, indirectly will hold approximately    % of the economic interest in the Operating Company (or approximately    % of the economic interest in the Operating Company if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

(1)

Investors in this offering will hold approximately         % of the combined voting power of Bridge Investment Group Holdings Inc. (or approximately         % of the combined voting power if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

(2)

The Continuing Equity Owners and certain individuals engaged in our business will continue to hold interests directly and indirectly in certain of the Operating Subsidiaries, including the fund manager entities for our Agency MBS, Debt Strategies, Logistics Net Lease and Logistics Properties funds and the Bridge GPs, to the extent such owners have not contributed such interests to us in exchange for Class A Units. As a result, Bridge Investment Group Holdings Inc. will record a significant non-controlling interest for the economic interest in the Operating Subsidiaries held directly or indirectly by such owners. For additional information see “Summary of the Transactions” and “Unaudited Pro Forma Condensed Financial Information.”

As the sole managing member of the Operating Company, Bridge Investment Group Holdings Inc. will operate and control all of the business and affairs of the Operating Company and, through the Operating Company and its direct and indirect subsidiaries, conduct our business. Following the Transactions, including this offering, we will control the management of the Operating Company as its sole managing member. As a result, Bridge Investment Group Holdings Inc. will consolidate the Operating Company and record a significant non-controlling interest and certain individuals engaged in our business, to the extent such owners have not contributed such interests to us in exchange for Class A Units for the economic interest in the Operating Company held directly or indirectly by the Continuing Equity Owners.

Unless otherwise indicated, this prospectus assumes the shares of Class A common stock are offered at $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus). Although the combined number of Class A Units outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, pursuant to the terms of the existing LLC Agreement among the Original Equity Owners and the Operating Company the split between the number of Class A Units among the Original Equity Owners and Bridge Investment Group Holdings Inc. will vary depending on the initial public offering price in this offering. The initial public offering price will also impact the relative allocation of Class A Units issued in the Transactions among the Original Equity Owners and, in turn, the shares of Class A common stock and Class B common stock issued to the Original Equity Owners in the Transactions. Additionally, while the number of shares of Class A common stock being offered hereby to the public will not change, the initial public offering price will impact the number of shares of Class A common stock sold by Bridge Investment Group Holdings Inc. in this offering. However, any increase or decrease in the number of shares of Class A common stock sold by Bridge Investment Group Holdings Inc. in this offering due to a change in the initial public offering price will result in a corresponding increase or decrease in the number of Class A Units purchased by Bridge Investment Group Holdings Inc. directly from certain of the Original Equity Owners at a price per unit equal to the initial public offering price per share of Class A common stock in this offering. Therefore, the indirect economic interest in the Operating Company represented by the shares of Class A common stock sold in this offering will be largely unaffected by the initial public offering price.

Interests of Original Equity Holders, Including Our Directors and Executive Officers, in the Transactions

In April 2021, we made a distribution to the Original Equity Owners, including certain of our directors and executive officers, in an amount equal to $75 million. This amount will not be available for the operations of the Company.

As part of the Transactions, we will enter into (1) the Stockholders Agreement with certain of the Continuing Equity Owners (including each of our executive officers), (2) the Registration Rights Agreement with certain of the Continuing Equity Owners (including each of our executive officers) and (3) the Tax Receivable Agreement with the Operating Company and the Original Equity Owners (other than the Blocker Shareholder) (including each of our executive officers). For a description of the terms of the Stockholders Agreement, the Registration Rights Agreement and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions.”

The Operating Company intends to use approximately $             million of the net proceeds from this offering to redeem certain of the Class A Units held directly or indirectly by certain of the Original Equity Owners. Accordingly, certain of the Original Equity Owners, which include certain of our directors and executive officers, will receive a substantial cash payment in connection with the sale of a portion of their Class A Units at the time of the offering.

Incorporation of Bridge Investment Group Holdings Inc.

Bridge Investment Group Holdings Inc., the issuer of the Class A common stock offered in this offering, was incorporated as a Delaware corporation on March 18, 2021. Bridge Investment Group Holdings Inc. has not engaged in any material business or other activities except in connection with its formation and the Transactions. The amended and restated certificate of incorporation of Bridge Investment Group Holdings Inc. that will become effective immediately prior to the consummation of this offering will, among other things, (1) recapitalize our outstanding shares of existing common stock into one share of our Class A common stock and (2) authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock.”

Reclassification and Amendment and Restatement of the Operating Company LLC Agreement

Prior to or substantially concurrently with the consummation of this offering, the existing limited liability company agreement of the Operating Company will be amended and restated to, among other things, recapitalize its capital structure by creating two new classes of units that we refer to as “common units” (Class A Units (which are entitled to a pro rata share of the economics of the Operating Company) and Class B Units (which are entitled to one vote, have no economic entitlement and will be 100% owned by us)) and provide for a right of redemption of Class A Units (subject in certain circumstances to time-based vesting requirements and certain other restrictions) in exchange for, at our election (determined solely by our independent directors (within the meaning of the NYSE rules), who are disinterested), shares of our Class A common stock or cash. See “Certain Relationships and Related Party Transactions—Operating Company LLC Agreement.”

USE OF PROCEEDS

We estimate, based upon an assumed initial public offering price of $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus), that we will receive net proceeds from this offering of approximately $                million (or $                million if the underwriters exercise in full their option to purchase additional shares of Class A common stock), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering (including any net proceeds from any exercise of the underwriters’ option to purchase additional shares of Class A common stock) to purchase                 Class A Units (or                Class A Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from the Operating Company at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions and estimated offering expenses payable by us.

The Operating Company intends to use the $                million in net proceeds from the sale of Class A Units to Bridge Investment Group Holdings Inc. (together with any additional proceeds it may receive if the underwriters exercise their option to purchase additional shares of Class A common stock), after deducting estimated offering expenses (i) to pay $                million in cash to redeem certain of the Class A Units held directly or indirectly by certain of the Original Equity Owners and (ii) for general corporate purposes to support the growth of our business. The funds used to redeem some of the Class A Units held directly or indirectly by certain of the Original Equity Owners will not be available to us for use in connection with our future growth initiatives.

Pending use of the net proceeds from this offering described above, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

Assuming no exercise of the underwriters’ option to purchase additional shares of Class A common stock, each $1.00 increase (decrease) in the assumed initial public offering price of $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $                million and, in turn, the net proceeds received by the Operating Company from the sale of Class A Units to Bridge Investment Group Holdings Inc. by $                million, assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 share increase (decrease) in the number of shares offered by us in this offering would increase (decrease) the net proceeds to us from this offering by approximately $                million and, in turn, the net proceeds received by the Operating Company from the sale of Class A Units to Bridge Investment Group Holdings Inc. by $                million, assuming that the price per share for the offering remains at $                (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The Operating Company will bear or reimburse Bridge Investment Group Holdings Inc. for all of the expenses incurred in connection with the Transactions, including this offering.

CAPITALIZATION

The following table shows the cash and capitalization as of March 31, 2021, as follows:

•	of Bridge on a historical basis;

•	of Bridge Investment Group Holdings Inc. and its subsidiaries on a pro forma basis to give effect to the Transactions, excluding this offering; and

•

of Bridge Investment Group Holdings Inc. and its subsidiaries on a pro forma as adjusted basis to give effect to the Transactions, including our sale of                shares of Class A common stock in this offering at an assumed initial public offering price of $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom as described under “Use of Proceeds.”

For more information, please see “Our Organizational Structure,” “Use of Proceeds” and “Unaudited Pro Forma Condensed Financial Information” included elsewhere in this prospectus. You should read this information in conjunction with our combined financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of March 31, 2021
($ in millions, except per share and share amounts)	Bridge Historical	Bridge Investment Group Holdings Inc. Pro Forma	Bridge Investment Group Holdings Inc. Pro Forma As Adjusted
	(unaudited)
Cash(1)	$134	$	$

Long-term debt (including current portion)(2)
Private Placement Notes	150
General Partner Notes Payable	15

Total debt	165
Members’/stockholders’ equity
Equity
Net investment in common control group	202
Non-controlling interests	13
Accumulated other comprehensive income	—
Stockholders’ equity
Class A common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	—
Class B common stock, par value $0.01 per share; shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	—
Additional paid-in capital	—
Nonredeemable non-controlling interests	—

Total members’/stockholders’ equity	215

Total capitalization	$380	$	$

(1)	Subsequent to March 31, 2021, the Company made a distribution in the form of a special dividend of $75.0 million, which was distributed to members of the Company on April 5, 2021.
(2)	See “Description of Indebtedness” for a description of our currently outstanding indebtedness.

Each $1.00 increase (decrease) in the assumed public offering price of $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus) would increase (decrease) each of additional paid-in capital and total members’ / stockholders’ equity on a pro forma as adjusted basis by approximately $                million, assuming that the price per share for the offering remains at $                (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Each 1,000,000 share increase or decrease in the number of shares offered in this offering by us would increase or decrease each of additional paid-in capital and total members’ / stockholders’ equity on a pro forma as adjusted basis by approximately $                million, assuming that the price per share for the offering remains at $                (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

Our current intention is to pay to holders of Class A common stock a quarterly dividend representing substantially all of Bridge Investment Group Holdings Inc.’s share of Distributable Earnings, subject to adjustment by amounts determined by our board of directors to be necessary or appropriate to provide for the conduct of our business, to make appropriate investments in our business and funds, to comply with applicable law, any of our debt instruments or other agreements, or to provide for future cash requirements such as tax-related payments and clawback obligations. All of the foregoing is subject to the qualification that the declaration and payment of any dividends are at the sole discretion of our board of directors and our board of directors may change our dividend policy at any time, including, without limitation, to reduce such quarterly dividends or even to eliminate such dividends entirely. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from the Operating Company and, through the Operating Company, cash distributions and dividends from our other direct and indirect subsidiaries. Our ability to pay dividends may be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. See “Description of Capital Stock,” “Description of Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.” Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our board of directors may consider relevant. Accordingly, you may need to sell your shares of our Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Immediately following this offering, we will be a holding company, and our principal asset will be the Class A Units we purchase from the Operating Company. If we decide to pay a dividend in the future, we would need to cause the Operating Company to make distributions to us in an amount sufficient to cover such dividend. If the Operating Company makes such distributions to us, the other holders of Class A Units will be entitled to receive pro rata distributions. See “Risk Factors—Risks Related to Our Organizational Structure—Our principal asset after the completion of this offering will be our interest in the Operating Company, and, as a result, we will depend on distributions from the Operating Company to pay our taxes and expenses, including payments under the Tax Receivable Agreement and to pay dividends to holders of our Class A common stock. The Operating Company’s ability to make such distributions may be subject to various limitations and restrictions.”

DILUTION

The Continuing Equity Owners will own Class A Units after the Transactions. Because the Continuing Equity Owners do not own any Class A common stock or have any right to receive distributions from Bridge Investment Group Holdings Inc., we have presented dilution in pro forma net tangible book value per share both before and after this offering assuming that all of the holders of Class A Units (other than Bridge Investment Group Holdings Inc.) had their Class A Units redeemed or exchanged for newly issued shares of Class A common stock on a one-for-one basis (rather than for cash) and the transfer to the Company and cancellation for no consideration of all of their shares of Class B common stock (which are not entitled to receive distributions or dividends, whether cash or stock from Bridge Investment Group Holdings Inc.) in order to more meaningfully present the dilutive impact on the investors in this offering. We refer to the assumed redemption or exchange of all Class A Units for shares of Class A common stock as described in the previous sentence as the Assumed Redemption.

Dilution is the amount by which the offering price paid by the purchasers of the Class A common stock in this offering exceeds the pro forma net tangible book value per share of Class A common stock after the offering. The Operating Company’s pro forma net tangible book value as of March 31, 2021 prior to this offering and after giving effect to the other Transactions and the Assumed Redemption was $                million. Pro forma net tangible book value per share prior to this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding after giving effect to the Assumed Redemption.

If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Class A common stock after this offering.

Pro forma net tangible book value per share after this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding, after giving effect to the Transactions, including this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” and the Assumed Redemption. Our pro forma net tangible book value as of March 31, 2021 after this offering would have been approximately $                million, or $                per share of Class A common stock. This amount represents an immediate increase in pro forma net tangible book value of $                per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $                per share to new investors purchasing shares of Class A common stock in this offering. We determine dilution by subtracting the pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value (deficit) per share as of March 31, 2021 before this offering	$
Increase per share attributable to new investors in this offering	$

Pro forma net tangible book value (deficit) per share after this offering
Dilution per share to new Class A common stock investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus) would increase the pro forma net tangible book value (deficit) per share after this offering by approximately $                , and dilution in pro forma net tangible book value (deficit) per share to new investors by approximately $                assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase additional shares of Class A common stock, the pro forma net tangible book value (deficit) after the offering would be $                per share, the increase in pro forma net tangible book value per share to existing stockholders would be $                per share and the dilution in pro forma net tangible book value to new investors would be $                per share, in each case assuming an initial public offering price of $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus).

The following table summarizes, as of March 31, 2021 after giving effect to the Transactions (including this offering) and the Assumed Redemption, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing owners and by the new investors. The calculation below is based on an assumed initial public offering price of $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus).

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Original Equity Owners			%	$		%	$
New investors

Total		100%		$	100%		$

Each $1.00 increase (decrease) in the assumed initial public offering price of $                per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all stockholders by $                million, assuming the number of shares offered by us remains the same and after deducting the underwriting discounts and commissions but before estimated offering expenses.

Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of Class A common stock. In addition, the discussion and tables above exclude shares of Class B common stock, because holders of the Class B common stock are not entitled to distributions or dividends, whether cash or stock, from Bridge Investment Group Holdings Inc. The number of shares of our Class A common stock outstanding after this offering as shown in the tables above is based on the number of shares outstanding as of March 31, 2021, after giving effect to the Transactions and the Assumed Redemption, and excludes                shares of Class A common stock reserved for issuance under our 2021 Plan (as described in “Executive Compensation—Incentive Compensation Plan—2021 Incentive Award Plan”), including approximately                shares of Class A common stock issuable pursuant to stock options we intend to grant to certain of our directors, executive officers and other employees, including certain of our named executive officers, in connection with this offering as described in “Executive Compensation—Incentive Compensation Plan—2021 Incentive Award Plan.”

To the extent any of these outstanding options are exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been exercised as of March 31, 2021 the pro forma net tangible book value (deficit) per share after this offering would be $                , and total dilution per share to new investors would be $                .

If the underwriters exercise in full their option to purchase additional shares of Class A common stock:

•

the percentage of shares of Class A common stock held by the Original Equity Owners will decrease to approximately    % of the total number of shares of our Class A common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to , or approximately % of the total number of shares of our Class A common stock outstanding after this offering.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives pro forma effect to the Transactions described under “Our Organizational Structure,” including the consummation of this offering and our intended use of proceeds therefrom after deducting the underwriting discounts and commissions and other costs of this offering, as though such Transactions had occurred as of March 31, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the three months ended March 31, 2021 present our combined results of operations giving pro forma effect to the transactions described above as if they had occurred as of January 1, 2020. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.”

The pro forma adjustments are based on available information and upon assumptions that management believes are reasonable in order to reflect, on a pro forma basis, the effect of these Transactions on the historical financial information of our predecessor. The Company is a combination of multiple entities formed to provide real estate asset management services. Its business was conducted through a large number of entities for which there was no single controlling holding entity. The historical periods presented in the unaudited condensed pro forma financial information reflect the operating results of the Bridge business as historically managed under common control and include the combined accounts of (i) the Operating Company and (ii) the Bridge GPs. The Operating Company and the Bridge GPs are together considered our predecessor for accounting purposes, and their combined financial statements will be our historical financial statements following this offering. Because certain of the continuing members of the Operating Company will continue to control the entities that own and manage the Operating Company after the corporate reorganization, we will account for the acquisition of such continuing members’ interests in our business, as part of the corporate reorganization, as a transfer of interests under common control. Accordingly, we will carry forward unchanged the value of such continuing members’ interest in the assets and liabilities in the Operating Company’s financial statements prior to this offering into our financial statements following this offering.

The Operating Company and the Contributed GP Entities (as defined below) are under common control prior to the Transactions. As such, we will carry forward unchanged the value of the related assets and liabilities recognized in the Contributed GP Entities’ financial statements prior to this offering into our financial statements following this offering. We have assessed the Contributed GP Entities for consolidation subsequent to the corporate reorganization and have concluded that the Contributed GP Entities represent a variable interest for which the Operating Company is the primary beneficiary. As a result, the Operating Company will consolidate the Contributed GP Entities following the corporate reorganization.

The Operating Company will acquire the non-controlling interest of its consolidated subsidiaries Bridge Seniors Housing Fund Manager LLC, or BSHFM, and Bridge Office Fund Manager LLC, or BOFM, which was accounted for as an equity transaction with no gain or loss recognized in combined net income. The carrying amounts of the non-controlling interest in BSHFM and BOFM were adjusted to zero.

The unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations may not be indicative of the results of operations or financial position that would have occurred had the Transactions taken place on the dates indicated, or that may be expected to occur in the future. The adjustments are described in the notes to the unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined financial information and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes included elsewhere in this prospectus.

The pro forma adjustments in the Reorganization Adjustments and Offering Adjustments columns principally give effect to:

•	The Transactions described in “Our Organizational Structure,” which reflects, among other things, the following:

•

As part of the Transactions, the current owners of the active general partners, which include the Continuing Equity Owners, will contribute a portion of their interests in the general partners of each of our Seniors Housing, Office, Multifamily, Workforce and Affordable Housing, Opportunity Zone and Debt Strategies funds (except BDS I GP), to us in exchange for Class A Units, which is reflected in the pro forma financial information presented below. This legal reorganization is a transaction between entities under common control.

•

Prior to the Transactions, the fund manager entities for our Seniors Housing and Office funds were partially owned by us and partially owned by outside investors. As part of the corporate reorganization, the pro forma information reflects the outside investors contributing their entire interest in these fund managers to us in exchange for Class A Units.

•

The modification of the Operating Company’s profits interest program, such that certain awards will be exchanged for Class A Units and certain awards will be exchanged for restricted stock with similar vesting requirements.

•	The provision for corporate income taxes on the income of Bridge Investment Group Holdings Inc., which will be taxable as a corporation for U.S. federal and state income tax purposes.

•

The allocation of income (loss) associated with non-controlling interests primarily relating to Class A Units in the Operating Company, approximately     % of which will be held by the Continuing Equity Owners of the Operating Company after this offering, assuming no exercise of the underwriters’ option to purchase additional shares.

We have not made any pro forma adjustments relating to reporting, compliance and investor relations costs that we will incur as a public company. No pro forma adjustments have been made for these additional expenses as an estimate of such expenses is not determinable at this time.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2021

($ in thousands)	Historical Combined Financial Statements	Reorganization Adjustments		Pro Forma Before Offering Adjustments	Offering Adjustments		Pro Forma
Assets
Current assets
Cash and cash equivalents	$133,620	$(75,002)	(1)(3)	$58,618	$—	(6)	—
Marketable securities	5,067	—		5,067	—		—
Restricted cash	5,982	—		5,982	—		—
Receivables - principally from affiliated parties	22,983	50	(3)	23,033	—		—
Notes receivable	11,835	—		11,835	—		—
Note receivables from employees	—	—		—	—		—
Prepaid and other current assets	3,359	—		3,359	—		—

Total current assets	182,846	(74,952)		107,894	—		—
Investments	236,974	(260)	(3)	236,714	—		—
Deferred tax assets	—	—		—	—	(7)	—
Tenant improvements and equipment - net of depreciation	4,026	—		4,026	—		—
Intangible assets - net of amortization	4,516	—		4,516	—		—
Goodwill	9,830	—		9,830	—		—
Other assets	305	—		305	—		—

Total assets	$438,497	$(75,212)		$363,285	$—		—

Liabilities and equity
Liabilities
Accrued performance allocations compensation	$24,749	$—		$24,749	$—		$—
Accounts payable and accrued expenses	7,322	(15)	(3)	7,307	—		—
Accrued payroll and benefits	13,476	—		13,476	—		—
General Partner Notes Payable	14,858	(2,552)	(3)	12,306	—		—
Insurance loss reserves	4,227	—		4,227	—		—
Self-insurance reserves and unearned premiums	3,730	—		3,730	—		—
Other current liabilities	4,534	—		4,534	—		—

Total current liabilities	72,896	(2,567)		70,329	—		—
Notes payable, net	147,820	—		147,820	—		—
Due to affiliates	—	—		—	—	(7)	—
Other long-term liabilities	2,417	—		2,417	—		—

Total liabilities	223,133	(2,567)		220,566	—		—

Equity
Net investment in common control group	202,167	(168,512)	(1)(2)(3)(4)(5)	33,655	—	(5)	—
Class A common stock	—	—		—	—	(8)	—
Class B common stock	—	—		—	—	(9)	—
Additional paid-in capital	—	—		—	—	(10)	—
Accumulated other comprehensive income	5	—		5	—		—
Non-controlling interests in subsidiaries	13,192	95,867	(11)	109,059	—		—
Non-controlling interests	—	—		—	—	(12)	—

Total equity	215,364	(72,645)		142,719	—		—

Total liabilities and equity	$438,497	$(75,212)		$363,285	$—		$—

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)

Reflects funding of a pre-offering distribution to members of the Operating Company, with a corresponding decrease to net investment in common control group, in an amount equal to $75 million. This amount will not be available for the operations of the Company.

(2)

The Contributed GP Entities have historically been under common control and, as such, the contribution was recorded at historical cost and resulted in no step up in basis from our historic combined financial statements. Prior to the corporate reorganization, the Contributed GP Entities have been combined with Bridge Investment Group LLC and its subsidiaries to reflect the historical operations and results of Bridge. As part of the Transactions, members of the Contributed GP Entities contributed a percentage of their interest in the respective general partners and related carried interest in exchange for new Class A Units in the Operating Company. The following entities represent the Contributed GP Entities, together with their respective percentage interests contributed to the Operating Company:

Entity	Percentage Contributed
BOF I GP	40%
BOF II GP	40%
BSH I GP	40%
BSH II GP	40%
BSH III GP	40%
BOZ I GP	40%
BOZ II GP	40%
BOZ III GP	40%
BOZ IV GP	40%
BMF III GP	40%
BMF IV GP	40%
BWH I GP	40%
BWH II GP	40%
BDS II GP	24%
BDS III GP	24%
BDS IV GP	24%

We have assessed the Contributed GP Entities for consolidation subsequent to the corporate reorganization and have concluded that the Contributed GP Entities represent a variable interest for which the Operating Company is the primary beneficiary. As a result, we will consolidate the Contributed GP Entities following the corporate reorganization. The percentage contributed to the Operating Company will represent controlling interest in Bridge Investment Group Holdings Inc.’s consolidated financial statements and any remaining equity interests held at the Contributed GP Entities’ level will represent non-controlling interest, which is $100.3 million as of March 31, 2021.

(3)

The equity interests in BDS I GP are not being contributed to the Operating Company as part of the Transactions. Subsequent to the Transactions, Bridge Investment Group Holdings Inc. will have no interest in BDS I GP. As a result, we have derecognized this entity from Bridge Investment Group Holdings Inc.’s combined financial statements. The following table summarizes BDS I GP’s balance sheet as of March 31, 2021 (in thousands):

As of March 31, 2021
Assets
Current assets
Cash and cash equivalents	$2

Total current assets	2
Investments	260

Total assets	$262

Liabilities and members’ equity
Liabilities
Management fee payable	$50
Accounts payable and accrued expenses	15
General Partner Notes payable	2,552

Total current liabilities	2,617
Members’ equity
Total members’ equity	(2,355)

Total liabilities and equity	$262

(4)

Prior to the consummation of this offering, the Operating Company expects to issue new Class A Units to certain professionals in our consolidated subsidiaries, BSHFM and BOFM, in exchange for their interests in BSHFM and BOFM, which is expected to increase the Operating Company’s interest in BSHFM from 60% to 100% and in BOFM from approximately 75% to 100%. The impact of this exchange was a reduction of non-controlling interest of $2.2 million and $2.2 million related to BSHFM and BOFM for the period ended March 31, 2021, respectively.

(5)	The computation of the pro forma net investment in common control group is shown below:

	As of March 31, 2021
($ in thousands)	Reorganization Adjustments	Offering Adjustments	Pro Forma
April 2021 distribution	$(75,000)	$—	$—
Contribution of GP interests	(100,298)	—	—
Derecognition of BDS I GP	2,355	—	—
Exchange of BSHFM & BOFM non-controlling interests for shares	4,451	—	—
Reorganization to a corporation	—	—	—

Total	$168,512	$—	$—

(6)

Reflects proceeds, net of underwriting discounts and commissions, of $                million from this offering, with a corresponding increase to total stockholders’ equity. We will use approximately $                million of the net proceeds from this offering to cause the Operating Company to purchase Class A Units from certain of its existing partners, at a per-unit price equal to the per-share price paid by the underwriters for shares of our Class A common stock in this offering.

(7)

As described under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” in connection with this offering, Bridge Investment Group Holdings Inc. will enter into a Tax Receivable Agreement with the Operating Company and each of the Original Equity Owners (other than the Blocker Shareholder), pursuant to which Bridge Investment Group Holdings Inc. will pay to the Original Equity Owners 85% of the amount of tax benefits, if any, that Bridge Investment Group Holdings Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (1) increases in Bridge Investment Group Holding Inc.’s allocable share of the tax basis of the Operating Company’s assets resulting from (a) Bridge Investment Group Holdings Inc.’s purchase of Class A Units directly from the Operating Company and the partial redemption of Class A Units by the Operating Company in connection with this offering, as described under “Use of Proceeds,” (b) future redemptions or exchanges (or deemed exchanges in certain circumstances) of Class A Units for Class A common stock or cash and (c) certain distributions (or deemed distributions) by the Operating Company; (2) Bridge Investment Group Holdings Inc.’s allocable share of the existing tax basis of the Operating Company’s assets at the time of any redemption or exchange of Class A Units (including in connection with this offering), which tax basis is allocated to the Class A Units being redeemed or exchanged and acquired by Bridge Investment Group Holdings Inc. and (3) certain additional tax benefits arising from payments made under the Tax Receivable Agreement. The net deferred tax asset of $            million and the $            million due to affiliates for the Tax Receivable Agreement assumes: (A) only exchanges associated with the corporate reorganization and this offering, (B) a share price equal to $                per share (the midpoint of the price range set forth on the cover of this prospectus) less any underwriting discounts and commissions, (C) a constant U.S. federal and state combined income tax rate of 25%, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations and (G) future Tax Receivable Agreement payments. We recognized a deferred tax asset in the amount of $            million as of March 31, 2021 associated with the increase in tax basis as a result of the corporate reorganization transactions, as well as the basis difference in the Company’s investment in the Operating Company. A portion of the total basis difference will only reverse upon a sale of the Company’s interest in the Operating Company, which is not expected to occur in the foreseeable future. Therefore, the Company has recognized a valuation allowance in the amount of $             million against the deferred tax asset (resulting in a net deferred tax asset of $            million) which is considered capital in nature as it was not more-likely-than-not that this portion of deferred tax assets would be realized. The difference between the deferred tax asset recognized and a Tax Receivable Agreement liability is recorded as a decrease to additional paid-in capital.

(8)

Reflects                shares of Class A common stock with a par value of $0.01 outstanding immediately after this offering. This includes                shares of our Class A common stock issued in this offering,                shares of Class A common stock exchanged for Class A Units by the holders of Class A Units (other than Bridge Investment Group Holdings Inc.),                shares of Class A common stock issued to the Blocker Shareholder in connection with the Blocker Merger and                shares of Class A common stock intended to be issued to employees immediately after the closing of this offering.

(9)

In connection with this offering, we will issue shares of Class B common stock to the Continuing Equity Owners, on a one-to-one basis with the number of Class A Units they own. Each share of our Class B common stock will entitle its holder to ten votes. See “Our Organizational Structure—Voting Rights.”

(10)	The computation of the pro forma additional paid-in capital is below:

Computation of the pro forma additional paid-in capital
March 31, 2021
($ in thousands)	Reorganization Adjustments	Offering Adjustments	Pro Forma
Historical additional paid-in capital	$—	$—	$—
Proceeds from offering net of underwriting discounts and commissions	—	—	—
Offering expenses	—	—	—
Reclassification of net investment in common control group	—	—	—
Par value of Class A common stock	—	—	—
Par value of Class B common stock	—	—	—
Deferred tax asset	—	—	—
Due to affiliates for Tax Receivable Agreement	—	—	—
Non-controlling interests	—	—	—

Additional paid-in capital	$—	$—	$—

(11)	The computation of the pro forma non-controlling interests in subsidiaries is shown below:

	As of March 31, 2021
	Reorganization Adjustments	Offering Adjustments	Pro Forma
Contribution of GP interests for shares	$100,298	$—	$—
Exchange of BSHFM & BOFM non-controlling interests for shares	(4,431)	—	—

Non-controlling interests in subsidiaries	$95,867	$—	$—

(12)

Following this offering, Bridge Investment Group Holdings Inc.’s only business will be to act as the managing member of the Operating Company, and its only material assets will be Class A Units representing approximately    % of the total Class A Units of the Operating Company (or    % if the underwriters exercise their option to purchase additional shares of Class A common stock in full). In its capacity as the sole managing member of the Operating Company, Bridge Investment Group Holdings Inc. will indirectly operate and control all of the Operating Company’s business and affairs. As a result, Bridge Investment Group Holdings Inc. will consolidate the financial results of the Operating Company and will report non-controlling interests related to the interests held by the Continuing Equity Owners of the Operating Company, which will represent a majority of the economic interest in the Operating Company, on its consolidated balance sheet. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, Bridge Investment Group Holdings Inc. will own    % of the economic interests of the Operating Company, and the Continuing Equity Owners of the Operating Company will own the remaining    %.

	Bridge Investment Group Holdings LLC Class A Units	%
Bridge Investment Group Holdings Inc.			(a)
Continuing Equity Owners

Total

(a)	Excludes million shares of Class A common stock to be issued under the 2021 Plan.

Unaudited Pro Forma Condensed Combined Statements of Operations and Other Data

For the Year Ended December 31, 2020

	Historical combined financial statements of Bridge		Reorganization Adjustments			Pro Forma Before Offering Adjustments		Offering Adjustments			Pro Forma
($ in thousands)
Revenue
Fund management fees		$110,235		$42	(2)		$110,277		$—			$—
Property management and leasing fees		59,986		—			59,986		—			—
Construction management fees		8,155		—			8,155		—			—
Development fees		1,966		—			1,966		—			—
Transaction fees		39,298		—			39,298		—			—
Insurance premiums		6,291		—			6,291		—			—
Other asset management and property income		6,017		—			6,017		—			—

Total revenue		231,948		42			231,990		—			—

Investment income
Incentive fees		—		—			—		—			—
Performance allocations
Realized		42,365		12	(2)		42,377		—			—
Unrealized		61,803		5	(2)		61,808		—			—
Earnings (losses) from investments in real estate		522		(7	)(2)		515		—			—

Total investment income		104,690		10			104,700		—			—

Expenses
Employee compensation and benefits		100,932		—	(3)		100,932		—	(3)		—
Incentive fee compensation		—		—	(1)		—		—			—
Performance allocations compensation
Realized		4,281		(1,758	)(1)		2,523		—			—
Unrealized		8,983		(4,765	)(1)		4,218		—			—
Loss and loss adjustment expenses		3,119		—			3,119		—			—
Third-party operating expenses		28,415		—			28,415		—			—
General and administrative expenses		17,249		(7	)(2)		17,242		—			—
Depreciation and amortization		3,214		—			3,214		—			—

Total expenses		166,193		(6,530)			159,663		—			—

Other income (expense)
Realized and unrealized gains (losses)		549		(432	)(2)		117		—			—
Interest income		1,527		—			1,527		—			—
Interest expense		(5,058)		86	(2)		(4,972)		—			—

Total other income (expense)		(2,982)		(346)			(3,328)		—			—
Net Income before taxes		167,463		6,236			173,699		—			—
Income tax provision		(1,006)		—			(1,006)		—	(4)		—

Net Income		166,457		6,236			172,693		—			—

Less net gain/(loss) attributable to non-controlling interest in Bridge		19,535		52,732	(1)(5)		72,267		—	(5)		—

Net income attributable to Bridge Investment Group LLC		146,922		(46,496)			100,426		—			—

Less net gain/(loss) attributable to non-controlling interest										(5)

Net income attributable to Bridge Investment Group Holdings Inc.	$		$			$		$			$

Pro forma net income per share data(6)
Weighted-average shares of Class A common stock outstanding
Basic
Diluted
Net income available to Class A common stock per share
Basic											$
Diluted											$

Unaudited Pro Forma Condensed Combined Statements of Operations and Other Data

For the Three Months Ended March 31, 2021

($ in thousands)	Historical Combined Financial Statements	Reorganization Adjustments		Pro Forma Before offering Adjustments	Offering Adjustments		Pro Forma
Revenue
Fund management fees	$30,851	$9	(2)	$30,860	$—		$—
Property management and leasing fees	16,747	—		16,747	—		—
Construction management fees	1,826	—		1,826	—		—
Development fees	386	—		386	—		—
Transaction fees	5,326	—		5,326	—		—
Insurance premiums	1,894	—		1,894	—		—
Other asset management and property income	1,520	—		1,520	—		—

Total revenue	58,550	9		58,559	—		—
Investment income
Incentive fees	910	—		910	—		—
Performance allocations
Realized	5,557	—		5,557	—		—
Unrealized	14,719	10	(2)	14,729	—		—
Losses from investments in real estate	(3)	(40)	(2)	(43)	—		—

Total investment income	21,183	(30)		21,153	—		—
Expenses
Employee compensation and benefits	27,151	—		27,151	—	(3)	—
Incentive fee compensation	82	—		82	—		—
Performance allocations compensation
Realized	494	(147)	(1)	347	—		—
Unrealized	1,429	(806)	(1)	623	—		—
Loss and loss adjustment expenses	786	—		786	—		—
Third-party operating expenses	8,626	—		8,626	—		—
General and administrative expenses	4,101	(1)	(2)	4,100	—		—
Depreciation and amortization	753	—		753	—		—

Total expenses	43,422	(954)		42,468	—		—
Other income (expense)
Realized and unrealized gains (losses)	5,798	270 (2)		6,068	—		—
Interest income	608	—		608	—		—
Interest expense	(1,587)	40	(2)	(1,547)	—		—

Total other income	4,819	310		5,129	—		—
Net Income before taxes	41,130	1,243		42,373	—		—
Income tax provision	(410)	—		(410)	—	(4)	—

Net income	40,720	1,243		41,963	—		—
Less net gain attributable to non-controlling interest in Bridge	3,949	12,771	(1)	16,720	—		—

Net income attributable to Bridge Investment Group LLC	36,771	(11,528)		25,243	—		—
Less net gain/(loss) attributable to non-controlling interest	—	—		—	—	(5)	—

Net income attributable to Bridge Investment Group Holdings Inc.	$36,771	$(11,528)		$25,243	$—		$—

Pro forma net income per share data(6)
Weighted-average shares of Class A common stock outstanding
Basic							—
Diluted							—
Net income available to Class A common stock per share
Basic							$—
Diluted							$—

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations and Other Data

(1)

The Contributed GP Entities have historically been under common control and, as such, the contribution was recorded at historical cost. Prior to the corporate reorganization, the Contributed GP Entities have been combined with Bridge Investment Group LLC and its subsidiaries to reflect the historical operations and results of Bridge. The percentage interests in the Contributed GP Entities to be contributed to the Operating Company represent controlling interests in Bridge Investment Group Holdings Inc.’s consolidated financial statements and any remaining equity interests held at the Contributed GP Entities’ level will represent non-controlling interests.

(2)

The equity interests in BDS I GP are not being contributed to Bridge Investment Group Holdings Inc. as part of the Transactions. Subsequent to the transaction, Bridge Investment Group Holdings Inc. will have no interest in BDS I GP. As a result, we have derecognized this entity from Bridge Investment Group Holdings Inc.’s consolidated financial Statements. The following table summarizes BDS I GP’s statement of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020:

($ in thousands)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Investment income
Performance allocations
Realized	$—	$(12)
Unrealized	(10)	(5)
Other income	40	7

Total investment income	30	(10)

Expenses
Management fees	9	42
General and administrative expenses	1	7
Interest expense	40	86

Total expenses	50	135

Realized and unrealized gains (losses)	(270)	432

Net loss	$(290)	$287

(3)

In connection with the offering, we intend to grant to employees an aggregate of                restricted stock units or other awards that vest over a five-year period. This adjustment reflects compensation expense associated with this grant had it occurred at the beginning of the period presented.

(4)

The Operating Company has been and will continue to be treated as a partnership for U.S. federal and state income tax purposes. Following this offering, we will be subject to U.S. federal income taxes, in addition to state, local and foreign income taxes with respect to our allocable share of any taxable income generated by the Operating Company that will flow through to its interest holders, including us. As a result, the unaudited pro forma condensed combined statements of operations reflect adjustments to our income tax expense to reflect an assumed blended statutory tax rate of 25% at Bridge Investment Group Holdings Inc., which was calculated assuming the U.S. federal rates currently in effect and the statutory rates applicable to each state, local and foreign jurisdiction where we estimate our income will be apportioned.

The computation of the pro forma provision for income taxes as of March 31, 2021 is below (in thousands):

Offering Adjustments
Income (loss) before provision for income taxes
Less:
Provision for income taxes	$ —
Income attributable to non-controlling interest in Bridge Investment Group Holdings LLC	—

Allocable income (loss)	—
Bridge Investment Group Holdings Inc.’s economic interest in Bridge Investment Group Holdings LLC	—

Income (loss) before provision for income taxes attributable to Bridge Investment Group Inc.	—
Bridge Investment Group Holdings Inc. blended statutory tax rate	—

Provision for income taxes	—
Less: Prior recorded provision attributable to Bridge Investment Group Holdings Inc.	—

Adjustment to provision for income taxes	$ —

(5)

Following this offering, Bridge Investment Group Holdings Inc.’s only business will be to act as the managing member of the Operating Company, and its only material assets will be Class A Units representing approximately    % of the interests of the Operating Company (or                % if the underwriters exercise their option to purchase additional shares of Class A common stock in full). In its capacity as the sole managing member of the Operating Company, Bridge Investment Group Holdings Inc. will indirectly operate and control all of the Operating Company’s business and affairs. As a result, Bridge Investment Group Holdings Inc. will consolidate the financial results of the Operating Company and will report non-controlling interests related to the interests held by the Continuing Equity Owners of the Operating Company in its combined statement of income. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, Bridge Investment Group Holdings, Inc. will own    % of the economic interest of the Operating Company, and the Continuing Equity Owners of the Operating Company will own the remaining                %. Net income attributable to non-controlling interests will represent                % of the consolidated income before income taxes of Bridge Investment Group Holdings Inc. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, Bridge Investment Group Holdings Inc. will own    % of the economic interest of the Operating Company, the Continuing Equity Owners of the Operating Company will own the remaining    %, and net income attributable to non-controlling interests will represent    % of the consolidated income before income taxes of Bridge Investment Group Holdings Inc.

The computation of the pro forma income attributable to non-controlling interests is below (in thousands):

Computation of the pro forma income attributable to non-controlling interests

Reorganization Adjustments
Income before provision for income taxes	$—
Less:
Income tax provision	—
Income attributable to non-controlling interest in Bridge Investment Group Holdings LLC	—

Allocable income	—
Continuing Equity Owners’ economic interest in Bridge Investment Group Holdings LLC	—

Income attributable to non-controlling interest	—

Reorganization adjustments	—
Offering adjustments	—

Income attributable to non-controlling interest	—

Corporate reorganization adjustments reflect an adjustment to record the    % of non-controlling interests, net of tax, held by the Continuing Equity Owners after the corporate reorganization. After the corporate reorganization,                    shares of Class A common stock will be outstanding in Bridge Investment Group Holdings Inc. and                shares of Class B common stock will be held by the Continuing Equity Owners. Offering adjustments reflect an adjustment to record the    % of non-controlling interests, net of tax, held by the Continuing Equity Owners. After the offering,                shares of Class A common stock will be outstanding in Bridge Investment Group Holdings Inc. and                Class B common stock will be held by the Continuing Equity Owners.

(6)

Pro forma basic net income per share is computed by dividing net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. The weighted-average shares outstanding excludes                shares of Class A common stock reserved for issuance under the 2021 Plan, including approximately                shares of Class A common stock issuable pursuant to stock options we intend to grant to certain of our directors, executive officers and other employees in connection with this offering as described in “Executive Compensation—Incentive Compensation Plans.” Pro forma diluted net income per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. The calculation of diluted earnings per share excludes Class B common stock, which may only be held by the Continuing Equity Owners and their respective permitted transferees as described in “Description of Capital Stock—Common Stock—Class B Common Stock,” and are therefore not included in the computation of pro forma basic or diluted net income per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net income per share.

Denominator
Shares of Class A common stock outstanding—Basic
Shares of Class A common stock to be issued to the direct Bridge Investment Group Holdings Inc. stockholders in the reorganization
Weighted-average shares of Class A common stock outstanding—Basic	—
Pro forma basic net income per share	—
Pro forma diluted net income per share:
Numerator
Net Income attributable to Class A common stockholders—Basic	$—
Reallocation of net income assuming vested of restricted share awards

Net income attributable to Class A common stockholders—Diluted	$—

Denominator
Weighted-average shares of Class A common stock outstanding—Basic	—

Weighted-average shares of Class A common stock outstanding—Diluted	—

Pro forma diluted net income per share:	—

In computing the dilutive effect, if any, that restricted share awards would have on earnings per share, we consider the reallocation of net income between holders of Class A common stock and non-controlling interests. For the three months ended March 31, 2021 the calculation of diluted earnings per share excludes                shares of Class A common stock reserved for issuance under the 2021 Plan and                shares of Class B common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information presented in our historical combined financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding our expectation for future performance, liquidity and capital resources, that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Unaudited Pro Forma Condensed Financial Information.” We assume no obligation to update any of these forward-looking statements.

Overview

We are a leading, vertically integrated real estate investment manager, diversified across specialized asset classes, with approximately $26 billion of AUM as of March 31, 2021. Our ability to scale our specialized and operationally driven investment approach across multiple attractive sectors within real estate equity and debt, in a way that creates sustainable and thriving communities, is the ethos of who we are and the growth engine of our success. We have enjoyed significant growth since our establishment as an institutional fund manager in 2009, driven by strong investment returns, and our successful efforts to develop an array of investment platforms focused on sectors of the U.S. real estate market that we believe are the most attractive. We have extensive multi-channel distribution capabilities and currently manage capital on behalf of more than a hundred global institutions and more than 6,500 individual investors across more than 25 investment vehicles.

Business Segments

We operate our business in a single segment, real estate investment management, which is how our chief operating decision maker (who is our chairman) reviews financial performance and allocates resources.

Reorganization Transactions

In connection with this offering, we intend to effect certain Transactions as described under “Our Organizational Structure—Transactions.” See “Unaudited Pro Forma Condensed Financial Information” for details of the pro forma financial information after giving effect to the Transactions, including this offering.

Trends Affecting Our Business

Our business is affected by a variety of factors, including conditions in the financial markets and economic and political conditions. Changes in global economic conditions and regulatory or other governmental policies or actions can materially affect the values of our holdings and the ability to source attractive investments and completely deploy the capital that we have raised. However, we believe our disciplined investment philosophy across our diversified investment strategies has historically contributed to the stability of our performance throughout market cycles.

In addition to these macroeconomic trends and market factors, our future performance is heavily dependent on our ability to attract new capital, generate strong, stable returns, source investments with attractive risk-adjusted returns and provide attractive investment products to a growing investor base. We believe our future performance will be influenced by the following factors:

•

The extent to which fund investors favor private markets investments. Our ability to attract new capital is partially dependent on fund investors’ views of alternative investments relative to traditional asset classes. We believe our fundraising efforts will continue to be subject to certain fundamental asset management trends, including (1) the increasing importance and market share of alternative investment strategies to fund investors of all types as fund investors focus on lower-correlated and absolute levels of return, (2) the increasing demand for private markets from private wealth fund investors, (3) shifting asset allocation policies of institutional fund investors, (4) de-leveraging of the global banking system, bank consolidation and increased regulatory requirements and (5) increasing barriers to entry and growth.

•

Our ability to generate strong, stable returns and retain investor capital throughout the market cycle. Our ability to raise and retain capital is significantly dependent on our track record and the investment returns we are able to generate for our fund investors. The capital we raise drives growth in our AUM, management fees and performance fees. Although our AUM and fees generated have grown significantly since our inception and particularly in recent years, a significant deterioration in the returns we generate for our fund investors, adverse market conditions or an outflow of capital in the alternative asset management industry in general, or in the real estate space in which we specialize, could negatively affect our future growth rate. In addition, market dislocations, contractions or volatility could adversely affect our returns in the future, which could in turn affect our fundraising abilities. Our ability to retain and attract fund investors also depends on our ability to build and maintain strong relationships with both existing and new fund investors, many of whom place significant emphasis on an asset manager’s track record of strong fund performance and distributions. While we believe that our reputation for generating attractive risk-adjusted returns is favorable to our ability to continue to attract investors, we may face greater challenges in raising capital for new verticals as we continue to expand our market presence and asset classes.

•

Our ability to source investments with attractive risk-adjusted returns. Our ability to continue to grow our revenue is dependent on our continued ability to source attractive investments and efficiently deploy the capital that we have raised. Although the capital deployed in any one quarter may vary significantly from period to period due to the availability of attractive opportunities and the long-term nature of our investment strategies, we believe that our ability to efficiently and effectively invest our growing pool of fund capital puts us in a favorable position to maintain our revenue growth over time. Our ability to identify attractive investments and execute on those investments, including any value-add strategies with respect to such investments, is dependent on a number of factors, including the general macroeconomic environment, market positioning, valuation, size, and the liquidity of such investment opportunities. Moreover, with respect to our Debt Strategies and Agency MBS Funds, macro-economic trends or adverse credit and interest rate environments affecting the quality or quantity of new issuance debt and mortgage-backed securities or a substantial increase in defaults could adversely affect our ability to source investments with attractive risk-adjusted returns. Furthermore, fluctuations in prevailing interest rates could affect not only our returns on debt and mortgage-backed securities, but also our cost of, and ability to secure, borrowings to finance our equity asset acquisitions.

•

The attractiveness of our product offerings to a broad and evolving investor base. Investors in our industry may have changing investment priorities and preferences over time, including with respect to risk appetite, portfolio allocation, desired returns and other considerations. We continue to expand and diversify our product offerings to increase investment options for our fund investors, while balancing this expansion with our goal of continuing to deliver the consistent, attractive returns that have cultivated our reputation. We believe that continuing to strike that balance is crucial to both our fund investors’ success and satisfaction, as well as our ability to maintain our competitive position and grow our revenue.

•

Our ability to maintain our data advantage relative to competitors. Our proprietary data and technology platforms, analytical tools and deep industry knowledge allow us to provide our fund investors with customized investment solutions, including specialized asset management services, tailored reporting packages, customized performance benchmarks as well as experienced and responsive compliance, administration and tax capabilities. Our ability to maintain our data advantage is dependent on a number of factors, including our continued access to a broad set of private market information and our ability to grow our relationships with sophisticated partners and wealth management platforms.

Impact of COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a global pandemic. The spread of COVID-19 throughout the world led many countries to institute a variety of measures to contain the viral spread, which led to significant disruption and uncertainty in the global financial markets. While many of the initial restrictions in the United States have been relaxed or lifted in an effort to generate more economic activity, the risk of future outbreaks of COVID-19, or variants thereof, or of other public health crises remain, and some restrictions remain in place and lifted restrictions may be reimposed to mitigate risks to public health in jurisdictions where additional outbreaks have been detected. Moreover, even where restrictions are and remain lifted, the timing and effectiveness of vaccine distribution and other factors could lead people to continue to self-isolate and not participate in the economy at pre-pandemic levels for a prolonged period of time, potentially further delaying global economic recovery.

We continue to closely monitor developments related to COVID-19 and assess any negative impacts to our business. The COVID-19 pandemic has affected, and may further affect, our business in various ways. In particular, it is possible that our future results may be adversely affected by slowdowns in fundraising activity, the pace of capital deployment and the expansion of our tenant base and our ability to collect rental income when due. See “Risk Factors—Risks Related to Our Industry—The COVID-19 pandemic has caused severe disruptions in the U.S. and global economy, may affect the investment returns of our funds, has disrupted, and may continue to disrupt, industries in which we and our funds operate and could potentially negatively impact us or our funds.”

As the global response to COVID-19 continues to evolve, our primary focus has been the safety and well-being of our employees and their families, as well as the seamless functioning of the firm in serving our stakeholders and fund investors who have entrusted us with their capital. In accordance with local government guidance and social distancing recommendations, the vast majority of our corporate employees have been working remotely since mid-March 2020. Our technology infrastructure has proven to be robust and capable of supporting this model. We have implemented rigorous protocols for remote work across the firm, including increased cadence of group calls and updates, and frequent communication across leadership and working levels. We are leveraging technology to ensure our teams stay connected and productive, and that our culture remains strong even in these unusual circumstances. While we are generally not meeting with our fund investors in person, we continue to actively communicate with our fund investors and all of our stakeholders through videoconference, teleconference and email. Investment committees continue to convene on their normal schedule, and the firm continues to operate across investment, asset management and corporate support functions.

Key Financial Measures

Our key financial and operating measures are discussed below. Additional information regarding our significant accounting policies can be found in Note 2, “Significant Accounting Policies,” to our audited combined financial statements, which appear elsewhere in this prospectus.

Revenues

Fund Management Fees. Fund Management fees are generally based on a defined percentage of total commitments, invested capital, or net asset value, or NAV, of the investment portfolios that we manage. Generally, with respect to fund management fees charged on committed capital, fund management fees are earned at the management fee rate on committed capital and, beginning at the expiration of the investment period, on invested capital. The majority of our fee-paying AUM pays fees on committed capital during the respective funds’ investment periods, which generally produces more management fee revenue than fees paid on invested capital. The fees are generally based on a quarterly measurement period and paid in advance. We typically share a portion of the fees we earn on capital raised through wirehouse and distribution channels. Fund management fees are recognized as revenue in the period in which advisory services are rendered, subject to our assessment of collectability. As of March 31, 2021, our weighted average management fee varies by fund and based upon the size of the commitment; however, the low average for a single fund is 0.96% and our high average for a single fund is 1.99% of committed or invested capital for our closed-end funds. Fund management fees also includes management fees for joint ventures and separately managed assets. Management fees for these types of assets is usually less than 1% and typically charged on invested capital or invested equity. For our sponsored closed-end funds, our capital raising period is traditionally 18 to 24 months. After the initial closing of a closed-end fund, we charge catch up management fees to investors who subscribe in subsequent closings in amounts equal to the fees they would have paid if they had subscribed in the initial closing plus interest. Catch up management fees are recognized in the period in which the investor subscribes to the fund.

Property Management and Leasing Fees. We have vertically integrated platforms where we operate a significant percentage of the real estate properties owned by our funds. As of March 31, 2021, we managed 100% of the multifamily properties, 86% of the commercial properties and 28% of the seniors housing properties owned by our funds. We also provide property management services for a limited number of third-party owned assets. These fees are based upon cash collections at the managed properties and traditionally range from 2.5% to 3.5% for multifamily assets, 2% to 3% for office assets and 4% to 5% for seniors housing assets. Additionally, we receive leasing fees upon the execution of a leasing agreement for our office assets. We determined that certain third-party asset management costs, for which we are deemed to be the primary obligor are recorded as gross revenue with a corresponding expense. The gross presentation has no impact on our net income to the extent the expense incurred, and corresponding cost reimbursement income are recognized in the same period. The offset is recorded in third-party operating expenses on the combined statement of operations.

Construction Management Fees and Development Fees. The majority of our equity funds have a value-add component, where we seek to make improvements or reposition the properties, or a development strategy. Similar to Property Management Fees, we perform the construction management and development management for certain managed properties. These fees are earned as the work is completed. The rates used are based upon market rates and are updated on an annual basis. For small projects, we occasionally charge an immaterial flat fee. For significant projects, the range is generally 0.5% to 5.0% of construction costs.

Transaction Fees. We earn transaction fees associated with the due diligence related to the acquisition of assets and origination of debt financing for assets. The fee is recognized upon the acquisition of the asset or origination of the mortgage or other debt. The rates used are based upon market rates and are updated on an annual basis. For the three months ended March 31, 2021, the fee range for acquisition fees was 0.5% to 1.0% of the gross acquisition cost of the investment or, in the case of development projects, the total development budget, and the fee range for debt origination was 0.25% to 1.0% of the acquisition price of the real estate acquired or value of the mortgage.

Insurance Premiums. Bridge Investment Group Risk Management, Inc., or BIGRM, is our subsidiary that provides certain insurance products for multifamily and commercial properties owned by the funds. BIGRM insures direct risks including lease security deposit fulfillment, tenant legal liability, workers compensation deductible, property deductible and general liability deductible reimbursements. Tenant legal liability premiums are earned monthly. Deposit eliminator premiums are earned in the month that they are written. Workers’ compensation and property deductible premiums are earned over the terms of the policy period.

Other Asset Management and Property Income. Other asset management and property income is comprised of, among other things, interest on catch up management fees, fees related to in-house legal and tax professional fees, which is generally billed on an hourly rate to various Bridge funds and properties, and other miscellaneous fees.

Performance Fees. We earn two types of performance fee revenues: incentive fees and performance allocations, as described below. Incentive fees comprise fees earned from certain fund investor investment mandates for which we do not have a general partner interest in a fund. Performance allocations include the allocation of performance-based fees, commonly referred to as carried interest, from limited partners in the funds to us. As March 31, 2021, we had approximately $10.2 billion of carry-eligible capital across approximately 43 funds and other vehicles, of which 22 were in accrued carried interest positions.

Incentive fees are generally calculated as a percentage of the profits earned with respect to certain accounts for which we are the investment advisor, subject to the achievement of minimum return levels or performance benchmarks. Incentive fees are a form of variable consideration and represent contractual fee arrangements in our contracts with our customers. Incentive fees are typically subject to reversal until the end of a defined performance period, as these fees are affected by changes in the fair value of the assets under management or advisement over such performance period. Moreover, incentive fees that are received prior to the end of the defined performance period are typically subject to clawback, net of tax. We recognize incentive fee revenue only when these amounts are realized and no longer subject to significant reversal, which is typically at the end of a defined performance period and/or upon expiration of the associated clawback period (i.e., crystallization). However, clawback terms for incentive fees received prior to crystallization only require the return of amounts on a net of tax basis. Accordingly, the tax basis portion of incentive fees received in advance of crystallization is not subject to clawback and is therefore recognized as revenue immediately upon receipt. Incentive fees received in advance of crystallization that remain subject to clawback are recorded as deferred incentive fee revenue and included in accrued performance allocations compensation in the combined balance sheets.

Performance allocations include the allocation of performance-based fees to us from limited partners in the funds in which we hold an equity interest. We are entitled to a performance allocation (typically 15% to 20%) based on cumulative fund or account performance to date, irrespective of whether such amounts have been realized. These performance allocations are subject to the achievement of minimum return levels (typically 7% to 9%), in accordance with the terms set forth in the respective fund’s governing documents. We account for our investment balances in the funds, including performance allocations, under the equity method of accounting because we are presumed to have significant influence as the general partner or managing member. Accordingly, performance allocations are not deemed to be within the scope of Accounting Standards Codification Topic 606, or ASC 606, Revenue from Contracts with Customers. We recognize income attributable to performance allocations from a fund based on the amount that would be due to us pursuant to the fund’s governing documents, assuming the fund was liquidated based on the current fair value of its underlying investments as of that date. Accordingly, the amount recognized as performance allocation income reflects our share of the gains and losses of the associated fund’s underlying investments measured at their then-fair values, relative to the fair values as of the end of the prior period. We record the amount of carried interest allocated to us as of each period end as accrued performance allocations, which is included as a component of investments in the combined balance sheets. Carried interest is realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the specific hurdle rates, as defined in the applicable governing documents. Carried interest is subject to reversal to the extent that the amount received to date exceeds the amount due to us based on cumulative results. As such, a liability is accrued for the potential clawback obligations if amounts previously distributed to us would require repayment to a fund if such fund were to be liquidated based on the current fair value of their underlying investments as of the reporting date. Actual repayment obligations generally do not become realized until the end of a fund’s life. As of March 31, 2021, the potential clawback obligations for BDS I GP would be $3.2 million, of which $3.2 million is reimbursable to BDS I GP by certain professionals who are recipients of such performance income.

Expenses

Employee Compensation and Benefits. Compensation comprises salaries, bonus (including discretionary awards), related benefits, share-based compensation and the cost of processing payroll. Bonus is accrued over the employment period to which it relates.

Incentive Fee Compensation. To further align the interests of our employees with our shareholders and to cultivate a strong sense of ownership and commitment to our Company, certain employees also are eligible to receive profits interests awards and performance allocations. Equity-classified awards granted to employees that have a service condition only are measured at fair value at date of grant and remeasured at fair value only upon a modification of the award. The fair value for profits interests awards classified as equity is determined using a Monte Carlo valuation on the grant date or date of remeasurement. These awards are fair valued using a discounted cash flow approach. We recognize compensation expense on a straight-line basis over the requisite service period of the awards not contingent on employment, with the amount of compensation expense recognized at the end of a reporting period at least equal to the fair value of the portion of the award that has vested through that date. Compensation expense is adjusted for actual forfeitures upon occurrence.

Performance Allocations Compensation. Performance fee-related compensation deemed to be liability awards represents the portion of performance allocation revenue and incentive fees that have been awarded to employees as a form of long-term incentive compensation. Performance fee-related compensation is generally tied to the investment performance of the funds. Up to 40% of performance allocation revenue is awarded to employees as part of our long-term incentive compensation plan, fostering alignment of interest with our fund investors and investors, and retaining key investment professionals. Carried interest-related compensation is accounted for as compensation expense in conjunction with the related performance allocation revenue and, until paid, is recorded as a component of accrued performance allocations compensation in the combined balance sheets. Amounts presented as realized indicate the amounts paid or payable to employees based on the receipt of performance allocation revenue from realized investment activity. Carried interest-related compensation expense may be subject to reversal to the extent that the related performance allocation revenue is reversed. Carried interest-related compensation paid to employees may be subject to clawback on an after-tax basis under certain scenarios. Incentive fee-related compensation is accrued as compensation expense when it is probable and estimable that payment will be made.

Loss and Loss Adjustment Expenses. Amount includes the estimated liability (based upon actuarial reports) of both losses which have been reported to us, but have not been processed and paid, and losses relating to insured events which have occurred but have not been reported to us.

Third-party Operating Expenses. Costs represents transactions, largely operation and leasing of assets, with third party operators of real estate owned by the funds where we were determined to be the principal rather than the agent in the transaction.

General and Administrative Expenses. General and administrative expenses include costs primarily related to professional services, occupancy, travel, communication and information services, and other general operating items.

Depreciation and Amortization. Deprecation or amortization of tenant improvements, furniture and equipment and intangible assets is expensed on a straight-line basis over the useful life of the asset.

Other Income Expenses

Realized and Unrealized Gains (Losses). Realized gain (loss) occurs when the Company redeems all or a portion of its investment or when the Company receives cash income, such as dividends or distributions. Unrealized appreciation (depreciation) results from changes in the fair value of the underlying investment as well as from the reversal of previously recognized unrealized appreciation (depreciation) at the time an investment is realized. The Company’s share of the investee’s income and expenses for the Company’s equity method investments (exclusive of carried interest) is also included within realized and unrealized gains (losses). Realized and unrealized gains (losses) are presented together as realized and unrealized gains (losses) in the combined statements of operations. Finally, the realized and unrealized change in gain (loss) associated with the financial instruments that we elect the fair value option is also included in realized and unrealized gains (losses).

Interest Income. Interest (other than interest on catch-up management fees), dividends and other investment income are included in interest income. Interest income is recognized on an accrual basis to the extent that such amounts are expected to be collected using the effective interest method. Dividends and other investment income are recorded when the right to receive payment is established.

Interest Expense. Interest expense includes interest related to our two tranches of privately offered notes, or the Private Placement Notes, which have a weighted average fixed coupon rate of 4.03% and our revolving credit facility, which has a variable interest rate of LIBOR plus 2.25%.

Income Tax Provision. Income tax expense consists of taxes paid or payable by our operating subsidiaries. The Operating Company has been historically treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by the Operating Company flows through to its members and is generally not subject to U.S. federal or state income tax at the Operating Company level. Our non-U.S. subsidiary operates as a corporate entity in non-U.S. jurisdictions. Accordingly, in some cases, this entity is subject to local or non-U.S. income taxes. In addition, certain subsidiaries are subject to local jurisdiction taxes at the entity level, with the related tax provision reflected in the combined statements of operations. Following this offering, we will be taxed as a corporation for U.S. federal and state income tax purposes and, as a result, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by the Operating Company that will flow through to its members.

Net Income Attributable to Non-Controlling Interests. Net income attributable to non-controlling interests represents the ownership interests that third parties hold in entities that are consolidated into our financial statements.

For additional discussion of components of our combined financial statements, see Note 2, “Significant Accounting Policies,” to our audited combined financial statements, which appear elsewhere in this prospectus.

Operating Metrics

We monitor certain operating metrics that are either common to the asset management industry and that we believe provide important data regarding our business.

Assets Under Management

Assets under management, or AUM, refers to the assets we manage. Our AUM represents the sum of (a) the fair value of the assets of the funds and vehicles we manage, plus (b) the contractual amount of any uncalled capital commitments to those funds and vehicles (including our commitments to the funds and vehicles and those of Bridge affiliates). Our AUM does not deduct any outstanding indebtedness or other accrued but unpaid liabilities of the assets we manage. We view AUM as a metric to measure our investment and fundraising performance as it reflects assets generally at fair value plus available uncalled capital. Our calculations of AUM and fee-earning AUM may differ from the calculations of other investment managers. As a result, these measures may not be comparable to similar measures presented by other investment managers. In addition, our calculation of AUM (but not fee-earning AUM) includes uncalled commitments to (and the fair value of the assets in) the funds and vehicles we manage from Bridge and Bridge affiliates, regardless of whether such commitments or investments are subject to fees. Our definition of AUM is not based on any definition contained in the agreements governing the funds and vehicles we manage or advise.

The tables below present rollforwards of our AUM for the years ended December 31, 2020 and 2019 and for the three months ended March 31, 2021:

	Three Months Ended	Year Ended December 31,
	March 31, 2021	2020	2019
($ in millions)
Balance as of beginning of period	$25,214	$20,298	$14,491
New capital / commitments raised	178	2,530	3,738
Distributions / return of capital	(2,670)	(1,819)	(75)
Change in fair value and acquisitions	(3,205)	4,205	2,144

AUM as of end of period	$25,927	$25,214	$20,298

Fee-Earning AUM

Fee-earning AUM reflects the assets from which we earn management fee revenue. The assets we manage that are included in our fee-earning AUM typically pay management fees based on capital commitments, invested capital or, in certain cases, NAV, depending on the fee terms.

Management fees are only marginally affected by market appreciation or depreciation because substantially all of the funds pay management fees based on commitments or invested capital.

Our calculation of fee-earning AUM may differ from the calculations of other investment managers and, as a result, may not be comparable to similar measures presented by other investments managers. In addition, our calculation of AUM (but not fee-earning AUM) includes uncalled commitments to (and the fair value of the assets in) the funds and vehicles we manage from Bridge and Bridge affiliates, regardless of whether such commitments or investments are subject to fees. The tables below present rollforwards of our total fee-earning AUM for the years ended December 31, 2020 and 2019 and for the three months ended March 31, 2021:

	Three Months Ended	Year Ended December 31,
	March 31, 2021	2020	2019
($ in millions)
Balance as of beginning of period	$10,214	$8,727	$5,848
Increases (capital raised/deployment)	383	2,268	3,464
Changes in fair market value	2	12	—
Decreases (liquidations/other)	(289)	(793)	(585)

Fee-earning AUM as of end of period	$10,310	$10,214	$8,727

Increase	$96	$1,488	$2,879
Increase (%)	1%	17%	49%

The launch of new funds resulted in an increased fee-earning AUM in 2020 and the first quarter of 2021. Fee-earning AUM increased from approximately $5.8 billion in 2018 to approximately $10.3 billion as of March 31, 2021 due to our capital raising activities. The following table summarizes our year-over-year changes to fee-earning AUM by fund:

	March 31,		December 31,
	2021	2020	2020	2019	2018
($ in millions)
Fee-Earning AUM by Fund
Bridge Multifamily Fund III	$356	$493	$401	$527	$765
Bridge Multifamily III JV Partners	10	10	10	13	18
Bridge Multifamily Fund IV	1,574	1,574	1,574	1,579	433
Bridge Workforce Fund I	499	608	499	608	240
Bridge Workforce Fund II	300	—	166	—	—
Bridge Opportunity Zone Fund I	477	477	482	466	—
Bridge Opportunity Zone Fund II	408	414	408	414	—
Bridge Opportunity Zone Fund III	1,028	—	1,028	—	—
Bridge Opportunity Zone Fund IV	41	—	—	—	—
Bridge Office Fund I	500	548	500	548	402
Bridge Office I JV Partners	154	154	154	154	158
Bridge Office Fund II	118	81	89	81	—
Bridge Office II JV Partners	21	21	21	7	—
Bridge Seniors Housing Fund I	622	626	626	626	722
Bridge Seniors Housing Fund II	769	791	769	937	937
Bridge Seniors Housing Fund III	33	—	33	—	—
Bridge Debt Strategies Fund I	40	48	41	48	61
Bridge Debt Strategies I JV Partners	18	18	18	18	54
Bridge Debt Strategies Fund II	604	831	678	933	973
Bridge Debt Strategies II JV Partners	270	389	343	408	563
Bridge Debt Strategies Fund III	1,549	1,279	1,549	1,279	492
Bridge Debt Strategies III JV Partners	329	466	416	81	30
Bridge Debt Strategies Fund IV	474	—	305	—	—
Bridge Agency MBS Fund	116	—	104	—	—

Total Fee-Earning AUM by Fund	$10,310	$8,828	$10,214	$8,727	$5,848

Our average remaining fund life for our closed-end funds was approximately 7.9 years as of December 31, 2019, approximately 8.3 years as of December 31, 2020, and approximately 8.1 years as of March 31, 2021.

Undeployed Capital

As of March 31, 2021, we had $1.97 billion of undeployed capital available to be deployed for future investment or reinvestment. Of this $1.97 billion, $1.14 billion is currently fee paying based on commitments and $0.83 billion will be fee paying if and when it is deployed.

Key Components of our Results of Operations

Unaudited Interim Consolidated Results of Operations

The following is a discussion of our unaudited consolidated results of operations for the periods presented. This information is derived from our accompanying condensed consolidated financial statements for the three months ended March 31, 2021 and 2020 prepared in accordance with GAAP and included in this prospectus.

	Three Months Ended March 31,
($ in thousands)	2021	2020
Revenues
Fund management fees	$30,851	$25,719
Property management and leasing fees	16,747	16,522
Construction management fees	1,826	1,562
Development fees	386	205
Transaction fees	5,326	7,345
Insurance premiums	1,894	1,155
Other asset management and property income	1,520	1,200

Total revenues	$58,550	$53,708

Investment Income
Incentive fees	910	—
Performance allocations
Realized	5,557	4,111
Unrealized	14,719	18,816
Losses from investments in real estate	(3)	(412)

Total investment income	$21,183	$22,515

Expenses
Employee compensation and benefits	27,151	24,694
Incentive fee compensation	82	—
Performance allocations compensation
Realized	494	388
Unrealized	1,429	2,280
Loss and loss adjustment expenses	786	581
Third-party operating expenses	8,626	8,560
General and administrative expenses	4,101	4,691
Depreciation and amortization	753	672

Total expenses	$43,422	$41,866

Other income (expense)
Realized and unrealized gains	5,798	655
Interest income	608	372
Interest expense	(1,587)	(481)

Total other income	4,819	546

Income before provision for income taxes	41,130	34,903
Income tax provision	(410)	(12)
Net income	$40,720	$34,891

Net income attributable to non-controlling interest	(3,949)	(2,034)

Net income attributable to the Company	$36,771	$32,857

Three Months Ended March 31, 2021 Compared to Three Months Ended March 31, 2020

Revenues

Fund Management Fees. Management fees increased by $5.1 million, or 20%, largely due to the launch of new funds. Bridge Debt Strategies Fund IV, Bridge Workforce Fund II, Bridge Seniors Housing Fund III, Bridge Opportunity Zone Fund III, Bridge Opportunity Zone Fund IV and Bridge Agency MBS Fund, all of which had their first closing subsequent to March 31, 2020, contributed $5.7 million of management fees. Our fee-earning AUM increased from $8.8 billion as of March 31, 2020 to $10.3 billion as of March 31, 2021.

Our weighted average management fee decreased from 1.56% as of the three months ended March 31, 2020 to 1.47% as of the three months ended March 31, 2021. Our weighted average management fee varies largely due to the size of investor commitments. Our funds generally offer lower management fee percentages for commitments over certain thresholds, which is the main driver in the change in the weighted average management fee. In addition, we launched our first open ended fund in our Agency MBS platform in 2020, which charges management fees at a lower rate and is based on each investor’s quarterly NAV.

Property Management and Leasing Fees. Property management and leasing fees increased by $0.2 million, largely due to an increase in leasing fees in office assets due to tenants returning to the work place, which has started to ramp up in early 2021.

Construction Management Fees. Construction management fees for this period increased by $0.3 million, or 17%, due to the significant deployment in 2020 and 2021. The majority of our assets in our multifamily, office and seniors housing funds are value-add funds. Because we manage the construction work for the majority of these assets, the increased deployment resulted in increased construction fees.

Development Fees. Development fees increased by $0.2 million, or 88%, due to an increase in the number of development deals under management, largely due to continued development of projects under Bridge Opportunity Zone Funds I and II, and the launch of Bridge Opportunity Zone Fund III during the second half of 2020 and Bridge Opportunity Zone Fund IV in early 2021.

Transaction Fees. Transaction fees decreased by $2.0 million, or 27%. Overall, we saw a $0.8 million decrease in our due diligence fees, and a $1.2 million decrease in debt origination fees, which were largely due to a decrease in acquisitions and mortgage re-financings related to our office assets.

Insurance Premiums. Insurance premiums increased by $0.7 million, or 64%, due to the increased number of assets owned by the funds that we manage that are insured.

Other Asset Management and Property Income. Other income increased by $0.3 million, or 26%, largely due to an increase in tax services provided to our funds. In 2020, we began providing these services in-house.

Investment income

Total investment income decreased by $1.3 million, or 6%, largely driven by our carried interest. The following table reflects our carried interest and incentive fees by fund:

	Three months ended March 31, 2021		Three months ended March 31, 2020
	Realized	Unrealized	Realized	Unrealized
($ in thousands)
BDS I GP	$—	$(10)	$—	$24
BDS II GP	—	3,325	—	1,034
BDS III GP	1,581	8,413	—	3,340
BAMBS GP	—	843	—	—
BMF III GP	3,976	1,040	4,111	5,844
BMF IV GP	—	6,350	—	2,791
BOF I GP	—	(7,385)	—	2,787
BOF II GP	—	(299)	—	—
BSH I GP	—	—	—	(93)
BWH I GP	—	2,442	—	3,089

Total	$5,557	$14,719	$4,111	$18,816

The decrease in unrealized carried interest was largely due to a decrease in performance income allocation related to Bridge Office Fund I. Performance income allocation is recorded one quarter in arrears, and as such the performance allocation income reflects asset valuations as of December 31, 2020, when there was more uncertainly related to commercial office assets due to the ongoing impact of the COVID-19 pandemic. This was partially offset by the market appreciation from properties within our multifamily real estate equity funds and favorable market conditions in our debt funds.

Additionally, we earned incentive fees of $0.9 million related to the disposition of certain managed investments during the three months ended March 31, 2021. No such dispositions have occurred during the three months ended March 31, 2020.

Expenses

Employee Compensation and Benefits. Employee compensation and benefits increased by $2.5 million, or 10%, due to increased salaries, bonuses and benefits of $2.0 million due to increased headcount, driven by our increase in AUM and the number of Bridge-sponsored funds. Additionally, amortization of share-based compensation expense related to our profits interest programs increased by $0.5 million.

Performance Allocation Compensation. Performance allocation compensation decreased by $0.7 million, or 25%, largely due to the unrealized performance allocations compensation from BOF I GP decreasing by $1.6 million which was due to the decrease in the related income. This was offset primarily by an increase of the unrealized performance allocation compensation from BDS III GP of $0.7 million.

Loss and Loss Adjustment Expenses. Loss and loss adjustment expenses increased by $0.2 million, or 35%, due to increased claims.

Third-party Operating Expenses. Third-party operating expenses increased by $0.1 million, or 1%, due to additional properties being operated by our affiliated companies.

General and Administrative Other Expenses. General and administrative expenses decreased by $0.6 million, or 13%, primarily due to lower expense related to reduced travel due to COVID-19 restrictions.

Depreciation and Amortization. Depreciation and amortization increased by $0.1 million, or 12%, due to growth in our fixed assets.

Realized and Unrealized Gain. Realized and unrealized gain increased by $5.1 million, or 785%, largely due to a $0.6 million decrease in value of the General Partner Notes Payable and $4.5 million unrealized appreciation of our investments mainly driven by company-sponsored funds for the three months ended March 31, 2021 compared to the three months ended March 31, 2020.

Interest Income. Interest income increased $0.2 million, or 63%, largely due to increased borrowings by the funds.

Interest Expense. Interest expense increased by $1.1 million, or 230%, due to interest expense attributable to the issuance of the Private Placement Notes in July 2020.

Combined Results of Operations

The following is a discussion of our combined results of operations for the periods presented.

	Year Ended December 31,
	2020	2019	2018
($ in thousands)
Revenues
Fund management fees	$110,235	$118,194	$65,366
Property management and leasing fees	59,986	59,754	16,817
Construction management fees	8,155	7,312	4,788
Development fees	1,966	555	—
Transaction fees	39,298	48,088	33,967
Insurance premiums	6,291	5,246	4,227
Other asset management and property income	6,017	7,127	5,280

Total revenues	231,948	246,276	130,445

Investment income
Incentive fees	—	5,898	1,378
Performance allocations
Realized	42,365	41,738	8,113
Unrealized	61,803	30,051	32,449
Earnings from investments in real estate	522	1,697	2,908

Total investment income	104,690	79,384	44,848

Expenses
Employee compensation and benefits	100,932	95,156	61,931
Incentive fee compensation	—	581	140
Performance allocations compensation
Realized	4,281	3,895	347
Unrealized	8,983	5,461	4,499
Loss and loss adjustment expenses	3,119	2,622	3,162
Third-party operating expenses	28,415	32,853	—
General and administrative expenses	17,249	17,953	12,820
Depreciation and amortization	3,214	2,769	2,210

Total expenses	166,193	161,290	85,109

Other income (expense)
Realized and unrealized gains (losses)	549	(1,812)	(535)
Interest income	1,527	1,837	929
Interest expense	(5,058)	(2,777)	(2,684)

Total other income (expense)	(2,982)	(2,752)	(2,290)

Income before provision for income taxes	167,463	161,618	87,894
Income tax provision	(1,006)	(985)	(234)

Net income	166,457	160,633	87,660
Net income attributable to non-controlling interest	(19,535)	(20,271)	(11,829)

Net income attributable to the Company	$146,922	$140,362	$75,831

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

Revenues

Fund Management Fees. Fund management fees decreased by $8.0 million, or 7%, largely due to the different phases in their life cycles that certain of our funds were in during each year. We had final investor closings for Bridge Multifamily Fund IV, Bridge Debt Strategies Fund III, Bridge Workforce Fund I, and Bridge Office Fund I during 2019, of which Bridge Multifamily Fund IV and Bridge Debt Strategies Fund III are our two largest funds to-date. As a result, we earned catch up revenue of approximately $25.1 million during 2019 dating back to the inception of each of those funds. Additionally, during 2020, we launched Bridge Debt Strategies Fund IV, Bridge Workforce Fund II, Bridge Seniors Housing Fund III, Bridge Opportunity Zone Fund III and Bridge Agency MBS Fund, which contributed $10.1 million of management fees. Our fee-earning AUM increased from $8.7 billion as of December 31, 2019 to $10.2 billion as of December 31, 2020.

The chart below presents the composition of our fund management fees for the years ended December 31, 2020, 2019 and 2018, respectively ($ in millions):

Our weighted average management fee decreased from 1.49% as of the year ended December 31, 2019 to 1.46% as of the year ended December 31, 2020. Our weighted average management fee varies largely due to the size of investor commitments. Our funds generally offer lower management fee percentages for commitments over certain thresholds, which is the driver in the change in the weighted average management fee. In addition, we launched our first open ended fund in our Agency MBS platform in 2020, which charges management fees at a lower rate and is based on each investor’s quarterly NAV.

Property Management and Leasing Fees. Property management and leasing fees increased by $0.2 million, due to an increase in the number of internally managed assets, largely driven by the increase in acquisitions during the second half of 2019, which was partially offset by a $2.3 million decrease in leasing fees in office assets due to the onset of the COVID-19 pandemic.

Construction Management Fees. Construction management fees increased by $0.8 million, or 12%, due to the significant deployment in 2019 and 2020. The majority of our assets in our multifamily, office and seniors housing funds are value-add funds. As we manage the construction work for the majority of these assets, the increased deployment resulted in increased construction fees.

Development Fees. Development fees increased by $1.4 million, or 254%, due to an increase in the number of development deals under management, largely due to the launch of Bridge Opportunity Zone Funds I and II during 2019 and Bridge Opportunity Zone Fund III during 2020.

Transaction Fees. Transaction fees decreased by $8.8 million, or 18%, due to the onset of the COVID-19 pandemic. Overall, we saw a $7.7 million decrease in our due diligence fees, and a $1.1 million decrease in debt origination fees.

Insurance Premiums. Insurance premiums increased by $1.0 million, or 20%, due to the increased number of assets owned by the funds that we managed that are insured.

Other Asset Management and Property Income. Other income decreased by $1.1 million, or 16%, largely due to a decrease in additional fees related to subsequent closings in our funds.

Investment Income.

Total investment income increased by $25.3 million, or 32%, largely driven by our carried interest. The following table reflects our carried interest and incentive fees by fund:

	Year ended December 31, 2020			Year ended December 31, 2019
	Realized	Unrealized		Realized	Unrealized
($ in thousands)
BDS I GP	$(12)	$(5)	BDS I GP	$1,620	$(4,253)
BDS II GP	5,598	(18,331)	BDS II GP	11,968	12,987
BDS III GP	6,716	23,619	BDS III GP	1,651	(1,651)
BAMBS GP	—	903	BAMBS GP	—	—
BMF III GP	30,063	3,122	BMF III GP	26,499	13,655
BMF IV GP	—	25,974	BMF IV GP	—	10,947
BOF I GP	—	8,128	BOF I GP	—	7,216
BOF II GP	—	2,609	BOF II GP	—	—
BSH I GP	—	(93)	BSH I GP	—	(11,613)
BWH I GP	—	15,877	BWH I GP	—	2,763

Total	$42,365	$61,803	Total	$41,738	$30,051

The increase in unrealized carried interest was largely due to market appreciation from properties within our multifamily real estate equity funds and increased fee-earning AUM.

Additionally, we earned incentive fees related to the disposition of certain managed investments during 2019. No such event occurred in 2020.

Expenses

Employee Compensation and Benefits. Employee compensation and benefits increased by $5.8 million, or 6%, due to increased salaries, bonuses and benefits of $11.6 million due to increased headcount, driven by our increase in AUM and the number of Bridge-sponsored funds. This was offset by a decrease in amortization of share-based compensation expense related to our profits interests programs, which decreased by $5.9 million.

Performance Allocation Compensation. Performance allocation compensation increased by $3.9 million, or 42%, largely due to the increase in unrealized performance allocation compensation largely related to our multifamily funds.

Loss and Loss Adjustment Expenses. Loss and loss adjustment expenses increased by $0.5 million, or 19%, due to increased claims.

Third-party Operating Expenses. Third-party operating expenses decreased by $4.4 million, or 14%, due to additional properties being operated by affiliated entities as well as decreased leasing activity related to our office assets.

General and Administrative Expenses. General and administrative expenses decreased by $0.7 million, or 4%, primarily due to lower expense related to reduced travel due to COVID-19 restrictions.

Depreciation and Amortization. Depreciation and amortization increased by $0.4 million, or 16%, due to our growth in our fixed assets.

Realized and Unrealized Gain. Realized and unrealized gain increased by $2.4 million, or 130%, largely due to a $1.6 million increase in value of the General Partner Notes Payable and a $1.0 million unrealized gain associated with our investment in Bridge Agency MBS Fund.

Interest Income. Interest income decreased $0.3 million, or 17%, largely due to a decrease in interest rates.

Interest Expense. Interest expense increased by $2.3 million, or 82%, due to interest expense attributable to the issuance of the Private Placement Notes in July 2020.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenues

Fund Management Fees. Fund management fees increased by $52.8 million, or 81%, largely due to growth in fee paying assets under management as well as timing in our fund’s life cycle. We had final investor closings for Bridge Multifamily Fund IV, Bridge Debt Strategies Fund III, Bridge Workforce Fund I, and Bridge Office Fund I during 2019, of which Bridge Multifamily Fund IV and Bridge Debt Strategies Fund III are our two largest funds to-date. As a result, we earned catch up revenue of approximately $25.1 million during 2019 dating back to the inception of each of those funds. Fee-earning AUM increased from $5.7 billion to $8.7 billion during 2019 due to our capital raising activities. Our weighted average management fee increased from 1.46% in 2018 to 1.49% in 2019.

Property Management and Leasing Fees. Property management and leasing fees increased by $42.9 million, or 255%, due to the adoption of ASC 606, under which we determined that we were the principal rather than the agent in our third-party managed assets, which resulted in increase of revenue of $32.2 million. Due to the adoption of ASC 606, which was adopted prospectively on January 1, 2020, the years ended December 31, 2019 and 2018 are not comparable. Additionally, our property management and leasing fees increased due to our capital deployment.

Construction Management Fees. Construction management fees increased $2.5 million, or 53%, was due to our multifamily, office and seniors housing assets largely being value added and development assets. As part of our strategy, we primarily managed our construction work in-house rather than using a third-party manager.

Development Fees. Development fees increased by $0.6 million due to the launch of Bridge Opportunity Zone Funds I and II during 2019.

Transaction Fees. Transaction fees increased by $14.1 million, or 42%, due to our increased deployment of capital, which increased from $1.9 billion in 2018 to $2.7 billion in 2019. Our transaction fee income is synchronized with our capital deployment as we earn acquisition fees for investment sourcing and arrangement of mortgages for real estate investments across various funds.

Insurance Premiums. Insurance premiums increased by $1.0 million, or 24%, due to the increased number of assets owned by the funds that we manage that are insured.

Other Income. Other income increased $1.8 million, or 35%, primarily due to an increase in additional fees of $2.5 million related to subsequent closings in certain of our funds and a $1.5 million increase in legal and tax fee income due to increased transactional activity, partially offset by a reduction in fund administration fees, which was outsourced to a third party in 2017.

Investment Income. Total investment income increased by $34.5 million, or 77%, largely driven by our carried interest. The following table reflects our carried interest by fund:

	Year ended December 31, 2019		Year ended December 31, 2018
	Realized	Unrealized	Realized	Unrealized
($ in thousands)
BDS I GP	$1,620	$(4,253)	$4,564	$(1,536)
BDS II GP	11,968	12,987	1,693	1,199
BDS III GP	1,651	(1,651)	1,856	43,413
BMF III GP	26,499	13,655	—	—
BMF IV GP	—	10,947	—	—
BOF I GP	—	7,216	—	1,861
BSH I GP	—	(11,613)	—	(13,523)
BWH I GP	—	2,763	—	1,035

Total	$41,738	$30,051	$8,113	$32,449

The increase in carried interest is largely due to the appreciation of multifamily assets and the disposition of Bridge Multifamily Fund III assets. Additionally, we had $5.9 million of incentive fees in 2019 related to the disposition of certain managed investments compared to $1.4 million in 2018.

Expenses

Employee Compensation and Benefits. Employee compensation and benefits increased by $33.2 million, or 54%, due to increased headcount, which was driven by our increase in AUM and the number of Bridge-sponsored funds. Additionally, we launched our profits interests program in 2019, which resulted in $12.0 million additional equity compensation expense for the year ended December 31, 2019.

Performance Allocation Compensation. Performance allocation compensation increased by $4.5 million, or 93%, largely due to the increase in unrealized performance allocation compensation largely related to our multifamily and debt funds.

Loss and Loss Adjustment Expenses. Loss and loss adjustment expenses decreased by $0.5 million, or 17%, due to fewer claims.

Third-party Operating Expenses. Third-party operating expenses increased by $32.9 million due to the adoption of ASC 606 as mentioned above, which was adopted prospectively, and as such the years ended December 31, 2019 and 2018 are not comparable.

General and Administrative Expenses. General and administrative expenses increased by $5.1 million, or 40%, primarily due to the growth in AUM, deployment of capital and the number of funds.

Depreciation and Amortization. Depreciation and amortization increased by $0.6 million, or 25%, due to the acquisition of Bridge Senior Living in December 2018.

Realized and Unrealized Gain. Realized and unrealized gain decreased by $1.3 million, or 239%, largely due to a $2.0 million decrease in value of the General Partner Notes Payable.

Interest Income. Interest income increased $0.9 million, or 98%, largely due to the increase usage of our line of credit to facilitate short-term borrowing to our funds.

Non-GAAP Financial Measures

Distributable Earnings. Distributable Earnings is a key performance measure used in our industry and is evaluated regularly by management in making resource deployment and compensation decisions, and in assessing our performance. We believe that reporting Distributable Earnings is helpful to understanding our business and that investors should review the same supplemental financial measure that management uses to analyze our performance.

Distributable Earnings differs from net income before provision for income taxes, computed in accordance with U.S. GAAP in that it does not include depreciation and amortization, unrealized performance allocations and related compensation expense, unrealized gains (losses), share-based compensation, net income attributable to non-controlling interests, charges (credits) related to corporate actions and non-recurring items. Such items, if applicable, charges (credits) related to corporate actions and non-recurring items include: charges associated with acquisitions or strategic investments, changes in the tax receivable agreement liability, corporate conversion costs, amortization and any impairment charges associated with acquired intangible assets, transaction costs associated with acquisitions, impairment charges associated with lease right-of-use assets, gains and losses from the retirement of debt, charges associated with contract terminations and employee severance. Distributable Earnings is not a measure of performance calculated in accordance with U.S. GAAP. Although we believe the inclusion or exclusion of these items provides investors with a meaningful indication of our core operating performance, the use of Distributable Earnings without consideration of the related U.S. GAAP measures is not adequate due to the adjustments described herein. This measure supplements and should be considered in addition to and not in lieu of the results of operations discussed further under “Combined Results of Operations” prepared in accordance with U.S. GAAP. Our calculations of Distributable Earnings may differ from the calculations of other investment managers. As a result, these measures may not be comparable to similar measures presented by other investment managers.

Fee Related Earnings. Fee Related Earnings is a supplemental performance measure used to assess our ability to generate profits from fee-based revenues that are measured and received on a recurring basis. Fee Related Earnings differs from net income before provision for income taxes, computed in accordance with U.S. GAAP in that it adjusts for the items included in the calculation of Distributable Earnings, and also adjusts Distributable Earnings to exclude realized performance allocations income, net insurance income, earnings from investments in real estate, net interest (interest income less interest expense), net realized gain/(loss), and, if applicable, certain general and net administrative expenses when the timing of any future payment is uncertain. Fee Related Earnings is not a measure of performance calculated in accordance with U.S. GAAP. The use of Fee Related Earnings without consideration of the related U.S. GAAP measures is not adequate due to the adjustments described herein. Our calculations of Fee Related Earnings may differ from the calculations of other investment managers. As a result, these measures may not be comparable to similar measures presented by other investment managers.

Fee Related Revenues. Fee Related Revenues is a component of Fee Related Earnings. Fee Related Revenues is comprised of fund management fees, transaction fees net of any third-party operating expenses, net earnings from Bridge property operators, development fees, and other asset management and property income. Net earnings from Bridge property operators is calculated as a summation of property management, leasing fees and construction management fees less third-party operating expenses and property operating expenses. Property operating expenses is calculated as a summation of employee compensation and benefits, general and administrative expenses and interest expense at our property operators. We believe our vertical integration enhances returns to our shareholders and fund investors, and we view the net earnings from Bridge property operators as part of our fee related revenue as these services are provided to essentially all of the real estate properties in our equity funds. Net earnings from Bridge property operators is a metric that is included in management’s review of our business. Please refer to the reconciliation below to the comparable line items on the combined statements of operations. Fee Related Revenues differs from revenue computed in accordance with U.S. GAAP in that it excludes insurance premiums. Additionally, Fee Related Revenues is reduced by the costs associated with our property operations, which are managed internally in order to enhance returns to the Limited Partners in our funds.

Fee Related Expenses. Fee Related Expenses is a component of Fee Related Earnings. Fee Related Expenses differs from expenses computed in accordance with U.S. GAAP in that it does not include incentive fee compensation, performance allocations compensation, share-based compensation, loss and loss adjustment expenses associated with our insurance business, depreciation and amortization, or charges (credits) related to corporate actions and non-recurring items, and expenses attributable to non-controlling interest in consolidated entities. Additionally, Fee Related Expenses is reduced by the costs associated with our property operations, which are managed internally in order to enhance returns to the Limited Partners in our funds. Fee Related Expenses are used in management’s review of the business. Please refer to the reconciliation below to the comparable line items on the combined statements of operations.

Fee Related Revenues and Fee Related Expenses are presented separately in our calculation of non-GAAP measures in order to better illustrate the profitability of our Fee Related Earnings.

Net income is the U.S. GAAP financial measure most comparable to Distributable Earnings and Fee Related Earnings. The following table sets forth a reconciliation of net income to Distributable Earnings and to Fee Related Earnings for years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
($ in thousands)
Net income	$166,457	$160,633	$87,660
Income tax provision	1,006	985	234

Income before provision for income taxes	167,463	161,618	87,894
Depreciation and amortization	3,214	2,769	2,210
Less: Unrealized performance allocations	(61,803)	(30,051)	(32,449)
Plus: Unrealized performance allocations compensation	8,983	5,461	4,499
Less: Unrealized (gains)/losses	(558)	2,293	614
Plus: Share-based compensation	6,158	12,025	—
Less: Net realized performance allocations attributable to non-controlling interests	—	—	—
Less: Net income attributable to non-controlling interests in operating subsidiaries	(19,535)	(20,271)	(11,829)

Distributable Earnings attributable to the Company	103,922	133,844	50,939
Realized performance allocations and incentive fees	(42,365)	(47,635)	(9,491)
Realized performance allocations and incentive fees compensation	4,281	4,476	487
Net realized performance allocations attributable to non-controlling interests	—	—	—
Net insurance income	(3,172)	(2,624)	(1,065)
(Earnings) losses from investments in real estate	(522)	(1,697)	(2,908)
Net interest (income)/expense and realized (gain)/loss	3,413	337	1,602
Net income attributable to non-controlling interests	19,535	20,271	11,829

Total Fee Related Earnings	$85,092	$106,972	$51,393

Total Fee Related Earnings attributable to non-controlling interests	19,535	20,271	11,829

Total Fee Related Earnings to the Company	$65,557	$86,701	$39,564

The following table sets forth our total Fee Related Earnings and Distributable Earnings for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
($ in thousands)
Fund-level fee revenues
Fund management fees	$110,235	$118,194	$65,366
Transaction fees	39,298	48,088	33,967

Total net fund level fee revenues	149,533	166,282	99,333
Net earnings from Bridge property operators	8,362	6,833	3,546
Development fees	1,966	555	—
Other asset management and property income	6,017	7,127	5,280

Fee Related Revenues	165,878	180,797	$108,159
Cash-based employee compensation and benefits	(70,954)	(62,620)	(48,880)
Net administrative expenses	(9,832)	(11,205)	(7,886)

Fee Related Expenses	(80,786)	(73,825)	(56,766)

Total Fee Related Earnings	85,092	106,972	51,393

Realized performance allocations and incentive fees	42,365	47,635	9,491
Realized performance allocations and incentive fees compensation	(4,281)	(4,476)	(487)
Net realized performance allocations attributable to non-controlling interests	—	—	—
Net insurance income	3,172	2,624	1,065
Earnings from investments in real estate	522	1,697	2,908
Net interest income/(expense) and realized gain/(loss)	(3,413)	(337)	(1,602)
Net income attributable to non-controlling interests in operating subsidiaries	(19,535)	(20,271)	(11,829)

Distributable Earnings attributable to the Company	$103,922	$133,844	$50,939

The following table sets forth the components of the employee compensation and benefits, general and administrative expenses, and total other income (expense) line items on our combined statement of operations. Other income (expense) is disclosed in our non-GAAP measures based upon the nature of the income. Realized amounts are disclosed separately in order to determine Distributable Earnings. Other income from Bridge property operators is included in net earnings from Bridge property operators.

	Year Ended December 31,
($ in thousands)	2020	2019	2018
Cash-based employee compensation and benefits	$70,954	$62,620	$48,880
Compensation expense of Bridge property operators	23,820	20,511	13,051
Share based compensation	6,158	12,025	—

Employee compensation and benefits	$100,932	$95,156	$61,931

Administrative expenses, net of Bridge property operators	$9,832	$11,205	$7,886
Administrative expenses of Bridge property operators	7,417	6,748	4,934

General and administrative expenses	$17,249	$17,953	$12,820

Unrealized gains/(losses)	$558	$(2,293)	$(614)
Other expenses from Bridge property operators	(127)	(122)	(74)
Net interest income/(expense) and realized gain/(loss)	(3,413)	(337)	(1,602)

Total other income (expense)	$(2,982)	$(2,752)	$(2,290)

Net income attributable to non-controlling interests in operating subsidiaries	$19,535	$20,271	$11,829
Net realized performance allocations attributable to non-controlling interests	—	—	—
Net unrealized performance allocations attributable to non-controlling interests	—	—	—

Total net income attributable to non-controlling interests	$19,535	$20,271	$11,829

Distributable Earnings and Fee Related Earnings

Fee Related Earnings decreased $21.9 million, or 20% for the year ended December 31, 2020 as compared to the year ended December 31, 2019, due to the following:

Total Fee Related Revenues in 2020 decreased by $14.9 million, or 8%, principally due to:

•

Fund management fees decreased by $8.0 million, or 7%, due to a $25.1 million decrease in catch up management fees, partially offset by an increase in reoccurring management fees of $7.0 million and an increase of $10.1 million in fees from funds launched after 2019.

•	Transaction fees decreased by $8.8 million, or 18%, largely due to the impact of the COVID-19 pandemic.

•	Total net earnings from Bridge property operators increased by $1.5 million, or 22%, due to increased AUM.

•	Our development fees increased by $1.4 million due to the launch of Bridge Opportunity Zone Fund III in 2020 and Bridge Opportunity Zone Funds I and II in 2019.

•	Other asset management and property income decreased by $1.1 million, or 16% due to fewer transactions and closings during 2020 compared to 2019.

Fee Related Expenses in 2020 increased by $7.0 million, or 9%, principally due to:

•	Cash-based employee compensation and benefits increased by $8.3 million, or 13%, due to increased headcount offset by lower bonuses.

•	Net administrative expenses decreased by $1.4 million, or 12%, due to decreased spend on travel and office expenses related to the COVID-19 pandemic.

Distributable Earnings decreased by $29.9 million, or 22%, due the decrease in our Fee Related Earnings described above. Additionally, realized performance allocations income decreased by $5.1 million, earnings from investments in real estate decreased by $1.2 million and net interest income/(expense) plus realized gain/(loss) increased by $3.1 million primarily related to the change in the fair value of the General Partner Notes Payable. This was partially offset by a $0.5 million increase in profitability related to BIGRM.

The following table sets forth a reconciliation of net income to Distributable Earnings and to Fee Related Earnings for the three months ended March 31, 2021 and 2020:

	Three Months ended March 31
($ in thousands)	2021	2020
Net income	$40,720	$34,891
Income tax provision	410	12

Income before provision for income taxes	41,130	34,903
Depreciation and amortization	753	672
Less: Unrealized performance allocations	(14,719)	(18,816)
Plus: Unrealized performance allocations compensation	1,429	2,280
Less: Unrealized (gains)/losses	(5,780)	(1,032)
Plus: Share-based compensation	841	387
Less: Net realized performance allocations attributable to non-controlling interests	—	—
Less: Net income attributable to non-controlling interests in operating subsidiaries	(3,949)	(2,034)

Distributable Earnings attributable to the Company	$19,705	$16,360
Realized performance allocations and incentive fees	(6,467)	(4,111)
Realized performance allocations and incentive fees compensation	576	388
Net realized performance allocations attributable to non-controlling interests	—	—
Net insurance income	(1,108)	(574)
(Earnings) losses from investments in real estate	3	412
Net interest (income)/expense and realized (gain)/loss	940	455
Net income attributable to non-controlling interests in operating subsidiaries	3,949	2,034

Total Fee Related Earnings	$17,598	$14,964

Total Fee Related Earnings attributable to non-controlling interests	3,949	2,034

Total Fee Related Earnings to the Company	$13,649	$12,930

The following table sets forth our total Fee Related Earnings and Distributable Earnings for the three months ended March 31, 2021 and 2020:

	Three Months ended March 31,
($ in thousands)	2021	2020
Fund-level fee revenues
Fund management fees	$30,851	$25,719
Transaction fees	5,326	7,345

Total net fund level fee revenues	36,177	33,064
Net earnings from Bridge property operators	2,094	1,495
Development fees	386	205
Other asset management and property income	1,520	1,200

Fee Related Revenues	40,177	35,964
Cash-based employee compensation and benefits	(20,308)	(18,269)
Net administrative expenses	(2,271)	(2,731)

Fee Related Expenses	(22,579)	(21,000)

Total Fee Related Earnings	17,598	14,964

Realized performance allocations and incentive fees	6,467	4,111
Realized performance allocations and incentive fees compensation	(576)	(388)
Net realized performance allocations attributable to non-controlling interests	—	—
Net insurance income	1,108	574
Earnings (losses) from investments in real estate	(3)	(412)
Net interest income/(expense) and realized gain/(loss)	(940)	(455)
Net income attributable to non-controlling interests	(3,949)	(2,034)

Distributable Earnings attributable to the Company	$19,705	$16,360

The following table sets forth the components of the employee compensation and benefits, general and administrative expenses, and total other income (expense) and net income attributable to non-controlling interests. line items on our combined statement of operations. Other income (expense) is disclosed in our non-GAAP measures based upon the nature of the income. Realized amounts are disclosed separately in order to determine Distributable Earnings. Other income from Bridge property operators is included in net earnings from Bridge property operators. Net income attributable to non-controlling interests is presented separately based upon the nature of the income and is used to determine Fee Related Earnings to the Company.

	Three Months Ended March 31,
($ in thousands)	2021	2020
Cash-based employee compensation and benefits	$20,308	$18,269
Compensation expense of Bridge property operators	6,002	6,038
Share based compensation	841	387

Employee compensation and benefits	$27,151	$24,694

Administrative expenses, net of Bridge property operators	$2,271	$2,731
Administrative expenses of Bridge property operators	1,830	1,960

General and administrative expenses	$4,101	$4,691

Unrealized gains/(losses)	$5,780	$1,032
Other expenses from Bridge property operators	(21)	(31)
Net interest income/(expense) and realized (gain)/loss	(940)	(455)

Total other income (expense)	$4,819	$546

Net income attributable to non-controlling interests in operating subsidiaries	$3,949	$2,034
Net realized performance allocations attributable to non-controlling interests	—	—
Net unrealized performance allocations attributable to non-controlling interests	—	—

Total net income attributable to non-controlling interests	$3,949	$2,034

Distributable Earnings and Fee Related Earnings

Fee Related Earnings increased $2.6 million, or 18%, for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, due to the following:

Total Fee Related Revenues increased by $4.2 million, or 12%, principally due to:

•	Fund management fees increased by $5.1 million, or 20%, primarily due to new funds launched subsequent to March 31, 2020.

•	Transaction fees decreased by $2.0 million, or 27%, largely due to the impact of the COVID-19 pandemic.

Fee Related Expenses in 2021 increased by $1.6 million, or 8%, principally due to:

•	Cash-based employee compensation and benefits increased by $2.0 million, or 11%, due to increased headcount.

•	Net administrative expenses decreased by $0.5 million, or 17%, due to decreased spend on travel and office expenses related to the COVID-19 pandemic.

Distributable Earnings increased by $3.3 million, or 20%, due the increase in our Fee Related Earnings described above. Additionally, realized performance allocations income net of realized performance allocations compensation increased by $2.2 million, losses from investments in real estate decreased by $0.4 million and net interest income/(expense) plus realized gain/(loss) increased by $0.5 million primarily related to the change in interest expense from the Private Placement Notes. This was partially offset by a $0.5 million increase in profitability related to BIGRM.

Liquidity and Capital Resources

Our liquidity needs primarily include working capital and debt service requirements. We believe that our current sources of liquidity, which include cash generated by our operating activities, cash and funds available under our credit agreement, along with the proceeds from this offering, will be sufficient to meet our projected operating and debt service requirements for at least the next 12 months. To the extent that our current liquidity is insufficient to fund future activities, we may need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements. If we raise additional funds by issuing equity securities, the ownership of our existing stockholders will be diluted. The incurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financial covenants that could restrict our operations.

As of March 31, 2021 and December 31, 2020, we had $133.6 million and $101.8 million, respectively, of cash and cash equivalents and $150.2 million and $150.2 million, respectively, of long-term liabilities. There were no borrowings outstanding under our revolving credit facility. We generate cash primarily from fund, property and construction management fees, and development and transaction fees. We have historically managed our liquidity and capital resource needs through (a) cash generated from our operating activities and (b) borrowings under credit agreements and other borrowing arrangements.

Ongoing sources of cash include (a) fund management fees and property management and leasing fees, which are collected monthly or quarterly, (b) transaction fee income and (c) borrowings under our revolving credit facility. We use cash flow from operations to pay compensation and related expenses, general and administrative expenses, income taxes, debt service, capital expenditures and to make distributions to our equity holders.

As of March 31, 2021 and December 31, 2020, our cash totaled $133.6 million and $101.8 million, respectively. The difference in these amounts reflects the proceeds from the issuance of the Private Placement Notes offset by increased distributions and lending to our funds.

The following table presents a summary of our cash flows for the periods presented:

	Three Months Ended March 31		Year Ended December 31
($ in thousands)	2021	2020	2020	2019
Net cash provided by operating activities	$26,304	$27,356	$130,096	$153,468
Net cash provided by (used in) investing activities	33,674	(40,714)	(47,813)	306
Net cash used in financing activities	(27,730)	(12,353)	(35,039)	(129,393)

Operating Activities

Cash provided by operating activities was primarily driven by our earnings in the respective periods after adjusting for significant non-cash activity, including non-cash performance allocations and incentive fees, the related non-cash performance allocations and incentive fee related compensation, non-cash investment income, non-cash share-based compensation, depreciation, amortization and impairments, and the effect of changes in working capital and other activities. Operating cash inflows primarily included the receipt of management fees, property management and leasing fees, and realized performance allocations and incentive fees, while operating cash outflows primarily included payments for operating expenses, including compensation and general and administrative expenses.

Three Months Ended March 31, 2021—Cash provided by operating activities was $26.3 million, consisting of net income of $40.7 million and adjustments for non-cash items of $18.8 million, offset by cash provided by operating assets and liabilities of $4.4 million. Adjustments for non-cash items primarily consisted of $14.7 million of unrealized performance allocations, offset by $0.8 million of share-based compensation amortization, and $0.8 million of depreciation and amortization related to fixed assets and intangibles.

Three Months Ended March 31, 2020—Cash provided by operating activities was $27.4 million, consisting of net income of $34.9 million and adjustments for non-cash items of $18.7 million, offset by cash provided by operating assets and liabilities of $11.2 million. Adjustments for non-cash items primarily consisted of $18.8 million for unrealized performance allocations, offset by $0.4 million provided by share-based compensation and $0.7 million of depreciation and amortization related to fixed assets and intangibles.

Year Ended December 31, 2020—Cash provided by operating activities was $130.1 million, consisting of net income of $166.5 million and adjustments for non-cash items of $52.9 million, offset by cash provided by operating assets and liabilities of $16.5 million. Adjustments for non-cash items primarily consisted of $61.8 million of unrealized performance allocations, offset by $6.1 million of share-based compensation amortization, and $3.2 million of depreciation and amortization related to fixed assets and intangibles.

Year Ended December 31, 2019—Cash provided by operating activities was $153.5 million, consisting of net income of $160.6 million and adjustments for non-cash items of $13.7 million, offset by cash provided by operating assets and liabilities of $6.5 million. Adjustments for non-cash items primarily consisted of $30.1 million for unrealized performance allocations, offset by $12.0 million provided by share-based compensation and $2.8 million of depreciation and amortization related to fixed assets and intangibles.

Investing Activities

Our investing activities primarily consist of lending to affiliate entities and investing activities related to our investments in Bridge Agency MBS Fund and in certain property technology companies.

Three Months Ended March 31, 2021—Net cash provided by investing activities of $33.7 million primarily consisted of $36.4 million related to our lending activities to affiliate entities.

Three Months Ended March 31, 2020—Net cash used in investing activities of $40.7 million primarily consisted of $38.8 million related to our lending activities to affiliate entities.

Year Ended December 31, 2020—Net cash used in investing activities of $47.8 million consisted of $14.5 million for purchases of investments largely related to our investment in Bridge Agency MBS Fund and $35.9 million related to our lending activities to affiliate entities.

Year Ended December 31, 2019—Net cash provided by investing activities of $0.3 million consisted of the purchase of fixed assets and our lending activities to affiliate entities.

Financing Activities

Our financing activities primarily consist of distributions to our members as well as borrowings associated with our Private Placement Notes and revolving line of credit.

Three Months Ended March 31, 2021—Net cash used in financing activities of $27.7 million was primarily due to the distributions to our members of $21.8 million and to non-controlling interests of $6.2 million.

Three Months Ended March 31, 2020—Net cash used in financing activities of $12.4 million was primarily due to $32.7 million of distributions to members and $5.2 million for non-controlling interest as well as $6.5 million used to repurchase shares, offset by net proceeds on our line of credit of $32.0 million.

Year Ended December 31, 2020—Net cash used in financing activities of $35.0 million was primarily due to the distributions to our members of $154.8 million and net repayments on our line of credit of $16.8 million, offset by $150.0 million due to the issuance of the Private Placement Notes.

Year Ended December 31, 2019—Net cash used in financing activities of $129.4 million was primarily due to $121.0 million of distributions to members and a $3.3 million term loan related to a subsidiary.

Credit Facilities

In July 2020, we entered into a note purchase agreement with various lenders, pursuant to which we issued the Private Placement Notes in two tranches.

The Private Placement Notes were issued in an aggregate principal amount of $150.0 million. Concurrently with the issuance of the Private Placement Notes we entered into a secured revolving line of credit, or LOC, with an aggregate borrowing capacity of $75.0 million. Net proceeds from the Private Placement Notes were $147.7 million, net of arrangement fees and other expenses. A portion of the proceeds were used to repay the outstanding balances on a prior credit facility.

The Private Placement Notes have two tranches, a five-year 3.9% fixed rate that matures on July 22, 2025 and a seven-year 4.15% fixed rate that matures on July 22, 2027. Borrowings under the LOC accrue interest at LIBOR plus 2.25%. We had not drawn against the LOC as of December 31, 2020 or March 31, 2021. The LOC matures on July 22, 2022.

Under the terms of the Private Placement Notes and the LOC, certain of our assets serve as pledged collateral. In addition, the Private Placement Notes and LOC contain covenants that, among other things, limit our ability to incur indebtedness. The Private Placement Notes and the LOC also contains a financial covenant requiring us to maintain a total leverage ratio of no more than 3.0x, minimum quarterly Earnings Before Income Taxes Depreciation and Amortization, or EBITDA, of $10.0 million and minimum unencumbered cash of $2.5 million. As of each of December 31, 2020 and March 31, 2021, we were in compliance with all debt covenants.

For details of our other credit facilities and borrowings, see “Description of Indebtedness” in this prospectus.

Contractual Obligations

The following tables summarize our contractual obligations as of December 31, 2020. Our principal commitments consisted of obligations under our Private Placement Note, lease obligations and capital commitments. The amount of the obligations presented in the table summarizes our commitments to settle contractual obligations in cash as of the dates presented.

	Payments Due by Period
($ in thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More Than 5 Years
Operating lease obligations	$23,294	$4,099	$7,203	$6,508	$5,484
Long-term debt obligations(1)	150,000	—	—	75,000	75,000
Interest on debt obligations(2)	36,412	6,038	18,112	9,150	3,112
Capital commitments(3)	4,860	4,860	—	—	—

Total contractual obligations	$214,566	$14,997	$25,315	$90,658	$83,596

(1)	Estimated principal payments on our debt obligations reflect amounts that would be paid over the term of the Private Placement Notes assuming the debt is held until final maturity.
(2)

Estimated interest payments on our debt obligations reflect amounts that would be paid over the term of the Private Placement Notes based on the contractual interest rates and assuming the debt is held until final maturity.

(3)

Capital commitments represent our obligations as a limited partner capital funding to certain prop tech investments. These amounts are generally due on demand, and accordingly, have been presented as obligations payable in the less than one year column. Capital commitments are expected to be called over a period of several years.

The payments that we may be required to make under the Tax Receivable Agreement are expected to be substantial and are not reflected in the contractual obligations table set forth above as they are dependent upon future taxable income. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our combined balance sheet as of December 31, 2020 and 2019. Please refer to the Liquidity and Capital Resources for additional information related to fluctuations in cash and cash equivalents. This information should be read together with our combined financial statements and related notes for the years ended December 31, 2020 and 2019 included elsewhere in this prospectus.

	As of December 31,
($ in thousands)	2020	2019
Assets
Current assets
Cash and cash equivalents	$101,830	$57,702
Restricted cash	5,524	2,408
Marketable securities	5,053	4,421
Receivables from affiliates	25,481	30,162
Notes receivable from affiliates	40,795	10,000
Notes receivable from employees	7,431	191
Prepaid and other current assets	5,184	2,635

Total current assets	191,298	107,519
Investments (including accrued performance allocation of $199,410 and $139,392 at December 31, 2020 and 2019, respectively)	215,427	141,591
Notes receivable from employees	—	2,148
Tenant improvements, furniture and equipment - Less accumulated depreciation of $2,686 and $1,657 at December 31, 2020 and 2019, respectively	4,158	5,077
Intangible assets - Less accumulated amortization of $10,987 and $9,343 at December 31, 2020 and 2019, respectively	4,910	6,555
Goodwill	9,830	9,830
Other assets	389	863

Total assets	$426,012	$273,583

Liabilities and members’ equity
Current liabilities
Accrued performance allocations compensation	$22,167	$13,185
Accounts payable and accrued expenses	11,137	7,316
Accrued payroll and benefits	11,614	12,463
General Partner Notes Payable at fair value	16,458	17,482
Insurance loss reserves	4,436	3,754
Self-insurance reserves and unearned premiums	3,700	1,316
Other current liabilities	4,830	5,464
Line of credit	—	16,835
Current portion of notes payable	—	650

Total current liabilities	74,342	78,465

Notes payable, net	147,713	2,080
Other long-term liabilities	2,486	2,713

Total liabilities	224,541	83,258
Equity
Net investment in common control group	186,091	174,465
Non-controlling interests	15,376	15,860
Accumulated other comprehensive income	4	—

Total equity	201,471	190,325

Total liabilities and members’ equity	$426,012	$273,583

Receivables from affiliates primarily related to receivables associated with our various revenue streams and reimbursable costs paid on behalf of our affiliates. Our receivables from affiliates decreased by $4.7 million, or 16%, primarily due to catch up fees accrued as of December 31, 2019 related to the final closing of Bridge Multifamily Fund IV, which were paid in the first quarter of 2020.

Notes receivable from affiliates relates to short-term uncollateralized loans to the funds for asset acquisition and working capital. Notes receivable from affiliates increased by $30.8 million, or 308%, primarily due to a short-term loan to Bridge Office Fund II of $25.8 million, which was repaid subsequent to year end 2020.

Notes receivable from employees relates to loans used to purchase an equity interest in the Company. During 2020, we provided short-term financing to certain employees to finance their purchases of shares of the Company. Subsequent to December 31, 2020, these loans were repaid.

Our investments are primarily related to carried interest and investments in partnerships. Our investments increased by $73.8 million, or 52%, primarily related to the appreciation of carried interest, which increased by $60.0 million. This was primarily driven by the appreciation in BMF IV GP, which increased by $26.0 million, BWH I GP, which increased by $15.9 million and BDS III GP, which increased by $23.6 million. Additionally, we invested in Bridge Agency MBS Fund during the year, which had a fair value as of $12.6 million as of December 31, 2020.

Accrued performance allocations compensation represents the compensation expense associated with the carried interest. The increase in the accrued performance allocations compensation of $9.0 million, or 68%, correlates to the increase in carried interest described above.

Our line of credit and notes payable were paid off during 2020 when we issued $150 million in Private Placement Notes.

The following table sets forth selected information from our unaudited combined balance sheet as of March 31, 2021 and our audited combined balance sheet as of December 31, 2020. This information should be read together with our combined financial statements and related notes included elsewhere in this prospectus.

	March 31, 2021	December 31, 2020
	(unaudited)
($ in thousands)
Assets
Current assets
Cash and cash equivalents	$133,620	$101,830
Restricted cash	5,982	5,524
Marketable securities	5,067	5,053
Receivables from affiliates	22,983	25,481
Notes receivable from affiliates	11,835	40,795
Notes receivable from employees	—	7,431
Prepaid and other current assets	3,359	5,184

Total current assets	182,846	191,298

Investments (including accrued carried interest allocation of $203,372 and $199,410 at March 31, 2021 and December 31, 2020, respectively)	236,974	215,427

Tenant improvements, furniture and equipment - Less accumulated depreciation of $2,952 and $2,686 at March 31, 2021 and December 31, 2020, respectively	4,026	4,158
Intangible assets - Less accumulated amortization of $11,382 and $10,987 at March 31, 2021 and December 31, 2020, respectively	4,516	4,910
Goodwill	9,830	9,830
Other assets	305	389

Total assets	$438,497	$426,012

Liabilities and members’ equity
Current liabilities
Accrued performance allocations compensation	$24,749	$22,167
Accounts payable and accrued expenses	7,322	11,137
Accrued payroll and benefits	13,476	11,614
General Partner Notes Payable at fair value	14,858	16,458
Insurance loss reserves	4,227	4,436
Self-insurance reserves and unearned premiums	3,730	3,700
Other current liabilities	4,534	4,830

Total current liabilities	72,896	74,342

Notes payable, net	147,820	147,713
Other long-term liabilities	2,417	2,486

Total liabilities	223,133	224,541
Equity
Net investment in common control group	202,167	186,091
Non-controlling interests	13,192	15,376
Accumulated other comprehensive income	5	4

Total equity	215,364	201,471

Total liabilities and members’ equity	$438,497	$426,012

Notes receivable from affiliates decreased by $29.0 million primarily due to the repayment of the short-term loan to Bridge Office Fund II of $25.8 million. Notes receivable from employees of $7.4 million were also repaid subsequent to year end 2020. Both the repayment of the notes receivable from affiliates and notes receivable from employees resulted in an increase in cash.

Investments increased by $21.5 million or 10% primarily due to an appreciation of fair value of our investments in the private funds.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements, as defined in Regulation S-K.

Recent Accounting Pronouncements

For a discussion of new accounting pronouncements recently adopted and not yet adopted, see the notes to our combined financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we are exposed to a broad range of risks inherent in the financial markets in which we participate, including price risk, interest-rate risk, access to and cost of financing risk, liquidity risk, counterparty risk and foreign exchange-rate risk. Potentially negative effects of these risks may be mitigated to a certain extent by those aspects of our investment approach, investment strategies, fundraising practices or other business activities that are designed to benefit, either in relative or absolute terms, from periods of economic weakness, tighter credit, or financial market dislocations.

Market Risk

Our predominant exposure to market risk is related to our role as general partner or investment manager for our specialized funds and customized separate accounts and the sensitivities to movements in the fair value of their investments, which may adversely affect our equity in income of affiliates. Since our management fees are generally based on commitments or invested capital, our management fee and advisory fee revenue is not significantly impacted by changes in investment values.

Interest Rate Risk

As of March 31, 2021, we had cash of $45.1 million deposited in non-interest bearing accounts and $88.5 million deposited in an interest bearing account, with limited to no interest rate risk. Interest-earning instruments carry a degree of interest rate risk. We do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate risk exposure.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the respective counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting the counterparties with which we enter into financial transactions to reputable financial institutions. In other circumstances, availability of financing from financial institutions may be uncertain due to market conditions, and we may not be able to access financing under such circumstances.

Exchange Rate Risk

We do not possess significant assets in foreign countries in which we operate or engage in material transactions in currencies other than the U.S. dollar. Therefore, changes in exchange rates are not expected to materially impact our financial statements.

Critical Accounting Policies and Estimates

The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities and disclosure of contingent assets and liabilities in our financial statements. We regularly assess these estimates; however, actual amounts could differ from those estimates. The impact of changes in estimates is recorded in the period in which they become known.

An accounting policy is considered to be critical if the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the effect of the estimates and assumptions on financial condition or operating performance. The accounting policies we believe to reflect our more significant estimates, judgments and assumptions that are most critical to understanding and evaluating our reported financial results are: consolidation, revenue recognition, fair value of investments, performance fee-related and share-based compensation and accounting for income taxes.

Consolidation

We consolidate all entities that we control through a majority voting interest or as the primary beneficiary of a variable interest entity, or VIE. Under the VIE model, we are required to perform an analysis as to whether we have a variable interest in an entity and whether the entity is a VIE. In evaluating whether we hold a variable interest, we review all of our financial relationships to determine whether we are exposed to the risks and rewards created and distributed by an entity. We hold variable interests in certain operating subsidiaries not wholly owned by us and in our funds in which we serve as the general partner or managing member. We also assess whether the fees charged to our funds are customary and commensurate with the level of effort required to provide the services. We consider all economic interests, including indirect interests, to determine if a fee is considered a variable interest. We determined our fee arrangements with our funds are not considered to be variable interests.

If we have a variable interest in an entity, we further assess whether the entity is a VIE and, if so, whether we are the primary beneficiary. The assessment of whether an entity is a VIE requires an evaluation of qualitative factors and, where applicable, quantitative factors. These judgments include: (a) determining whether the entity has sufficient equity at risk, (b) evaluating whether the equity holders, as a group, lack the ability to make decisions that significantly affect the economic performance of the entity and (c) determining whether the entity is structured with disproportionate voting rights in relation to their equity interests.

For entities that are determined to be VIEs, we are required to consolidate those entities where we have concluded that we are the primary beneficiary. The primary beneficiary is defined as the variable interest holder with (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. In evaluating whether we are the primary beneficiary, we evaluate our economic interests in the entity held either directly or indirectly by us. At each reporting date, we determine whether any reconsideration events have occurred that require us to revisit the primary beneficiary analysis, and we will consolidate or deconsolidate accordingly.

We provide investment advisory services to the funds, which have third-party investors. Certain funds are VIEs because they have not granted the third-party investors substantive rights to terminate or remove the general partner or participating rights. We do not consolidate these funds because we are not the primary beneficiary of those funds, primarily because our fee arrangements are considered customary and commensurate and thus not deemed to be variable interests, and we do not hold any other interests in those funds that are considered more than insignificant. We consolidate certain of our operating subsidiaries that are VIEs because we are the primary beneficiary.

Revenues

We recognize revenue in accordance with ASC 606. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. The guidance requires us to assess on assessing whether we are the principal versus agent in the arrangement based on the notion of control, which affects recognition of revenue on a gross or net basis. Essentially all of the revenue and operations of the Company are directly or indirectly supporting affiliated investment funds (including joint ventures and separately managed accounts) and derived from or related to their underlying investments.

Fund Management Fees

We recognize management fee revenues when control of the promised services is transferred to customers, in an amount that reflects the consideration that we expect to receive in exchange for those services. For asset management services and the arrangement of administrative services, we satisfy these performance obligations over time because the customer simultaneously receives and consumes the benefits of the services as they are performed. Management fees are reflected net of certain professional and administrative services and distribution and servicing fees paid to third parties for which we are acting as an agent.

Performance Fees

We earn two types of performance fee income, incentive fees and performance allocations, as described below. The underlying investments in the funds reflect valuations on a three-month lag, or as of September 30, 2020 and 2019, for the years ended December 31, 2020 and 2019, respectively.

Incentive fees are generally calculated as a percentage of the profits earned in respect of certain accounts for which we are the investment advisor, subject to the achievement of minimum return levels or performance benchmarks. Incentive fees are typically subject to reversal until the end of a defined performance period, as these fees are affected by changes in the fair value of the assets under management or advisement over such performance period. Moreover, incentive fees that are received prior to the end of the defined performance period are typically subject to clawback, net of tax. We recognize incentive fee income only when these amounts are realized and no longer subject to significant reversal, which is typically at the end of a defined performance period and/or upon expiration of the associated clawback period.

Performance allocations refer to the allocation of performance fees (typically 15% to 20%) from limited partners in certain funds. We account for our performance allocations under the equity method of accounting. Certain funds will allocate carried interest to us, based on cumulative fund performance to date, irrespective of whether such amounts have been realized. These performance allocations are subject to the achievement of minimum return levels (typically 7% to 9%), in accordance with the terms set forth in each respective fund’s governing documents. We recognize income attributable to performance allocations from a fund based on the amount that would be due to us pursuant to the fund’s governing documents, assuming the fund was liquidated based on the current fair value of its underlying investments as of that date. Accordingly, the amount recognized as performance allocation income reflects our share of the gains and losses of the associated fund’s underlying investments measured at their then-fair values, relative to the fair values as of the end of the prior period. Carried interest is generally realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the specific hurdle rates, as defined in the applicable governing documents. Carried generally subject to reversal to the extent that the amount received to date exceeds the amount due to us based on cumulative results. Performance allocation is presented separately as investment income within the combined statements of operations, and the accrued but unpaid carried interest as of the reporting date reported in within investments in the combined balance sheets.

Fair Value Measurements

U.S. GAAP establishes a hierarchical disclosure framework, which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace – including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination of their fair values, as follows:

•	Level 1—Pricing inputs are unadjusted, quoted prices in active markets for identical assets or liabilities as of the measurement date.

•

Level 2—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the measurement date, and fair value is determined through the use of models or other valuation methodologies. The types of financial instruments classified in this category include less liquid securities traded in active markets, securities traded in other than active markets, and government and agency securities.

•

Level 3—Pricing inputs are unobservable for the financial instruments and include situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the financial instrument.

Share-Based Compensation

Compensation expense relating to the issuance of share-based awards to employees is measured at fair value on the grant date. The compensation expense for awards that vest over a future service period is recognized over the relevant service period on a straight-line basis. The compensation expense for awards that do not require future service is recognized immediately.

The Company recognizes share-based award forfeitures in the period they occur as a reversal of previously recognized compensation expense.

Performance Fee-Related Compensation

A portion of the performance allocations we earn is awarded to employees and other carry participants in the form of award letters, or the carry awards. Liability-classified carry awards to employees and other participants are accounted for as a component of compensation and benefits expense contemporaneously with our recognition of the related realized and unrealized performance allocation revenue. Upon a reversal of performance allocation revenue, the related compensation expense, if any, is also reversed. Liabilities recognized for carried interest amounts due to affiliates are not paid until the related performance allocation revenue is realized. We record incentive fee compensation when it is probable that a liability has been incurred and the amount is reasonably estimable. The incentive fee compensation accrual is based on a number of factors, including the cumulative activity for the period and the distribution of the net proceeds in accordance with the applicable governing agreement.

Income Tax

For tax purposes, we have historically been treated as a partnership for U.S. federal and state income tax purposes. As a result, we have not been subject to U.S. federal and state income taxes. The provision for income taxes in the historical combined statements of operations consists of local and foreign income taxes. Following this offering, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by Bridge that will flow through to its interest holders, including us.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on the amount of our future taxable income. When evaluating the realizability of deferred tax assets, all evidence – both positive and negative – is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences and tax planning strategies.

U.S. GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the combined financial statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general and administrative expenses in the combined statements of operations. If recognized, the entire amount of unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

BUSINESS

Our Company

We are a leading, vertically integrated real estate investment manager, diversified across specialized asset classes, with approximately $26 billion of AUM as of March 31, 2021. Our ability to scale our specialized and operationally driven investment approach across multiple attractive sectors within real estate equity and debt, in a way that creates sustainable and thriving communities, is the ethos of who we are and the growth engine of our success. We have enjoyed significant growth since our establishment as an institutional fund manager in 2009, driven by strong investment returns and our successful efforts to develop an array of investment platforms focused on sectors of the U.S. real estate market that we believe are the most attractive. We have extensive multi-channel distribution capabilities and currently manage capital on behalf of more than a hundred global institutions and more than 6,500 individual investors across more than 25 investment vehicles.

As of December 31, 2020, we had approximately $25 billion of AUM, including approximately $10 billion of fee-earning AUM, reflecting a AUM CAGR of 40.9% since 2016. From 2018 to 2020, our total revenues increased 78%, from $130 million to $232 million and our net income increased 89%, from $88 million to $166 million. See “Summary Historical and Pro Forma Condensed Combined Financial and Other Data.”

We employ a specialized, vertically integrated model spanning nine investment platforms across real estate equity and debt strategies. Our vertically integrated approach includes investment professionals as well as employees who perform active asset management, property management, leasing, and construction management functions. By directly operating the properties that we acquire or develop, we are able to find opportunities to generate significant alpha at the asset level, creating a key competitive advantage to drive returns for our fund investors. This high-touch owner-operator approach, which we have refined over decades, provides a difficult to replicate, data-driven investment strategy. With respect to our equity investment strategies, we aim for high visibility into precisely how we will execute on and operate a given asset at the time of acquisition. In our Debt Strategies platform, we leverage that same execution-focused discipline to validate and underwrite credit investments, frequently collaborating with our local market teams in the investment phase.

We currently operate across 40 states, and we focus our investment activity in the U.S. markets that we believe exhibit the strongest growth potential, as determined by rigorous data-driven analytics conducted by our dedicated research team. We have a leading presence in many attractive subsectors of U.S. real estate in both primary and secondary markets. Our investment teams consist of specialized, experienced professionals who bring deep sector knowledge across economic cycles. Investment team collaboration combined with our on-the-ground resources and local market teams provides us with extensive and unique deal flow across our target markets. Our intensive underwriting and investment processes benefit from this collaborative effort to support rigorous physical, financial and analytical due diligence.

* Note: Respective metrics as of March 31, 2021. Portfolio loans include loans in securitizations.

We are focused on a differentiated and socially responsible approach to investing and operating our assets. Our onsite presence at our properties allows us to create positive, constructive relationships with residents and tenants, and to differentiate Bridge real estate assets from other properties. By making improvements that residents and tenants value, often with an emphasis on social and community programming, Bridge prides itself on community revitalization. Further, we seek to make improvements that limit our impact on the environment. For example, we are developing an innovative solar power program that we plan to launch across all equity strategies in 2021, beginning with certain office and multifamily assets. Community, sustainability and resource reduction are incorporated into our decisions. As an operator, we seek to offer residents and tenants far more than just “four walls and a roof.” We have committed to adopting the United Nations Principles for Responsible Investment by incorporating environmental, social and governance issues into our investment analysis and decision-making processes. We believe this will improve long-term, risk-adjusted returns for our fund investors and deliver to our tenants and residents what they need and want.

Our distribution efforts span both retail and institutional channels and are led by our senior management, investment professionals and a dedicated team of global investor service professionals. We established our retail distribution channel through our first wirehouse distribution relationship in 2012, and we believe our tenured presence with distribution partners, including wirehouse banks and Registered Investment Advisers, or RIAs, affords us the opportunity to continue growing our AUM from retail investors. Our institutional fundraising and fund investor service efforts are high-touch, and we manage capital on behalf many of the world’s leading global allocators of private market capital. Because of our multiple platforms and strategies, we are frequently in front of our fund investors to maintain and expand these relationships, and we communicate in a detailed and transparent way with our investors. The combination of strong investment returns and regular, intensive communications has created strong loyalty and repeat investments from leading institutional investors. Our focus on performance, detailed and transparent communication, and responsiveness are among the factors that differentiate our investor relations approach.

Our investment teams are supported by a centralized corporate infrastructure providing debt capital markets, risk management, client solutions and back office support functions. The substantial recent investments we have made in our corporate infrastructure to service all Bridge investment teams enables us to scale our platform to accommodate significant future platform growth. The bulk of our corporate infrastructure is located in Salt Lake City, Utah, which offers a high-quality labor pool at a lower cost than many larger metropolitan areas.

We have a long history of disciplined and strategic corporate growth, and we have successfully expanded into multiple new investment verticals since our initial investment fund via organic growth initiatives, strategic personnel hiring, and corporate acquisitions, while remaining focused on driving value at the underlying investment level. We believe we have a sustained opportunity to continue to apply our investment principles into additional sectors, strategies and markets.

We have an experienced management team with proven performance history and long-term tenure and outlook. Our leaders have deep knowledge of the local markets in which we invest coupled with extensive real asset and capital markets expertise. We have consistently practiced intensive, formal management training to optimize the performance of our professionals and employ rigorous performance reviews to support career development and advancement. We conduct regular succession planning and generally employ a “Co-Chief Investment Officer” structure or have a Deputy Chief Investment Officer for each investment vehicle. We strive to be a best-in-class employer of choice and seek to provide competitive career opportunities and benefits to our employees. We have been able to attract and retain high-quality personnel, at both the entry level and the mid-and senior levels. We consistently reexamine and seek to optimize the Bridge culture of mutual shared success and teamwork and commit meaningful resources to knowledge sharing across verticals.

As of March 31, 2021, we had approximately 1,650 employees, including approximately 100 investment professionals and approximately 450 employees supporting our investment, investor service and corporate activities. Our remaining approximately 1,100 employees operate our properties and are generally expensed via our managed investment vehicles, as property level operating expenses for the assets owned by our managed investment vehicles. Additionally, we have approximately 2,300 professionals employed through a professional employment organization at sites managed by Bridge Senior Living, all of whom are expensed via our managed investment vehicles.

Our Vision and Mission

We are a globally trusted investment manager that seeks to offer attractive returns to our fund investors, a goal which we pursue with uncompromising principles. We are a high-touch, detail-oriented investor in the commercial real estate and fixed income sectors. Our residents and tenants are the lifeblood of our assets, and we strive to create vibrant communities in which people are excited to live and work. We hire highly qualified professionals and provide them with tremendous opportunities to succeed and advance.

Our History

Our founders began investing in multifamily real estate in 1991. In 2000, this predecessor group adopted our current vertically integrated strategy with the addition of a multifamily property management affiliate, now known as Bridge Property Management, and continued to build a strong reputation with institutional capital allocators as a regional real estate sponsor. In 2009, this predecessor group partnered with other members of our current executive management to launch our first discretionary investment fund, Bridge Multifamily Fund I, and with the success of that fund these predecessor groups combined to form our Operating Company in 2011 and launched Bridge Multifamily Fund II at the beginning of 2012. We and our founders have successfully managed commercial real estate investments with resiliency and adept actions through multiple cycles and financial market challenges. Through 2020 we sponsored a total of 19 funds (with four more funds launched or expected to launch in 2021), as well as a variety of separate accounts, co-investment vehicles and managed joint-venture investment entities across our nine investment platforms. We have built on this successful history by leveraging our best-in-class operational infrastructure and capital raising abilities to grow from a single investment strategy to a diversified group of specialized investment platforms both through building specialized teams with new hires and through acquiring emerging companies.

Prior to the completion of this offering, we intend to complete a corporate reorganization, which we refer to in this prospectus as the Transactions. Currently, the fund manager entities for our Seniors Housing and Office funds are partially owned by us and partially owned by certain Bridge employees and outside investors. As part of the corporate reorganization, these Bridge employees and outside investors are expected to contribute their entire interest in these fund managers to us in exchange for Class A Units. Currently, we do not own the general partners of each of our Seniors Housing, Office, Multifamily, Workforce and Affordable Housing, Opportunity Zone and Debt Strategies funds. As part of the corporate reorganization, certain of the current owners of the general partners, which include the Continuing Equity Owners, will contribute a portion of the interests in the Bridge GPs, with the exception of BDS I GP, to us in exchange for Class A Units. For additional details, please refer to “Our Organizational Structure.”

Today, we provide investors with a diverse range of real estate investment products managed by our dedicated, specialized and synergistic investment teams. Our broad range of products allows us to capture new market opportunities and serve investors with various investment objectives. Since the beginning of 2009, we have raised approximately $15 billion of equity commitments across our funds and investment vehicles and, as of March 31, 2021, we had approximately $26 billion of AUM across our funds and other vehicles.

Our Investment Platforms

We operate our business in a single segment, real estate investment management, which includes nine specialized and synergistic investment platforms managed by eight investment teams. Our nine investment platforms include:

Multifamily. Our Multifamily investment platform focuses on assets in growth markets that we believe offer attractive risk-adjusted returns. Our senior executives have focused on multifamily investments for the past 30 years, including previous ventures. Our Multifamily platform generally targets markets with investments within MSAs with household and employment growth rates that are projected to exceed national averages. We believe we have a differentiated approach to multifamily investing, which relies on the integration and coordination of our investment, asset management, debt capital markets and nationwide property management capabilities. We have generated attractive multifamily value-add returns relative to peers, and each of our three most recent multifamily funds is ranked in the first overall quartile among value-add real estate funds with the same vintage year according to Preqin Ltd. Our “owner-operator” model allows us to manage assets internally, with in-house personnel functions such as property management, construction management and leasing. As of March 31, 2021, our Multifamily platform had approximately $5.5 billion of AUM across multiple closed-end funds and related vehicles.

Workforce and Affordable Housing. Our Workforce and Affordable Housing investment platform invests in, creates and preserves affordable rental housing communities for America’s workforce. Our Workforce and Affordable Housing senior executives bring decades of experience focusing on workforce housing investments. We target markets that are projected to have substantially higher household formation and employment growth than the national averages. Our first Workforce and Affordable Housing fund is in the first quartile among funds with the same vintage year for IRR, net multiple and overall return according to Preqin Ltd. With approximately 11 million households spending over 50% of their annual income on housing and a meaningful decline in

Class B/C multifamily units as a percentage of total stock since 2000, we believe there is a significant need for affordable housing in the United States. Bridge brings a differentiated and socially responsible approach to investing in workforce housing, focusing on preservation and creation of innovative social programs that drive tenant satisfaction. We leverage our in-house operating platforms to reposition assets with specialized community- and life-enhancing services providing more than just “four walls and a roof” to thousands of families across the United States. ESG Investing named our first Workforce and Affordable Housing fund winner in the category of “Best ESG Investment Fund: Private Equity,” and runner up in the category of “Best ESG Investment Fund: Real Estate/Property.” As of March 31, 2021, our Workforce and Affordable Housing platform had approximately $2.1 billion of AUM across multiple closed-end funds and related vehicles.

Seniors Housing. Our Seniors Housing investment platform invests in seniors housing assets across the United States. Our Seniors Housing senior executives have decades of experience in the sector and have completed over $9 billion of seniors housing transactions, including previous ventures. We believe that seniors housing is one of the most attractive segments in the United States real estate market, offering sizeable long-term growth potential, significant consolidation opportunities, and durable industry fundamentals. The sector’s growth prospects are driven by the long-term demographics of the aging population, the increased incidences of Alzheimer’s and dementia-related diseases, and the needs-driven demand for the product type. This need has been validated through COVID-19 as new leases have already rebounded to pre-pandemic levels in Bridge’s portfolio. We believe that the dramatic spike in the 75-and-older population, which is just beginning will result in a significant supply/demand imbalance that, when coupled with the approaching functional obsolescence of a meaningful portion of existing inventory, provides the fundamentals for an attractive investment opportunity in a sector with a limited supply of institutional quality competitors. Our Seniors Housing platform is a vertically integrated owner-operator, and manages properties through our seniors housing property management company, Bridge Senior Living, as well as through third party operating partners. We believe that our vertical integration enhances our ability to maximize performance, allows for direct control of the sales and marketing functions, and creates greater opportunities to deliver attractive returns to our fund investors. As of March 31, 2021, our Seniors Housing platform had approximately $4.5 billion of AUM across multiple closed-end funds and related vehicles.

Office. Our Office investment platform targets value-add commercial office assets in prime secondary and suburban sub-markets across the United States. Our senior executives have decades of commercial office real estate experience. Our target markets, including Atlanta, Phoenix, Dallas and Miami, among others, generally exhibit higher population growth have absorbed more offices spaces as a percent of inventory relative to gateway markets, which we believe provides an attractive investment opportunity. Our target markets also have higher entry capitalization rates (defined as net operating income divided by acquisition cost) than gateway markets, which increases our total returns relative to those markets. Our investment approach combines a disciplined asset selection process with a strong focus on leasing and operationally oriented, value-add improvements that increase tenant satisfaction. We strive to offer attractive solutions to tenants and use various strategies that address evolving business needs, including traditional office terms, flexible enterprise solutions and coworking / virtual office space. Our vertically integrated operating platform, local market presence and proximity to our assets allow us to address tenant needs on a comprehensive basis and to transform ordinary office properties into state-of-the-art, modern, appealing workspaces that command premium market rents and maintain high occupancies. This approach enabled Bridge to execute more new leases in 2020, in the face of the COVID-19 pandemic and uncertainty about the future of the office, than in 2019. We believe that our target prime secondary and suburban sub-markets will benefit from de-urbanization trends in the face of COVID-19 with a favorable cost of living and an opportunity rich environment for knowledge-based workers. As of March 31, 2021, our Office platform had approximately $2.6 billion of AUM multiple closed-end funds and related vehicles.

Development. Our Development investment platform was established in 2019 in order to provide our fund investors an opportunity to capitalize on tax benefits associated with investments in qualified opportunity zones, or QOZs, along with other attractive real estate development-oriented investment opportunities. QOZs were established by the Tax Cuts and Jobs Act of 2017, or the TCJA. The TCJA generally provides investors who make qualifying investments in “qualified opportunity funds” that invest either directly or indirectly in certain geographic locales designated as QOZs with certain significant tax benefits (deferral of and/or exemption from payment of tax on certain capital gains). Our development investment program is multifamily-focused, with over 80% of the equity from our Opportunity Zone funds invested in multifamily development. We believe multifamily investments are well-suited for the 10-year hold required by the QOZ rules due to the persistent need for housing and the resulting consistent rental income of multifamily investments. We focus on investments located in Bridge’s existing target markets. Bridge was an early entrant into QOZ investing and remains one of the largest managers of QOZ-focused investment strategies. Bridge maintains connectivity and insight into regulatory developments as a member of the Opportunity Zone Coalition organized by the Economic Innovation Group. The Opportunity Zone funds within our Development platform have a longer tenor than our other closed-end funds due to the 10-year hold required by the QOZ rules. As of March 31, 2021, our Development platform had approximately $2.1 billion AUM across multiple closed-end funds and related vehicles.

Logistics Net Lease. In the second quarter of 2021, we launched our Logistics Net Lease investment platform. Our investment strategy in this new platform focuses on the acquisition and operation of Class A and Class B mission critical industrial properties of between 75,000 and 600,000 square feet located in the top 75 MSAs across the United States, and on distribution corridors within growth markets. We focus on tenants in growing sectors and established durable industries including e-commerce, food, manufacturing and business-to-business. We believe that opportunities exist to identify and deploy capital quickly into mispriced assets to strategically build a diverse high yielding portfolio. We focus on multiple deal sourcing channels including traditional broker networks, programmatic build-to-suit relationships, private equity sponsors for sale leasebacks, local developer relationships in target markets and existing tenants. Our Logistics Net Lease platform is led by a team of experienced industrial investment professionals, including several recent new hires who previously worked together overseeing industrial net lease investments of a large publicly listed real estate investment trust.

Logistics Properties. In the second quarter of 2021, we launched our Logistics Properties investment platform. Our investment strategy in this new platform will focus on the acquisition and operation of value-add and Core-Plus acquisitions of logistics assets as well as ground-up development opportunities predominantly in infill, last-mile driven markets in attractive MSAs. Our Logistics Properties platform is led by a team of experienced industrial investment professionals, including recent new hires who previously worked together overseeing industrial and logistics investments and development projects for one of the largest real estate private equity fund managers.

Debt Strategies. Our Debt Strategies investment platform invests in commercial real estate-backed fixed income opportunities with a primary focus on property types where Bridge has significant internal capabilities and experience including multifamily, office and seniors housing. Our investment strategy consists of two primary components: (1) investing in Freddie Mac K-Series B-pieces; in 2020, 2019 and 2018 we were Freddie Mac’s largest counterparty in the K-Series program, generally acquiring these securities through a direct placement process; and (2) direct lending through the origination of floating rate first-mortgage loans, where we are a leader in the sub-$50 million direct lending market and a top issuer in the Commercial Real Estate CLO market. Freddie Mac K-Series B-pieces are subordinated tranche structured pass-through commercial mortgage backed securities, which generally occupy a first-loss position for the underlying mortgage pool, which we believe offer an attractive risk-adjusted return in current and expected market conditions. Bridge’s locally based real estate teams and subsector expertise provide differentiated capabilities to assess the quality and risk of underlying collateral, including the ability to step in and manage assets as appropriate, and undertake differentiated due diligence of collateral in a manner that utilizes our knowledge of markets, market trends, assets, and the financial condition of owners/sponsors. These capabilities, coupled with the securitized finance, structuring, and capital markets expertise of our Debt Strategies team, provides this platform with a differentiated and enhanced approach to investing in the commercial real estate debt market while mitigating risk. As of March 31, 2021, our Debt Strategies platform had approximately $7.6 billion of AUM across multiple closed-end funds, related vehicles and separate accounts.

Agency MBS. Our Agency MBS investment platform invests in residential mortgage-backed securities, or Agency MBS, guaranteed by U.S. Government Sponsored Enterprises, or GSEs, in a proprietary structure designed to drive high cash returns with hedged interest rate and limited credit risk and to mitigate market dislocations and preserve principal. The GSEs’ guarantee of principal and interest mitigates underlying borrower credit risk in the Agency MBS market. Our investment process consists of a top-down analysis of market conditions and opportunities, a systematic asset selection and portfolio creation process, transaction negotiation and hedging execution, and ongoing risk review, portfolio management and reporting. Our investment strategy focuses on asset selection, leveraging our expertise in Agency MBS and our proprietary method of loan-level analysis in an effort to identify loans with relatively limited refinancing risk. We then utilize funding and interest rate hedging across the yield curve to mitigate the impact of changes in interest rates and to create stable cash flows. Our Agency MBS platform is led by a team with extensive experience managing Fannie Mae’s Agency MBS and Collateralized Mortgage Obligations prior to joining Bridge. As of March 31, 2021, our Agency MBS platform had approximately $1.4 billion of AUM in an open-end fund structure that is perpetually deploying capital.

Our Funds

The following table sets forth our currently active funds across each of our investment platforms as of March 31, 2021 ($ in millions):

Fund Name	Initial Closing	Expected Fund Life	Committed Capital	AUM(1)
Bridge Opportunity Zone Fund IV	March 2021	10 years	$41	$41
Bridge Seniors Housing Fund III	November 2020	10 years	$39	$81
Bridge Debt Strategies Fund IV(2)	November 2020	8 years	$870	$1,145
Bridge Workforce Fund II	August 2020	10 years	$176	$350
Bridge Agency MBS Fund	June 2020	Perpetual	$146	$1,398
Bridge Opportunity Zone Fund III	May 2020	10 years	$1,035	$1,055
Bridge Office Fund II(2)	December 2019	10 years	$135	$434
Bridge Opportunity Zone Fund II	November 2019	10 years	$441	$455
Bridge Opportunity Zone Fund I	April 2019	10 years	$509	$580
Bridge Multifamily Fund IV(2)	June 2018	8 years	$1,590	$3,717
Bridge Debt Strategies Fund III(2)	May 2018	6 years	$2,124	$4,621
Bridge Workforce Fund I(2)	August 2017	10 years	$619	$1,806
Bridge Office Fund I(2)	July 2017	8 years	$573	$2,169
Bridge Seniors Housing Fund II(2)	March 2017	8 years	$980	$2,438
Bridge Debt Strategies Fund II(2)	July 2016	6 years	$1,702	$1,771
Bridge Multifamily Fund III(2)	January 2015	8 years	$958	$1,824
Bridge Debt Strategies Fund I(2)	September 2014	8 years	$132	$66
Bridge Seniors Housing Fund I(2)	January 2014	10 years	$737	$1,976

(1)

Our AUM represents the sum of (a) the fair value of the assets of the funds and vehicles we manage, plus (b) the contractual amount of any uncalled capital commitments to those funds and vehicles (including our commitments to the funds and vehicles and those of Bridge affiliates).

(2)	Includes joint ventures and separately managed accounts.

Our Fund Investors

Our global fund investor base is balanced across individual investors, which includes high-net-worth fund investors, fund investors who invest through a wirehouse relationship or through an RIA, family offices, and institutional investors, which includes public and private organizations who manage capital as fiduciaries on behalf of their investors or beneficiaries (e.g., public and private pension funds, sovereign wealth funds, insurance companies, endowments, foundations, and funds of funds). We view this balance in our fund investor base as a meaningful differentiator, and one that has enabled us to consistently grow our increasing breadth of managed vehicles and strategies. On the individual investor side, we have more than 6,500 fund investors globally, comprising approximately 57% of our committed capital as of December 31, 2020. On the institutional side, we have approximately 115 fund investors spanning four continents, and comprising approximately 43% of our committed capital as of December 31, 2020. We view these two distinct components of our fund investor base to be highly complementary and believe they provide us with significant opportunities for continued growth, stability, and diversification among our fund investor base. Our Client Solutions Group manages relationships with our distribution partners and our institutional fund investors in a high-touch capacity.

Individual Investors

We believe that real estate is an important investment allocation for individual/high-net-worth investors and as a result, early in our history we developed our capabilities in managing distribution and investor service customized to these investors. We have deep and broad individual investor relationships and capital raising capabilities which have been driven in part by our relationships with some of the largest wirehouses and RIAs in the world. Our managed vehicles are offered and distributed by four of the largest five wirehouses in North America, which we believe is truly differentiated among private alternative asset managers, and which provides a growing fund investor base comprised of sticky and repeat clients. Over the past decade, we have developed our relationships with the leading wirehouses through our executive level involvement and a high-touch, high frequency approach to these relationships and through our collaborative involvement in investor education and coverage, which we believe makes us a preferred partner for the wirehouses. For example, our senior executives maintain frequent interaction with large financial advisor teams from our wirehouse distribution partners and RIAs and are highly collaborative and engaged in all aspects of investor education and investor management. Further, our diversified array of managed vehicles enables the wirehouses and RIAs to provide their clients with a range of potential investment alternatives enabling tailored exposure across real estate private investment strategies.

Our success with individual high-net-worth fund investors is evident through our serial development of focused vehicles. For example, in 2019 we launched Bridge Development, which was in part, designed to target the unique tax benefits of investing in Qualified Opportunity Zones and for which Bridge was particularly well-positioned given our multi-decade leadership in community revitalization. These tax benefits are very advantageous for individual/high-net-worth investors and by virtue of our deep relationships and capabilities across the wirehouse and RIA channels, as of December 31, 2020, we have raised an aggregate of approximately $2 billion of equity capital across three distinct development-focused vehicles, establishing Bridge as a leader in this segment of the market.

Our individual/high-net-worth investors in our equity strategies generally pay us investment management fees of between 1.5% and 2.5% and incentive fees of between 15% and 20% above a preferred return hurdle. On our debt strategies, our individual/high-net-worth investors generally pay us investment management fees of between 1.25% and 1.75% and incentive fees of 15% above a preferred return hurdle. We typically share a portion of the fees we earn on capital raised through wirehouse and RIA distribution channels.

Institutional Investors

Our institutional fund investor base includes some of the world’s largest public and private pension funds, sovereign wealth funds, and insurance companies, as well as banks, corporations, endowments, foundations, funds of funds and family offices. Our institutional fund investor relationships span North America, Europe, the Middle East and Asia and comprised approximately 43% of our committed capital as of December 31, 2020. Because we manage a range of sector specialized investment vehicles, we maintain a high-touch, high frequency approach to fund investor relationships. Our range of specialized product offerings and high-touch approach to fund investor coverage facilitates significant cross-selling among our institutional investor base. 59% of Bridge fund investors have invested across two or more funds, and 40% of our institutional investors have invested across three or more funds.

Our institutional investors in our equity strategies generally pay us investment management fees of between 1.0% and 1.5% and incentive fees of between 15% and 20% above a preferred return hurdle. On our debt strategies, our institutional investors generally pay us investment management fees of between 0.85% and 1.25% and incentive fees of 15% above a preferred return hurdle.

The following charts illustrate the diversification of our fund investor base by fund investor type and geography as measured by committed capital as of December 31, 2020:

Market Opportunity

We believe our position as a leading real estate investment manager and expertise in investing in multiple real estate sectors positions us to capitalize on favorable market trends, such as:

Growth in Institutional Wealth Driving Increasing Demand for Real Estate Investment Opportunity

We operate in the large and growing real estate investment management industry, which we believe represents one of the most attractive segments within the broader asset management industry. According to PricewaterhouseCoopers’ 2020 report, Asset and wealth management revolution: The power to shape the future, or the PwC 2020 Report, total global AUM is expected to grow from approximately $111.2 trillion in 2020 to approximately $145.4 trillion in 2025 in all asset classes, implying a CAGR of approximately 5.5%. Investments in alternative assets are projected to grow even more significantly, from $10.7 trillion to $17.2 trillion over the same timeframe, representing a CAGR of 9.8%, according to Preqin Ltd. The below chart illustrates the historical and projected growth of alternative assets, including real estate and private debt.

Within alternatives, real estate represents one of the largest asset classes in North America. According to the National Association of Real Estate Investment Trusts, the total size of the commercial real estate market was estimated to be $16 trillion in 2018.

In 2020, asset allocations by all institutions to real estate rose for the seventh consecutive year, according to Hodes Weill. A ten basis point increase from 2019 to 2020, when compared against approximately $100 trillion of global AUM, implies the potential for an additional $80 billion to $120 billion of capital allocations to real estate in the coming years, per the Hodes Weill report. We believe investors view allocations to private real estate investments as essential for obtaining diversified exposure to income and growth.

* Sources: Preqin Ltd., Global Real Estate Report (2020); Hodes Weill & Associates, data includes all types and sizes of institutions.

We believe that institutions continue to target higher allocations to real estate over time. Nearly 30% of institutions are expecting to increase allocations to real estate in 2021, with 95% of institutions expecting to increase or keep allocations unchanged, per Hodes Weill.

Real Estate Investments Offer Opportunity for Yield in a Low Rate Environment

We believe yield-oriented strategies, such as certain real estate equity and debt investment strategies, have the potential to generate significant current income and attract investor capital because of their defensive characteristics that may provide returns with less volatility and lower loss ratios than can be achieved via investments in markets outside real estate. In addition to seeking attractive absolute and relative returns, we believe institutional investors have been increasing their allocations to the real estate asset class to attain stable income, low volatility and diversification relative to traditional public market investments.

*

Sources: Bloomberg (April 2, 2021), using year-end sum of net dividend per share amounts that have gone ex-dividend over the prior four years, divided by the stock price. U.S. Small and Mid Cap: Invesco KBW Premium Yield EQ ETF. High Yield Corporates: iShares iBoxx High Yield Corporate Bond ETF. Emerging Markets Debt: Invesco Emerging Markets Sovereign Debt ETF. Global REITs: iShares Global REIT ETF. S&P/LSTA U.S. Leveraged Loans: Invesco Senior Loan ETF. Investment Grade Corporates: iShares iBoxx $ Investment Grade Corporate Bond ETF. Global Infrastructure: iShares Global Infrastructure ETF. S&P/LTSA. U.S. Aggregate Bonds: iShares Core U.S. Aggregate Bond ETF (tracks the Bloomberg Barclays U.S. Aggregate Bond Index).

Attractive Near-Term and Long-Term Fundamentals in Real Estate Sectors in Which Bridge has Expertise

Bridge’s experience spans many real estate sectors that we believe are among the most attractive, and we have traditionally avoided certain sectors that are notable for their secular headwinds or higher volatility, such as retail and hospitality.

Multifamily, Workforce and Affordable Housing

We believe that the multifamily housing sector is in the midst of a long-term upcycle driven by changing demographics, and the increasing number of renters in the United States. We believe that multifamily housing benefits from a “triple play” of demand from three primary sources: millennials, seniors and immigrants. We currently estimate that annual increases of demand from millennials, seniors and immigrants will exceed 360,000 new multifamily renter households per year through 2030. We estimate that functional obsolescence, caused by many factors including poor property management, could result in demand reaching over 450,000 units per year.

*

Source: CoStar Group (Q4 2020). National Multifamily Housing Council, US Apartment Demand A Forward Look, May 2017. Obsolescence rate based on analysis and a 100 year product lifecycle. Third party research estimates that obsolescence rates range from 0.5% to 1.44% of stock per year. *E indicates forecast.

This demand is met by limited supply, particularly for quality and affordable multifamily units. Rising construction and land costs, coupled with regulatory barriers to new construction and a community bias against new affordable multifamily developments in many suburban areas, have caused many multifamily developers to primarily focus on the luxury segment. We believe that this dynamic creates meaningful opportunities to drive net operating income growth through value-add strategies and strong property management and operations at the asset level. We believe that our multifamily and affordable housing investment platforms, which focus on Class B multifamily assets in high-growth markets, are well-positioned to take advantage of these attractive supply and demand fundamentals.

Seniors Housing

We believe that seniors housing presents attractive investment opportunities primarily because of factors driving demand, including the demographic trend of an aging “baby boomer” generation and that generation’s parents, the increasing need for professional care for individuals suffering from Alzheimer’s disease or dementia, the general lack of supply of existing units to accommodate expected demand and the lack of supply in key locations desired by seniors, and the approaching functional obsolescence of many existing properties. We believe that needs-driven demand in the seniors housing space is attractive, because it is less susceptible to the volatility of monetary and fiscal policy, interest rates, GDP growth or other macroeconomic factors. Our investment strategy within seniors housing focuses on markets and sub-markets that feature attractive characteristics, such as a growing affluent senior population, which is favorable for investing in private-pay seniors housing communities.

Office

We continue to see substantial opportunity to acquire, renovate and optimize select office assets. We believe that limited new supply and long-term job growth in the markets we target create an opportunity to acquire well-located, quality assets at discounts to replacement cost with below-market in-place rents that offer attractive risk-adjusted return potential, as compared to new construction. Office demand has been impacted in diverse ways by the COVID-19 pandemic, which has increased the number of employees that work from home, but has also increased demand for office space that provides private spaces, promotes social distancing and offers enhanced health and safety measures. Because our office strategy targets value-add assets in prime secondary and suburban sub-markets across the United States, we believe the market volatility created by COVID-19 will create opportunities to invest in quality office properties at attractive levels.

Development

In December 2017, the United States Congress passed the TCJA in an effort to generally lower the effective income tax rate for taxpayers and stimulate the U.S. economy. The QOZ program was established by the TCJA to encourage long-term private investment in America’s underserved communities. Our strategy aims to identify those QOZs that are nearing inflection points in their long-term growth and economic development; and/or are within close proximity to already robust areas that exhibit healthy economic fundamentals and have strong demand characteristics. We believe opportunity zone investments offer a differentiated value proposition to our fund investors, who benefit from the investments’ tax characteristics, including a deferral and/or exemption of capital gains taxes under the TCJA. Bridge is a leader in the area of QOZ fund management and has built an internal development capability and national relationships with leading developers that enable us to meet the significant development requirements of the TCJA on behalf of our fund investors.

Logistics Net Lease/Logistics Properties

We believe that industrial and logistics commercial real estate in the U.S. is experiencing long-term secular tailwinds due in part to the rapid growth in e-commerce. According to JLL, approximately 35% of industrial leasing could be attributed to e-commerce; today, as much as 50% of that leasing activity can be attributed to e-commerce-related operations. According to CBRE, for each incremental $1 billion growth in e-commerce sales, an additional 1.25 million square feet of distribution space is needed to support this growth. We anticipate that, in light of robust demand for industrial and logistics real estate, there will continue to be significant opportunities for our experienced investment teams to identify and deploy capital quickly into well-positioned and attractively valued industrial and logistics assets. In particular, we believe that for our Logistics Net Lease strategy, mission critical Class A and Class B industrial properties located in the top 75 MSAs across the United States and in distribution corridors within growth markets, and for our Logistics Properties strategy, value-add and Core-Plus acquisitions of logistics assets as well as ground-up development opportunities predominantly in infill, last-mile driven markets in attractive MSAs, each offer attractive risk-adjusted yield opportunities.

Debt Strategies

After the 2007-2008 global financial crisis, increased regulatory oversight of the banking sector resulted in more conservative lending standards and higher capital requirements. This tightened credit and reduced liquidity in the commercial real estate-backed debt market and created an attractive opportunity for non-traditional real estate lenders, as yields generally increased. This environment has persisted despite being more than a decade removed from the beginning of the 2007-2008 global financial crisis. In addition, beginning in early 2020, there was dislocation in credit markets across asset classes as a result of the worldwide COVID-19 pandemic. We believe that the ongoing conservatism of the bank market and the current market volatility has created and continues to create opportunities to identify and invest in attractive commercial real estate debt instruments. In this environment, we believe that borrowers will be attracted to stable sources of capital like Bridge Debt Strategies with proven execution records.

Our Debt Strategies platform also benefits from differentiated access to the attractive Freddie Mac B-piece market, where we are able to acquire K-Series B-Pieces. In 2009, Freddie Mac created the K-Series securitization program and has since issued $414.2 billion in K-Series CMBS, of which $60.8 billion was issued in 63 transactions in 2020. We believe that such K-Series B-Pieces represent attractive value because of the rigorous underwriting standards employed by Freddie Mac in evaluating underlying loans and the low default rates of past issuances. According to Freddie Mac’s Multifamily Loan Performance Database, as of December 2020, only seventeen of the underlying loans, representing less than 0.09% of the aggregate outstanding issuance, were in special servicing. The underlying loans in the K-Series B-Pieces are generally first-mortgage loans on multifamily properties located in the United States. The prior loan pools have generally had loan-to-value ratios ranging from 65% to 75% and debt service coverage ratio from 1.30x to 1.70x. In addition, a small percentage of the underlying loans are secured by seniors housing properties, an asset class in which we actively invest and have differentiated expertise, unlike many other K-Series purchasers. Freddie Mac has historically sold the K-series B-pieces to a select list of approved purchasers, including us, who are judged for approval by their financial capabilities and experience in the multifamily and securitization markets. In 2020, 2019 and 2018, we were Freddie Mac’s largest counterparty in the K-Series program, generally acquiring these securities through a direct placement process.

Agency MBS

We believe that Agency MBS guaranteed by GSEs represent compelling and attractive investment opportunities to access strong risk-adjusted returns through investment in residential real estate related securities with stable underlying cash flows to which our interest rate hedging strategies and prudent leverage may be applied. Our Agency MBS platform seeks to capitalize on the attractive yield spread between Agency MBS and the cost of funding and hedging and benefits from several factors, including Bridge’s deep, extensive knowledge of the Agency MBS market and its intricacies, longstanding relationships with other financial market participants that trade in Agency MBS and our underlying knowledge of the U.S. residential and commercial real estate markets.

Competitive Strengths

We believe the following competitive strengths will allow us to continue to capitalize on industry trends and position us for further growth:

Vertically Integrated Business Model Drives Competitive Advantages and Attractive Investment Returns. Our vertically integrated business model facilitates our comprehensive top-down investment strategy supported by our deep expertise and robust asset level underwriting. We seek to add value to assets and create asset level alpha through intensive asset and property management strategies such as capital investment, leasing, centralized procurement, operations and maintenance, and creative asset level financing/capitalization. Moreover, we have demonstrated that our knowledge and data aggregation from these intensive asset and property management activities can also be utilized in the context of capital allocation funds, such as our Opportunity Zone funds, to assist our hand-selected operating partners by providing access to selected information.

We believe that the hands-on experience of our vertically integrated teams, together with our top-down market analysis, leads to strong underwriting and returns for the investors in our funds. Our vertical integration also enables us to increase the efficiency of our assets by reducing fees paid to third parties for services such as property management and brokerage, thereby increasing cash flow to our funds.

The value of our vertically integrated model, which drives property-level operating efficiencies, is amplified by current market conditions, where commercial real estate pricing is supported by historically low interest rates and generally strong demand for commercial real estate. The operating efficiency of a property is a significant contributor to value, and its impact is magnified under current market conditions. We believe that our vertical integration and property management expertise position us to increase property-level operating efficiency and enhance investment performance.

Diversified and Synergistic Business Model Spanning Nine Investment Platforms. Our nine investment platforms are highly synergistic, working together to provide us a competitive advantage through differentiated underwriting capabilities, enhanced collaboration to increase deal flow via locally based teams across a broad set of markets. Our investment platforms are incentivized to develop and share best practices and are enhanced by our fully scaled corporate infrastructure, with full integration and in-house capabilities across debt capital markets, risk management, procurement and capital markets, which provide a competitive advantage and enhance the economic proposition for investors.

We believe this model benefits all our investment platforms. For example, our multifamily property managers conduct physical due diligence on assets relating to potential loan investments by our Debt Strategies platform, and we often underwrite office assets in markets where we have significant on-the-ground multifamily experience.

Bridge’s diverse array of investment platforms creates stability and minimizes risk for our franchise, limiting the key-person risk attributable to any one individual or team and generating income from a wide variety of investments. In addition, we have multiple drivers of AUM growth through our specialized investment platforms and investment vehicles including managed funds, separate accounts and co-investments.

National Reach with Local Expertise. We believe that our extensive nationwide footprint of locally based teams allows us to uncover attractive opportunities on a bottom-up basis in our target markets, providing us enhanced deal flow and contributing to our ability to underwrite deals in specific sub-markets due to our locally sourced knowledge. In addition, our relationships with national brokerage houses across markets and sectors and our relationships with other large institutional property owners allow us to stay abreast of market trends and execute transactions. Our deep local sub-market presence and strong reputation for closing transactions allow us to maintain a robust pipeline of transactions and deal flow.

Proven Record of Fundraising Success with a Loyal Investor Base. We benefit from a diverse investor base with a large number of investors, many of whom have invested in several of our managed vehicles. 59% of Bridge fund investors have invested in two or more funds and 40% of our institutional investors have invested in three or more funds. Our experienced Client Solutions Group raises capital and maintains deep relationships with key institutional segments (e.g., sovereign wealth funds, pension funds and insurance companies) as a complement to our extensive wealth management relationships, which span most of the largest wirehouses in the United States. Our Client Solutions Group has a proven history of raising capital and driving growth across new products, platforms and investment teams having raised an average of $2.4 billion of equity capital per year from 2016 through 2020.

High Proportion of Recurring Fees and “Sticky” Contractual Revenue Streams from Long-Duration Capital. We have worked diligently to grow our base of recurring revenue and raise long-duration capital. We have successfully executed this endeavor through a number of closed-end funds, in which investors withdraw capital only at the end of the fund term, which generally ranges from six to ten years. All but one of our current funds are closed-end funds, with average lifespans at inception of eight years or more, in which investors’ contributions are locked in throughout the life of the fund.

Our closed-end funds are generally structured to charge fees on committed capital during the initial capital raising and investment period (typically the first three years) and to charge fees on invested capital thereafter. As a result, our fees are inherently “sticky,” as they are initially based upon the commitments our investors have made to our funds and are therefore unlikely to vary meaningfully from year-to-year following a large capital raise.

In most of our equity funds we also generate property management fees, construction management and development fees, mortgage brokerage fees, due diligence fees, and certain other ancillary revenue. These fee streams are contractual and are in many cases tied to the duration of the managed vehicles, providing additional stability and visibility to our revenues and earnings. Following a capital raise, we have a high degree of visibility into the growth of these contractual fee streams. We believe these fees are mutually beneficially to us and our fund investors because we provide these ancillary services at or below market rates and drive better execution by using our size, scale and expertise for our fund investors’ benefit.

Long-tenured Senior Management Team with High Alignment and Support of Deep and Talented Employee Pool. We are a people business and focus on consistently recruiting highly qualified people and empowering them to reach their full potential. We are led by 30 active partners, many of whom have worked together for decades. Our owners, employees and affiliates have made, in the aggregate since the inception of Bridge Multifamily Fund I in 2009, capital commitments of over $350 million to our managed funds as of December 31, 2020, helping ensure an alignment of interests with our fund investors. Approximately 65 of our active employees have ownership interests in the company, collectively owning approximately 80% of Bridge on a fully diluted basis prior to this offering, and more than 95 employees are entitled to participate in our performance allocations in one or more of our strategies. With this offering, we plan to further expand the number of employees with an ownership interest in our business.

Our nationwide team possesses extensive real estate, investment, operational, capital markets and transactional expertise that cumulatively drives alpha generation at the asset level. We have grown from an employee base of under 1,000 in 2015 to approximately 1,650 current employees (including approximately 1,100 employees who operate our properties but not including employees of professional employer organizations at certain properties) and have developed a strong internal culture and external brand reputation. Our culture of excellence, accountability, teamwork and collaboration allows employees to thrive in every aspect of their professional lives. We are committed to promoting an environment that fosters each employee’s professional growth and investing in each of our employees through target professional advancement (including tuition reimbursement), mentorship and leadership development. We believe in connecting the right people with the right opportunities to help them drive their careers at Bridge. In addition to our insurance programs for our employees, our wellness program supports employees by providing mental and physical health and wellness incentives to promote employee well-being.

We believe our ability to maintain a consistent common culture and vision while having specialized teams around the country focused on specific real estate segments is a point of differentiation. We have developed practices which we believe are unique and contribute to our consistent performance. One such example is our annual Bridge Knowledge Share event, where we bring investment professionals from each investment platform together at our headquarters to collaborate and share best practices, as well as to develop relationships and contacts, which has led to organic collaboration among teams.

Growth Strategy

We have successfully grown via both organic and inorganic expansion throughout our history. As we continue to expand our business, we intend to create value for our shareholders by seeking to:

Continue to Strengthen and Expand Our Fund Investor Network

We believe our existing fund investors and distribution channels are continuing to allocate assets to real estate strategies, while seeking experienced, sector-specific asset managers to execute their real estate investment strategy. Throughout our history, we have invested in and grown both our in-house and third-party distribution networks. Accordingly, we intend to grow our business by expanding our relationships with existing fund investors and by attracting new fund investors who value our established operating platform, sharpshooter investment strategies, and performance history.

Expand Our Product Offerings Across the Risk-Return Spectrum

We believe our vertically integrated platform will allow us to add complementary investment products that are intended to meet differing risk profiles and current yield and return objectives, for existing and new fund investors. At the same time, we believe that our significant access to potential investment opportunities, integrated market research, and financing and operational capabilities will enable us to efficiently source and manage attractive investments that meet a broader range of investment objectives and strategies. We believe that expansion of both investment style and geography provides an opportunity for meaningful growth within our existing strategies. Within or adjacent to our current investment strategies, for example, we added on to our existing value-add Multifamily strategy by launching our Workforce and Affordable Housing strategy with a different risk-return profile for our fund investors.

We expect, over time, to complement our portfolio of long-term, value-add focused equity vehicles with equity investment opportunities that target Core-Plus returns. This new strategy is expected to invest across several existing Bridge strategies with a different risk-return profile than those existing strategies and will focus on Core-Plus properties in highly liquid metropolitan statistical areas, or MSAs, that feature strong macro-economic prospects. We anticipate that our Core-Plus strategy will target modestly lower returns than our existing value-add equity strategies.

Launch New Product Offerings and Strategies Across Real Estate and Adjacent Sectors and Pursue Expanded Investment Geography

A key element of our growth has been our ability to apply our deep expertise in real estate to grow complementary investment strategies in additional real estate and real estate-adjacent sectors that offer attractive fundamentals. We have expanded our product offerings to provide an increasing array of opportunities for investors and a balanced business model that we believe benefits all of our stakeholders. For example, in 2020, we launched our Agency Mortgage Backed Securities, or Agency MBS, platform in our first open-end structure. We expect to continue to develop new strategies and products across property types and fund structures. To date in the first half of 2021, we hired several experienced investment executives to lead two separate differentiated industrial/logistics strategies, comprised of (1) our Logistics Net Lease platform focused on long-term net leased assets that are mission critical to logistics networks and occupied by long-term tenants with strong credit profiles, and (2) our Logistics Properties platform focused on value-add and Core-Plus acquisitions of logistics assets as well as ground-up development opportunities predominantly in infill, last-mile driven markets in attractive MSAs. We also anticipate opportunities to expand our investment geography within our existing investment strategies. We believe there are additional expansion opportunities adjacent to our existing strategies that we are uniquely suited to pursue, including those that do not involve traditional real estate assets. For example, we may consider expansion into areas such as infrastructure, particularly real estate-related infrastructure assets such as data centers. Expansions outside of our current real estate focus would be driven by a synergistic fit with strong investment teams that could benefit from our platform and capital raising abilities to drive growth.

Expand Our Distribution Capabilities Domestically and Internationally

According to the PwC 2020 Report, the combined investable assets of high-net-worth individuals are expected to reach approximately $202.9 trillion by 2025. However, many high-net-worth individual investors continue to have difficulty accessing private real estate investment opportunities because of a lack of available products that satisfy regulatory and structural requirements related to liquidity, transparency and administration. Our investment platform is designed to expand access to the private real estate markets for both institutional and individual fund investors.

We believe that geographically and economically diverse investors require a highly bespoke approach and demand high levels of transparency and reporting. We believe that we will be able to leverage our existing investment and operational capabilities while establishing a local presence in key geographies and expand our fund investor base globally.

We expect our fund investor base to become increasingly international and expect that a growing portion of the capital we raise in 2021 will come from Asia and EMEA as we continue to expand our presence in these markets. In 2020, we opened an office in Seoul, Korea and expanded our strategies to include registration of certain strategies as alternative investment funds in Luxembourg. In 2021, we anticipate opening an office in Luxembourg to expand our coverage of EMEA markets, and we expect to begin the registration process to become a registered alternative investment fund manager, or AIFM. We believe we are well positioned to deepen our private fund investors and institutional fund investors in these markets, among others.

Leverage Our Scale to Enhance Operating Margins

We have made significant investments in our platform infrastructure since inception. We believe that we are positioned to improve our operating margins as a result of our scalable platform and infrastructure, which we believe is capable of supporting significant growth in our capabilities and fund investor base.

Pursue Accretive Acquisitions to Complement Our Platform

We may complement our organic growth with selective strategic and tactical acquisitions. We intend to remain highly disciplined in our business development strategy to ensure that we are allocating management time and our capital in the areas that we believe will be most productive. We plan to focus on opportunities that expand our scale in existing markets, access new markets, add complementary capabilities, or enhance distribution.

Over our history, we have demonstrated successful inorganic growth through a variety of paths, including:

•	Acquisitions of Bridge Office / Bridge Commercial Real Estate (formerly Fairlead Commercial Real Estate) in 2016.

•	Acquisition of Bridge Senior Living (formerly Somerby Senior Living) in 2018.

In addition to full platform acquisitions, we have significant experience in team lift-outs, including:

•	Bridge Seniors Housing (2013) – Bridge partnered with an experienced team of seniors housing professionals, formerly of CNL Properties, to create Seniors Housing.

•

Bridge Debt Strategies (2014) – Bridge partnered with an experienced team of commercial real estate lending professionals, who previously worked together at a global bank, to create Bridge’s differentiated debt investment platform.

•

Bridge Agency MBS (2020) – Bridge partnered with experienced executives from Fannie Mae to create the Bridge Agency MBS platform, creating a new offering of fixed-income investments backed by residential real estate in an open-end perpetual life fund.

•

Bridge Logistics Net Lease (2021) – Bridge has recently hired an experienced executive team and portfolio managers to form a pure play net lease industrial platform to acquire and operate mission critical industrial properties.

•

Bridge Logistics Properties (2021) – Bridge has recently hired an experienced executive team to form a value-add and Core-Plus focused logistics properties platform to acquire or develop value-add and Core-Plus logistics assets.

Our Environmental, Social and Governance, or ESG, and Diversity, Equity and Inclusion, or DE&I, Commitment

We are committed to integrating and operationalizing ESG across our operations to improve decision-making and risk management. This includes striving to implement best practices at all our corporate offices and at the properties owned by our funds.

We are a signatory to the United Nations Principles for Responsible Investment, or UNPRI, along with 7,000 corporate signatories across 135 countries, which in 2020 recognized Bridge for our real-world impact in addressing the “missing middle” within the Bridge Workforce and Affordable Housing family of funds. Similarly, Bridge Workforce and Affordable Housing won ESG Private Equity Fund of the Year in the 2021 ESG Awards. We are committed to incorporating ESG factors across our operational decision making and internal policies and believe we are a market leader with our detailed reporting and actionable intelligence, including the Global Impact Investor Network’s Impact Reporting Investment Standards, or IRIS, metrics we report across our Workforce and Affordable Housing investments and anticipate incorporating into our reporting for our Opportunity Zone investments. IRIS metrics provide us an opportunity to provide data to our fund investors that are designed to measure the impacts of the ESG initiatives we implement at our properties. In our reporting of IRIS metrics, we believe we provide a level of actionable intelligence not often found in the private equity or real estate industries as to how our investment dollars drive economic and social mobility and revitalize communities. We report granularly at the asset level on metrics across a multitude of pillars, many of which are aligned with the UN Sustainable Development Goals, including, but not limited to affordability, environmental sustainability, social and economic mobility, and diversity, equity and inclusion.

We have undertaken multiple initiatives around diversity and inclusion, energy conservation and community engagement including, as an example, our Bridge Community Enhancement Initiative, or BCEI, in our Workforce and Affordable Housing platform. Through BCEI, we have committed to forgo 25 basis points of our management fee in the Bridge Workforce and Affordable Housing funds to be redirected and used to amplify social and community programming at the assets of those funds. We also created the Bridge CARES: COVID-19 Relief Fund, with one relief fund in 2020 and another in 2021, to provide financial support to thousands of qualifying residents of communities owned by our Workforce and Affordable Housing funds. We are also developing an innovative solar power program that we plan to launch across all equity strategies in 2021, beginning with certain office and multifamily assets. Additionally, we were among the first businesses to participate in Freddie Mac’s Green Advantage program, and through our Bridge Green Initiatives program, we are committed to being a leader in environmental stewardship and conservancy at our assets and in our communities. Some of our other initiatives include our Bridge to Education program (providing education scholarship grants for residents of Bridge-managed multifamily communities), and our Diversity, Equity and Inclusion Committee (which seeks to identify strengths, weaknesses and opportunities within our organization).

Our Investment and Asset Management Process

Our investment process has been refined over our extensive history and we believe the process enables Bridge to generate attractive returns for investors while reducing risk. Our investment approach employs collaboration across all of our platforms, enabling Bridge to leverage local market knowledge and provide a holistic underwriting of each investment. For example, investment teams within each platform have access to local contacts that expand the potential opportunity set of investments and provide enhanced market knowledge and improved underwriting. Local contacts from one investment platform often generate incremental investment opportunities for another investment platform, frequently off-market, that are not available to investment firms lacking the vertical integrated platform spanning a range of investment platforms.

Our vertically integrated investment process begins with detailed market research, where we combine top-down sub-market analysis with our bottom-up local market expertise, to provide a unique relative value perspective across our target markets. We use a comprehensive, data-driven approach to analyze macroeconomic trends and identify compelling investment opportunities. Extensive underwriting and transactional experience helps us secure off-market investment opportunities and produces insights that enhance the quality and rigor of our underwriting. We use proprietary tools across all of our platforms that support underwriting new investments and are designed to increase the value of existing investments, through active asset management capabilities. Our property management and underwriting are inherently data-oriented, using inputs collected at the property level. Analytical metrics vary by platform and investment team, but typically include detailed supply and demand forecasts and market pricing, all at the local level, as well as operational metrics that help us understand past, current and prospective issues that may impact the performance of our assets.

The hands-on experience of our operating platforms, together with our market analysis, has led to superior underwriting, alpha generation and leading investment returns. We believe that frequent involvement and input from the applicable investment committee along with an integrated review and analysis from our localized teams in each market provide a significant competitive advantage due to our vertically integrated structure.

*	Note: The number of units include those managed on a third-party basis.

Equity Strategies

Bridge has deep experience in all parts of the real estate investment process and the key stages of our equity investment process are as follows:

Sourcing: Throughout our history, Bridge has built an outstanding reputation for property acquisition, investment management, property management, development and financing. Because of this reputation and the success of past projects, Bridge principals have developed strong relationships with all of the types of transaction sources across the market. Key sourcing relationships for our equity strategies include institutional property owners, REITs, broker networks, banks and non-bank financial institutions, and investment managers. Our vertically integrated structure also is a strong driver of unique and off-market investment opportunities, by virtue of our local market connectivity and operating presence, providing access to investment opportunities that are in many cases proprietary. We believe that these relationships and our vertically integrated structure provide Bridge with compelling access to attractive deal flow.

Analyzing and Acquiring: Bridge implements longstanding and consistent investment policies and procedures across its equity strategies and the investment committee for each strategy reviews each investment at numerous points in the analyzing and acquiring process. Once a property has been initially screened and the preliminary due diligence and underwriting have been completed, a transaction is submitted to the investment committee for consideration. Upon receipt of approval from the investment committee, Bridge will negotiate a letter of intent with the seller and Bridge will work with counsel to negotiate the purchase agreement. Upon completion of this negotiation, Bridge will complete the due diligence procedures, which include negotiation of the Purchase and Sale Agreement, Physical Analysis Report, Competitive Market Analysis, Market and Demographic Trends, and design the Business Plan for the investment.

Managing and Leasing: Bridge believes that one of the most important success factors in real estate investing is the proper execution of the business plan at the property level. Having a fully integrated platform provides access to asset and portfolio managers, accounting, information technology and support staff. Frequent communication and detailed reporting as a standard practice allows for best-in-class standards to be consistent across assets and markets. The collective resources provided by Bridge’s vertically integrated structure is a key competitive advantage and the scalable of this platform and its resources enables Bridge to design and implement impactful business plans that generate unique and compelling returns at its equity investments.

Improving: We believe that one of our most important capabilities is our ability to improve and add value to properties. In most cases, the bulk of value created for investors is driven by unique value creation strategies and superior execution. For example, we seek to implement improvements that create value through increased tenant satisfaction, occupancy, rent growth and collections, as well as reduced downtime. The attention to detail, strong hands-on business execution, and vertically integrated structure enabling full control of each aspect of the value creation process is a key competitive differentiator.

Selling: One of our guiding principles is to identify potential exit strategies prior to the initial acquisition of an investment. Bridge will seek to obtain their highest value when exiting its investments by (a) establishing a disposition team that will select the best method for marketing the property; (b) oversee preparation of the sales package, and (c) work with a selected broker to design and implement the most effective market and advertising strategy.

Debt Strategies

Bridge has a team of highly experienced and qualified personnel who belong to cross-disciplinary teams responsible for all stages of the investment process for our Debt Strategies platform, the key stages of which are as follows:

Sourcing: Investment sourcing for our debt strategies is driven by our long term partnerships with Freddie Mac, which creates opportunities for us for direct investment in K-Series investments often bypassing auction processes, our extensive relationships with capital markets desks to source credit market opportunities across CMBS and/or CRE CLO investments, and broad broker connectivity through our origination system to identify financing opportunities and/or purchases of mezzanine / preferred equity positions. Further, our local market presence and vertically integrated structure generates incremental investment opportunities for direct lending by virtue of being in the local markets where we invest. An important element of our partnership with Freddie Mac is our vertically integrated structure and our equity investment and operating platform. For example, Freddie Mac will only partner with groups that have a full suite of capabilities across investments, property management, and development. Our vertically integrated structure is a key differentiator for our ability to identify and access K-Series investment and direct lending opportunities.

Due Diligence / Closing: For our loan and securities investments, we employ detail-oriented, rigorous review processes to analyze all potential investments, including review of all available loan-level information, analysis of property performance and competitive set, evaluation of the strength of the borrower and review of the borrower’s background and experience, and review of appraisal, environmental and engineering reports, if/as available. When analyzing a K-Series investment, we undertake a separate due diligence review with respect to each the underlying assets in the applicable pool of mortgages.

Approval: Each individual investment approval within our Debt Strategies platform is determined by the investment committee, which is generally comprised of six individuals with over 20 years of average experience, and includes a complete credit package reviewed by all investment committee members. For securities transactions, delegated authority subject to pre-identified parameters is determined by the investment committee and given to the Chief Investment Officer.

Asset Management: Our investment teams maintain a continuous monitoring of all portfolio investments, including review of servicer reports and watchlists, market research, asset review and periodic asset management meetings, and in addition, our property management platform will assist in the event of foreclosure or restructure.

Exit Strategy: We implement and review a range of exit strategies for each of our debt investments, including sale, hold to maturity or structured exit. We benefit from our in-house securitization and capital markets expertise and we undertake a regular review of exit strategies as part of our asset management process.

Our Performance

We have a demonstrated record of producing attractive returns for our fund investors across our platforms. Our historical investment returns have been recognized by third parties such as Preqin Ltd., which ranked each of our last three multifamily funds and our workforce and affordable housing funds in the top quartile for their vintage. Our historical investment returns for our closed-end funds by platform are shown in the chart below.

The historical results of our investments are not indicative of future results to be expected of existing or new investment funds, and are not a proxy for the performance of our Class A common stock, in part because:

•	market conditions and investment opportunities may differ from those in the past;

•	the performance of our funds is largely based on the NAV of the funds’ investments, including unrealized gains, which may never be realized;

•	newly established funds may generate lower investment returns during the period that they initially deploy their capital;

•

changes in the global tax and regulatory environment may impact both the investment preferences of our fund investors and the financing strategies employed by our funds, which may reduce, the overall capital available for investment and the availability of suitable investments, thereby reducing investment returns in the future;

•

competition for investment opportunities, resulting from the increasing amount of capital invested in private markets alternatives, may increase the cost and reduce the availability of suitable investments, thereby reducing investment returns in the future; and

•	the investments in which particular funds will invest and their investment strategies will vary.

Performance Summary as of March 31, 2021

($ in millions)

Closed-End Funds (1)	Fund Committed Capital (2)	Unreturned Drawn Capital + Accrued Pref (3)	Cumulative Invested Capital (4)	Realized Proceeds (5)	Remaining Fair Value (RFV) (6)	RFV MOIC (7)	Total Fair Value (TFV) (8)	TFV MOIC (9)	Gross IRR (10)	Net IRR (11)
(Investment Period Beginning/Ending Date)
Bridge Multifamily Fund I (Mar 2009, Mar 2012)	$124	—	$150	$280	—	0.00x	$280	1.87x	21.0%	15.3%
Bridge Multifamily Fund II (Apr 2012, Mar 2015)	596	—	605	1,264	—	0.00x	1,264	2.09x	30.2%	23.4%
Bridge Multifamily Fund III (Jan 2015, Jan 2018)	912	164	867	1,026	815	0.94x	1,841	2.12x	26.2%	19.6%
Bridge Multifamily Fund IV (Jun 2018, Jun 2021)	1,590	1,040	980	109	1,310	1.34x	1,420	1.45x	29.9%	20.2%
Bridge Workforce and Affordable Housing Fund I (Aug 2017, Aug 2020)	619	568	516	50	708	1.37x	758	1.47x	26.4%	19.0%
Bridge Office Fund I (Jul 2017, Jul 2020)	573	592	521	90	598	1.15x	688	1.32x	12.8%	8.7%
Bridge Seniors Housing Fund I (Jan 2014, Jan 2018)	578	725	611	226	631	1.03x	857	1.40x	8.2%	5.6%
Bridge Seniors Housing Fund II (Mar 2017, Mar 2020)	820	758	701	122	718	1.02x	840	1.20x	8.7%	4.8%

Total Equity Strategies Closed-End Funds	5,812	3,846	4,952	3,168	4,781	0.97x	7,949	1.61x	21.5%	15.3%
Bridge Debt Strategies Fund I (Sep 2014, Sep 2017)	132	50	217	215	47	0.22x	261	1.20x	8.9%	6.8%
Bridge Debt Strategies Fund II (July 2016, July 2019)	1,002	689	2,043	1,767	670	0.33x	2,437	1.19x	11.1%	8.9%
Bridge Debt Strategies Fund III (May 2018, May 2021)	1,624	1,527	1,922	752	1,565	0.81x	2,317	1.21x	14.5%	11.1%

Total Debt Strategies Closed-End Funds	2,757	2,266	4,182	2,733	2,282	0.55x	5,015	1.20x	12.2%	9.5%
Grand Total Closed-End Funds	8,569	6,112	9,134	5,902	7,062	0.77x	12,964	1.42x	19.0%	13.6%

Footnotes:

(1)

Does not include performance for (i) Opportunity Zone funds as such funds are invested in active development projects and have minimal stabilized assets, or (ii) funds that are currently raising capital, including our open-ended funds.

(2)	Fund Committed Capital represents total capital commitments to the fund (excluding joint ventures or separately managed accounts).
(3)

Unreturned Drawn Capital and Accrued Pref represents the amount the fund needs to distribute to its investors as a return of capital and a preferred return before it is entitled to receive performance fees or allocations from the fund.

(4)	Cumulative Invested Capital represents the total cost of investments since inception (including any recycling or refinancing of investments).
(5)	Realized Proceeds represents net cash proceeds received in connection with all investments, including distributions from investments and disposition proceeds.
(6)

Remaining Fair Value (“RFV”) is the estimated liquidation values of remaining fund investments that are generally based upon appraisals, contracts and internal estimates. There can be no assurance that Remaining Fair Value will be realized at valuations shown, and realized values will depend on numerous factors including, among others, future asset-level operating results, asset values and market conditions at the time of disposition, transaction costs, and the timing and manner of disposition, all of which may differ from the assumptions on which the Remaining Fair Value are based. Direct fund investments in real property are held at cost minus transaction expenses for the first six months.

(7)	RFV MOIC represents the Multiple of Invested Capital (“MOIC”) for RFV before management fees, expenses and carried interest, divided by Cumulative Invested Capital.
(8)	Total Fair Value (“TFV”) represents the sum of Realized Proceeds and Remaining Fair Value, before management fees, expenses and carried interest.
(9)	TFV MOIC represents MOIC for Total Fair Value before management fees, expenses and carried interest, divided by Cumulative Invested Capital.
(10)	Gross IRR is an annualized realized and unrealized fund-level return to fund investors of all investments, gross of management fees and carried interest.
(11)

Net IRR is an annualized realized and unrealized return to fund investors, net of management fees, expenses and carried interest. Net return information reflects average fund level returns, which may differ from actual investor level returns due to timing, variance in fees paid by investors, and other investor-specific investment costs such as taxes.

(12)	Total Fair Value represents net cash proceeds received in connection with all realized investments, including distributions from investments and disposition proceeds.

The returns presented above are those of the primary funds in each platform and not those of the Company. An investment in our Class A common stock is not an investment in any of our funds. The historical returns attributable to our platforms are presented for illustrative purposes only and should not be considered as indicative of the future returns of our Class A common stock or any of our current or future funds. These returns are presented by platform and include multiple funds of varied vintage, including funds that are fully realized, and performance of a specific fund within a platform can vary materially from the return of the platform as a whole. The returns represent aggregate returns for the U.S. domiciled partnerships, and such aggregate returns may differ materially from the fund level returns for each individual partnership co-investment vehicles or separately managed accounts or each non-U.S. partnership due to varied management fee structures, timing of investments, contributions and distributions and additional structuring costs and taxes.

There is no guarantee that any fund or other vehicle within a platform will achieve its investment objectives or achieve comparable investment returns.

Regulatory and Compliance

Our business is subject to extensive federal and state regulation in the United States. Under these laws and regulations, the SEC and relevant state securities authorities have broad administrative powers, including the power to limit, restrict or prohibit an investment adviser from carrying on its business if it fails to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures and fines. We are also subject to regulatory oversight and requirements in several foreign jurisdictions in which we operate or where interests in our funds are offered.

SEC Regulation

Certain of our consolidated subsidiaries are registered as investment advisers with the SEC. Registered investment advisers are subject to the requirements of the Investment Advisers Act, and the rules promulgated thereunder, as well as to examination by the SEC’s staff. The Investment Advisers Act imposes substantive regulation on virtually every aspect of our business and our fund investor relationships. Applicable requirements may relate to, among other things, fiduciary duties to fund investors, engaging in transactions with fund investors, maintaining an effective compliance program, performance fees, solicitation arrangements, allocation of investments, conflicts of interest, marketing, recordkeeping, reporting and disclosure requirements. The Investment Advisers Act also regulates the assignment of advisory contracts by the investment adviser. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from fines and censures to termination of an investment adviser’s registration. Failure to comply with the requirements of the Investment Advisers Act or the rules and regulations promulgated by the SEC could have a material adverse effect on our business.

Our funds are not registered under the 1940 Act, because we primarily only offer interests in our funds to persons who we reasonably believe to be “qualified purchasers,” as defined in the 1940 Act, or rely on other exemptions from registration under the 1940 Act.

ERISA-Related Regulation

Some of our funds include “benefit plan investors,” as defined under the Employee Retirement Income Security Act of 1974, as amended, or ERISA. Without a statutory or administrative exemption, we would be considered a

“plan fiduciary” under ERISA with respect to such benefit plan investors by virtue of our role as investment manager of these funds. ERISA and the Code impose certain duties on persons that are plan fiduciaries under ERISA, prohibiting certain transactions involving benefit plans and “parties in interest” or “disqualified persons” to those plans, and providing for monetary penalties against plan fiduciaries for violations of these prohibitions. In order for our funds’ investments to not constitute “plan assets” under ERISA for the purposes of the fiduciary responsibility obligations thereunder, we rely on particular exemptions related to the manner in which we structure investments from benefit plan investors and in how we conduct certain investment management activities. Maintaining these exemptions may be highly complex and may in certain circumstances depend on compliance by third parties whom we do not control. Our failure to comply with these various requirements could subject us to regulatory action or third-party claims which could have a material adverse effect on our business.

Foreign Regulation

We provide investment advisory and other services and raise funds in a number of countries and jurisdictions outside the United States. In a number of these countries and jurisdictions, which include the UK, EU, the EEA, and certain of the individual member states of each of the EU and EEA, South Korea, the Cayman Islands and Canada, our operations, and in some cases our personnel, are subject to regulatory oversight and affirmative requirements. These requirements variously relate to registration, licenses, periodic inspections, the provision and filing of periodic reports, and obtaining certifications and other approvals. Across the EU, we are subject to the AIFMD requirements regarding, among other things, registration for marketing activities, the structure of remuneration for certain of our personnel and reporting obligations. Individual member states of the EU have imposed additional requirements that may include internal arrangements with respect to risk management, liquidity risks, asset valuations, and the establishment and security of depository and custodial requirements. In certain other jurisdictions, we are subject to various securities and other laws relating to fundraising and other matters. Failure to maintain compliance with applicable laws and regulations could result in regulatory intervention, adversely affect our business or ability to provide services to our fund investors and harm our reputation.

It is expected that additional laws and regulations will come into force in the UK, the EEA, the EU, and other countries in which we operate over the coming years. In addition, there may be changes to the AIFMD regime and also further regulation adopted which may impact those parts of our business operating within the EU.

There have also been significant legislative developments affecting the private equity industry in Europe and there continues to be discussion regarding enhancing governmental scrutiny and/or increasing regulation of the private equity industry.

With the expiration of the Brexit transition period on December 31, 2020, UK regulated entities lost the right to passport their services to EEA countries, and EEA entities lost the right to reciprocal passporting into the UK (subject to a transitional regime). Further, the UK’s departure from the EU and the potential resulting divergence between the UK and EU regulatory frameworks may result in additional complexity and costs in complying with regulations across both the UK and EU.

Competition

We compete in all aspects of our business with a large number of asset management firms, commercial banks, broker-dealers, insurance companies and other financial institutions. With respect to our funds, we primarily compete in the U.S. real estate equity and debt sectors with the alternative asset management businesses of a number of large international financial institutions and established local and regional competitors based in the United States, Europe and Asia, including managers offering funds-of-funds, secondary funds and direct/co-investment funds in the private markets.

In order to grow our business, we must maintain our existing fund investor base and attract additional investors for our funds. Historically, we have competed principally on the basis of the factors listed below:

•

global access to investor capital through our size, scale, reputation and strong relationships with investors, including, among others, banks and financial institutions, pension funds, wealth management platforms and sovereign wealth funds;

•	brand recognition and reputation within the investing community;

•	performance of investment strategies;

•	quality of service and duration of fund investor relationships;

•	ability to customize product offerings to investor specifications;

•	ability to provide a comprehensive range of investment products with attractive returns and customized risk profiles; and

•	ability to consistently generate returns at or above targets for investors while maintaining competitive rates and fees.

The asset management business, including in the U.S. real estate space in which we operate, is intensely competitive, and in addition to the above factors, our ability to continue to compete effectively and grow our business will depend upon our ability to attract highly qualified investment professionals and retain existing employees. See “Risk Factors—Risks Related to Our Industry—The investment management business is intensely competitive” for further details.

Intellectual Property

We rely on a combination of intellectual property rights, including trademarks, trade secrets and contractual rights to protect our brands and logos. We have registered or applied to register certain of our trademarks in the United States and several other countries.

Employees

As of March 31, 2021, we had approximately 1,650 employees, including approximately 100 investment professionals and approximately 450 employees supporting our investment, investor service and corporate activities. Our remaining approximately 1,100 employees operate our properties and are generally expensed via our managed investment vehicles, as property level operating expenses for the assets owned by our managed investment vehicles. Additionally, we have approximately 2,300 professionals employed through a professional employment organization at sites managed by Bridge Senior Living, all of whom are expensed via our managed investment vehicles. None of our employees are represented by a labor union or are party to a collective bargaining agreement, and we have had no labor-related work stoppages. We believe that we have good relationships with our employees.

Human Capital Management

Corporate Culture

Bridge is committed to fostering, cultivating and strengthening a culture of diversity and inclusion. We believe that our human capital is our most valuable asset. The collective sum of the individual differences, life experiences, knowledge, inventiveness, innovation, self-expression, unique capabilities and talent that our employees invest in their work represents a significant part of not only our culture, but our reputation and commitment to excellence.

We uphold these principles through annual mandatory diversity awareness training and comprehensive employee handbooks designed to instruct and remind all Bridge employees that they have a responsibility to treat others with dignity, respect, and professionalism at all times, and are expected to exhibit conduct that reflects respectfulness and inclusion during work, at work functions on or off the work site, and at all other company-sponsored and participative events. We strongly encourage any employees who believe they have been subjected to any kind of discrimination or other incident that conflicts with our corporate culture to report such incidents to a supervisor or human resources representative. Any employee found to have exhibited any inappropriate conduct or behavior against others may be subject to disciplinary action, including termination.

Moreover, we are committed to building and maintaining a talented and diverse workforce that delivers strong performance and results to our stakeholders through a comprehensive and holistic approach to recruiting, developing and retaining our talent from all backgrounds, cultures and perspectives. We focus on enabling and supporting an environment of respect and trust that benefits all Bridge employees. In order to realize this collective commitment, we have set four overarching goals for our company culture, representing a structured approach to achieving and sustaining progress in promoting an inclusive work environment and providing opportunities for all employees to use their varied talents to support our mission and pursuit of excellence:

•

Be an employer of choice in our industry by recruiting, attracting and hiring strong, diverse talent, including by partnering with key industry associations to reach a broader and more diverse talent pool and building on a reputation for reliability and social impact in the communities in which we operate;

•

Foster an environment of excellence where all employees can thrive by promoting a positive work environment through consistent training, feedback and role modeling by leaders who set the tone and hold themselves and their employees accountable;

•	Assess employee, manager and company performance toward taking on challenges and celebrating successes; and

•	Create affinity networks to support, promote and retain diverse talent, as well as build on best practices.

Diversity Commitment and Goals

We embrace and encourage our employees’ differences in age, color, disability, ethnicity, family or marital status, gender identity or expression, language, national origin, political affiliation, race, religion, sexual orientation, veteran status, and other characteristics that make our employees valuable as individuals. We implement diversity initiatives and considerations throughout our company, including, but not limited to, our practices and policies on recruitment and selection, compensation and benefits, professional development, training and mentoring, promotions, transfers, social and recreational programs, layoffs and terminations, and the ongoing development of a work environment built on the premise of equality that encourages and enforces:

•	respectful communication and cooperation between all employees;

•	teamwork and employee participation, permitting the representation of all groups and employee perspectives;

•	work/life balance through flexible work schedules to accommodate employees’ varying needs; and

•	employer and employee contributions to the communities we serve to promote a greater understanding and respect for diversity and a culture of inclusion.

In 2020, we engaged a DE&I consulting firm to help us achieve these goals and implement DE&I-focused institutional frameworks into our overall corporate strategy. Key among these initiatives is ensuring that all employee voices are heard. To this end, we have established a DE&I Committee comprised of various managers and senior members of Bridge, as well as employee-led focus groups for minority and underrepresented demographics.

COVID-19 Safety

We are committed to providing a safe environment for all of our employees as well as residents and tenants of our properties, which has become more important than ever in light of the COVID-19 pandemic. We have adopted comprehensive health and safety protocols and recommendations issued by the U.S. Centers for Disease Control and Prevention and state and local health officials. Employees are notified of these protocols and recommendations and regularly reminded of the importance of adhering to them for the safety and protection of themselves, their Bridge colleagues and partners, and the thousands of residents and tenants at properties that we own and/or manage. Our COVID-19 prevention measures include, among other things: (i) social distancing protocols and mandatory mask policies; (ii) increased cleaning of surfaces, floors, and common areas throughout our corporate offices and properties; (iii) regular contact tracing of confirmed positive COVID-19 tests and potential exposures; (iv) facilitating and encouraging remote working arrangements for employees who are able to. We continue to closely monitor developments in the pandemic and efforts to control and prevent its spread, and will update our protocols and policies on an ongoing basis in accordance with the recommendations and guidelines of health officials and experts.

Facilities

We are headquartered in Salt Lake City, Utah. Our other principal operations are located in New York, New York, San Mateo, California, Orlando, Florida, and Atlanta, Georgia. We lease each of our offices. We believe that our facilities are adequate for our needs and believe that we should be able to renew our leases or secure similar property without an adverse impact on our operations.

Legal Proceedings

We are, from time to time, party to various claims and legal proceedings arising out of our ordinary course of business, but we do not believe that any of these claims or proceedings will have a material effect on our business, consolidated financial condition or results of operations.

MANAGEMENT

The following table provides information regarding our executive officers and members of our board of directors (ages as of the date of this prospectus):

Name	Age	Position(s)
Robert Morse	65	Executive Chairman, Director
Jonathan Slager	60	Chief Executive Officer, Director
Adam O’Farrell	47	Chief Operating Officer, Director
Dean Allara	56	Head of Client Solutions Group, Director
Chad Briggs	65	Chief Financial Officer
Debra Martin Chase	64	Director Nominee
Deborah Hopkins	66	Director Nominee
Chad Leat	65	Director Nominee

Directors and Executive Officers

Robert Morse has served as Bridge Investment Group Holdings Inc.’s Executive Chairman since its formation and is the Executive Chairman and a Partner of the Operating Company. He has over 30 years of experience in finance, banking, and private equity fund management. Mr. Morse serves on the investment committees for all of Bridge’s investment vehicles in addition to his responsibilities as Executive Chairman in helping to develop strategy and growth opportunities for Bridge. Mr. Morse served as Chairman and Co-Chief Executive Officer of PMN Capital, a private equity firm based in Hong Kong, from January 2009 to January 2012 and as Chief Executive Officer of Citigroup’s Asia Institutional Clients Group from April 2004 to October 2008, where, among other duties, he provided direct management oversight of Citigroup’s $5 billion of proprietary capital. Mr. Morse made investments on behalf of Citigroup clients across multiple asset classes, including equities (public and private), corporate acquisitions, distressed and mezzanine debt and real estate. At the time, Citigroup’s Asian institutional businesses included corporate banking, investment banking, markets and transaction services in 17 countries employing over 14,000 employees. From 1999 to 2004, Mr. Morse served as the Co-Head and then Head of Global Investment Banking for Citigroup. He previously held a variety of senior positions since joining Salomon Brothers in 1985. Additionally, Mr. Morse was a co-founder of SSB Capital Partners, a $400 million private equity fund formed in 2000. Mr. Morse also serves on a variety of charitable organization boards, including the Yale President’s Council on International Activities as Chairman, the Yale School of Management Board of Advisors, the Whitney Museum Directors Council and the Grand Teton National Park Foundation Resource Council. Mr. Morse received his Bachelor of Arts from Yale College, Phi Beta Kappa and magna cum laude, his Master of Business Administration from Harvard Business School and his Juris Doctor from Harvard Law School. We believe that Mr. Morse should serve as a member of our board of directors and Chairman due to his extensive experience in financial markets and investments and the perspective he brings as our Executive Chairman.

Jonathan Slager has served as Bridge Investment Group Holdings Inc.’s Chief Executive Officer and one of its directors since its formation and is the Chief Executive Officer and a Partner of the Operating Company. Mr. Slager currently serves on the investment committees for the general partners of Bridge Multifamily Funds III, IV (for which he also serves as the Chief Investment Officer) and V, Bridge Workforce Funds I and II, Bridge Seniors Housing Funds I, II and III, Bridge Office Funds I and II, Bridge Opportunity Zone Funds I, II, III and IV, and Bridge Agency MBS Fund. He has over 35 years of experience in the real estate, finance, and software industries. Mr. Slager has been involved in underwriting, acquiring, and managing over $15 billion in assets including all assets of the prior Bridge-managed funds, and has been a key driver of asset executions and returns. From 2005 to 2009, Mr. Slager worked with The Pacific Group USA, Inc., and from 2006 to 2017 was a principal and managing partner at Bridge Loan Capital Fund LP. He has been responsible for major acquisitions, development, and entitlements and financing of major real estate projects. Mr. Slager worked for several years at The Koll Company and then Wells Fargo Bank where he was responsible for the acquisition, development, asset management, and disposition of commercial real estate assets. Mr. Slager played the leading role on large institutional commercial real estate projects ranging from resort, residential, office, industrial and retail projects. Mr. Slager earned his Bachelor of Arts in English, Phi Beta Kappa and cum laude, from the University of Utah in 1981, and his Master of Business Administration in Finance and Marketing from New York University in 1985. We believe that Mr. Slager should serve as a member of our board of directors due to his extensive experience in investments and asset management and the perspective he brings as our Chief Executive Officer.

Adam O’Farrell has served as Bridge Investment Group Holdings Inc.’s Chief Operating Officer and one of its directors since its formation and is the Chief Operating Officer and a Partner of the Operating Company. Mr. O’Farrell is also a member of the investment committees of the general partners of Bridge Debt Strategies Funds I, II, III and IV, Bridge Opportunity Zone Funds I, II, III and IV, and Bridge Agency MBS Fund. Mr. O’Farrell has more than 20 years of experience as a real estate investment management attorney with significant private equity, real estate and tax experience and a broad transactional legal background. Mr. O’Farrell joined Bridge as General Counsel in January 2012 and has been responsible for all legal affairs of Bridge, its affiliates and managed funds since that time. From January 2008 to January 2012, Mr. O’Farrell worked at Foley & Lardner LLP as senior counsel and as a member of the private equity and venture capital and transactions and securities practice groups. From 2006 to 2008, Mr. O’Farrell worked at Morrison & Foerster LLP as a senior associate and a member of the private equity fund formation group, where he provided advice to private equity fund sponsors in the formation of U.S. and non-U.S. real estate, leverage buyout, venture capital and other private equity and hedge funds. From 2005 to 2006, Mr. O’Farrell acted as regional counsel for KB Home, with primary responsibility for four southern California divisions with combined annual revenue in excess of $300 million. As regional counsel, Mr. O’Farrell was responsible for all division legal matters, with a focus on real estate acquisition, land use and entitlement issues, financing, joint ventures, and litigation management. From 2000 to 2005, Mr. O’Farrell was an associate and member of the tax department of Latham & Watkins LLP, where he provided structuring and tax advice for a wide range of sophisticated transactions. Mr. O’Farrell is a member of the California Bar Association. Mr. O’Farrell received his Bachelor of Science and Master of Accountancy with an emphasis in Taxation from the Marriott School of Management at Brigham Young University and his Juris Doctor from the J. Reuben Clark Law School, Brigham Young University. We believe that Mr. O’Farrell should serve as a member of our board of directors due to his extensive experience in private investments and his deep understanding of our business and operations.

Dean Allara has served as one of Bridge Investment Group Holdings Inc.’s directors since its formation and is the Head of Client Solutions Group and a Partner of the Operating Company. Mr. Allara has been a principal of BFG since 1996. Mr. Allara currently serves on the investment committees for the general partners of Bridge Multifamily Funds III and IV, Bridge Workforce Funds I and II, Bridge Seniors Housing Funds I, II and III, Bridge Office Funds I and II, and Bridge Opportunity Zone Funds I, II, III and IV. He has over 30 years of experience in the real estate investment process including analyzing, capital raising, acquiring, financing, developing, managing, improving and selling properties. Mr. Allara has been directly responsible for capital raising and investment of over $5.0 billion in multifamily, seniors housing, single family residential, commercial office, resort, golf, hotel, and retail properties. Mr. Allara has experience in real property development including permits and zoning, master planning, debt financing, insurance, construction management, homeowners’ association management, marketing, and residential sales. Mr. Allara received his Bachelor of Science degree in Business Administration from St. Mary’s College with a year spent at Loyola University of Rome and his Master of Business Administration from Santa Clara University including studies at University of Tokyo. We believe that Mr. Allara should serve as a member of our board of directors due to his extensive experience in private investments and capital markets and his deep understanding of our business and operations.

Chad Briggs has served as Bridge Investment Group Holdings Inc.’s Chief Financial Officer since its formation and is the Chief Financial Officer and a Partner of the Operating Company. Mr. Briggs is responsible for all financial and treasury functions of Bridge Investment Group Holdings Inc. and also oversees tax compliance, as well as financial reporting and fund operations. He was hired as Chief Financial Officer of Bridge Multifamily Fund I in 2010 and asked to serve in the same capacity for the Operating Company in 2013. From 2011 to present, Mr. Briggs has served as Chief Financial Officer for the investment manager affiliates of Bridge, where he has had similar responsibility for the assets of all Bridge-sponsored funds. From 2005 to 2010, Mr. Briggs served as Vice President and Chief Financial Officer of Digital Draw Network, Inc., a national provider of residential construction and commercial real estate inspection services. Prior to joining Digital Draw Network, Inc., Mr. Briggs was the Director of Finance and Controller of TheraTech Inc., a publicly traded biotechnology company that provided specialized pharmaceutical drug delivery products and services. Mr. Briggs has over 30 years of experience in accounting, finance, mergers and acquisitions, public offerings, SEC reporting and human resources. He also served as the Controller for the Utah Property Casualty and Insurance Guaranty Association from 1985 to 2014. Mr. Briggs received his Bachelor of Science in accounting from the University of Utah in 1985 and is a Certified Public Accountant.

In connection with this offering, we intend to add additional Board members who will satisfy the definition of an independent director using the definition of independence set forth in the NYSE rules.

Our director nominees are as follows:

Debra Martin Chase is expected to serve on our board of directors upon the completion of this offering. Ms. Chase is an Emmy-nominated and Peabody Award-winning television and motion picture producer, an entertainment industry icon and trailblazer as the first Black female producer to have a deal at any major studio, and the first Black woman to produce a film that grossed over $100 million. To date, her films have grossed over $500 million. With over 30 years’ experience in motion picture and television production combined with a corporate legal background, she understands the interplay between the artistic and the business aspects of her industry. In creating highly profitable and critically acclaimed content, she has demonstrated that stories elevating people of color and women and defying stereotypes can inspire all audiences. Ms. Chase currently serves on the board of B&G Foods (NYSE: BGS), where she chairs the Corporate Social Responsibility committee, as well as on the board of the New York City Ballet, where she chairs the Diversity and Inclusion Committee, and for the Second Stage Theater in Manhattan where she chairs the board’s Artistic Committee. She serves on the Advisory Boards of the African American Film Critics’ Association and the Mayor’s Fund to Advance New York City. She is also a long-serving co-chair of the Athena Film Festival in New York City, one of the largest film festivals in the United States dedicated to films by and about women. She holds degrees from Mount Holyoke College, where she majored in Political Science, and Harvard Law School. Prior to entering the entertainment industry, Ms. Chase practiced law at Houston’s Mayor, Day, and Caldwell law firm from 1981 to 1983. After serving as a lawyer for Tenneco from 1983 to 1985, Chase moved to New York City where she worked for Stroock, Stroock & Lavan law firm, and eventually became in-house counsel for Avon Products. In 1988, Ms. Chase worked for the Michael Dukakis presidential campaign and David Dinkins’s successful mayoral campaign. She is a frequent keynote speaker at colleges and universities across the country and is an advocate for community service. Chase is a member of The Academy of Motion Picture Arts and Sciences and The Academy of Television Arts and Sciences. We believe that Ms. Chase’s strong business experience and philanthropic interests enable her to provide us with fresh ideas and valuable perspectives and qualify her to serve on our board of directors.

Deborah Hopkins is expected to serve on our board of directors and as chair of the audit committee upon the completion of this offering. Ms. Hopkins brings executive-level experiences in finance, technology and innovation across multiple industries that allow her to bring a unique view to support management teams in pursuit of growth. She is a member of the Board of Directors at Union Pacific (NYSE: UNP), Marsh & McLennan (NYSE: MMC), and privately held Deep Instinct. She is Vice-Chair of St. John’s Health of Wyoming. In 2008 Ms. Hopkins was appointed as Citigroup’s first Chief Innovation Officer, moving to Silicon Valley in 2010 to found Citi Ventures and was its CEO until her retirement from Citigroup in 2016. Previously at Citigroup she was Chief Operations and Technology officer of the company and Senior Advisor to the Corporate and Investment Bank. Prior to joining Citigroup in 2003 as Head of Corporate Strategy and M&A, she was Chief Financial Officer at Lucent Technologies and The Boeing Company and held senior-level positions at General Motors in the United States and Zurich and at Unisys Corporation, after starting her career at Ford. Ms. Hopkins was twice named to Fortune’s ten most powerful women in business. Ms. Hopkins holds a B.S. in Accounting from Walsh College and honorary doctorate degrees from Westminster College and Walsh College. We believe that Ms. Hopkins’s strong finance, business, and technology background and extensive experience in senior leadership positions qualify her to serve on our board of directors.

Chad Leat is expected to serve on our board of directors upon the completion of this offering. Mr. Leat, a retired Vice Chairman of Global Banking at Citigroup, has nearly thirty years of markets and banking experience on Wall Street. He is an acknowledged leader and innovator in corporate credit and M&A finance having led some of the largest acquisition financings completed. Over the years he has built and led numerous successful and profitable businesses at Citigroup, JPMorgan Chase and their predecessor companies. From 1998 to 2005 he served as the Global Head of Loans and Leveraged Finance. Mr. Leat began his career on Wall Street at The Chase Manhattan Corporation in their Capital Markets Group in 1985 where he ultimately became the head of their highly successful Syndications, Structured Sales and Loan Trading businesses. Mr. Leat currently serves on the board of directors of Norwegian Cruise Lines (NYSE: NCLH), where he serves as chairman of the audit committee and a member of the compensation committee. He also serves as chairman of the board of directors of MidCap Financial, PLC, a middle market direct commercial lending business affiliated with Apollo Global Management, chairman of the supervisory board of MyMoneyBank, a retail and commercial bank headquartered in Paris, France, and is on the supervisory board of Hamburg Commercial Bank, headquartered in Hamburg, Germany. Furthermore, Mr. Leat sits on the board of directors of TPG Pace Beneficial Financial Corp. (NYSE: TPGY) and TPG Pace Tech Opportunities Corp. (NYSE: PACE) where he acts as audit committee chair for each. Previously Mr. Leat served on the board of directors of TPG Pace Holdings, Paceline Holdings and TPG Pace Energy Holding Corp., each affiliated with TPG Capital, an alternative asset fund based in San Francisco, California. Previously Mr. Leat was chairman of the board of directors of J.Crew Operating Corp, on the board of directors of Global Indemnity PLC, and on the board of directors of BAWAG P.S.K., Austria’s third largest bank. Mr. Leat is dedicated to many civic and philanthropic organizations. He is a member of Economic Club of New York and has served on the board of several charitable organizations. Currently he is a Trustee of the Parrish Museum of Art. Mr. Leat is a graduate of the University of Kansas, where he received his B.S. degree. We believe that Mr. Leat’s strong business and finance background and extensive public company directorship experience qualify him to serve on our board of directors.

Mr. Leat serves on the board of directors of a bank regulated by the European Central Bank, and therefore his appointment to our board of directors is subject to approval by the European Central Bank. If Mr. Leat does not receive the necessary approval to join our board of directors within a reasonable period of time (as determined by our board of directors), we will promptly nominate a qualified replacement independent director.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Composition of Our Board of Directors

Our business and affairs are managed under the direction of our board of directors, which will consist of seven members upon consummation of the Transactions, including this offering. Our amended and restated certificate of incorporation will provide that the number of directors on our board of directors shall be fixed exclusively by resolution adopted by our board of directors (provided that such number shall not be less than the aggregate number of directors that the parties to the Stockholders Agreement are entitled to designate from time to time). Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that our board of directors will be divided into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders.

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, our board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Prior to the consummation of the Transactions, we will enter into the Stockholders Agreement with certain of our Continuing Equity Owners, pursuant to which each party thereto will agree to vote, or cause to be voted, all of their outstanding shares of our Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of                . Immediately following the consummation of the Transactions, the Continuing Equity Owners will own                shares of Class B common stock of Bridge Investment Group Holdings Inc., which represents approximately    % of the combined voting power of all of Bridge Investment Group Holdings Inc.’s common stock. For a description of the terms of the Stockholders Agreement, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

In accordance with our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect immediately prior to the consummation of the Transactions, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Mr. Morse and Ms. Chase, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•	the Class II directors will be Mr. Slager and Ms. Hopkins, and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•	the Class III directors will be Mr. O’Farrell, Mr. Allara, and Mr. Leat, and their terms will expire at the annual meeting of stockholders to be held in 2024.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of the Company. See “Description of Capital Stock—Anti-Takeover Provisions.”

Director Independence

Prior to the consummation of the Transactions, our board of directors undertook a review of the independence of our directors and considered whether any director has a relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that Ms. Chase, Ms. Hopkins and Mr. Leat are each an “independent director,” as defined under the NYSE rules.

Controlled Company Exception

After the consummation of the Transactions, holders of our Class B common stock will have more than 50% of the combined voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE rules and intend to elect not to comply with certain corporate governance standards, including that: (1) a majority of our board of directors consists of “independent directors,” as defined under the NYSE rules; (2) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (3) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (4) we perform annual performance evaluations of the nominating and corporate governance and compensation committees. We intend to rely on the foregoing exemptions provided to controlled companies under the NYSE rules. Therefore, immediately following the consummation of the Transactions, we do not intend to have a majority of independent directors on our board of directors, or to have a nominating and corporate governance committee or compensation committee (or perform annual performance evaluations of nominating and corporate governance and compensation committees, if any) unless and until such time as we are required to do so. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Related to the Offering and Ownership of our Class A Common Stock—We are a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You may not have the same protections afforded to stockholders of companies that are subject to such corporate governance requirements.”

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of our board of directors and its committees. We will have a standing audit committee and, from time to time, special committees may be established under the direction of our board of directors when necessary to address specific issues. In making these determinations, our board of directors considered the current and prior relationships that each director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Audit Committee

Our audit committee will be responsible for, among other things:

•	appointing, approving the fees of, retaining and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm their independence from management;

•	discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related person transactions; and

•

establishing procedures for the confidential anonymous submission of complaints regarding questionable accounting, internal controls or auditing matters, and for the confidential anonymous submission of concerns regarding questionable accounting or auditing matters.

Upon the consummation of the Transactions, our audit committee will consist of Ms. Chase and Ms. Hopkins, with Ms. Hopkins serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our audit committee have at least one independent member upon the listing of our Class A common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Additionally, under the NYSE rules and applicable SEC rules, subject to phase-in rules, we are required to have at least three members of the audit committee, all of whom must be independent. We intend to rely on the phase-in period available to newly public companies under NYSE rules with respect to the requirement that our audit committee have at least three members. Our board of directors has affirmatively determined that Ms. Chase and Ms. Hopkins each meet the definition of “independent director” for purposes of the audit committee under the NYSE rules and the independence standards under Rule 10A-3. Each member of our audit committee meets the financial literacy requirements of the NYSE rules. In addition, our board of directors has determined that Ms. Hopkins will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our principal corporate website at www.bridgeig.com substantially concurrently with the consummation of the Transactions. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Risk Oversight

Our audit committee will be responsible for overseeing our risk management process. Our audit committee will focus on our general risk management policies and strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Code of Ethics and Code of Conduct

Prior to the completion of the Transactions, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.bridgeig.com. In addition, we intend to post on our website all disclosures that are required by law or the NYSE rules concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers, including those who are set forth in the 2020 Summary Compensation Table below. We are an “emerging growth company,” within the meaning of the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act. In 2020, our “named executive officers” and their positions were:

•	Robert Morse, Partner and Executive Chairman;

•	Jonathan Slager, Partner, Chief Executive Officer and Chief Investment Officer, Bridge Multifamily;

•	Adam O’Farrell, Partner, Chief Operating Officer;

•	Dean Allara, Partner, Vice Chairman and Head of Client Solutions Group; and

•	Christian Young, Partner Emeritus and Former Co-Chief Executive Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert Morse	2020	350,000	1,566,457	316,969	638,894	2,872,320
Partner and Executive Chairman
Jonathan Slager	2020	350,000	312,936	316,969	359,243	1,339,148
Partner, Chief Executive Officer and Chief Investment Officer, Bridge Multifamily
Adam O’Farrell	2020	350,000	135,212	316,969	293,213	1,095,394
Partner, Chief Operating Officer
Dean Allara	2020	350,000	365,104	316,969	349,337	1,381,410
Partner, Vice Chairman and Head of Client Solutions Group
Christian Young(4)	2020	259,471	299,167	237,727	127,621	923,986
Partner Emeritus and Former Co-Chief Executive Officer

Footnotes:

(1)

Amounts reflect the full grant-date fair value of profits interest units granted during 2020 computed in accordance with ASC Topic 718 using a Monte Carlo simulation. We provide information regarding the assumptions used to calculate the value of all profits interest awards made to named executive officers in Notes 2 and 22 to our audited combined financial statements, which appear elsewhere in this prospectus. The amounts reported in this column reflect the aggregate grant date fair value for the profits interest units as determined for financial accounting purposes and do not correspond to the actual economic value that may be received by the named executive officers from these awards. The inputs and assumptions used in the Monte Carlo simulation for the profits interest units granted to our named executive officers during 2020 by each of the Operating Company and our subsidiaries listed are set forth in the table below.

	Bridge Investment Group	Bridge Multifamily Fund Manager	Bridge Debt Fund Manager	Bridge Senior Fund Manager	Bridge Office Fund Manager	Bridge Development Fund Manager
Valuation Threshold	$775,717,805	$367,000,000	$96,000,000	$110,000,000	$108,000,000	$117,000,000
Annual Volatility	13.00%	14.00%	4.00%	15.00%	12.00%	28.00%
Risk-Free Rate	1.69%	1.69%	1.69%	1.69%	1.69%	1.69%
Discount Rate	11.50%	10.50%	11.00%	16.00%	16.50%	18.00%
TEV/EBITDA Market Correlation	0.3500	0.4000	0.1500	0.2500	0.3000	0.2000
Term	5.00	5.00	5.00	5.00	5.00	5.00

(2)

Amounts reflect annual cash bonuses earned during 2020. For additional information about the annual bonuses paid to our named executive officers, please see the section titled “Annual Incentive Compensation” below.

(3)

Amounts include distributions earned with respect to unvested profits interest units (Mr. Morse, $58,692; Mr. Slager, $105,645; Mr. O’Farrell, $140,860; Mr. Allara, $82,168; and Mr. Young, $0), company-paid matching contributions to our 401(k) plan (each of Messrs. Morse, Slager, O’Farrell and Young, $11,400; and Mr. Allara, $9,000); Company payment of health, dental, vision, long-term disability, and basic life and AD&D insurance premiums on behalf of our named executive officers (Mr. Morse, $14,857; Mr. Slager, $11,723; Mr. O’Farrell, $16,596; Mr. Allara, $15,894; and Mr. Young, $11,701), cash payments received in respect of carried interest allocations with respect to Class C and Class D interests (Mr. Morse: $552,948; Mr. Slager: $229,109; Mr. O’Farrell: $123,457; Mr. Allara: $242,275; and Mr. Young: $104,520), and company reimbursement of certain cell phone expenses (Mr. Morse, $997; Mr. Slager, $1,366 and Mr. O’Farrell, $900).

(4)

Mr. Young retired from his position as Co-Chief Executive Officer and commenced serving as our Partner Emeritus on December 9, 2020; therefore, certain amounts for Mr. Young, such as base salary, reflect a partial year of service.

Narrative to Summary Compensation Table

Determination of Compensation

Our executive compensation program has been administered by the board of managers of the Operating Company. Our senior management typically provides compensation recommendations to the board of managers and discusses with the board of managers the compensation and performance for our named executive officers. The board of managers evaluates any such compensation recommendations for the executive officers and ultimately determines executive compensation. We did not retain the services of a third party compensation consultant during 2020.

Following this offering, our board of directors will administer our executive compensation program.

Elements of Our Executive Compensation Program

For 2020, the primary elements of the named executive officers’ compensation were base salary, annual cash incentive bonuses and long-term equity compensation.

Base Salaries

The base salaries of our named executive officers are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. For 2020, the named executive officers’ annual base salaries were:

Named Executive Officer	Annual Base Salary
Robert Morse	$350,000
Jonathan Slager	$350,000
Adam O’Farrell	$350,000
Dean Allara	$350,000
Christian Young	$262,500

Annual Incentive Compensation

We maintain an annual bonus program pursuant to which our named executive officers are eligible to receive a performance-based cash bonus tied to individual performance and the performance of the Operating Company in

2020. For 2020, each named executive officer had the following target annual bonus amount, expressed as a percentage of the named executive officer’s annual base salary:

Named Executive Officer	2020 Bonus Target
Robert Morse	132.25%
Jonathan Slager	132.25%
Adam O’Farrell	132.25%
Dean Allara	132.25%
Christian Young	132.25%

Annual bonuses are determined by the board of managers of the Operating Company in its discretion and are generally paid twice per year, at mid-year and at the end of the year. Our annual bonuses have historically been paid at 100% of target; however, for mid-year 2020 bonus payments, the board of managers determined to generally pay mid-year bonuses at 75% of target for all Company employees due to the impact of COVID-19 on the Company’s second-quarter 2020 financial results and expectations regarding the impact of COVID-19 on the Company’s full year 2020 financial results.

The annual cash bonuses paid to our named executive officers for 2020 performance are included in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table above.

Equity Compensation

Profits Interest Awards Granted Prior to Offering.

We currently grant profits interest units of the Operating Company and certain of its subsidiaries to our key employees, including the named executive officers in order to recognize such employees’ material contributions to the Company and/or to attract or retain such employees. In connection with the Transactions, the profits interest awards in Bridge Investment Group Employee PI Holdco LLC held by our named executive officers will be exchanged into Class A Units, or, with respect to certain entities, may be converted into shares of our Class A common stock with similar vesting requirements.

Our named executive officers currently hold profits interests in each of the following entities: Bridge Investment Group Employee PI Holdco LLC, Bridge Multifamily Employee PI Holdco LLC, Bridge Seniors Employee PI Holdco LLC, Bridge Debt Strategies Employee PI Holdco LLC, Bridge Office Employee PI Holdco LLC, and Bridge Development Employee PI Holdco LLC. In the fiscal year ended December 31, 2020, each of our named executive officers was granted profits interest units as set forth in the table below. Each of the profits interest units granted to our named executive officers in 2020 was fully vested upon grant.

Named Executive Officer	# of Shares of Bridge Investment Group Employee PI Holdco LLC	# of Shares of Bridge Multifamily Employee PI Holdco LLC	# of Shares of Bridge Seniors Employee PI Holdco LLC	# of Shares of Bridge Debt Strategies Employee PI Holdco LLC	# of Shares of Bridge Office Employee PI Holdco LLC	# of Shares of Bridge Development Employee PI Holdco LLC
Robert Morse	1,310.1	751.6	481.4	481.4	524.6	635.2
Jonathan Slager	227.4	278.6	83.6	83.6	91.1	110.3
Adam O’Farrell	121.8	57.0	36.5	36.5	39.8	48.2
Dean Allara	305.4	175.2	112.2	112.2	122.3	148.1
Christian Young	255.2	139.1	89.1	89.1	97.1	117.5

The profits interest units do not have voting rights and will receive distributions as follows:

•

Current Income Distributions. Distributions of current income in a given year are only made to the extent that the total distributions exceed a specified EBITDA hurdle, which is established at the time of grant based on the then-current EBITDA of the applicable entity. If distributions in a given year exceed the established EBITDA hurdle, then each profits interest unit will receive a pro-rata share of all distributions above such hurdle. Any EBITDA in excess of the hurdle that is accrued but not distributed in a given year will be distributed without a hurdle prior to any income distributions in the subsequent year.

•

Sale or Liquidation Distributions. Distributions upon a sale or liquidation event of an entity will be made on a pro-rata basis to the extent that the total distributions exceed a specified valuation hurdle, which is established at the time of grant. If distributions in connection with the liquidation exceed this valuation hurdle, then each profits interest unit will receive a pro-rata share of all distributions above such hurdle.

If a named executive officer resigns or otherwise terminates employment with us, the Company shall have the right to repurchase the vested profits interest units held by such named executive officer for 50% of the value of such interests as established in the year of termination. If a named executive officer is terminated for cause, the profits interest units will be forfeited as of the termination date. In the event of retirement, subject to the named executive officer’s agreement to a 24-month non-competition restriction, the named executive officer shall receive 100% of the value of the profits interest units, paid 50% upon termination and 25% on each of the first and second anniversaries of his last day of employment.

All of the outstanding profits interest units held by our named executive officers were fully vested upon grant, except that certain of the profits interest units granted to our named executive officers in 2019 with respect to Bridge Development Employee PI Holdco LLC are subject to vesting and will vest as to 1/3 of such units on each of the third, fourth, and fifth anniversaries of the grant date. Vesting of such profits interest units will accelerate upon death, permanent disability, or, in the discretion of the board of managers, in connection with a change in control of our company or the relevant entity. Upon such vesting, the profits interest units will be paid out at the fair market value of such units as of the termination date, paid 50% upon termination and 25% on each of the first and second anniversaries of the event. Each of our named executive officers holds the unvested profits interest units as set forth below in “—Outstanding Equity Awards at Fiscal Year End.”

Carried Interest Compensation

The general partners of certain of our funds receive an allocation of earnings from our funds, which we refer to as “carried interest.” We award carried interest awards to certain service providers, including our named executive officers, to incentivize the successful investment performance by our funds and help align our named executive officers with our fund investors. Each of our named executive officers hold carried interest awards in one or more of the general partners of certain of our funds. These carried interest awards are granted in the form of Class C shares or Class D shares in the general partner, with each award representing a percentage allocation of the carried interest allocation revenue earned by the general partner. Ownership of carried interest may be subject to a range of vesting conditions, including continued employment and forfeiture upon failure to comply with the applicable LLC agreement or award agreement, thus serving as an important employment retention mechanism. Class C carried interest awards are generally fully vested upon issuance. Class D carried interest awards remain unvested and subject to continued service, except that Class D carried interest awards will accelerate and vest in full upon a named executive officer’s termination for death or total permanent disability, or, in the discretion of the directors of BMF III GP, upon a change in control (as defined in the applicable award agreement). Each of our named executive officers received cash distributions attributable to carried interest awards in 2020, as set forth in the Summary Compensation Table above. As described in “Our Organizational Structure” and “Certain Relationships and Related Party Transactions,” in connection with the Transactions the Class C shares held by the named executive officers will be exchanged into Class A Units. The Class D shares will continue to remain outstanding following the consummation of this offering in accordance with their terms.

IPO-Related Equity Awards

In connection with this offering, our board of directors expects to grant restricted stock Class A common stock awards to each of our named executive officers under the 2021 Plan, which awards will be granted effective upon the completion of this offering. Each award will represent a number of shares of restricted stock determined by dividing $             by the initial price to the public for the Class A common stock. The aggregate number of shares of our Class A common stock that will be subject to each named executive officer’s restricted stock award will be              shares of our Class A common stock, based on the midpoint of the price range for our Class A common stock set forth on the cover page of the prospectus. The restricted stock will vest in three equal installments on each of the third, fourth, and fifth anniversaries of the date of closing of this offering, subject to the executive’s continued service with us through the applicable vesting date, and will be eligible for vesting as provided in the employment agreements with our named executive officers to be executed in connection with this offering and described below.

In addition, in connection with this offering, our board of directors approved the grant of restricted stock awards pursuant to the 2021 Plan to certain of our non-employee directors, consultants and other employees, which awards will be granted effective on the completion of this offering. These awards will represent a number of shares of restricted stock determined by dividing $             by the initial price to the public for the Class A common stock. The aggregate number of shares of our Class A common stock that will be subject to these restricted stock awards will be             shares of our Class A common stock, in the aggregate, based on the midpoint of the price range for our Class A common stock set forth on the cover page of the prospectus. The restricted stock will vest in three equal installments on each of the third, fourth, and fifth anniversaries of the date of closing of this offering, subject to the holder’s continued service with us through the applicable vesting date.

Other Elements of Compensation

Retirement Plans and Other Employee Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans, except that we pay the full cost of the health, dental, and vision premiums for our named executive officers. Additionally, we sponsor a long-term disability insurance program for our partners (including our named executive officers). We also sponsor a 401(k) defined contribution plan, or the 401(k) Plan, in which our named executive officers may participate, subject to limits imposed by the Code, to the same extent as our other full-time employees. Under this plan, we match a percentage of the participants’ contributions up to a specified amount.

We do not typically provide any perquisites or special personal benefits to our named executive officers, except for reimbursement of certain cell phone expenses.

Employment, Severance or Change in Control Agreements

In connection with this offering, we expect to enter into employment agreements with each of our named executive officers who are continuing as executive officers. Pursuant to the employment agreements, each of Messrs. Morse, Slager, O’Farrell and Allara will continue to serve in their executive capacity and as a member of our board of directors on a full-time basis.

Pursuant to the employment agreements, each executive officer is entitled to receive a base salary of $            . In addition, each is eligible to receive an annual cash performance bonus with a target amount equal to             % of base salary, as determined by our board of directors in its sole discretion based on the achievement of individual and/or company performance goals, and subject to the executive’s continued employment through the bonus payment date. In addition, each will be entitled to participate in such portion of the carried interest in our funds as is determined by our board of directors, and each is eligible to participate in the health, welfare, retirement, vacation and other employee benefit plans, practices, policies and programs generally available to similarly situated senior executives.

Pursuant to the employment agreements, if an executive officer’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the applicable executive’s employment agreement), the executive will receive the following severance payments and benefits: (i) continued payments of base salary for             months (the “severance period”) following the date of termination (subject to offset for any garden leave payments payable to the executive under our restrictive covenant agreement with the executive); (ii) continued COBRA coverage for the severance period; (iii) unless otherwise provided in an award agreement that supersedes the employment agreement, accelerated vesting and exercisability of all equity awards granted to the executive; and (iv) unless otherwise provided in an award agreement that supersedes the employment agreement, accelerated vesting of the carried interest awards granted to the executive.

In the event of an executive officer’s termination for any reason other than by us for cause, and if at the time of such termination the executive officer satisfies certain requirements set forth in the employment agreement for “Partner Emeritus” status and complies with certain ongoing obligations, including continued compliance with any restrictive covenants applicable to the executive, the executive officer will be eligible to receive the benefits corresponding to such status, which include the continuation of certain employee benefits, such as preferential financing for general partner interests, and the waiver of fees or carried interest for capital commitments to our funds (up to a cap).

In the event of an executive officer’s termination for any reason other than by us for cause, and if at the time of such termination the executive officer satisfies certain requirements set forth in the employment agreement for “Partner Emeritus” status and complies with certain ongoing obligations, including continued compliance with any restrictive covenants applicable to the executive, the executive officer will be eligible to receive the benefits corresponding to such status, which include, in addition to the benefits available for “Partner Emeritus” status, continued healthcare coverage at our expense and accelerated vesting of at least 75% of the outstanding unvested carried interest held by such executive.

Additionally, under the employment agreements, if the executive officer’s employment is terminated due to death or disability, the executive will receive 100% accelerated vesting and exercisability of all outstanding time-based equity awards held by executive as of the date of termination and 100% accelerated vesting of all outstanding carried interest awards. The severance payments and benefits described above are subject to the executive’s timely execution and non-revocation of a release of claims in our favor.

Each of our executive officers are also subject to the Company’s standard restrictive covenant agreement, as well as an indefinite nondisclosure of confidential information covenant, one-year post-termination employee and customer non-solicitation covenants, and an indefinite mutual non-disparagement covenant pursuant to the employment agreements.

No Tax Gross-Ups

We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes the number of profits interest units held by our named executive officers as of December 31, 2020. For additional information about the outstanding profits interest units granted to our named executive officers, please see the section titled “—Equity Compensation” above.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Robert Morse	1/1/2019	250	325,000
Jonathan Slager	1/1/2019	450	585,000
Adam O’Farrell	1/1/2019	600	780,000
Dean Allara	1/1/2019	350	455,000
Christian Young	—	—	—

Footnotes:

(1)

This column shows the number of profits interest units held by our named executive officers that have not vested, which consists of Class B profits interest units of Bridge Development Employee PI Holdco LLC. The profits interest units shall vest as to 1/3 on each of the third, fourth, and fifth anniversaries of the grant date. Vesting of such profits interest units will accelerate upon death, permanent disability, or, in the discretion of the board of managers, in connection with a change in control of our company or the relevant entity.
(2)

The profits interest units are not publicly traded and, therefore, there was no ascertainable public market value for the profits interest units as of December 31, 2020. Therefore, the profits interest units have been valued based on a third party valuation dated as of December 31, 2020.

Director Compensation

Prior to completion of the Transactions, Mr. Joseph Rault III was the sole non-employee member of the Operating Company’s board of managers. In connection with his service as a non-employee member of the board of managers of the Operating Company during 2020, Mr. Rault received cash compensation totaling $75,000. Mr. Rault has not received any equity compensation for his service on the board of managers of the Operating Company. Mr. Rault will not be a member of our board of directors following the completion of this offering. All of the other members of the board of managers during 2020 are employees of the Operating Company and did not receive any additional compensation in 2020 for their service on the board of managers. The compensation paid to Messrs. Morse, Slager, O’Farrell, Allara and Young in 2020 is set forth in the “2020 Summary Compensation Table” above.

We intend to approve and implement a compensation program for our non-employee directors that consists of annual retainer fees of $100,000 and an annual restricted stock award in a denominated dollar value equal to $100,000.

In connection with this offering, our board of directors approved the grant of restricted stock awards pursuant to the 2021 Plan to each of Debra Martin Chase, Deborah Hopkins and Chad Leat, our director nominees, which awards will be granted effective on the completion of this offering and each such director’s appointment to our board of directors. Each award will represent a number of shares of restricted stock determined by dividing $             by the initial price to the public for the Class A common stock. The aggregate number of shares of our Class A common stock that will be subject to each director’s restricted stock award will be              shares of our Class A common stock, based on the midpoint of the price range for our Class A common stock set forth on the cover page of the prospectus. The restricted stock will vest in three equal installments on each of the third, fourth, and fifth anniversaries of the date of closing of this offering, subject to the director’s continued service with us through the applicable vesting date.

Incentive Compensation Plans

The following summarizes the material terms of the 2021 Plan, which will be the long-term incentive compensation plan in which our directors and named executive officers will be eligible to participate following the consummation of this offering, subject to the terms and conditions of such plan.

2021 Incentive Award Plan

We will adopt, subject to shareholder approval, the 2021 Incentive Award Plan, or the 2021 Plan, under which we may grant cash and equity incentive awards to eligible employees and other service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2021 Plan are summarized below. The 2021 Plan will be filed as an exhibit to the registration statement of which this prospectus is a part.

Eligibility and Administration. Our employees, consultants and directors, and the employees and consultants of our parents and affiliates, will be eligible to receive awards under the 2021 Plan. Following our initial public offering, the 2021 Plan will be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under the 2021 Plan, Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2021 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available. A total of             shares of our Class A common stock will initially be available for issuance under the 2021 Plan. The number of shares initially available for issuance will be increased by an annual increase on January 1 of each calendar year beginning in 2022 and ending in and including 2031, equal to the lesser of (A) 2% of the shares of our Class A common stock outstanding on the final day of the immediately preceding calendar year and (B) a smaller number of shares as determined by our board of directors. No more than            shares of Class A common stock may be issued under the 2021 Plan upon the exercise of incentive stock options. Shares available under the 2021 Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.

If any shares subject to an award under the 2021 Plan are forfeited, expire, are terminated, exchanged for or settled in cash, surrendered, repurchased, or canceled, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2021 Plan. Shares tendered or withheld to satisfy the exercise or purchase price or tax withholding obligations associated with an award may also be used again for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to a stock appreciation right, or SAR, or other stock-settled award that are not issued in connection with the stock settlement of the SAR or other stock-settled award on its exercise; and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2021 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, will not reduce the shares available for grant under the 2021 Plan.

Awards. The 2021 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, restricted stock units, or RSUs, SARs, and other stock or cash based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2021 Plan. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2021 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our Class A common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options. Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•

Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our Class A common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. Holders of restricted stock generally have all of the rights of a stockholder upon the issuance of restricted stock, but dividends paid with respect to a share of restricted stock prior to such share vesting will be paid to the holder only to the extent such share subsequently vests. RSU holders have no rights of a stockholder with respect to shares subject to RSUs unless and until such shares are delivered in settlement of the RSUs. In the sole discretion of the plan administrator, RSUs may also be settled for an amount of cash equal to the fair market value of the shares underlying the RSU on the RSU’s maturity date, or a combination of cash and shares.

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Other Stock or Cash-Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of our Class A common stock and other awards denominated in, linked to, or derived from shares of our Class A common stock or value metrics related to our shares. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Conditions applicable to other stock or cash-based awards may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Class A common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award terminates or expires, as determined by the plan administrator and set forth in the applicable award agreement.

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Performance Awards. Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross revenue or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); Distributable Earnings cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); implementation, completion or attainment of objectives relating to regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; client satisfaction/growth; client service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of an affiliate, division, business segment or business unit of the Company or an affiliate, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

Certain Transactions and Adjustments. The plan administrator will have broad discretion to take action under the 2021 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Class A common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In the case of such an event, the plan administrator may take any one or more of the following actions: (i) provide for cancellation of awards in exchange for cash or other consideration, (ii) provide that awards will vest and become exercisable, (iii) provide that awards be assumed or substituted by the successor or survivor corporation, (iv) make adjustments in the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2021 Plan, (v) replace awards with other rights or property, or (vi) terminate awards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards. In the event of a “change in control” of our company (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, all such awards will become fully vested and exercisable immediately prior to the transaction and all applicable forfeiture restrictions to lapse, and such awards will be cancelled in exchange for the right to receive the change in control consideration payable to holders of common stock generally. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2021 Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our Class A common stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our board of directors may amend or terminate the 2021 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2021 Plan, may materially and adversely affect any outstanding award without the affected participant’s consent. No award may be granted pursuant to the 2021 Plan after the tenth anniversary of the date on which our board of directors adopts the 2021 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

Certain Relationships

Aaron O’Farrell, brother of our Chief Operating Officer Adam O’Farrell, is employed by the Company as Partner, Corporate Tax. In 2020, Mr. O’Farrell received an annualized base salary of $270,000 and a cash bonus of $71,000. Mr. O’Farrell is also eligible to receive equity and employment benefits available to other similarly situated employees.

Charlotte Morse, daughter of our Executive Chairman Robert Morse, is employed by the Company as the Director of Investor Relations and Marketing. In 2020, Ms. Morse receive an annualized base salary of $225,000 and a cash bonus of $59,000. Ms. Morse is also eligible to receive equity and employment benefits available to other similarly situated employees.

Related Party Agreements in Effect Prior to this Offering

One of our subsidiaries, Bridge Property Management, L.C. provides property management services to properties owned by Bridge Founders Group, LLC (BFG) pursuant to various property management agreements. In 2020, BFG made aggregate payments to Bridge Property Management in respect of such property management services of approximately $123,000.

The Transactions

In connection with the Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Transactions. The outside investors that own a portion of the fund manager entities for our Seniors Housing and Office funds will contribute their entire interest in these fund managers to us in exchange for Class A Units, and certain of the current owners of the active general partners in our Seniors Housing, Office, Multifamily, Workforce and Affordable Housing, Opportunity Zone and Debt Strategies funds, which include the Continuing Equity Owners, will contribute a portion of the interests in the Bridge GPs, with the exception of BDS I GP, to us in exchange for Class A Units. These transactions, and the other elements of the Transactions, are described in “Our Organizational Structure.”

We intend to use the net proceeds from this offering (including any net proceeds from any exercise of the underwriters’ option to purchase additional shares of Class A common stock) to purchase                 Class A Units (or                Class A Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) directly from the Operating Company at a price per unit equal to the initial public offering price per share of Class A common stock in this offering less the underwriting discounts and commissions and estimated offering expenses payable by us.

Tax Receivable Agreement

As described in “Our Organizational Structure,” we intend to use the net proceeds from this offering to purchase newly issued Class A Units directly from the Operating Company. In addition, the Operating Company intends to use a portion of the net proceeds from the sale of Class A Units to us to redeem certain of the Class A Units held by certain of the Original Equity Owners, which is intended to be treated as a taxable sale of Class A Units for U.S. federal income tax purposes. In connection with this offering, we expect to (1) obtain an increase in our share of the tax basis of the assets of the Operating Company in connection with the purchase of Class A Units directly from the Operating Company and the partial redemption of Class A Units by the Operating Company and (2) acquire an allocable share of the existing tax basis of the Operating Company’s assets in connection with such redemptions of Class A Units. In addition, we may obtain additional existing tax basis and an increase in our share of the tax basis of the Operating Company’s assets in the future, when (as described below under “—Operating Company LLC Agreement—Common Unit Redemption Right”) a Continuing Equity Owner receives Class A common stock or cash, as applicable, from us in connection with an exercise of such Continuing Equity Owner’s right to have Class A Units held by such Continuing Equity Owner redeemed by the Operating Company or, at our election, purchased directly by us, or when the Operating Company makes, or is deemed to make, certain distributions to the Continuing Equity Owners (any resulting basis increases and acquisitions of existing basis, together with the basis increases and acquisition of existing basis arising in connection with this offering, the “Basis Adjustments”). We intend to treat any redemptions or exchanges as our direct purchase of Class A Units from such Continuing Equity Owner for U.S. federal income and other applicable tax purposes, regardless of whether such Class A Units are surrendered by a Continuing Equity Owner to the Operating Company for redemption or sold to us upon the exercise of our election to acquire such Class A Units directly. Any Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

In connection with the transactions described above, we will enter into a Tax Receivable Agreement with the Operating Company and the Original Equity Owners (other than the Blocker Shareholder) that will provide for the payment by Bridge Investment Group Holdings Inc. to the Original Equity Owners of 85% of the amount of certain tax benefits, if any, that Bridge Investment Group Holdings Inc. actually realizes, or in some circumstances is deemed to realize, as a result of the transactions described above, including the Basis Adjustments and certain other tax benefits arising from payments made under the Tax Receivable Agreement. The Operating Company will have in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange (including deemed exchange, and including for this purpose the purchase of Class A Units directly from certain Original Equity Owners described above) of Class A Units for Class A common stock or cash occurs or when the Operating Company makes (or is deemed to make) certain distributions. These Tax Receivable Agreement payments are not conditioned upon one or more of the Original Equity Owners maintaining a continued ownership interest in the Operating Company. If an Original Equity Owner transfers Class A Units but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such Original Equity Owner generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such Class A Units. In general, the Original Equity Owners’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without such person becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable Original Equity Owner’s interest therein.

The actual Basis Adjustments, as well as any amounts paid to the Original Equity Owners under the Tax Receivable Agreement will vary depending on a number of factors, including:

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the timing of any future redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of the Operating Company at the time of each redemption, exchange or distribution (or deemed distribution) as well as the amount of remaining existing tax basis at the time of such redemption, exchange or distribution (or deemed distribution);

•	the price of shares of our Class A common stock at the time of the purchases from the Original Equity Owners in connection with this offering and any applicable redemptions or exchanges—the Basis

Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of our Class A common stock at the time of such purchases or future redemptions or exchanges;

•	the extent to which such redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available; and

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the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If Bridge Investment Group Holdings Inc. does not have sufficient taxable income to realize any of the applicable tax benefits, it generally will not be required (absent a material breach of a material obligation under the Tax Receivable Agreement, change of control or other circumstances requiring an early termination payment and treating any outstanding Class A Units held directly or indirectly by Original Equity Owners as having been exchanged for Class A common stock for purposes of determining such early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year may generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement.

For purposes of the Tax Receivable Agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no existing basis in the Operating Company’s assets, had there been no Basis Adjustments, had the Tax Receivable Agreement not been entered into and had there been no tax benefits to us as a result of any payments made under the Tax Receivable Agreement; provided that, for purposes of determining cash savings with respect to state and local income taxes we will use an assumed tax rate. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the first taxable year ending after the consummation of the Transactions. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be terminated by us pursuant to an early termination procedure that requires us to pay the Original Equity Owners an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions, including regarding tax rates and utilization of the Basis Adjustments).

The payment obligations under the Tax Receivable Agreement are obligations of Bridge Investment Group Holdings Inc. and not of the Operating Company. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make to the Original Equity Owners could be substantial. Any payments made by us to the Original Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to the Operating Company and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and, therefore, may accelerate payments due under the Tax Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash or available borrowings under our Credit Facilities or any future debt agreements. See “Unaudited Pro Forma Condensed Financial Information.” Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by a redeeming Original Equity Owner under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.

The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, if we materially breach any of our material obligations under the Tax

Receivable Agreement or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. In those circumstances, Original Equity Owners would be deemed to exchange any remaining outstanding Class A Units for Class A common stock and would generally be entitled to payments under the Tax Receivable Agreement resulting from such deemed exchanges.

We may elect to completely terminate the Tax Receivable Agreement early only with the written approval of a majority of our “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and the NYSE rules).

As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We also could be required to make cash payments to the Original Equity Owners that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will generally be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the Original Equity Owners pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to an Original Equity Owner will be netted against any future cash payments we might otherwise be required to make under the terms of the Tax Receivable Agreement to such Original Equity Owner. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

We will have full responsibility for, and sole discretion over, all Bridge Investment Group Holdings Inc. tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Original Equity Owners. If the outcome of any challenge to all or part of the Basis Adjustments or other tax benefits we claim would reasonably be expected to materially and adversely affect the payments to Original Equity Owners’ from us under the Tax Receivable Agreement, then we will not be permitted to settle or fail to contest such challenge without the consent (not to be unreasonably withheld or delayed) of the Original Equity Owners. The interests of the Original Equity Owners in any such challenge may differ from or conflict with our interests and your interests, and the Original Equity Owners may exercise their consent rights relating to any such challenge in a manner adverse to our interests.

Under the Tax Receivable Agreement, we are required to provide the Original Equity Owners that hold an interest in the Tax Receivable Agreement with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each taxable year with respect to which a payment obligation arises within 90 days after filing our U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made to the Original Equity Owners within three business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate of             from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate equal to             , until such payments are made, generally including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose.

Operating Company LLC Agreement

In connection with the consummation of this offering, we and the Original Equity Owners will enter into Bridge Investment Group Holdings LLC’s Amended and Restated Limited Liability Company Agreement, which we refer to as the Operating Company LLC Agreement.

Appointment as Manager. Under the Operating Company LLC Agreement, we will become a member and the managing member of the Operating Company. As the managing member we will be able to control all of the day-to-day business affairs and decision-making of the Operating Company without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of the Operating Company and the day-to-day management of the Operating Company’s business. Pursuant to the terms of the Operating Company LLC Agreement, we cannot be removed or replaced as the managing member of the Operating Company except by our resignation, which may be given at any time by written notice to the members.

Compensation, Fees and Expenses. We will not be entitled to compensation for our services as the manager. We will be entitled to reimbursement by the Operating Company for reasonable fees and expenses incurred on behalf of the Operating Company, including all expenses associated with this offering, any subsequent offering of our Class A common stock, being a public company and maintaining our corporate existence.

Distributions. The Operating Company LLC Agreement will require “tax distributions,” as that term is used in the agreement, to be made by the Operating Company to its members on a pro rata basis, except to the extent such distributions would render the Operating Company insolvent or are otherwise prohibited by law, our Credit Facilities or any of our future debt agreements. Tax distributions will be made on a quarterly basis, to each member of the Operating Company, including us, based on such member’s allocable share of the taxable income of the Operating Company and an assumed tax rate that will be determined by us, as described below. For this purpose, Bridge Investment Group Holdings Inc.’s allocable share of the Operating Company’s taxable income shall be net of its share of taxable losses of the Operating Company and shall be determined without regard to any Basis Adjustments (as described above under “—Tax Receivable Agreement”). The assumed tax rate for purposes of determining tax distributions from the Operating Company to its members will be the highest combined federal, state, and local tax rate that may potentially apply to any one of the Operating Company’s members, regardless of the actual final tax liability of any such member. The Operating Company LLC Agreement will also allow for cash distributions to be made by the Operating Company (subject to our sole discretion as the managing member of the Operating Company) to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. We expect the Operating Company may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render the Operating Company insolvent or are otherwise prohibited by law, our Credit Facilities or any of our future debt agreements.

Transfer Restrictions. The Operating Company LLC Agreement generally does not permit transfers of Class A Units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and other limited exceptions. The Operating Company LLC Agreement may impose additional restrictions on transfers (including redemptions described below with respect to each common unit) that are necessary or advisable so that the Operating Company is not treated as a “publicly traded partnership” for U.S.

federal income tax purposes. In the event of a permitted transfer under the Operating Company LLC Agreement, such member will be required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of Class A Units that were transferred to such transferee in such permitted transfer.

The Operating Company LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock, each of which we refer to as a Pubco Offer, is approved by our board of directors or otherwise effected or to be effected with the consent or approval of our board of directors, each holder of Class A Units shall be permitted to participate in such Pubco Offer by delivering a redemption notice, which shall be effective immediately prior to, and contingent upon, the consummation of such Pubco Offer. If a Pubco Offer is proposed by us, then we are required to use our reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of such Class A Units to participate in such Pubco Offer to the same extent as or on an economically equivalent basis with the holders of shares of Class A common stock, provided that in no event shall any holder of Class A Units be entitled to receive aggregate consideration for each common unit that is greater than the consideration payable in respect of each share of Class A common stock pursuant to the Pubco Offer.

Except for certain exceptions, any transferee of Class A Units must assume, by operation of law or executing a joinder to the Operating Company LLC Agreement, all of the obligations of a transferring member with respect to the transferred units, and such transferee shall be bound by any limitations and obligations under the Operating Company LLC Agreement even if the transferee is not admitted as a member of the Operating Company. A member shall remain as a member with all rights and obligations until the transferee is accepted as substitute member in accordance with the Operating Company LLC Agreement.

Recapitalization. The Operating Company LLC Agreement will recapitalize the units currently held by the existing members of the Operating Company into two new classes of common units: Class A Units and Class B Units. The Operating Company LLC Agreement will also reflect a split of LLC Interests such that one Class A Unit can be acquired with the net proceeds received in the initial offering from the sale of one share of our Class A common stock, after the deduction of underwriting discounts and commissions and estimated offering expenses payable by us. Each Class A Unit generally will entitle the holder to a pro rata share of the net profits and net losses and distributions of the Operating Company. The Class B Units will be entitled to one vote and have no economic entitlement. The Continuing Equity Owners will contribute the Class B Units to us in connection with the Transactions and we will own 100% of the Class B Units at all times.

Maintenance of One-to-one Ratio between Shares of Class A Common Stock and Class A Units Owned by the Company, One-to-one Ratio between Shares of Class B Common Stock and Class A Units Owned by the Continuing Equity Owners. Except as otherwise determined by us, the Operating Company LLC Agreement requires the Operating Company to take all actions with respect to its Class A Units, including issuances, reclassifications, distributions, divisions or recapitalizations, such that (1) we at all times maintain a ratio of one common unit owned by us, directly or indirectly, for each share of Class A common stock issued and outstanding, and (2) the Operating Company at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock issued and outstanding and the number of Class A Units owned by us and (b) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and their permitted transferees, collectively, and the number of Class A Units owned by Continuing Equity Owners and their permitted transferees, collectively. This ratio requirement disregards (1) shares of our Class A common stock under unvested options issued by us, (2) treasury stock and (3) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of the Operating Company. In addition, the Class A common stock ratio requirement disregards all Class A Units at any time held by any other person, including the Continuing Equity Owners and the holders of options over Class A Units. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the Operating Company LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding LLC Interests we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the Operating Company LLC Agreement, we as manager have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in the Operating Company which (in our good faith determination) are in the aggregate substantially equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. The Operating Company is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the Class A Units that is not accompanied by an identical subdivision or combination of (1) our Class A common stock to maintain at all times a one-to-one ratio between the number of Class A Units owned by us and the number of outstanding shares of our Class A common stock and (2) our Class B common stock to maintain at all times a one-to-one ratio between the number of Class A Units owned by the Continuing Equity Owners and their permitted transferees, collectively, and the number of outstanding shares of our Class B common stock, as applicable, in each case, subject to exceptions.

Issuance of Class A Units upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options issued by us (as opposed to options issued by the Operating Company), or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from the Operating Company a number of Class A Units equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers, directors or employees of the Operating Company or its subsidiaries, we will make, or be deemed to make, a capital contribution in the Operating Company equal to the aggregate value of such shares of Class A common stock and the Operating Company will issue to us a number of Class A Units equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers, directors or employees of the Operating Company or its subsidiaries, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to the Operating Company (or the applicable subsidiary of the Operating Company) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to officers, directors or employees of the Operating Company or its subsidiaries, on each applicable vesting date we will be deemed to have sold to the Operating Company (or such subsidiary) the number of vested shares at a price equal to the market price per share, the Operating Company (or such subsidiary) will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in the Operating Company equal to the purchase price for such shares in exchange for an equal number of Class A Units.

Dissolution. The Operating Company LLC Agreement will provide that the consent of Bridge Investment Group Holdings Inc. as the managing member of the Operating Company and members holding a majority of the voting units will be required to voluntarily dissolve the Operating Company. In addition to a voluntary dissolution, the Operating Company will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to satisfy debts and liabilities owed to creditors of the Operating Company, including liabilities resulting from the winding up of the Operating Company; and (2) second, to the members pro-rata in accordance with their respective percentage ownership interests in the Operating Company (as determined based on the number of Class A Units held by a member relative to the aggregate number of all outstanding Class A Units).

Confidentiality. We, as managing member, and each member agree to maintain the confidentiality of the Operating Company’s confidential information. This obligation excludes information independently obtained or developed by the members, information that is in the public domain or otherwise disclosed to a member, in either such case not in violation of a confidentiality obligation of the Operating Company LLC Agreement or approved for release by written authorization of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of either Bridge Investment Group Holdings Inc. or the Operating Company.

Indemnification. The Operating Company LLC Agreement will provide for indemnification of the managing member, members and officers of the Operating Company and their respective subsidiaries or affiliates.

Common Unit Redemption Right. The Operating Company LLC Agreement will provide a redemption right to the Continuing Equity Owners which will entitle them to have their Class A Units redeemed (subject in certain circumstances to time-based vesting requirements) for, at our election (determined by at least two of our independent directors (within the meaning of the NYSE rules) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis, or in connection with a redemption exercised in connection with the closing of this offering, a cash payment equal to the price per share for which shares of Class A common stock are sold in this offering less any applicable underwriting discounts or commissions and brokers’ fees or commissions, or to the extent there is cash available from a secondary offering, a cash payment equal to a volume weighted average market price of one share of our Class A common stock for each common unit so redeemed, in each case, in accordance with the terms of the Operating Company LLC Agreement; provided that, at our election (determined by at least two of our independent directors (within the meaning of the NYSE rules) who are disinterested), we may effect a direct exchange by Bridge Investment Group Holdings Inc. of such Class A common stock or such cash, as applicable, for such Class A Units . The Continuing Equity Owners may exercise such redemption right, subject to certain exceptions, for as long as their Class A Units remain outstanding. In connection with the exercise of the redemption or exchange of Class A Units (1) the Continuing Equity Owners will be required to transfer and surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, and therefore, will be transferred to the Company and will be cancelled for no consideration on a one-for-one basis with the number of Class A Units so redeemed or exchanged and (2) all redeeming members will surrender Class A Units to the Operating Company for cancellation.

Each Continuing Equity Owner’s redemption rights will be subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such Class A Units redeemed. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request within a specified period of time. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock that may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke or delay its redemption request if the following conditions exist: (1) any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (2) we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption; (3) we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption; (4) such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption without disclosure of such information (and we do not permit disclosure); (5) any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC; (6) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded; (7) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption; (8) we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement; or (9) the redemption date would occur three or fewer business days prior to, or during, a black-out period.

The Operating Company LLC Agreement will require that in the case of a redemption by a Continuing Equity Owner we contribute cash or shares of our Class A common stock, as applicable, to the Operating Company in exchange for an amount of newly issued Class A Units that will be issued to us equal to the number of Class A Units redeemed from the Continuing Equity Owner. The Operating Company will then distribute the cash or shares of our Class A common stock, as applicable, to such Continuing Equity Owner to complete the redemption. In the event of an election by a Continuing Equity Owner, we may, at our option, effect a direct exchange by Bridge Investment Group Holdings Inc. of cash or our Class A common stock, as applicable, for such Class A Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of Class A Units that we own equals the number of our outstanding shares of Class A common stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).

Amendments. In addition to certain other requirements, our consent, as manager, and the consent of members holding a majority of the Class A Units then outstanding and entitled to vote (excluding Class A Units held directly or indirectly by us) will generally be required to amend or modify the Operating Company LLC Agreement.

Stockholders Agreement

Pursuant to the Stockholders Agreement,                will have the right to designate certain of our directors, or the Designated Directors, which will be Designated Directors for as long as                directly or indirectly, beneficially owns, in the aggregate,    % or more of our Class A common stock (assuming that all outstanding Class A Units in the Operating Company are redeemed for newly issued shares of our class A common stock on a one-for-one basis).                will also agree to vote, or cause to vote, all of their outstanding shares of our Class A common stock and Class B common stock at any annual or special meeting of stockholders in which directors are elected, so as to cause the election of the Designated Directors. Additionally, pursuant to the Stockholders Agreement, we shall take all commercially reasonable actions to cause (1) our board of directors to be comprised of at least                 directors or such other number of directors as our board of directors may determine; (2) the individuals designated in accordance with the terms of the Stockholders Agreement to be included in the slate of nominees to be elected to our board of directors at the next annual or special meeting of our stockholders at which directors are to be elected and at each annual meeting of our stockholders thereafter at which a director’s term expires; and (3) the individuals designated in accordance with the terms of the Stockholders Agreement to fill the applicable vacancies on our board of directors. The Stockholders Agreement allows for our board of directors to reject the nomination, appointment or election of a particular director if such nomination, appointment or election would constitute a breach of our board of directors’ fiduciary duties to our stockholders or does not otherwise comply with any requirements of our amended and restated certificate of incorporation or our amended and restated bylaws or the charter for, or related guidelines of, our board of directors’ nominating and corporate governance committee. See “Management—Composition of our Board of Directors.”

The Stockholders Agreement will terminate upon the earlier to occur of                 .

Registration Rights Agreement

We intend to enter into a Registration Rights Agreement with certain of the Continuing Equity Owners in connection with this offering. The Registration Rights Agreement will provide certain of the Continuing Equity Owners with certain “demand” registration rights whereby, at any time after 180 days following our initial public

offering and the expiration or waiver of any related lock-up period,                  can require us to register under the Securities Act the offer and sale of shares of Class A common stock issuable to them, upon redemption or exchange of their Class A Units. The Registration Rights Agreement will also provide for customary “piggyback” registration rights for all parties to the agreement.

Use of Proceeds

The Operating Company intends to use approximately $                million of the net proceeds from this offering to redeem certain of the Class A Units held directly or indirectly by certain of the Original Equity Owners. Accordingly, certain of the Original Equity Owners, which include certain of our directors and executive officers, will receive a substantial cash payment in connection with the sale of a portion of their Class A Units to us. See “Use of Proceeds.”

Pre-Offering Distributions

In April 2021, we made a distribution to members of the Operating Company, including our Original Equity Owners, in an amount equal to $75 million. This amount will not be available for the operations of the Company.

Equity Awards and Employment Agreements

We intend to make restricted stock grants to our named executive officers effective upon completion of this offering. Additionally, we intend to enter into employment agreements with certain of our named executive officers in connection with this offering. See “Executive Compensation.”

Director and Officer Indemnification and Insurance

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance. See “Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors.”

Our Policy Regarding Related Party Transactions

Our board of directors will adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification by our audit committee of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of our Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, at our discretion, to certain of our directors, officers, employees, business associates and related persons through a directed share program.

PRINCIPAL STOCKHOLDERS

The following table shows information with respect to the beneficial ownership of our Class A common stock and Class B common stock (1) immediately following the consummation of the Transactions (excluding this offering), as described in “Our Organizational Structure” and (2) as adjusted to give effect to this offering, for:

•	each person known by us to beneficially own more than 5% of our Class A common stock or our Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

•

As described in “Our Organizational Structure” and “Certain Relationships and Related Party Transactions,” each LLC Interest (other than Class A Units held by us) is redeemable from time to time at each holder’s option for, at our election (determined solely by our independent directors (within the meaning of the NYSE rules) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of our Class A common stock for each LLC Interest redeemed, in each case, in accordance with the terms of the Operating Company LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the NYSE rules) who are disinterested), we may effect a direct exchange by Bridge Investment Group Holdings Inc. of such Class A common stock or such cash, as applicable, for such Class A Units. The Continuing Equity Owners may exercise such redemption right for as long as their Class A Units remain outstanding. See “Certain Relationships and Related Party Transactions—Operating Company LLC Agreement.” In connection with this offering, we will issue to each of the Continuing Equity Owners, in exchange for the contribution of Class B Units in the Operating Company, one share of our Class B common stock (which will correspond to one LLC Interest held such Continuing Equity Owners). As a result, the number of shares of Class B common stock listed in the table below correlates to the number of Class A Units that the Continuing Equity Owners will own immediately after the Transactions. Although the number of shares of Class A common stock being offered hereby to the public and the total number of Class A Units outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, the number of Class A Units (and associated shares of Class B common stock) held by the beneficial owners set forth in the table below after the consummation of the Transactions will vary, depending on the initial public offering price in this offering. The table below assumes the shares of Class A common stock are offered at $                per share (which is the midpoint of the estimated initial offering price range set forth on the cover page of this prospectus). See “Our Organizational Structure.”

The number of shares beneficially owned by each stockholder as described in this prospectus is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each common unit, held by such person that are currently exercisable or will become exercisable within 60 days of                , 2021, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The percentage ownership of each individual or entity after giving effect to the Transactions and before this offering is computed on the basis of                shares of our Class A common stock outstanding and                shares of our Class B common stock outstanding. The percentage ownership of each individual or entity after this offering is computed on the basis of                shares of our Class A common stock outstanding and                shares of our Class B common stock outstanding. Unless otherwise indicated, the address of all listed stockholders is 111 East Sego Lily Drive, Suite 400, Salt Lake City, Utah 84070.

Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Class A Common Stock Beneficially Owned(1)						Class B Common Stock Beneficially Owned						Combined Voting Power(2)
	After Giving Effect to the Transactions and Before this Offering		After Giving Effect to the Transactions and After this Offering (No Exercise Option)		After Giving Effect to the Transactions and After this Offering (With Full Exercise Option)		After Giving Effect to the Transactions and Before this Offering		After Giving Effect to the Transactions and After this Offering (No Exercise Option)			After Giving Effect to the Transactions and After this Offering (With Full Exercise Option)	After Giving Effect to the Transactions and After this Offering (No Exercise Option)	After Giving Effect to the Transactions and After this Offering (With Full Exercise Option)
Name of beneficial owner	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	%	%
5% Stockholders, Named Executive Officers and Directors
Robert Morse
Dean Allara
Christian Young
Jonathan Slager
Adam O’Farrell
Chad Briggs
Debra Martin Chase
Deborah Hopkins
Chad Leat
All directors, director nominees and executive officers as a group ( persons)

*	Represents beneficial ownership of less than 1%.
(1)

Each common unit is redeemable from time to time at each holder’s option for, at our election (determined solely by our independent directors (within the meaning of the NYSE rules) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of our Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the Operating Company LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the NYSE rules) who are disinterested), we may effect a direct exchange by Bridge Investment Group Holdings Inc. of such Class A common stock or such cash, as applicable, for such Class A Units. The Continuing Equity Owners may exercise such redemption right for as long as their Class A Units remain outstanding. See “Certain Relationships and Related Party Transactions—Operating Company LLC Agreement.” In these tables, beneficial ownership of Class A Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Class A Units may be exchanged. When a common unit is exchanged by any unitholder who holds shares of our Class B common stock, a corresponding share of Class B common stock will be cancelled.

(2)

Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock entitles the registered holder to one vote per share and each share of Class B common stock entitles the registered holder thereof to ten votes per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or our amended and restated certificate of incorporation.

DESCRIPTION OF CAPITAL STOCK

General

Prior to the consummation of this offering, we will file an amended and restated certificate of incorporation and we will adopt our amended and restated bylaws. Our amended and restated certificate of incorporation will authorize capital stock consisting of:

•	shares of Class A common stock, par value $0.01 per share;

•	shares of Class B common stock, par value $0.01 per share; and

•	shares of preferred stock, par value $0.01 per share.

We are selling                  shares of Class A common stock in this offering (                  shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). All shares of our Class A common stock outstanding upon consummation of this offering will be fully paid and non-assessable. We are issuing                  shares of Class B common stock to the Continuing Equity Owners in connection with the Transactions in exchange for the contribution of a like amount of Class B Units.

The following summary describes the material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Certain provisions of our amended and restated certificate of incorporation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution; provided, that the holders of shares of Class B common stock shall not be entitled to receive more than $0.0001 per share of Class B common stock and upon receiving such amount, shall not be entitled to receive any of our other assets or funds with respect to such shares of Class B common stock.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights with respect to such share of Class A common stock. There will be no redemption or sinking fund provisions applicable to the Class A common stock.

Class B Common Stock

Each share of our Class B common stock entitles its holders to ten votes per share on all matters presented to our stockholders generally.

Shares of Class B common stock will be issued initially to Continuing Equity Owners, and thereafter, shares of Class B common stock will be issued only to the extent necessary to maintain a one-to-one ratio between the number of Class A Units held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners. Shares of Class B common stock are transferable only together with an equal number of Class A Units. Only permitted transferees of Class A Units held by the Continuing Equity Owners will be permitted transferees of Class B common stock. See “Certain Relationships and Related Party Transactions—Operating Company LLC Agreement.”

Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our amended and restated certificate described below or as otherwise required by applicable law or the certificate.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation other than the right to receive $0.0001 per share of Class B common stock. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription, redemption or conversion rights with respect to such shares of Class B common stock. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Any amendment of our amended and restated certificate of incorporation that gives holders of our Class B common stock (1) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to any other vote required by law or our amended and restated certificate of incorporation, the affirmative vote of holders of a majority in voting power of the outstanding shares of our Class A common stock, voting separately as a class.

Upon the consummation of the Transactions, including this offering, the Continuing Equity Owners will own, in the aggregate,                shares of our Class B common stock.

Preferred Stock

Upon the consummation of the Transactions and the effectiveness of our amended and restated certificate of incorporation that will become effective immediately prior to the consummation of the Transactions, the total of our authorized shares of preferred stock will be                shares. Upon the consummation of the Transactions, we will have no shares of preferred stock outstanding.

Under the terms of our amended and restated certificate of incorporation that will become effective immediately prior to the consummation of the Transactions, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Registration Rights

We intend to enter into a Registration Rights Agreement with certain of the Continuing Equity Owners (including each of our executive officers) in connection with this offering pursuant to which such parties will have specified rights to require us to register all or a portion of their shares under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Forum Selection

Our amended and restated certificate of incorporation will provide (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. Our amended and restated certificate of incorporation will also provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. See “Dividend Policy.”

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws, as they will be in effect immediately prior to the consummation of the Transactions, will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NYSE rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and, as described under “Certain Relationships and Related Party Transactions— Operating Company LLC Agreement—Common Unit Redemption Right,” funding of redemptions of Class A Units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our amended and restated certificate of incorporation will provide that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Our amended and restated certificate of incorporation will also provide that subject to the rights of the holders of any series of preferred stock then outstanding, for as long as the amended and restated certificate of incorporation provides for a classified board of directors, any director, or the entire board of directors, may otherwise be removed only for cause by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose; provided, however, that the directors appointed pursuant to the Stockholders Agreement may be removed with or without cause in accordance with the terms thereof and the requirements of the DGCL. See “Management—Composition of our Board of Directors.” These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation will provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

Special Meetings of Stockholders

Our amended and restated bylaws will provide that only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Upon consummation of this offering, our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of a majority of the voting power of our outstanding capital stock generally entitled to vote on the election of directors.

Section 203 of the DGCL

Our amended and restated certificate of incorporation will contain a provision opting out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation will contain provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation will provide that, subject to certain exceptions, we will not be able to engage in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. Prior to the consummation of the Transactions, we intend to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the fullest extent permitted from time to time by Delaware law, we renounce any interest or expectancy that we otherwise would have in, all rights to be offered an opportunity to participate in, any business opportunity that are from time to time may be presented to certain of our officers, directors or stockholders or their respective affiliates, and any of its or their respective principals, members, directors, partners, stockholders, officers, employees or other representatives (other than any such person who is also our employee or an employee of our subsidiaries), or any director or stockholder who is not employed by us or our subsidiaries, and we refer to each such person as an exempt person. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, no exempt person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our subsidiaries now engage or propose to engage or (2) otherwise competing with us or our subsidiaries. In addition, to the fullest extent permitted by law, if an exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our subsidiaries, such exempt person will have no duty to communicate or offer such transaction or business opportunity to us or any of our subsidiaries and such exempt person may take any such opportunity for themselves or offer it to another person or entity. The forgoing provisions shall not apply to an opportunity that was expressly offered to an exempt person solely in their capacity as a director, executive officer or employee of us or our subsidiaries. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated certificate of incorporation, (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we or our subsidiaries have an interest or expectancy in such transaction or opportunity, and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Bridge Investment Group Holdings Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Trading Symbol and Market

We have applied to list our Class A common stock on the NYSE under the symbol “BRDG.”

DESCRIPTION OF INDEBTEDNESS

Credit Facilities

We have incurred indebtedness in the form of a private notes and a revolving line of credit (these are, collectively with other debt agreements that may be entered into in the future, referred to as the Credit Facilities).

Private Notes

In July 2020, we entered into a note purchase agreement with various lenders, which provided an aggregate principal of $150.0 million. Net proceeds from the private notes were $147.3 million, net of arrangement fees and other expenses. A portion of the proceeds were used to repay the outstanding balances on a prior credit facility.

The private notes have two tranches, a five-year tranche 3.9% fixed rate that matures on July 22, 2025 and a seven-year tranche 4.15% fixed rate that matures on July 22, 2027.

Revolving Line of Credit

In July 2020, we entered into a revolving line of credit with an aggregate borrowing capacity of $75.0 million. Borrowings under the revolving line of credit accrue interest at LIBOR plus 2.25%. We have not drawn against the revolving line of credit to date. The revolving line of credit matures on July 22, 2022.

General Partner Notes Payable

The Bridge GPs traditionally have an obligation to make a capital commitment to the respective fund of which they serve as general partner, which is usually satisfied by direct investment into the funds by principals and affiliates of the applicable Bridge GP. For Bridge Seniors Housing Fund I, Bridge Multifamily Fund III, and Bridge Debt Strategies Fund I, this capital commitment obligation was satisfied by notes payable, which we refer to as General Partner Notes Payable, between the applicable Bridge GP and certain related parties or outside investors, which we refer to as GP Lenders. As of March 31, 2021, the Fair value of the General Partner Notes Payable was $14.9 million. Under the terms of the General Partner Notes Payable, the applicable GP Lender enters into a note payable with the respective Bridge GP, which then subscribes to the respective fund for the same amount as the amount of the General Partner Notes Payable. The General Partner Notes Payable mature based upon the terms of the limited partnership agreement of the respective fund. The carrying value of the General Partner Notes Payable represents the related GP Lender’s net asset value in the fund. The GP Lenders are entitled to all returned capital and profit distributions net of management fees and carried interest. The Bridge GPs have no repayment obligation other than the return of capital and profit distributions, net of management fees and performance allocation of the respective fund.

Debt Covenants and Remedies

The Credit Facilities contain covenants that, among other things, limit our ability to, among other things, incur indebtedness or pay dividends. The revolving line of credit also contains financial covenants requiring us to maintain a total leverage ratio of less than 3.0x, minimum quarterly EBITDA (earnings before interest, taxes, depreciation and amortization) of $10.0 million and minimum unencumbered cash or marketable securities of $2.5 million. As of each of December 31, 2020 and March 31, 2021, we were in compliance with all debt covenants in all material respects.

In addition, the lenders under the Credit Facilities will generally be permitted to accelerate all outstanding borrowings and other obligations, terminate outstanding commitments and exercise other specified remedies upon the occurrence of certain events of default (subject to certain grace periods and exceptions), which include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, certain cross-defaults and cross-accelerations to other indebtedness, certain events of bankruptcy and insolvency, certain judgments and changes of control.

The private notes contain covenants that, among other things, limit our ability to incur indebtedness. As of each of December 31, 2020 and March 31, 2021, we were in compliance with all debt covenants in all material respects.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market (including shares of Class A common stock issuable upon redemption or exchange of Class A Units of our Continuing Equity Owners), or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although we have applied to list our Class A common stock on the NYSE, we cannot assure you that there will be an active public market for our Class A common stock.

Upon the closing of this offering, we will have outstanding an aggregate of                shares of Class A common stock, assuming the issuance of                shares of Class A common stock offered by us in this offering, the issuance of shares of Class A common stock to the Former Equity Owners, the issuance of                shares of Class A common stock to the Former Subsidiary Owners, the issuance of                shares of Class A common stock to the Former Profits Interest Program Participants and the issuance of                  shares of Class A common stock to the Blocker Shareholder in the Transactions. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The remaining                shares of Class A common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including Rules 144 or 701 under the Securities Act, which are summarized below.

In addition, each LLC Interest held directly or indirectly by our Continuing Equity Owners will be redeemable, at the election of each Continuing Equity Owner, for, at our election (determined solely by our independent directors (within the meaning of the NYSE rules) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of our Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the Operating Company LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the NYSE rules) who are disinterested), we may effect a direct exchange by Bridge Investment Group Holdings Inc. of such Class A common stock or such cash, as applicable, for such Class A Units. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their Class A Units remain outstanding. See “Certain Relationships and Related Party Transactions—Operating Company LLC Agreement.” Upon consummation of this offering, our Continuing Equity Owners will hold                Class A Units, all of which will be exchangeable for shares of our Class A common stock. The shares of Class A common stock we issue upon such exchanges would be “restricted securities” as defined in Rule 144 unless we register such issuances. However, we will enter into a Registration Rights Agreement with certain of the Original Equity Owners that will require us, subject to customary conditions, to register under the Securities Act these shares of Class A common stock. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Lock-Up Agreements

We, our officers and directors and substantially all of our stockholders have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;

•

file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or

•	enter into any swap, hedge, option, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A common stock,

whether any such transaction described above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise.

Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Rule 144

In general, a person who has beneficially owned our Class A common stock that are restricted shares for at least six months would be entitled to sell such securities, provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned our Class A common stock that are restricted shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of our Class A common stock then outstanding; or

•

the average weekly trading volume of our Class A common stock on the                during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale; provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144 to the extent applicable.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the offer and sale of all shares of Class A common stock subject to outstanding stock options and Class A common stock issued or issuable under our 2021 Plan. Approximately                shares of our Class A common stock are intended to be granted to certain of our directors, executive officers and other employees in connection with this offering.

We expect to file the registration statement covering shares offered pursuant to our 2021 Plan shortly after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of our Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, at our discretion, to certain of our directors, officers, employees, business associates and related persons through a directed share program. Shares purchased through the directed share program will not be subject to lockup restrictions with the underwriters, except in the case of shares purchased by any of our directors, officers or employees. For additional information, see the section titled “Underwriting.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case, in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. We cannot assure that the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership, and disposition of our Class A common stock.

This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our Class A common stock as part of a hedge, straddle, or other risk-reduction strategy, or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers, or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an applicable financial statement;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code, and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of an owner in such an entity will depend on the status of the owner, the activities of such entity, and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes holding our Class A common stock and the owners in such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” our intention is to pay to holders of Class A common stock a quarterly dividend representing substantially all of Bridge Investment Group Holdings Inc.’s share of Distributable Earnings. Such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Class A common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of Class A common stock indicated below:

Name	Number of Shares of Class A Common Stock
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
UBS Securities LLC

Total:

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $             per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                  additional shares of Class A common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the shares of our Class A common stock to be issued by us and offered by this prospectus for sale to, at our discretion, certain of our directors, officers, employees, business associates and related persons. We will offer these shares to the extent permitted under applicable regulations in the United States and in various countries. Pursuant to the underwriting agreement, the sales will be made by Morgan Stanley & Co. LLC and its affiliates through a directed share program. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares of Class A common stock offered by this prospectus. Shares purchased through the directed share program will not be subject to lockup restrictions with the underwriters, except in the case of shares purchased by any of our directors, officers or employees. We have agreed to indemnify Morgan Stanley & Co. LLC and its affiliates against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the directed share program. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                  shares of Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Initial public offering price	$	$	$
Underwriting discounts and commissions:
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $                . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $                .

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

We have applied to list our Class A common stock on the NYSE under the trading symbol “BRDG.”

We have agreed that, without the prior written consent of the representatives on behalf of the underwriters, we will not, and will not publicly disclose an intention to, during the period ending 180 days after the date of this prospectus, or the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;

•

file any registration statement with the SEC relating to the offering of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock; or

•	enter into any swap, hedge, option, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our Class A common stock,

whether any such transaction described above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to us in certain circumstances, subject to certain limitations and conditions set forth in the underwriting agreement, including:                .

Our directors and officers and the holders of substantially all of our outstanding stock have agreed that, without the prior written consent of the representatives on behalf of the underwriters, they will not, and will not publicly disclose an intention to, during the restricted period: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, or (3) make any demand for or exercise any right with respect to the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock. These restrictions do not apply in certain circumstances, subject to certain limitations and conditions set forth in the lock-up agreements, including:                .

The representatives, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking, and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

For example, Morgan Stanley & Co. LLC has advised us on various uncompleted potential strategic transactions over a period of several years, and in consideration of such services and the completion of this offering, we have agreed to pay Morgan Stanley & Co. LLC a separate advisory fee of 0.50% of the gross proceeds from this offering. In addition, J.P. Morgan Securities LLC has represented certain of our managed funds in sponsored collateralized loan obligation (CLO) issuances as Structuring Agent, Co-Lead Manager and Joint Bookrunner and has provided our managed funds with warehouse financing facilities, and Citigroup Global Markets Inc. represented us as Placement Agent in our July 2021 Private Placement Notes issuance and has provided our managed funds with subscription line financing facilities, and each of those firms received significant compensation in connection with those representations. Further, many of our managed funds have historically distributed limited partner interests through the private wealth management affiliates of each of Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, UBS Securities LLC and Wells Fargo Securities, LLC, for which each of those firms received significant compensation.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Selling Restrictions

Canada

The Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Class A common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock is not a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock and any offer if made subsequently is directed only at persons in any Member State of the EEA who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation. This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock has been prepared on the basis that any offer of Class A common stock in that Member State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Class A common stock. Accordingly any person making or intending to make an offer in that Relevant State of Class A common stock which is the subject of the offering contemplated in this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of Class A common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

In relation to each Member State, no securities which are the subject of the offering contemplated by this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock to the public may be made in that Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined in the Prospectus Regulation or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may not be distributed or circulated to any person in the United Kingdom other than to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order; and (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, and we refer to all such persons together as relevant persons. This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock is directed only at relevant persons. Other persons should not act on this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock. This prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock is confidential and is being supplied to you solely for your information and may not be reproduced, redistributed or passed on to any other person or published, in whole or in part, for any other purpose.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended, or FSMA) in connection with the issue or sale of the Class A common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Class A common stock in, from or otherwise involving the United Kingdom.

In relation to the United Kingdom, no securities which are the subject of the offering contemplated by this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock to the public may be made in the United Kingdom other than:

(a)

to any legal entity which is a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020, or the EUWA;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA) in the United Kingdom subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of no such offer of shares shall require us or any of the representatives to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA.

For the purposes of this provision, the expression “offer of shares to the public” in relation to any shares means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares.

Hong Kong

Our Class A common stock has not been and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our Class A common stock have been or will be issued or have been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the Class A common stock.

Accordingly, the Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors or QII

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Class A common stock constitutes either a “QII only private placement”

or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Class A common stock. The Class A common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the Class A common stock. The Class A common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus has not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, by the Monetary Authority of Singapore, and the offer of shares of our Class A common stock in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of our Class A common stock may not be circulated or distributed, nor may shares of our Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA, or an Institutional Investor pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA, or an Accredited Investor, or other relevant person as defined in Section 275(2) of the SFA, or a Relevant Person, and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where shares of our Class A common stock are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a) a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired shares of our Class A common stock except:

1. to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

2. where no consideration is or will be given for the transfer;

3. where the transfer is by operation of law;

4. as specified in Section 276(7) of the SFA; or

5. as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California. Sidley Austin LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The financial statements of Bridge Investment Group, as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statement of Bridge Investment Group Holdings Inc., as of April 2, 2021, included in this prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Bridge Multifamily Fund III as of and for the years ended December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

Upon the closing of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov. We also maintain a website at www.bridgeig.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders and the Board of Directors of Bridge Investment Group Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Bridge Investment Group Holdings Inc. (the “Company”) as of April 2, 2021, and the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of April 2, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

April 15, 2021

We have served as the Company’s auditor since 2021.

Bridge Investment Group Holdings Inc.

Balance Sheet

April 2, 2021
Assets
Cash and cash equivalents	$100

Total assets	$100

Stockholder’s Equity
Common stock, par value $0.01 per share, 100 shares issued and outstanding	$1
Additional paid-in capital	99

Total stockholder’s equity	$100

Bridge Investment Group Holdings Inc.

Notes to Financial Statement

1.	ORGANIZATION

Bridge Investment Group Holdings Inc. (the “Company”) was incorporated in the state of Delaware on March 18, 2021. In connection with its incorporation, the Company issued 100 shares of common stock for $100 to Bridge Investment Group LLC. The Company was formed for the purpose of completing a public offering and related transactions (the “Reorganization”) in order to conduct the business of Bridge Investment Group Holdings Inc. as a publicly traded entity. The Company commenced operations on March 18, 2021, had no operations prior to such date and had no activities from the period March 18, 2021 through April 15, 2021, which is the date the financial statement was available to be issued.

Following the successful completion of the Reorganization and this offering, the Company will be a public holding company and its sole asset will be an equity interest in Bridge Investment Group LLC.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statement of the Company has been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

3.	STOCKHOLDERS EQUITY

The Company is authorized to issue 2,500 shares of common stock (par value $0.01 per share).

4.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may be subject to various legal, regulatory and/or administrative proceedings. There are currently no such proceedings to which the Company is a party.

In the normal course of business, the Company may enter into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements cannot be determined as these indemnities relate to future claims that may be made against the Company, but which have not yet occurred. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

5.	SUBSEQUENT EVENTS

No events have occurred subsequent to April 2, 2021 through April 15, 2021, which is the date the financial statement was available to be issued, that would require disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and the Board of Directors of:

Bridge Investment Group LLC and the Bridge GPs

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Bridge Investment Group LLC and its subsidiaries and the Bridge GPs (see Note 1) (collectively the “Company”) as of December 31, 2020 and 2019, the related combined statements of operations, comprehensive income, net investment, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

April 15, 2021

We have served as the Company’s auditor since 2021.

Bridge Investment Group LLC

Combined Financial Statements

as of and for the Years Ended December 31, 2020 and 2019

COMBINED BALANCE SHEETS

(In thousands)

	As of December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$101,830	$57,702
Restricted cash	5,524	2,408
Marketable securities	5,053	4,421
Receivables from affiliates	25,481	30,162
Notes receivable from affiliates	40,795	10,000
Notes receivable from employees	7,431	191
Prepaid and other current assets	5,184	2,635

Total current assets	191,298	107,519
Investments (including accrued performance allocation of $199,410 and $139,392 at December 31, 2020 and 2019, respectively)	215,427	141,591
Notes receivable from employees	—	2,148
Tenant improvements, furniture and equipment - Less accumulated depreciation of $2,686 and $1,657 at December 31, 2020 and 2019, respectively	4,158	5,077
Intangible assets - Less accumulated amortization of $10,987 and $9,343 at December 31, 2020 and 2019, respectively	4,910	6,555
Goodwill	9,830	9,830
Other assets	389	863

Total assets	$426,012	$273,583

Liabilities and members’ equity
Current liabilities:
Accrued performance allocations compensation	$22,167	$13,185
Accounts payable and accrued expenses	11,137	7,316
Accrued payroll and benefits	11,614	12,463
General Partner Notes Payable at fair value	16,458	17,482
Insurance loss reserves	4,436	3,754
Self-insurance reserves and unearned premiums	3,700	1,316
Other current liabilities	4,830	5,464
Line of credit	—	16,835
Current portion of notes payable	—	650

Total current liabilities	74,342	78,465

Notes payable, net	147,713	2,080
Other long-term liabilities	2,486	2,713

Total liabilities	224,541	83,258

Equity:
Net investment in common control group	186,091	174,465
Non-controlling interests	15,376	15,860
Accumulated other comprehensive income	4	—

Total equity	201,471	190,325

Total liabilities and members’ equity	$426,012	$273,583

See notes to the combined financial statements.

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year ended December 31,
	2020	2019
Revenues:
Fund management fees	$110,235	$118,194
Property management and leasing fees	59,986	59,754
Construction management fees	8,155	7,312
Development fees	1,966	555
Transaction fees	39,298	48,088
Insurance premiums	6,291	5,246
Other asset management and property income	6,017	7,127

Total revenues	231,948	246,276

Investment income:
Incentive fees	—	5,898
Performance allocations
Realized	42,365	41,738
Unrealized	61,803	30,051
Earnings from investments in real estate	522	1,697

Total investment income	104,690	79,384

Expenses:
Employee compensation and benefits	100,932	95,156
Incentive fee compensation	—	581
Performance allocations compensation
Realized	4,281	3,895
Unrealized	8,983	5,461
Loss and loss adjustment expenses	3,119	2,622
Third-party operating expenses	28,415	32,853
General and administrative expenses	17,249	17,953
Depreciation and amortization	3,214	2,769

Total expenses	166,193	161,290
Other income (expense)
Realized and unrealized gains (losses)	549	(1,812)
Interest income	1,527	1,837
Interest expense	(5,058)	(2,777)

Total other income (expense)	(2,982)	(2,752)

Income before provision for income taxes	167,463	161,618
Income tax provision	(1,006)	(985)

Net income	166,457	160,633

Net income attributable to non-controlling interests	(19,535)	(20,271)

Net income attributable to the company	$146,922	$140,362

See notes to the combined financial statements.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year ended December 31,
	2020	2019
Net income	$166,457	$160,633
Other comprehensive income - foreign currency translation adjustments	4	—

Comprehensive income	166,461	160,633

Less: Comprehensive income attributable to non-controlling interests	—	—

Comprehensive income	166,461	160,633

Comprehensive income attributable to non-controlling interests	(19,535)	(20,271)

Comprehensive income attributable to the company	$146,926	$140,362

See notes to the combined financial statements.

COMBINED STATEMENTS OF NET INVESTMENT

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

(In thousands)

	Net investment in common control group	Non-controlling interests	Accumulated Other Comprehensive Income	Total
Balance — January 1, 2019	$134,203	$5,649	$331	$140,183
Adoption of new accounting standards (see Note 2)	745	528	(331)	942
Net income	140,362	20,271	—	160,633
Capital contributions	—	290	—	290
Share-based compensation amortization expense	11,355	671	—	12,026
Repurchase of shares	(2,785)	—	—	(2,785)
Distributions to members	(109,415)	(11,549)	—	(120,964)

Balance — December 31, 2019	$174,465	$15,860	$—	$190,325

Net income	146,922	19,535	—	166,457
Foreign currency translation adjustment	—	—	4	4
Capital contributions	—	145	—	145
Share-based compensation amortization expense	5,714	444	—	6,158
Repurchase of shares	(6,818)	(41)	—	(6,859)
Distributions to members	(134,192)	(20,567)	—	(154,759)

Balance — December 31, 2020	$186,091	$15,376	$4	$201,471

See notes to the combined financial statements.

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2020	2019
Cash flows from operating activities:
Net income	$166,457	$160,633
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,214	2,763
Amortization of deferred financing costs and debt discount and premium	248	6
Share-based compensation	6,158	12,025
Loss on disposal of furniture and equipment	127	—
Equity in income of investments	(1,002)	(235)
Changes in unrealized loss on General Partner Notes Payable	445	2,056
Amortization of lease incentives	(263)	(262)
Changes in unrealized performance allocations	(61,803)	(30,051)
Changes in operating assets and liabilities:
Receivables from affiliates	3,861	(10,859)
Prepaid and other current assets	(1,915)	86
Other assets	(30)	133
Accounts payable and accrued expenses	3,984	2,634
Accrued payroll and benefits	(849)	5,570
Other current liabilities	(635)	3,211
Insurance loss reserves	682	498
Self-insurance reserves and unearned premiums	2,384	(271)
Accrued performance allocations compensation	8,983	5,461
Deferred rent	50	70

Net cash provided by operating activities	130,096	153,468

Cash flows from investing activities:
Purchase of investments	(14,505)	(4,538)
Proceeds from investments	2,841	7,617
Issuance of notes receivable	(308,728)	(90,089)
Repayment of notes receivable	272,841	89,030
Purchase of tenant improvements, furniture and office equipment	(262)	(1,714)

Net cash provided by (used in) investing activities	(47,813)	306

Cash flows from financing activities:
Capital contributions	145	290
Distributions to members	(134,192)	(109,415)
Distributions to non-controlling interest	(20,567)	(11,549)
Repurchase of shares	(6,859)	(2,785)
Proceeds from private notes	150,000	—
Proceeds from notes payable	—	3,250
Repayments of notes payable	(4,230)	(3,980)
Proceeds from line of credit	92,657	79,727
Repayments on line of credit	(109,492)	(84,892)
Payments of deferred financing costs	(2,501)	(39)

Net cash used in financing activities	(35,039)	(129,393)

Net increase in cash, cash equivalents, and restricted cash	47,244	24,381
Cash, cash equivalents, and restricted cash - beginning of year	60,110	35,729

Cash, cash equivalents, and restricted cash - end of year	$107,354	$60,110

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$985	$312

Cash paid for interest	$4,526	$2,601

Cash and cash equivalents	$101,830	$57,702
Restricted cash	5,524	2,408

Cash, cash equivalents, and restricted cash	$107,354	$60,110

See notes to the combined financial statements.

1.	ORGANIZATION

Bridge Investment Group LLC (the “Operating Company”), a Utah limited liability company, was formed on December 2, 2011, to act as a holding company of certain affiliates that provide an array of real estate-related services. The Operating Company is the ultimate controlling entity, through its wholly owned subsidiary Bridge Fund Management Holdings LLC, of the following investment manager entities (collectively, the “Fund Managers”): Bridge Multifamily Fund Manager LLC, Bridge Seniors Housing Fund Manager LLC, Bridge Debt Strategies Fund Manager LLC, Bridge Office Fund Manager LLC, Bridge Development Fund Manager LLC and Bridge Agency MBS Fund Manager LLC. The Fund Managers provide real estate and fund investment advisory services on a discretionary basis to multiple investment funds and other vehicles, including joint venture real estate projects, separately managed accounts and privately offered real estate-related limited partnerships, including any parallel investment vehicles and feeder funds (collectively, the “funds”). The Operating Company is entitled to the management fees of the funds. Each time that a new fund family is established, a new general partner for that fund family is also established. These general partners are collectively referred to as the Bridge GPs. The Bridge GPs are entitled to any performance fees from the funds.

The Operating Company and the Bridge GPs, collectively defined as “Bridge” or the “Company” are under common control by the direct owners of Bridge. The owners have the ability to control the Operating Company and each of Bridge GPs, and manage and operate these entities through the Fund Managers, a common board of directors, common ownership, and shared resources and facilities. Bridge represents the predecessor history for the combined operations.

These combined financial statements of Bridge are being prepared in contemplation of Bridge’s initial public offering through a newly formed entity Bridge Investment Group Holdings Inc. (the “Transaction”). As part of the Transaction, owners of the Bridge GPs will contribute their interests in the respective Bridge GPs in exchange for LLC interests in the Operating Company. Currently, the Operating Company does not have any direct interest in the Bridge GPs; however, these combined financial statements include 100% of operations of the Bridge GPs for the years ended December 31, 2020 and 2019 on the basis of common control.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination and Presentation —The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Operating Company and Bridge GPs have historically been under common control. The combined financial statements include the accounts of Bridge wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the combined financial statements.

Principles of Consolidation — The Company consolidates entities in which it has a controlling financial interest by first considering if an entity meets the definition of a variable interest entity (“VIE”) for which the Company is deemed to be the primary beneficiary, or if the Company has the power to control an entity through a majority of voting interest or through other arrangements.

Variable Interest Entities — A VIE is consolidated by its primary beneficiary, which is defined as the party who has a controlling financial interest in the VIE through (a) power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. The Company also considers interests held by its related parties, including de facto agents. The Company may perform a related party analysis to assess whether it is a member of a related party group that collectively meets the power and benefits criteria and, if so, whether the Company is most closely associated with the VIE. In performing the related party analysis, the Company considers both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of its investment relative to the related party; the Company’s and the related party’s ability to control or significantly influence key decisions of the VIE including consideration of involvement by de facto agents; the obligation or likelihood for the Company or the related party to fund operating losses of the VIE; and the similarity and significance of the VIE’s business activities to those of the Company and the related party. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, may involve significant judgment, including the determination of which activities most significantly affect the entities’ performance, and estimates about the current and future fair values and performance of assets held by the VIE.

Voting Interest Entities — Unlike VIEs, voting interest entities have sufficient equity to finance their activities and equity investors exhibit the characteristics of a controlling financial interest through their voting rights. The Company consolidates such entities when it has the power to control these entities through ownership of a majority of the entities’ voting interests or through other arrangements.

At each reporting period, the Company reassesses whether changes in facts and circumstances cause a change in the status of an entity as a VIE or voting interest entity, and/or a change in the Company’s consolidation assessment. Changes in consolidation status are applied prospectively. An entity may be consolidated as a result of this reassessment, in which case, the assets, liabilities and non-controlling interest in the entity are recorded at fair value upon initial consolidation. Any existing equity interest held by the Company in the entity prior to the Company obtaining control will be remeasured at fair value, which may result in a gain or loss recognized upon initial consolidation. The Company may also deconsolidate a subsidiary as a result of this reassessment, which may result in a gain or loss recognized upon deconsolidation depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of any interests retained.

Non-controlling Interests — Non-controlling interests represent the share of consolidated entities owned by third parties. Bridge recognizes each non-controlling shareholder’s respective ownership at the estimated fair value of the net assets at the date of formation or acquisition. Non-controlling interests are subsequently adjusted for the non-controlling shareholder’s additional contributions, distributions and their share of the net earnings or losses of each respective consolidated entity. Net income is allocated to non-controlling interests based on the weighted-average ownership interest during the period. The net income that is not attributable to Bridge is reflected in net income attributable to non-controlling interests in the combined statements of operations and comprehensive income and net investment in the common control group.

Use of Estimates — The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The outbreak of the novel coronavirus (“COVID-19”) pandemic has caused uncertainty and disruption in the global economy and financial markets. As a result, management’s estimates and assumptions may be subject to a higher degree of variability and volatility that may result in material differences from the current period.

Cash and Cash Equivalents — The Company considers all cash on hand, demand deposits with financial institutions and short-term highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are financial instruments that are exposed to concentrations of credit risk. Cash balances may be invested in money market accounts that are not insured. The Company holds and invests its cash with high-credit quality institutions in amounts that regularly exceed the amount insured by the FDIC for a single financial institution. However, the Company has not realized any losses in such cash investments or accounts and believes the Company is not exposed to any significant credit risk.

Restricted Cash — Restricted cash primarily consists of a collateral trust account for the benefit of the insurance carriers associated with BIGRM. These funds are held as collateral for the insurance carriers in the event of a claim that would require a high deductible payment from BIGRM.

Marketable Securities — The Company’s marketable securities are classified as available for sale and reported at fair value, with changes in fair value recognized through realized and unrealized gains (losses) on investments. Fair value is based on quoted prices for identical assets in active markets. Realized gains and losses are determined on the basis for the actual cost of the securities sold. Dividends on equity securities are recognized in income when declared.

Fair Value — GAAP establishes a hierarchal disclosure framework that prioritizes the inputs used in measuring financial instruments at fair value into three levels based on their market price observability. Market price observability is affected by a number of factors, including the type of instrument and the characteristics specific to the instrument. Financial instruments with readily available quoted prices from an active market or for which fair value can be measured based on actively quoted prices generally have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value.

Financial assets and liabilities measured and reported at fair value are classified as follows:

•	Level 1—Quoted prices in active markets for identical instruments.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in inactive markets; and model-derived valuations with directly or indirectly observable significant inputs. Level 2 inputs include prices in markets with few transactions, non-current prices, prices for which little public information exists or prices that vary substantially over time or among brokered market makers. Other level 2 inputs include interest rates, yield curves, volatilities, prepayment risks, loss severities, credit risks and default rates.

•

Level 3—Valuations that rely on one or more significant unobservable inputs. These inputs reflect the Company’s assessment of the assumptions that market participants would use to value the instrument based on the best information available.

In some instances, an instrument may fall into more than one level of the fair value hierarchy. In such instances, the instrument’s level within the fair value hierarchy is based on the lowest of the three levels (with Level 3 being the lowest) that is significant to the fair value measurement. The Company’s assessment of the significance of an input requires judgment and considers factors specific to the instrument. The Company accounts for the transfer of assets into or out of each fair value hierarchy level as of the beginning of the reporting period. (See Note 8 for further detail).

Fair Value Option—The fair value option provides an option to elect fair value as a measurement alternative for selected financial instruments. (See Note 8 for further detail). The fair value option may be elected only upon the occurrence of certain specified events, including when the Company enters into an eligible firm commitment, at initial recognition of the financial instrument, as well as upon a business combination or consolidation of a subsidiary. The election is irrevocable unless a new election event occurs. The Company elected the fair value option for the General Partner Notes Payable.

Investments— A non-controlling, unconsolidated ownership interest in an entity may be accounted for using one of: (i) equity method where applicable; (ii) fair value option if elected; (iii) fair value through earnings if fair value is readily determinable, including election of net asset value (“NAV”) practical expedient where applicable; or (iv) for equity investments without readily determinable fair values, the measurement alternative to measure at cost adjusted for any impairment and observable price changes, as applicable.

Changes in fair value of equity method investments are recorded in realized and unrealized gains (losses).

Equity Method Investments

The Company accounts for investments under the equity method of accounting if it has the ability to exercise significant influence over the operating and financial policies of an entity, but does not have a controlling financial interest. The equity method investment is initially recorded at cost and adjusted each period for capital contributions, distributions and the Company’s share of the entity’s net income or loss as well as other comprehensive income or loss. The Company’s share of net income or loss may differ from the stated ownership percentage interest in an entity if the governing documents prescribe a substantive non-proportionate earnings allocation formula or a preferred return to certain investors. The Company’s share of earnings (losses) from equity method investments is determined using a balance sheet approach referred to as the hypothetical liquidation at book value (“HLBV”) method. Under the HLBV method, at the end of each reporting period Bridge calculates the accrued performance allocations that would be due to Bridge for each fund pursuant to the fund agreements as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as accrued performance allocations to reflect either (a) positive performance resulting in an increase in the accrued performance allocation to the general partner, or (b) negative performance that would cause the amount due to Bridge to be less than the amount previously recognized as revenue, resulting in a negative adjustment to the accrued performance allocation to the general partner. In each scenario, it is necessary to calculate the accrued performance allocation on cumulative results compared to the accrued performance allocation recorded to date and make the required positive or negative adjustments. Bridge ceases to record negative performance allocations once previously accrued performance allocations for such fund have been fully reversed. Bridge is not obligated to pay guaranteed returns or hurdles, and therefore, cannot have negative performance allocations over the life of a fund. The carrying amounts of equity method investments are reflected in investments in the combined balance sheets.

For certain equity method investments, the Company records its proportionate share of income on one to three-month lag. Distributions of operating profits from equity method investments are reported as operating activities, while distributions in excess of operating profits are reported as investing activities in the combined statements of cash flows under the cumulative earnings approach.

Impairment

Evaluation of impairment applies to equity method investments and equity investments under the measurement alternative. If indicators of impairment exist, the Company will estimate the fair value of its investment. In assessing fair value, the Company generally considers, among others, the estimated enterprise value of the investee or fair value of the investee’s underlying net assets, including net cash flows to be generated by the investee as applicable, and for equity method investees with publicly traded equity, the traded price of the equity securities in an active market.

For investments under the measurement alternative, if the carrying value of the investment exceeds its fair value, an impairment is deemed to have occurred.

For equity method investments, further consideration is made if a decrease in value of the investment is other-than-temporary to determine if impairment loss should be recognized. Assessment of other-than-temporary impairment (“OTTI”) involves management judgment, including, but not limited to, consideration of the investee’s financial condition, operating results, business prospects and creditworthiness, the Company’s ability and intent to hold the investment until recovery of its carrying value, or a significant and prolonged decline in traded price of the investee’s equity security. If management is unable to reasonably assert that an impairment is temporary or believes that the Company may not fully recover the carrying value of its investment, then the impairment is considered to be other-than-temporary.

Receivables from Affiliates — Receivables consist principally of amounts due from the funds and other affiliates. These include receivables associated with fund or asset management fees, property management fees and other fees. Additionally, the Company is entitled to reimbursements and/or recovers certain costs paid on behalf of the private funds managed by the Company and related properties operated by the Company, which include: (i) organization and offering costs associated with the formation and offering; (ii) direct and indirect operating costs associated with managing the operations of the properties; and (iii) costs incurred in performing investment due diligence.

The Company facilitates the payments of organization and offering costs, due diligence, all of which are recorded as receivables-principally from affiliated parties on the combined balance sheets, until such amounts are repaid. The Company assesses the collectability of such receivables considering the offering period, historical and forecasted capital raising, and establishes an allowance for any balances considered not collectible. None of the receivables were considered not collectible at the respective balance sheet dates.

Notes Receivable from Affiliates and Employees — During the normal course of business, the Company makes short-term uncollateralized loans to the funds for asset acquisition and working capital. The Company also has notes receivable with employees to purchase an equity interest in the Company or its affiliates or managed funds. Interest income is recognized based upon contractual interest rate and unpaid principal balance of the loans. Loan fees on originated loans are deferred and amortized as adjustments to interest income over the expected life of the loans using the effective yield method.

Prepaid and Other Current Assets — Prepaid and other current assets consist of prepaid expenses, primarily related to software contracts, which are usually for multiple months and are amortized on a straight-line basis over the life of the contract. Additionally, there is a $1.1 million refundable deposit until January 1, 2021 related to a subscription in a sponsored fund, which was invested on January 1, 2021.

Tenant Improvements, Furniture and Equipment — Tenant improvements, furniture and equipment are stated at cost, net of depreciation. Tenant improvements are depreciated on a straight-line basis over shorter of remaining lease term or remaining useful life of the improvement. Depreciation of furniture and equipment is computed on the straight-line basis over estimated useful lives of three to ten years.

Intangible Assets — The Company’s finite-lived intangible assets primarily consist of acquired contractual rights to earn future management and advisory fee income. Intangible assets with a finite life are amortized based on the pattern in which the estimated economic benefits of the intangible asset on a straight-line basis, ranging from 6 to 10 years. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the intangible. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the asset.

Goodwill — The Company has goodwill of $9.8 million related to the acquisition of BPM and BAA&D in 2012, BCRE and other Fairlead Companies in 2016. Goodwill represents the excess amount of consideration transferred in a business combination above the fair value of the identifiable net assets. Goodwill is assessed for impairment at least annually using a qualitative and, if necessary, a quantitative approach. The Company performs its annual goodwill impairment test as of December 31, or more frequently, if events and circumstances indicate that an impairment may exist. Goodwill is tested for impairment at the reporting unit level. The initial assessment for impairment under the qualitative approach is to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than the carrying amount, a quantitative assessment is performed to measure the amount of impairment loss, if any. The quantitative assessment includes comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized equal to the lesser of (a) the difference between the carrying amount of the reporting unit and its fair value and (b) the total carrying amount of the reporting unit’s goodwill. The Company performed annual goodwill impairment assessments as of December 31, 2020 and 2019 and determined that there was no impairment of goodwill as of either date.

The Company also tests goodwill for impairment in other periods if an event occurs or circumstances change such that is more likely than not to reduce the fair value of the reporting unit below its carrying amount. Inherent in such fair value determinations are certain judgments and estimates relating to future cash flows, including the Company’s interpretation of current economic indicators and market valuations, and assumptions about the Company’s strategic plans with regard to its operations. Due to the uncertainties associated with such estimates, actual results could differ from such estimates.

Other Assets — Other assets is comprised of deferred income taxes related to the operations of BIGRM and financing costs related to a line of credit arrangement, which are amortized on the straight-line basis over the life of the line of credit. Additionally, the Company capitalized costs to obtain the contracts when the investor is deemed to be a customer. The Company adopted ASC 606 effective January 1, 2019. The impact of the adoption was to capitalize $1.3 million, net of amortization costs. During 2020 and 2019, the Company capitalized $46,000 and $649,000, respectively. The amortization expense for 2020 and 2019 was $0.5 million and $0.2 million, respectively.

Accounts Payable and Accrued Expenses — Accounts payables and accrued expenses include payables to vendors, interest payable, and payables to the properties and funds during the normal course of business.

Other Current Liabilities — Other current liabilities include unearned management fees, advanced payments and short-term deferred rent obligations.

Other Long-term Liabilities — Other long-term liabilities include long-term deferred rent obligations and lease incentives.

Business Combinations

Definition of a Business — The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. If substantially all of the fair value of gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, then the set of transferred assets and activities is not a business. If not, for an acquisition to be considered a business, it would have to include an input and a substantive process that together significantly contribute to the ability to create outputs (i.e., there is a continuation of revenue before and after the transaction). A substantive process is not ancillary or minor, cannot be replaced without significant costs, effort or delay or is otherwise considered unique or scarce. To qualify as a business without outputs, the acquired assets would require an organized workforce with the necessary skills, knowledge and experience that performs a substantive process.

Asset Acquisitions — For acquisitions that are not deemed to be businesses, the assets acquired are recognized based on their cost to the Company as the acquirer and no gain or loss is recognized. The cost of assets acquired in a group is allocated to individual assets within the group based on their relative fair values and does not give rise to goodwill. Transaction costs related to acquisition of assets are included in the cost basis of the assets acquired.

Acquisitions of Businesses — The Company accounts for acquisitions that qualify as business combinations by applying the acquisition method. Transaction costs related to acquisition of a business are expensed as incurred and excluded from the fair value of consideration transferred. The identifiable assets acquired, liabilities assumed and non-controlling interests in an acquired entity are recognized and measured at their estimated fair values. The excess of the fair value of consideration transferred over the fair values of identifiable assets acquired, liabilities assumed and non-controlling interests in an acquired entity, net of fair value of any previously held interest in the acquired entity, is recorded as goodwill. Such valuations require management to make significant estimates and assumptions.

Revenue Recognition — Revenues consist of fund management fees, property management and leasing fees, construction management fees, development fees, transaction fees, insurance premiums and other asset management and property income. The Company recognizes revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company’s revenue is based on contracts with a determinable transaction price and distinct performance obligations with probable collectability. Revenues are not recognized until the performance obligation(s) are satisfied.

Fund Management Fees

Fund management fees are generally based on a defined percentage of total commitments, invested capital or NAV of the investment portfolios managed by the Fund Managers. Following the expiration or termination of the investment period, the basis on which management fees are earned for certain closed-end funds and managed accounts, generally changes from committed capital to invested capital with no change in the management fee rate. The fees are generally based on a quarterly measurement period and amounts are paid in advance of recognizing revenue. Management fees are recognized as revenue in the period advisory services are rendered, subject to our assessment of collectability. Fund management fees also include management fees for joint ventures and separately managed accounts. For Company sponsored closed-end funds, the capital raising period is generally 18-24 months. The Fund Managers charge catch up management fees to investors who subscribe in later closings in amounts equal to the fees they would have paid if they had been in the initial closing (plus interest as if the investor had subscribed in the initial closing). Catch up management fees are recognized in the period in which the limited partner subscribes to the fund. Fund management fees are presented net of placement agent fees, where Bridge is acting as an agent in the arrangement.

Property Management and Leasing Fees

Property management fees are earned as the related services are provided under the terms of the respective property management agreements. Included in management fees are certain expense reimbursements where the Company is considered the principal under the agreements and is required to record the expense and related reimbursement revenue on a gross basis. The Company also earns revenue associated with the leasing of commercial assets. The revenue is recognized upon the execution of the lease agreement.

Construction Management Fees

Construction management fees are earned as the services are provided under the terms of the property management agreement with each property.

Development Fees

Developments fees are earned as the services are provided under the terms of the development agreement with each asset.

Transaction Fees

The Company earns transaction fees associated with the due diligence related to the acquisition of assets and financing of assets. The fees are recognized upon the acquisition of the asset or origination of the mortgage or other debt, as applicable.

Insurance Premiums

BIGRM insures multifamily and commercial properties owned by the funds. BIGRM insures direct risks including lease security deposit fulfillment, lessor legal liability, workers compensation deductible, property deductible and general liability deductible reimbursements. Tenant liability premiums are earned monthly. Deposit eliminator premiums are earned in the month that they are written. Workers’ compensation and property deductible premiums are earned over the terms of the policy period.

Other Asset Management and Property Income

Other Asset Management and Property Income is comprised of, among other things interest on catch up management fees, fees related to in-house legal and tax professional fees, which is generally billed on an hourly rate to various Bridge funds and properties and other miscellaneous fees.

Investment Income (inclusive of performance allocation)

Performance income is based on certain specific hurdle rates as defined in the applicable investment management agreements or fund or joint venture governing documents. Substantially all performance income is earned from funds and joint ventures managed by affiliates of the Company.

Incentive Fees

Incentive fees comprise fees earned from certain fund investor investment mandates for which the Company does not have a general partner interest in a fund. The Company recognizes incentive fee revenue only when these amounts are realized and no longer subject to significant reversal, which is typically at the end of a defined performance period and/or upon expiration of the associated clawback period.

Performance Allocation

Carried interest is allocated to the Company based on cumulative fund performance to date, subject to the achievement of minimum return levels in accordance with the respective terms set out in each fund’s partnership agreement or other governing documents. At the end of each reporting period, a fund will allocate carried interest applicable to the Company based upon an assumed liquidation of that fund’s net assets on the reporting date, irrespective of whether such amounts have been realized. Carried interest is recorded to the extent such amounts have been allocated and may be subject to reversal to the extent that the amount allocated exceeds the amount due to the general partner based on a fund’s cumulative investment returns. Accordingly, the amount recognized as performance allocation revenue reflects our share of the gains and losses of the associated fund’s underlying investments measured at their then-fair values, relative to the fair values as of the end of the prior period.

As the fair value of underlying assets varies between reporting periods, it is necessary to make adjustments to amounts recorded as carried interest to reflect either (i) positive performance resulting in an increase in the carried interest allocated to the Company or (ii) negative performance that would cause the amount due to the Company to be less than the amount previously recognized as revenue, resulting in a reversal of previously recognized carried interest allocated to the Company. Accrued but unpaid carried interest as of the reporting date is recorded within accrued performance allocations compensation in the combined balance sheet.

Carried interest is realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the specific hurdle rates as defined in the applicable investment management agreements or fund or joint venture governing documents. Since carried interest is subject to reversal, the Company may need to accrue for potential repayment of previously received carried interest. This accrual represents all amounts previously distributed to the Company that would need to be repaid to the funds if the funds were to be liquidated based on the current fair value of the underlying funds’ investments as of the reporting date. The actual repayment obligations, however, generally does not become realized until the end of a fund’s life.

The Company accounts for carried interest, which represents a performance-based capital allocation from a fund General Partner to the Company, as earnings from financial assets within the scope of ASC 323, Investments—Equity Method and Joint Ventures. The Company recognizes performance allocation as a separate revenue line item in the combined statements of operations with uncollected carried interest as of the reporting date reported within investments in the combined balance sheet.

Employee Compensation and Benefits — Compensation comprises salaries, bonus (including discretionary awards), related benefits, share-based compensation, and cost of processing payroll. Bonus is accrued over the employment period to which it relates. Equity-classified awards granted to employees that have a service condition only are measured at fair value at date of grant and remeasured at fair value only upon a modification of the award. Fair value is determined using a Monte Carlo valuation at date of grant or date of remeasurement. The Company recognizes compensation expense on a straight-line basis over the requisite service period of the awards, with the amount of compensation expense recognized at the end of a reporting period at least equal to the fair value of the portion of the award that has vested through that date. Compensation expense is adjusted for actual forfeitures upon occurrence. Please refer to Note 21 for additional information.

Performance Allocations Compensation — A portion of the performance allocations earned is awarded to employees in the form of carried interest (“carry awards”). The Company evaluates performance allocation awards to determine if they are liability-classified carry awards or equity-classified carried awards.

Liability-classified carry awards to employees and other participants are accounted for as a component of compensation and benefits expense contemporaneously with our recognition of the related realized and unrealized performance allocation revenue. Upon a reversal of performance allocation revenue, the related compensation expense, if any, is also reversed. Liabilities recognized for carried interest amounts due to affiliates are not paid until the related performance allocation revenue is realized. The Company records incentive fee compensation when it is probable that a liability has been incurred and the amount is reasonably estimable. The incentive fee compensation accrual is based on a number of factors, including the cumulative activity for the period and the expected timing of the distribution of the net proceeds in accordance with the applicable governing agreement.

Third-party Operating Expenses — Third-party operating expenses represent transactions, largely operation and leasing of assets, with third party operators of real estate owned by the funds where the Company was determined to be the principal rather than the agent in the transaction.

Realized and Unrealized Gains (Losses) — Realized gain (loss) occurs when the Company redeems all or a portion of its investment or when the Company receives cash income, such as dividends or distributions. Unrealized appreciation (depreciation) results from changes in the fair value of the underlying investment as well as from the reversal of previously recognized unrealized appreciation (depreciation) at the time an investment is realized. The Company’s share of the investee’s income and expenses for the Company’s equity method investments (exclusive of carried interest) is also included within realized and unrealized gains (losses). Realized and unrealized gains (losses) are presented together as realized and unrealized gains (losses) in the combined statements of operations.

Finally, the realized and unrealized change in gain (loss) associated with the financial instruments that we elect the fair value option is also included in realized and unrealized gains (losses).

Interest Income — Interest (other than interest on catch-up management fees) and other investment income are included in interest income. Interest income is recognized on an accrual basis to the extent that such amounts are expected to be collected using the effective interest method.

Foreign Currency — The U.S. dollar is the Company’s functional currency; however, certain transactions of the Company may not be denominated in U.S. dollars. Foreign exchange revaluation arising from these transactions is recognized within other income (expense) in the combined statements of operations. For the years ended December 31, 2020 and 2019, transaction losses related to foreign currencies revaluation were immaterial.

In addition, the consolidated results include certain foreign subsidiaries that use functional currencies other than the U.S. dollar. Assets and liabilities of these foreign subsidiaries are translated to U.S. dollars at the prevailing exchange rates as of the reporting date. Income and expense and gain and loss transactions denominated in foreign currencies are generally translated into U.S. dollars monthly using the average exchange rates during the respective transaction period. Translation adjustments resulting from this process are recorded to currency translation adjustment in accumulated other comprehensive income.

Income Tax Provision — Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period in which the enactment date occurs. Under ASC 740, Income Taxes (“ASC 740”), a valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

The Company’s policy is to recognize accrued interest and penalties related to uncertain tax positions in income tax expense in the combined financial statements. At December 31, 2020 and 2019, the Company did not have a liability recorded for payment of interest and penalties associated with uncertain tax positions.

Other than BIGRM and Bridge PM, Inc., Bridge and its subsidiaries are limited liability companies and, as such, are not subject to income taxes; the individual Members of Bridge are required to report their distributive share of the Company’s realized income, gains, losses, deductions, or credits on their individual income tax returns.

Comprehensive Income — Comprehensive income consists of net income and other appreciation (depreciation) affecting the net investment of the common control group that, under GAAP, are excluded from net income. The Company’s other comprehensive income includes foreign currency translation adjustments.

Segments — The Company operates our business in a single segment, which is how our chief operating decision maker (who is our chairman) reviews financial performance and allocates resources.

Recently Adopted Accounting Standards

Consolidation — In October 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2018-17, an update to ASC Topic 810, Consolidations. ASU 2018-17 requires reporting entities to consider indirect interests held by related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety in determining whether a decision-making fee is a variable interest. ASU 2018-17 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2019, with early adoption permitted. The Company adopted the provisions of ASU 2018-17 on January 1, 2020. This adoption did not have an impact on the combined financial statements.

Revenue Recognition — In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which amends existing revenue recognition standards by establishing principles for a single comprehensive model for revenue measurement and recognition, along with enhanced disclosure requirements. Key provisions include, but are not limited to, determining which goods or services are capable of being distinct in a contract to be accounted for separately as a performance obligation and recognizing variable consideration only to the extent that it is probable a significant revenue reversal would not occur. The FASB subsequently issued several amendments to the standard, including clarifying the guidance on assessing principal versus agent based on the notion of control, which affects recognition of revenue on a gross or net basis. The Company adopted the standard on January 1, 2019 using the modified retrospective approach, applied to contracts not yet completed as of January 1, 2019, with cumulative effect recognized in retained earnings. The Company recorded an adjustment related to the cost of obtaining contracts of $1.3 million for the cumulative effect of adoption in the net investment of the common control group on January 1, 2019, which increased total the total net investment in the common control group.

The Company evaluated the principal versus agent considerations under the guidance and determined that certain cost reimbursement arrangements with investment vehicles managed by the Company that were previously reported net on the statement of operations would be reported on a gross basis as reimbursement income and expenses on the statement of operations. Such reimbursements include travel and entertainment costs, third-party asset management costs, for which the Company is deemed to be the primary obligor, whether or not the payment is made directly by the fund or asset or initially by the Company on behalf of the fund or asset. The gross presentation has no impact on the Company’s net income to the extent the expense incurred, and corresponding cost reimbursement income are recognized in the same period. The impact of this change in accounting principle was to increase revenue and expenses in 2019 by $32.9 million.

Fund Management Fees — The Company earns base management fees for the day-to-day operations and administration of its managed private funds and separately managed accounts. The Company determined that there is no change to revenue recognition for fund management fees as the underlying services consist of a series of distinct services satisfied over time, for which revenue is recognized over the life of the fund as services are provided.

Transaction Fees — The Company receives fees related to acquisition of certain investments of the funds or the origination of certain financings. The Company determined that there is no change to revenue recognition as acquisition fees are earned at a point in time upon closing of the respective acquisition investments or origination of the financing.

Fair Value — In January 2016, the FASB finalized ASC Subtopic 825-10, Financial Instruments – Overall, with the release of ASU No. 2016-01. ASU No. 2016-01 covers a wide range of topics related to recognition, measurement, presentation and disclosure of financial assets and liabilities. The amendments in ASU No. 2016-01 makes targeted changes to GAAP including, 1) adding a general requirement to report equity method investments at fair value, 2) simplifying the impairment assessment of equity investments without readily determinable fair values, 3) eliminating disclosure requirements for financial instruments measured at amortized cost by private companies, 4) clarifying guidance requiring companies to evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. The amendments in ASU No. 2016-01 are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. All entities that are not public business entities may adopt the amendments in ASU No. 2016-01 earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company recorded an adjustment of $0.3 million for the cumulative effect of adoption in the net investment in the common control group on January 1, 2019, which reduced accumulated other comprehensive income.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurements. The ASU requires new disclosures of changes in unrealized gains and losses in other comprehensive income for recurring Level 3 fair value measurements of instruments held at balance sheet date, as well as the range and weighted average or other quantitative information, if more relevant, of significant unobservable inputs for recurring and nonrecurring Level 3 fair values. Certain previously required disclosures are eliminated, specifically around the valuation process required for Level 3 fair values, policy for timing of transfers between levels of the fair value hierarchy, as well as amounts and reason for transfers between Levels 1 and 2. Additionally, the new guidance clarifies or modifies certain existing disclosures, including clarifying that information about measurement uncertainty of Level 3 fair values should be as of reporting date and requiring disclosures of the timing of liquidity events for investments measured under the NAV practical expedient, but only if the investee has communicated this information or has announced it publicly. The provisions on new disclosures and modification to disclosure of Level 3 measurement uncertainty are to be applied prospectively, while all other provisions are to be applied retrospectively. ASU No. 2018-13 was effective January 1, 2020. The adoption of this standard did not have a material effect on the Company’s existing disclosures.

Restricted Cash — In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, which requires that cash and cash equivalent balances in the statement of cash flows include restricted cash and restricted cash equivalent amounts, and therefore, changes in restricted cash and restricted cash equivalents be presented in the statement of cash flows. As a result of the adoption of the new guidance, changes in restricted cash and restricted cash equivalents are no longer presented as separate activities in the statement of cash flows. When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation between the totals in the statement of cash flows and the related captions on the balance sheet. The Company adopted ASU 2016-18 on January 1, 2019.

Recent Accounting Pronouncements (Not Yet Adopted)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet for all leases and to disclose certain information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public business entities, ASU 2016-02 was effective for annual reporting periods beginning after December 15, 2018. On June 3, 2020, the FASB extended the adoption date for all other entities, including emerging growth companies (“EGCs”), as defined by the SEC, that have elected to defer adoption until the standard is effective for non-public business entities, to annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted. The Company qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. Upon adoption of this guidance, the Company expects to record right-of-use assets and lease liabilities on its combined balance sheets, relating to its operating leases. However, the Company does not expect the adoption to materially impact its combined statements of operations because substantially all of its leases are classified as operating leases, which will continue to be recognized as expense on a straight-line basis under the new guidance.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under this guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The guidance also modifies the impairment models for available-for-sale debt securities and purchased financial assets with credit deterioration since their origination. This guidance is effective for annual and interim periods beginning after December 15, 2022 for EGCs that have elected to defer adoption until the guidance becomes effective for non-public entities, with early adoption permitted. The Company does not expect the adoption to have a material impact to our financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for public entities for annual reporting periods beginning after December 15, 2020 and interim periods within those reporting periods, with early adoption permitted. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to changes in ownership of foreign equity method investments or foreign subsidiaries should be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. The Company is currently evaluating the impact of this guidance on our combined financial statements.

3.	REVENUE

Fund Management Fees:

The Company earns base management fees for the day-to-day operations and administration of its managed private funds and other investment vehicles. The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount (in thousands):

	2020	2019
Funds	$104,571	$113,676
Joint Ventures and Separately Managed Accounts	5,664	4,518

Total Fund Management Fees	$110,235	$118,194

Property Management and Leasing Fees:

The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount (in thousands):

	2020	2019
Seniors Housing	$27,227	$26,295
Multifamily	15,352	13,202
Office	17,407	20,257

Total Property Management and Leasing Fees	$59,986	$59,754

Construction Management Fees:

The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount (in thousands):

	2020	2019
Multifamily	$4,059	$4,011
Office	3,608	2,568
Seniors Housing	488	733

Total Construction Management Fees	$8,155	$7,312

Transaction Fees:

The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount (in thousands):

	2020	2019
Acquisition Fees	$30,849	$38,503
Brokerage Fees	8,449	9,585

Total Transaction Fees	$39,298	$48,088

For the years ended December 31, 2020 and 2019, no individual client represented 10% or more of the Company’s total reported revenues and substantially all of revenue was derived from operations in the United States.

As of December 31, 2020 and 2019, the Company had $2.9 million and $1.4 million, respectively, of deferred revenues, which is included in other current liabilities in the combined balance sheets. During the year ended December 31, 2020, the Company had recognized $1.4 million as revenue from amounts included in the deferred revenue balance as of December 31, 2019. The Company expects to recognize the deferred revenues within a year of the balance sheet date.

4.	MARKETABLE SECURITIES

The Company invests a portion of the premiums received at BIGRM in exchange traded funds and mutual funds. As of December 31, 2020 and 2019, the Company’s investment securities are summarized as follows (in thousands):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
2020
Exchange Traded Funds	$713	$23	$—	$736
Mutual Funds	4,301	16	—	4,317

Total	$5,014	$39	$—	$5,053

2019
Exchange Traded Funds	$635	$8	$—	$643
Mutual Funds	3,767	11	—	3,778

Total	$4,402	$19	$—	$4,421

During the years ended December 31, 2020 and 2019, the Company did not recognize any net realized gains on investments.

5.	INVESTMENTS

The Company has interests in 143 partnership or joint venture entities. The limited liability companies and limited partnerships in which the Company is the general partner are generally engaged directly or indirectly in the acquisition, development, operation and ownership of real estate. The accounting principles of these entities are substantially the same as those of the Company. Additionally, the Company has direct investments in several funds, including certain Bridge-sponsored funds. The Company’s investments are summarized below (in thousands):

		Carrying Value at December 31,
Investments		2020	2019
Partnership interests in carried interest	(1)	$199,410	$139,392
Partnership interests in the funds	(2)	12,975	392
Investments in third party partnership	(3)	2,697	1,461
Other investments	(4)	345	346

		$215,427	$141,591

(1)

Represents an investment in carried interest in the funds. There is a disproportionate allocation of returns to the Company as general partner or equivalent based on the extent to which cumulative performance of the fund exceeds minimum return hurdles. Investment is valued using NAV of the respective vehicle.

(2)	Investments in the funds and limited partnership interest are valued using NAV of the respective vehicle.
(3)	Investments in limited partnership interest in third party private proptech venture capital firms. Valued using NAV of the respective vehicle.
(4)	Investments are accounted for using the measurement alternative to measure at cost adjusted for any impairment and observable price changes.

Fair value of the investments is reported on a three month lag from the fund financial statements due to timing of the information provided by the funds and third party entities unless information is available on a more timely basis.

The Company’s equity method investments include investments that are not consolidated but over which the Company exerts significant influence. The Company evaluates each of its equity method investments to determine if any were significant as defined by guidance from the Securities Exchange Commission. As of and for the years ended December 31, 2020, the Company’s investment in BMF III represented 24% of total assets. No other single investment represented greater than 10% of total assets.

Summarized financial information for equity method investments at fair value on a combined basis in aggregate for total assets, liabilities, and net income is as follows (in millions):

	As of December 31,
	2020	2019
Total assets, principally real estate	$14,795	$10,487

Total liabilities	4,516	3,001
Capital	10,279	7,486

Total liabilities and capital	$14,795	$10,487

The Company’s share of capital	$230	$172

	Years ended December 31,
	2020	2019
Total Revenues	$546	$500

Net Income	$865	$678

The Company’s share of net income	$100	$99

6.	NOTES RECEIVABLE FROM AFFILIATE

As of December 31, 2020 and December 31, 2019, the Company had the following short-term notes from affiliates outstanding (in thousands):

	2020	2019
Bridge Office Fund II	$25,770	$—
Bridge Debt Strategies Fund I	4,500	10,000
Bridge Seniors Housing Fund I	5,000	—
Bridge Seniors Housing Fund II	5,000	—
Bridge Seniors Housing Fund III	525	—

Total	$40,795	$10,000

As of December 31, 2020, interest on these loans accrued at fixed rate of 4.025%. As of December 31, 2019, interest on these loans accrued at a floating rate of 4.10%.

The Company had interest receivable on these notes as of December 31, 2020 and 2019 totaling $0.3 million and $0.1 million respectively, which are included in receivables from affiliates in the accompanying combined balance sheets.

7.	NOTES RECEIVABLE FROM EMPLOYEES

The Company has in certain circumstances entered into loans with employees to allow those employees the opportunity to make investments in the Company or its affiliates or managed funds. As of December 31, 2020, the Company had multiple notes with employees with aggregate outstanding principal of $7.4 million. These notes are short-term in nature and accrue interest at 4.025%. Subsequent to December 31, 2020, all of the notes from employees had been repaid.

As of December 31, 2019, the Company had several notes with senior executives with aggregate outstanding principal of $2.3 million, which were classified as a long-term asset with the exception of the 2020 principal payment, which was recorded in current assets. Interest accrues at a floating rate using London Interbank Offered Rate (“LIBOR”) plus 1.75% (at 3.52%). These notes were repaid during 2020.

The Company had interest receivable from balances on these notes as of December 31, 2020 and 2019 totaling $2,000 and $7,000 respectively, which are included in receivables from affiliates in the accompanying combined balance sheets.

8.	FAIR VALUE MEASUREMENTS

Exchange traded funds: Valued using the market price of the fund as of the combined balance sheet dates, December 31, 2020 and 2019. Exchange traded funds valued using quoted prices are classified within Level 1 of the fair value hierarchy.

Mutual funds: Valued at the number of shares of the underlying fund multiplied by the closing NAV per share quoted by that fund as of the combined balance sheet dates, December 31, 2020 and 2019. The value of the specific funds the Company has invested in are validated with a sufficient level of observable activity to support classification of the fair value measurement as Level 1 in the fair value hierarchy.

Partnership interests: The Company generally values its investments in partnerships and carried interest using the NAV per share equivalent calculated by the investment manager as a practical expedient to determining an independent fair value. The Company does not categorize within the fair value hierarchy investments where fair value is measured using the net asset value (“NAV”) per share practical expedient.

Other Investments: Investments are accounted for using the measurement alternative to measure at cost adjusted for any impairment and observable price changes.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table presents assets that are measured at fair value on a recurring basis at December 31, 2020 and 2019 (in thousands):

	Level 1	Level 2	Level 3	Investments Measured at NAV	Total
2020
Assets
Exchange Traded Funds	$736	$—	$—	$—	$736
Mutual Funds	4,317	—	—	—	4,317
Carried Interest	—	—	—	199,410	199,410
Partnership Interests	—	—	—	15,672	15,672
Other Investments	—	—	345	—	345
Liabilities
Fair value Option:
General Partner Notes Payable	—	—	—	16,458	16,458
2019
Assets
Exchange Traded Funds	$643	$—	$—	$—	$643
Mutual Funds	3,778	—	—	—	3,778
Carried Interest				139,392	139,392
Partnership Interests	—	—	—	1,853	1,853
Other Investments	—	—	346	—	346
Liabilities
Fair value Option:
General Partner Notes Payable	—	—	—	17,482	17,482

Investments in funds and limited partnership interest in third party private funds are valued using NAV of the respective vehicle. The following table presents investments carried at fair value using net asset value (in thousands):

2020	Fair Value	Unfunded Commitments
Carried Interest	$199,410	$—
Company-sponsored open-end fund	12,643	—
Company-sponsored closed-end fund	332	58
Third party closed-end funds	2,697	4,802

Total	$215,082	$4,860

2019
Carried Interest	$139,392	$—
Company-sponsored closed-end fund	392	58
Third party closed-end funds	1,461	5,618

Total	$141,245	$5,676

The Company’s interests in the closed-end funds are not subject to redemption, with distributions to be received through liquidation of underlying investments of the funds. The closed-end funds generally have eight-to-ten year lives, which may be extended in one year increments up to two years. The Company can redeem its investment in the Company-sponsored open-end fund with a sixty-day notice.

Fair Value Information of Financial Instruments Reported at Cost

Carrying amounts and estimated fair values of financial instruments reported at amortized cost are presented below. The carrying values of cash, accounts receivable, due from and to affiliates, interest payable and accounts payable approximate fair value due to their short-term nature and negligible credit risk. The following table presents the financial instruments (in thousands):

	Level 1	Level 2	Level 3	Total	Carrying value
2020
Line of credit	$—	$—	$—	$—	$—
Private notes	—	—	149,225	149,225	150,000

Total	$—	$—	$149,225	$149,225	$150,000

2019
Line of credit	$—	$—	$16,835	$16,835	$16,835
Notes payable	—	—	2,763	2,763	2,763

Total	$—	$—	$19,598	$19,598	$19,598

Fair values of the Letter of Credit and Private Notes were estimated by discounting expected future cash outlays at interest rates available to the Company for similar instruments.

9.	TENANT IMPROVEMENTS, FURNITURE AND EQUIPMENT

Below is a table outlining the balances per asset class as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Tenant improvements	$3,893	$3,959
Office furniture	1,602	1,537
Office equipment	211	195
Computer equipment	1,138	1,043

Total tenant improvements, furniture and equipment	6,844	6,734
Accumulated depreciation	(2,686)	(1,657)

Net tenant improvements, furniture and equipment	$4,158	$5,077

Depreciation expense for the Company was $1.0 million and $0.9 million as of December 31, 2020 and 2019, respectively.

10.	INTANGIBLE ASSETS

The Company amortizes its intangible assets from its business combinations over 6 to 10 years. Amortization is based on the pattern in which the estimated economic benefits of the intangible asset will be consumed. The Company evaluates the recoverability of its intangible assets periodically if there is a triggering event. The amortization expense for these intangible assets was $1.6 million and $1.6 million for the years ended December 31, 2020 and 2019, respectively.

Summarized below are the carrying values for the major classes of intangible assets as of December 31, 2020 and 2019 (in thousands):

	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
2020
Customer lists	10 yrs	$6,835	$(6,781)	$54
Management contracts	6 yrs	9,063	(4,207)	4,856

Total				$4,910

2019
Customer lists	10 yrs	$6,835	$(6,545)	$290
Management contracts	6 yrs	9,063	(2,798)	6,265

Total				$6,555

The schedule below details the estimated intangible asset amortization for the following five years commencing on January 1, 2021 (in thousands):

2021	$1,464
2022	1,409
2023	1,304
2024	733
2025	—

Total	$4,910

11.	LOSS AND LOSS ADJUSTMENT LIABILITY AND EXPENSES

BIGRM is a wholly owned subsidiary of Bridge and is licensed under the Utah Captive Insurance Companies Act. During 2020 and 2019, BIGRM provided the following insurance policies:

•	Lease Security Deposit Fulfillment (limits $500 per occurrence/per property unit)

•	Lessor Legal Liability (limits $100,000 per occurrence/per property unit)

•	Workers’ Compensation Deductible Reimbursement (limits $3,739,680)

•	Property Deductible Reimbursement ($750,000 per occurrence/$5,000,000 policy annual aggregate)

•	General Liability Deductible Reimbursement ($2,000,000 in excess of $25,000 per occurrence; $4,000,000 per location aggregate; $10,000,000 policy aggregate)

BIGRM provides lessor legal liability insurance on a month-to-month basis. BIGRM provides lease security deposit fulfillment insurance for the duration of tenant occupancy. As part of the lease security deposit fulfillment policy, BIGRM is responsible to refund approximately 57% of premiums paid if that property is sold during the year. This refund is considered a reduction of insurance premiums income. Consequently, refunds are shown net, as a reduction of premium income in the statement of operations. The amounts refunded were $39,000 and $66,000 for the years ended December 31, 2020 and 2019, respectively.

For BIGRM’s insured risks, claim expenses and the related loss reserve liabilities are based on the estimated cost necessary to settle all reported and unreported claims occurring prior to the balance sheet dates. Losses are expensed when insured events occur or the estimated settlement costs are updated based on the current facts and the reporting date. Additionally, claim expenses and loss reserves include provisions for claims that have occurred but have yet to be reported. Expenses and the reserve liability for both reported and unreported claims are based on the Company’s previous experience and the analysis of a licensed actuary. Management believes such amounts are adequate to cover the ultimate net cost of insured events incurred through the balance sheet date, December 31, 2020. The provisions are estimates and the actual amounts may ultimately be settled for a significantly greater or lesser amount. Any subsequent differences arising will be recorded in the period in which they are determined. BIGRM has $0 and $41,000 of claims payable as of December 31, 2020 and 2019, respectively, that are included in accounts payable and accrued expenses in addition to amounts included in the self-insurance reserves and unearned premiums in the accompanying combined balance sheets.

The table below summarizes BIGRM’s losses incurred during fiscal years 2020 and 2019 as well as roll-forward of the loss reserve liability for the years ended December 31, 2020 and 2019, respectively (in thousands).

	2020	2019
Balance at beginning of year	$3,754	$3,256
Losses incurred, related to:
Current year	3,117	3,019
Prior years	(249)	(649)

Total incurred	$2,868	$2,370

Losses paid, related to:
Current year	(219)	(414)
Prior years	(1,967)	(1,458)

Total paid	(2,186)	(1,872)

Balance at end of year	$4,436	$3,754

12.	SELF-INSURANCE RESERVES

Medical Self-Insurance Reserves — The Company is primarily self-insured for employee health benefits. The Company records its self-insurance liability based on claims filed and an estimate of claims incurred but not yet reported. There is stop-loss coverage for amounts in excess of $125,000 per individual per year. If more claims are made than were estimated or if the costs of actual claims increase beyond what was anticipated, reserves recorded may not be sufficient and additional accruals may be required in future periods. As of December 31, 2020 and December 31, 2019, the Company had reserved $3.3 million and $0.8 million, respectively.

Property and Casualty Reserves – As part of its property management business, BPM arranges for property and casualty risk management for the properties and entities affiliated with the Company (the “Insurance Program”). BPM uses a broker to arrange for insurers to provide coverage deemed necessary by management and required by lenders or property owners. Under the terms of the risk management program, each property has a $25,000 deductible for property and casualty claims for insured events. Insured property losses in excess of $25,000 are self-insured by BPM or fully insured as described below.

BPM’s Risk Management Program for property risks includes a Self-Insured Retention (“SIR”) component in order to more efficiently manage the risks. BPM’s SIR is comprised of a layer of losses that BPM is responsible for satisfying after the properties have met their $25,000 deductible for each claim. That layer covers losses between $25,000 and $100,000 and has no aggregate limit for that layer of risk. All losses above $100,000 are fully insured. BIGRM, the captive risk management company wholly owned by BIG, provides a $5.0 million insurance policy to cover the following: 100% of the $2.0 million layer above the deductible and 15% of the $3.0 million in losses/exposure above the $2.0 million layer or $450,000. All losses above $5.0 million are fully insured by multiple outside insurance carriers. There is also a $750,000 per occurrence limit for any single loss. All losses above the SIR thresholds are fully insured with the exception of catastrophic loss deductibles in excess of the deductibles outlined above. Catastrophic losses, in zones deemed catastrophic (“CAT Zones”), such as earthquake, named storm and flood zones, have deductibles that equal up to 5% of the insurable value of the property affected for a particular loss. Any catastrophic losses in non-CAT Zones are insured with the same $25,000 deductible and SIR of $75,000 as outlined above. The policy remained the same from 2019 to 2020.

On June 20, 2020, BPM added a general liability self-insured retention aggregate limit of $10.0 million with a per occurrence limit of $2.0 million and per location limit of $4.0 million. Any insurance claims above these limits are fully insured by multiple insurance carriers. BPM insured this retention with the BIGRM captive.

During the years ended December 31, 2020 and 2019, the total self-insurance reserve liability was $3.7 million and $1.3 million, respectively, and there were no additional unearned premiums in 2020.

BPM earns an administration fee for designing and managing the risk management program and also collects reserves for the SIR. BPM implemented the risk management program in 2001. BPM charges a premium to the properties that covers the administrative fee and builds a loss reserve. Premiums assessed to all insured entities has been designed to cover the brokers fee, the administrative fee and a reserve component. The reserve component covers both the SIR and catastrophic events not covered under the Insurance Program. Catastrophic losses in excess of the reserve are covered by the respective funds that own each property. Premiums are collected by the broker, who retains its fee and pays net premiums to insurance carriers and BPM. Such premiums were recorded to a loss reserve liability. Claims related to the SIR that could not be funded from the respective property were paid and recorded as a reduction in the reserve liability.

13.	GENERAL PARTNER NOTES PAYABLE

The Bridge GPs traditionally have a General Partner commitment to the respective fund, which is usually satisfied by affiliates direct investment into the Funds. For the General Partner commitments for BSH I,

BMF III and BDS I, this commitment was satisfied by a notes payable (“General Partner Notes Payable”) between the applicable General Partner and certain related parties or outside investors (“GP Lenders”) for reduced management fees. Under the terms of the General Partner Notes Payable, the GP Lender enters into a notes payable with the respective General Partner, which then subscribes to the respective Fund for the same amount as the amount of the General Partner Note Payable. The General Partner Notes Payable mature based upon the terms of the limited partnership agreement of the respective fund. The carrying value of the General Partner Notes Payable represents the related GP Lender’s net asset value in the fund. The GP Lenders are entitled to all returned capital and profit distributions net of management fees and carried interest. We have elected the fair value option for the General Partner Notes Payable. The changes in value are recorded in realized and unrealized gains (losses).

The following table summarizes the carry value of the General Partner Notes Payable (in thousands):

	Commitment	Fair Value as of December 31, 2020	Fair Value as of December 31, 2019
Bridge Seniors Housing Fund I	$4,775	$5,243	$5,249
Bridge Multifamily Fund III	9,300	8,643	9,228
Bridge Debt Strategies Fund I	7,260	2,572	3,005

Total	$21,335	$16,458	$17,482

The Company has no repayment obligation other than the return of capital and profit distributions, net of management fees and performance allocation of the respective fund.

14.	LINE OF CREDIT

On July 22, 2020, the Company entered in a secured revolving line of credit to borrow up to $75.0 million (“Line of Credit”). The Company did not draw against the Line of Credit as of December 31, 2020. Borrowings under this arrangement accrue interest at LIBOR plus 2.25%. The revolving Line of Credit contains various financial covenants applicable to the Company. The covenants require the Company to maintain a Consolidated Total Debt to Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) ratio no more than 3.0, minimum liquidity of $2.5 million, $20.0 million of affiliate deposits in a specific financial institution and maintain a minimum quarterly EBITDA of $10.0 million. As of December 31, 2020, the Company was in full compliance with all debt covenants. The Line of Credit matures on July 22, 2022.

On July 31, 2019, the Company entered into an unsecured revolving line of credit to borrow up to $75.0 million. As of December 31, 2019, the Company had drawn $16.8 million of the unsecured revolving line of credit. Borrowings under this arrangement accrued interest at a floating rate per annum equal to the Money Market Rate less a discount of 0.5%. At December 31, 2019, the interest rate was 4.10%. As of December 31, 2019, the Company was in full compliance with all debt covenants. This line of credit agreement expired on July 31, 2020.

15.	NOTES PAYABLE

On July 22, 2020, Bridge entered into a $150.0 million Note Purchase Agreement, pursuant to which it issued two tranches of notes (the “Private Notes”). As of December 31, 2020, unamortized deferred financing costs were $2.5 million, and the net carrying value of the Private Notes is $147.7 million. The Private Notes has two tranches, a 5-year 3.9% fixed rate tranche that matures on July 22, 2025 and a 7-year 4.15% fixed rate tranche that matures on July 22, 2027. The Private Notes contain various financial covenants applicable to the Company. The covenants require the Company to maintain a Consolidated Total Debt to Consolidated EBITDA ratio no more than 3.0, minimum liquidity of $2.5 million, and maintain a minimum quarterly EBITDA of $10.0 million. As of December 31, 2020, the Company was in full compliance with all debt covenants. The Private Notes are collateralized by the assets held by the Company.

On March 29, 2019, BSHFM entered into a term loan of $3.3 million (“BSH Term Loan”). Borrowings under this arrangement accrued interest at a floating rate per annum equal to the Money Market Rate. At December 31, 2019, the interest rate was 4.75% and the Company was in full compliance with all debt covenants. On July 22, 2020, the BSH Term Loan was repaid in full.

The following table presents scheduled principal payments of the Company’s debt as of December 31, 2020 (in thousands):

2021	$—
2022	—
2023	—
2024	—
2025	75,000
Thereafter	75,000

Total	$150,000

The Company typically incurs and pays debt issuance costs when entering into a new debt obligation or when amending an existing debt agreement. Debt issuance costs related to the Company’s Private Notes are recorded as a reduction of the corresponding debt obligation, and debt issuance costs related to the Line of Credit are included in other assets in the combined balance sheets. All debt issuance costs are amortized over the remaining term of the related obligation.

The following table presents the activity of the Company’s debt issuance costs (in thousands):

	Private Notes	Line of Credit and Term Loan
Unamortized debt issuance costs as of December 31, 2018	$—	$51
Debt issuance costs incurred	—	246
Amortization of debt issuance costs	—	(100)

Unamortized debt issuance costs as of December 31, 2019	$—	$197
Debt issuance costs incurred	2,501	188
Amortization of debt issuance costs	(214)	(103)
Debt extinguishment expense	(30)	(112)

Unamortized debt issuance costs as of December 31, 2020	$2,257	$170

16.	REALIZED AND UNREALIZED GAINS (LOSSES)

Realized and unrealized gains (losses) in the combined statements of operations consist primarily of the realized and unrealized gains and losses on investments (including foreign exchange gains and losses attributable to foreign denominated investments and related activities) and other financial instruments, including those for which the fair value option has been elected. Unrealized gains or losses result from changes in the fair value of these investments and other financial instruments during a period. Upon disposition of an investment or financial instrument, previously recognized unrealized gains or losses are reversed and an offsetting realized gain or loss is recognized in the current period.

The following table summarizes total realized and unrealized gains (losses) for the years ended December 31, 2020 and 2019, respectively (in thousands).

	For the Year Ended December 31, 2020
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
Investment in company-sponsored funds	$(13)	896	$883
Investment in third party partnership	(150)	270	120
Other investments	(29)	19	(10)
General Partner Notes Payable	—	(444)	(444)

Total	$(192)	$741	$549

	For the Year Ended December 31, 2019
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
Investment in company-sponsored funds	$11	$(74)	$(63)
Investment in third party partnership	(149)	(21)	(170)
Other investments	481	(4)	477
General Partner Notes Payable	—	(2,056)	(2,056)

Total	$343	$(2,155)	$(1,812)

17.	INCOME TAXES

The components of income tax expense attributable to continuing operations by BIGRM and Bridge PM, Inc., for the years ended December 31, 2020 and 2019, respectively, are as follows (in thousands):

	2020	2019
Current income taxes:
Federal	$553	$317
State	503	667
Deferred income taxes:
Federal	(50)	1

Total income taxes	$1,006	$985

Deferred tax assets and liabilities are recognized for estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date and is included in other assets in the Company’s combined balance sheets.

The net deferred income tax assets in other assets in the accompanying combined balance sheets include the following amounts of deferred income tax assets and liabilities (in thousands):

	2020	2019
Deferred income tax assets:
Unrealized loss on securities	$59	$25
Loss reserve	100	83
Capital loss carryforward	10	7

Total deferred income tax assets	169	115
Less deferred income tax liabilities:
Unrealized gain on securities	(8)	(4)

Total deferred income tax liabilities	(8)	(4)

Net deferred income tax assets	$161	$111

The Company records a liability for uncertain tax positions when it is probable that a tax obligation for its position has been incurred and when the amount can be reasonably estimated. In making this assessment, the Company evaluates changes in tax law and any new authoritative filings, expiring statutes of limitations, tax audits and proposed settlements. The years open for federal tax authority examination are 2017 through 2020. The Company does not have any uncertain tax positions as of December 31, 2020.

A reconciliation of the U.S. statutory income tax rate to the Company’s effective tax rate is as follows:

	2020	2019
Federal tax at statutory rate	21.00%	21.00%
State and local income tax (net of federal tax benefit)	0.60%	0.70%
Income passed through to limited partners	-20.40%	-20.70%

Effective tax rate	1.20%	1.00%

18.	NET INVESTMENT IN THE COMMON CONTROL GROUP

The Company

Bridge Investment Group has three classes of shares: (i) Class A; (ii) Class B-1; and (iii) Class B-2. Class A and Class B-1 represent the voting equity holders and Class B-2 represents profits interests awarded to employees of the Company. Class B interests were issued as “profits interests,” pursuant to agreements entered into with certain employees during the years ended December 31, 2020 and 2019 (as further discussed in Note 21). At the time of issuance, the Class B interests had a capital account interest of zero percent. The holders of Class B interests are entitled to distributions in excess of the defined threshold per the respective award. The holders of Class B-2 interests do not have voting rights.

Net profits and any other items of income shall be allocated to the members’ capital accounts in a manner that is consistent with their respective ownership percentages. Distributions to members will generally be in a manner consistent with their respective ownership percentages at the time the profits were generated and are subject to approval of the Company’s board of managers.

The Company’s Members’ capital interests are transferable; however, transfers are subject to obtaining the prior written consent of the Company’s board of managers, with certain exceptions for transfers to affiliated parties. In the event of an approved transfer, the Company has a right of first refusal to purchase any interests to be transferred. Members’ liability is limited to the capital account balance. Distributions are reflected in the combined statements of changes in members’ equity when declared by the board of managers and consist of distributions to members and non-controlling interest holders.

Bridge GPs

Bridge GPs have three classes of shares: (i) Class A; (ii) Class C; and (iii) Class D. Class A represents the voting interest and Classes C and D represent allocations of carried interest to employees of the Company. Generally, if at the termination of a fund, the fund has not achieved investment returns that exceed the preferred return threshold or the funds have received net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the Bridge GPs will be obligated to repay an amount equal to the excess of amounts previously distributed to the general partner over the amounts to which the general partner was ultimately entitled (generally net of income tax liabilities associated with related allocations of taxable income).

19.	COMMITMENTS AND CONTINGENCIES

Long-Term Leases — The Company leases office space generally under long-term non-cancelable operating lease agreements. The terms of each lease are unique and some permit early cancellation, while other leases have only a short period of time remaining on what was originally a longer dated lease agreement that is nearing the maturity.

The table below provides the future minimum rental payments required as of the combined balance sheet date, December 31, 2020, in the aggregate and for each of the five succeeding fiscal years for leases greater than a year in length and without cancellation options. The Company’s leases noted above that mature within the year or are cancellable are not included in the table below. As of December 31, 2020, the future minimum lease payments for the next five years (excluding short-term leases) as well as the total of the minimum lease payments after the next five years for the non-cancellable portion of the lease term described above are as follows (in thousands):

For the Years Ending December 31,
2021	$4,099
2022	3,687
2023	3,516
2024	3,345
2025	3,163
Thereafter	5,484

Total	$23,294

Certain leases contain renewal options, rent escalations based on increases in certain costs incurred by the lessor or increases in the fair market value of the leased property, and terms to pay a proportionate share of the operating expenses. Rent expense is recorded on a straight-line basis over the lease term for leases with determinable rent escalation and lease incentives. These items resulted in long term deferred rent of $0.7 million and $0.7 million and short-term deferred rent of $0.1 million and $0.1 million as of December 31, 2020 and 2019, respectively. Total rent expense for all of the Company’s office leases for the years ended December 31, 2020 and 2019 was $4.1 million (net of lease incentive amortization of $0.3 million) and $3.7 million (net of lease incentive amortization of $0.3 million), respectively.

The Company has other operating leases related to computers, copiers and other office equipment that were determined to be immaterial and are not included in the table above.

Performance Income — Performance income is affected by changes in the fair values of the underlying investments in the funds that we advise. Valuations, on an unrealized basis, can be significantly affected by a variety of external factors including, but not limited to, public equity market volatility, industry trading multiples and interest rates. Generally, if at the termination of a fund (and increasingly at interim points in the life of a fund), the fund has not achieved investment returns that (in most cases) exceed the preferred return threshold or (in all cases) the applicable Bridge GP receives net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the Bridge GP will be obligated to repay carried interest that was received by the Bridge GP in excess of the amounts to which the Bridge GP is entitled. This contingent obligation is normally reduced by income taxes paid by the members of the Bridge GP (including the Company) related to its carried interest. Additionally, at the end of the life of the funds there could be a payment due to a fund by the Bridge GP if the Bridge GP has recognized more performance income than was ultimately earned. The general partner clawback obligation amount, if any, will depend on final realized values of investments at the end of the life of the fund.

At December 31, 2020 and 2019, if the Company assumed all existing investments were worthless, the amount of performance income subject to potential repayment by the Bridge GPs, net of tax distributions, which may differ from the recognition of revenue, would have been approximately $62.7 million and $31.8 million, respectively, of which approximately $62.7 million and $31.8 million, respectively, is reimbursable to the Bridge GPs by certain professionals who are the recipients of such performance income. Management believes the possibility of all of the investments becoming worthless is remote. As of December 31, 2020 and 2019, if the funds were liquidated at their fair values, the contingent repayment obligation or liability of BDS I GP would be $3.2 million, of which $3.2 million is reimbursable to BDS I GP by certain professionals who are recipients of such performance income.

Guarantees and Other Commitments — The Company has guaranteed a financing facility of $36.0 million, of which $11.4 million is outstanding at December 31, 2020. This facility has been used to finance acquisition of ownership in Bridge. Borrowers under the financing facility have pledged their interest in the Company, which Bridge has a right to in the event of default.

Legal Matters — In the normal course of business, the Company is party to certain claims or legal actions. Although the amount of the ultimate exposure cannot be determined at this time, the Company believes that the resolution of these matters will not have a material adverse effect on its financial position, liquidity or results of operations.

Letters of Credit — In September 2020, the Company agreed to guarantee a $3.0 million standby letter of credit related to the self-insurance program of the properties owned by the funds. Additionally, the Company has agreed to guarantee a $363,000 letter of credit related to one of its operating leases.

20.	VARIABLE INTEREST ENTITIES

A VIE is an entity that lacks sufficient equity to finance its activities without additional subordinated financial support from other parties, or whose equity holders lack the characteristics of a controlling financial interest. The Company sponsors private funds and other investment vehicles as general partner for the purpose of providing investment management services in exchange for management fees and performance-based fees. These private funds are established as limited partnerships or equivalent structures. Limited partners of the private funds do not have either substantive liquidation rights, or substantive kick-out rights without cause, or substantive participating rights that could be exercised by a simple majority of limited partners or by a single limited partner. Accordingly, the absence of such rights, which represent voting rights in a limited partnership, results in the private funds being considered VIEs. The nature of the Company’s involvement with its sponsored funds comprises fee arrangements and equity interests. The fee arrangements are commensurate with the level of management services provided by the Company and contain terms and conditions that are customary to similar at-market fee arrangements.

The Company does not consolidate its sponsored private funds where it has insignificant direct equity interests or capital commitments to these funds as general partner. As the Company’s direct equity interests in its sponsored private funds as general partner absorb insignificant variability, the Company is considered to be acting in the capacity of an agent of these funds and is therefore not the primary beneficiary of these funds. The Company accounts for its equity interests in unconsolidated sponsored private funds under the equity method. The Company’s maximum exposure to loss is limited to the carrying value of its investment in the unconsolidated sponsored private funds, totaling $16.0 million and $2.2 million at December 31, 2020 and 2019, respectively, included in investments on the combined balance sheets.

The Company combines certain VIEs for which it is the primary beneficiary. VIEs consist of certain operating entities not wholly owned by the Company and include Bridge Seniors Housing Fund Manager LLC, Bridge Debt Strategies Fund Manager LLC, Bridge Office Fund Manager LLC, Bridge Agency MBS Fund Manager LLC, and the Bridge GPs. The assets of the consolidated VIEs totaled $244.3 million and $190.7 million as of December 31, 2020 and 2019, respectively. The liabilities of the combined VIEs totaled $51.3 million and $46.2 million as of December 31, 2020 and 2019, respectively. The assets of the combined VIEs may only be used to settle obligations of the same VIE. In addition, there is no recourse to the Company for the combined VIEs’ liabilities.

21.	RELATED PARTY TRANSACTIONS

Substantially all of the Company’s revenue is earned from its affiliates, including fund management fees, property and leasing fees, construction management fees, development fees, transaction fees, insurance premiums, and real estate mortgage brokerage and administrative expense reimbursements. The related accounts receivable is included within Receivables from affiliated parties within the combined balance sheets.

The Company has investment management agreements with the funds that it manages. In accordance with these agreements, these funds may bear certain operating costs and expenses which are initially paid by the Company and subsequently reimbursed by the funds.

The Company also has entered into agreements to be reimbursed for its expenses incurred for providing administrative services to certain related parties, including Bridge Founders Group, LLC.

Employees and other related parties may be permitted to invest in Bridge funds alongside fund investors. Participation is limited to individuals who qualify under applicable securities laws. These funds generally do not require these individuals to pay management or performance fees.

The Company considers its professionals and non-consolidated funds to be affiliates. Amounts due from and to affiliates were composed of the following (in thousands):

	2020	2019
Fees receivable from non-consolidated funds	$15,350	$20,486
Payments made on behalf of and amounts due from non-consolidated funds	10,131	9,676

Receivables from affiliated parties	$25,481	$30,162

22.	PROFITS INTERESTS

During 2019 and 2020, the Company issued profits interests in Bridge and certain Fund Managers to certain members of management to participate in the growth of Bridge and the respective Fund Managers. A holding company was formed for each of the Fund Managers to hold these profits interests. The holding company’s ownership equates to 5% to 40% of the related Fund Managers above a certain valuation threshold. The Company issued two types of profits interests: (i) award shares and (ii) antidilutive shares. The fair value of these awards was determined using a Monte Carlo Valuation model. Each of the awards has an earnings threshold for distributions and equity appreciation. The grant date fair value of the profits interest is expensed over the vesting period. The awards shares are subject to graded vesting with 33.3% vesting on the third, fourth and fifth anniversaries of the grant date. The Company also issued anti-dilutive awards to active partners. As the anti-dilutive awards are fully vested, the Company records 100% of the fair value as amortization expense in the year the antidilutive shares are granted. If the recipient leaves after the awards vest, the Company has the option to repurchase the shares at fair value. For the years ended December 31, 2020 and December 31, 2019, the Company recorded compensation related to its profits interests programs of $6.2 million and $12.0 million, respectively, in employee compensation and benefits on the combined statement of operations and comprehensive income.

At December 31, 2020, the aggregate unrecognized compensation cost for all unvested equity awards was $10.6 million, which is expected to be recognized over a weighted average period of 4 years. If the recipient leaves prior to vesting, the awards are forfeited. During the years ended December 31, 2020 and 2019, the Company reversed share-based compensation related to forfeitures of $412,000 and $0, respectively.

The profit interests will vest as follows (in thousands):

Year	Total PI Grants Remaining
2021	$5,833
2022	3,237
2023	1,286
2024	272
2025	—

23.	EMPLOYEE BENEFIT PLAN

The Company participates in a defined contribution plan covering all eligible employees whereby employees may elect to contribute a percentage of their compensation to the plan. Employees that are age 21 or older, and have completed 60 days of service, are eligible to participate. During the years ended December 31, 2020 and 2019, the Company made contributions of $2.4 million and $2.0 million, respectively, to the plan as an employer match to the employee’s contributions.

24.	SUBSEQUENT EVENTS

The Company has evaluated all events subsequent to the date of the combined financial statements through April 15, 2021, which is the date the combined financial statements were available to be issued. The following events occurred subsequent to December 31, 2020:

Long-term Investments

On January 1, 2021, the Company made an additional investment in Bridge Agency MBS Fund totaling $1.1 million. On March 1, 2021, the Company made an additional investment in Bridge Agency MBS Fund totaling $0.9 million.

Notes Receivable

Subsequent to year end, the following principal and interest payments were received (in thousands):

Bridge Office Fund II	$25,770
Bridge Seniors Housing Fund II	2,000
Bridge Seniors Housing Fund III	525
Bridge Debt Strategies Fund I	665

Total	$28,960

Notes Receivable from Employees

Subsequent to year end, employees made re-payments totaling $7.4 million towards their notes receivable with the Company.

Distributions to Owners

Subsequent to December 31, 2020 the following distributions occurred (in thousands):

Entity	Controlling Interest	Non-Controlling Interest	Total Distribution
The Company	$98,189	$—	$98,189
Bridge Debt Strategies Fund Manager LLC	2,686	1,791	4,477
Bridge Seniors Housing Fund Manager LLC	1,483	989	2,472
Bridge Office Fund Manager LLC	1,251	410	1,661
BMF III GP	4,445	—	4,445
BDS III GP	8,981	—	8,981

Total	$117,035	$3,190	$120,225

******

The distributions from the Company include a special dividend of $75.0 million, which was distributed to members of the Company on April 5, 2021.

******

Bridge Investment Group LLC

Condensed Combined Financial Statements

as of December 31, 2020 and March 31, 2021 and for the Three Months Ended March 31, 2021 and 2020

CONDENSED COMBINED BALANCE SHEETS

(In thousands)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$133,620	$101,830
Restricted cash	5,982	5,524
Marketable securities	5,067	5,053
Receivables from affiliates	22,983	25,481
Notes receivable from affiliates	11,835	40,795
Notes receivable from employees	—	7,431
Prepaid and other current assets	3,359	5,184

Total current assets	182,846	191,298

Investments (including accrued carried interest allocation of $203,372 and $199,410 at March 31, 2021 and December 31, 2020, respectively)	236,974	215,427

Tenant improvements, furniture and equipment - Less accumulated depreciation of $2,952 and $2,686 at March 31, 2021 and December 31, 2020, respectively	4,026	4,158
Intangible assets - Less accumulated amortization of $11,382 and $10,987 at March 31, 2021 and December 31, 2020, respectively	4,516	4,910
Goodwill	9,830	9,830
Other assets	305	389

Total assets	$438,497	$426,012

Liabilities and members’ equity
Current liabilities
Accrued performance allocations compensation	$24,749	$22,167
Accounts payable and accrued expenses	7,322	11,137
Accrued payroll and benefits	13,476	11,614
General Partner Notes Payable at fair value	14,858	16,458
Insurance loss reserves	4,227	4,436
Self-insurance reserves and unearned premiums	3,730	3,700
Other current liabilities	4,534	4,830

Total current liabilities	72,896	74,342

Notes payable, net	147,820	147,713
Other long-term liabilities	2,417	2,486

Total liabilities	223,133	224,541

Equity
Net investment in common control group	202,167	186,091
Non-controlling interests	13,192	15,376
Accumulated other comprehensive income	5	4

Total equity	215,364	201,471

Total liabilities and members’ equity	$438,497	$426,012

See notes to the condensed combined financial statements.

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Fund management fees	$30,851	$25,719
Property management and leasing fees	16,747	16,522
Construction management fees	1,826	1,562
Development fees	386	205
Transaction fees	5,326	7,345
Insurance premiums	1,894	1,155
Other asset management and property income	1,520	1,200

Total Revenues	58,550	53,708

Investment income:
Incentive fees	910	—
Performance allocations
Realized	5,557	4,111
Unrealized	14,719	18,816
Losses from investments in real estate	(3)	(412)

Total Investment Income	21,183	22,515

Expenses:
Employee compensation and benefits	27,151	24,694
Incentive fee compensation	82	—
Performance allocations compensation
Realized	494	388
Unrealized	1,429	2,280
Loss and loss adjustment expenses	786	581
Third-party operating expenses	8,626	8,560
General and administrative expenses	4,101	4,691
Depreciation and amortization	753	672

Total Expenses	43,422	41,866
Other income (expense)
Realized and unrealized gains	5,798	655
Interest income	608	372
Interest expense	(1,587)	(481)

Total other income	4,819	546

Income before provision for income taxes	41,130	34,903
Income tax provision	(410)	(12)

Net income	40,720	34,891

Net income attributable to non-controlling interests	3,949	2,034

Net income attributable to the Company	$36,771	$32,857

See notes to the condensed combined financial statements.

CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net income	$40,720	$34,891
Other comprehensive income - foreign currency translation adjustments	1	—

Comprehensive income	40,721	34,891

Less: comprehensive income attributable to non-controlling interests	—	—

Comprehensive income	40,721	34,891

Comprehensive income attributable to non-controlling interests	3,949	2,034

Comprehensive income attributable to the Company	$36,772	$32,857

See notes to the condensed combined financial statements.

CONDENSED COMBINED STATEMENTS OF NET INVESTMENT

FOR THE THREE MONTHS ENDED MARCH 31, 2021 and 2020

(In thousands)

(Unaudited)

	Net investment in common control group	Non-controlling interests	Accumulated Other Comprehensive Income	Total
Balance — December 31, 2019	$174,465	$15,860	$—	$190,325

Net income	32,857	2,034	—	34,891
Capital contributions	—	273	—	273
Share based compensation amortization expense	351	36	—	387
Repurchase of shares	(6,500)	—	—	(6,500)
Distributions to members	(32,684)	(5,213)	—	(37,897)

Balance — March 31, 2020	$168,489	$12,990	$—	$181,479

Balance — December 31, 2020	$186,091	$15,376	$4	$201,471

Net income	36,771	3,949	—	40,720
Foreign currency translation adjustment	—	—	1	1
Capital contributions	428	—	—	428
Share based compensation amortization expense	741	100	—	841
Repurchase of shares	(68)	(43)	—	(111)
Distributions to members	(21,796)	(6,190)	—	(27,986)

Balance — March 31, 2021	$202,167	$13,192	$5	$215,364

See notes to the condensed combined financial statements.

CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net income	$40,720	$34,891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	753	658
Amortization of deferred financing costs and debt discount and premium	131	28
Share based compensation	841	387
Loss on disposal of furniture and equipment	—	127
Equity in income of investments	(4,258)	(131)
Changes in unrealized loss on General Partner Notes Payable	(1,540)	(901)
Amortization of lease incentives	(68)	(67)
Changes in unrealized performance allocations	(14,719)	(18,815)
Changes in operating assets and liabilities:
Receivables from affiliates	2,499	12,334
Prepaid and other current assets	1,801	(141)
Other assets	(9)	(115)
Accounts payable and accrued expenses	(3,814)	(3,194)
Accrued payroll and benefits	1,862	153
Other current liabilities	(296)	(505)
Insurance loss reserves	(209)	447
Self-insurance reserves and unearned premiums	30	(80)
Accrued performance allocations compensation	2,582	2,280
Deferred rent	(2)	—

Net cash provided by operating activities	26,304	27,356

Cash flows from investing activities:
Purchase of investments	(2,668)	(1,883)
Proceeds from investments	84	31
Issuance of notes receivable	(60,001)	(124,100)
Repayment of notes receivable	96,392	85,300
Purchase of tenant improvements and office equipment	(133)	(62)

Net cash provided by (used in) investing activities	33,674	(40,714)

Cash flows from financing activities:
Capital contributions	429	273
Distributions to members	(21,796)	(32,684)
Distributions to non-controlling interests	(6,190)	(5,213)
Repurchase of shares	(111)	(6,500)
Repayments of notes payable	—	(162)
Repayments of General Partner Notes Payable	(62)	(32)
Proceeds from line of credit	—	40,800
Repayments on line of credit	—	(8,835)

Net cash used in financing activities	(27,730)	(12,353)

Net increase (decrease) in cash, cash equivalents, and restricted cash	32,248	(25,711)

Cash, cash equivalents, and restricted cash - beginning of period	107,354	60,110

Cash, cash equivalents, and restricted cash - end of period	$139,602	$34,399

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$410	$12

Cash paid for interest	$3,019	$224

Cash and cash equivalents	$133,620	$31,958
Restricted cash	$5,982	2,441

Cash, cash equivalents, and restricted cash	$139,602	$34,399

See notes to the condensed combined financial statements.

1.	ORGANIZATION

Bridge Investment Group LLC (the “Operating Company”), a Utah limited liability company, was formed on December 2, 2011, to act as a holding company of certain affiliates that provide an array of real estate- related services. The Operating Company is the ultimate controlling entity, through its wholly owned subsidiary Bridge Fund Management Holdings LLC, of the following investment manager entities (collectively, the “Fund Managers”): Bridge Multifamily Fund Manager LLC, Bridge Seniors Housing Fund Manager LLC, Bridge Debt Strategies Fund Manager LLC, Bridge Office Fund Manager LLC, Bridge Development Fund Manager LLC and Bridge Agency MBS Fund Manager LLC. The Fund Managers provide real estate and fund investment advisory services on a discretionary basis to multiple investment funds and other vehicles, including joint venture real estate projects, separately managed accounts and privately offered real estate-related limited partnerships, including any parallel investment vehicles and feeder funds (collectively, the “funds”). The Operating Company is entitled to the management fees of the funds. Each time that a new fund family is established, a new general partner for that fund family is also established. These general partners are collectively referred to as the Bridge GPs. The Bridge GPs are entitled to any performance fees from the funds.

The Operating Company and the Bridge GPs, collectively defined as “Bridge” or the “Company” are under common control by the direct owners of Bridge. The owners have the ability to control the Operating Company and each of Bridge GPs, and manage and operate these entities through the Fund Managers, a common board of directors, common ownership, and shared resources and facilities. Bridge represents the predecessor history for the combined operations.

These combined financial statements of Bridge are being prepared in contemplation of Bridge’s initial public offering through a newly formed entity Bridge Investment Group Holdings Inc. (the “Transaction”). As part of the Transaction, owners of the Bridge GPs will contribute their interests in the respective Bridge GPs in exchange for LLC interests in the Operating Company. Currently, the Operating Company does not have any direct interest in the Bridge GPs; however, these combined financial statements include 100% of operations of the Bridge GPs for the three months ended March 31, 2021 and 2020 on the basis of common control.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination and Presentation —The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Operating Company and Bridge GPs have historically been under common control. The combined financial statements include the accounts of Bridge wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the combined financial statements.

Principles of Consolidation — The Company consolidates entities in which it has a controlling financial interest by first considering if an entity meets the definition of a variable interest entity (“VIE”) for which the Company is deemed to be the primary beneficiary, or if the Company has the power to control an entity through a majority of voting interest or through other arrangements.

Variable Interest Entities — A VIE is consolidated by its primary beneficiary, which is defined as the party who has a controlling financial interest in the VIE through (a) power to direct the activities of the VIE that most significantly affect the VIE’s economic performance, and (b) obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. The Company also considers interests held by its related parties, including de facto agents. The Company may perform a related party analysis to assess whether it is a member of a related party group that collectively meets the power and benefits criteria and, if so, whether the Company is most closely associated with the VIE. In performing the related party analysis, the Company considers both qualitative and quantitative factors, including, but not limited to: the amount and characteristics of its investment relative to the related party; the Company’s and the related party’s ability to control or significantly influence key decisions of the VIE including consideration of involvement by de facto agents; the obligation or likelihood for the Company or the related party to fund operating losses of the VIE; and the similarity and significance of the VIE’s business activities to those of the Company and the related party. The determination of whether an entity is a VIE, and whether the Company is the primary beneficiary, may involve significant judgment, including the determination of which activities most significantly affect the entities’ performance, and estimates about the current and future fair values and performance of assets held by the VIE.

Voting Interest Entities — Unlike VIEs, voting interest entities have sufficient equity to finance their activities and equity investors exhibit the characteristics of a controlling financial interest through their voting rights. The Company consolidates such entities when it has the power to control these entities through ownership of a majority of the entities’ voting interests or through other arrangements.

At each reporting period, the Company reassesses whether changes in facts and circumstances cause a change in the status of an entity as a VIE or voting interest entity, and/or a change in the Company’s consolidation assessment. Changes in consolidation status are applied prospectively. An entity may be consolidated as a result of this reassessment, in which case, the assets, liabilities and non-controlling interest in the entity are recorded at fair value upon initial consolidation. Any existing equity interest held by the Company in the entity prior to the Company obtaining control will be remeasured at fair value, which may result in a gain or loss recognized upon initial consolidation. The Company may also deconsolidate a subsidiary as a result of this reassessment, which may result in a gain or loss recognized upon deconsolidation depending on the carrying values of deconsolidated assets and liabilities compared to the fair value of any interests retained.

Non-controlling Interests — Non-controlling interests represent the share of consolidated entities owned by third parties. Bridge recognizes each non-controlling shareholder’s respective ownership at the estimated fair value of the net assets at the date of formation or acquisition. Non-controlling interests are subsequently adjusted for the non-controlling shareholder’s additional contributions, distributions and their share of the net earnings or losses of each respective consolidated entity. Net income is allocated to non-controlling interests based on the weighted-average ownership interest during the period. The net income that is not attributable to Bridge is reflected in net income attributable to non-controlling interests in the combined statements of operations and comprehensive income and net investment in the common control group.

Use of Estimates — The preparation of combined financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The outbreak of the novel coronavirus (“COVID-19”) pandemic has caused uncertainty and disruption in the global economy and financial markets. As a result, management’s estimates and assumptions may be subject to a higher degree of variability and volatility that may result in material differences from the current period.

Cash and Cash Equivalents — The Company considers all cash on hand, demand deposits with financial institutions and short-term highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are financial instruments that are exposed to concentrations of credit risk. Cash balances may be invested in money market accounts that are not insured. The Company holds and invests its cash with high-credit quality institutions in amounts that regularly exceed the amount insured by the FDIC for a single financial institution. However, the Company has not realized any losses in such cash investments or accounts and believes the Company is not exposed to any significant credit risk.

Restricted Cash — Restricted cash primarily consists of a collateral trust account for the benefit of the insurance carriers associated with BIGRM. These funds are held as collateral for the insurance carriers in the event of a claim that would require a high deductible payment from BIGRM.

Marketable Securities — The Company’s marketable securities are classified as available for sale and reported at fair value, with changes in fair value recognized through realized and unrealized gains (losses) on investments. Fair value is based on quoted prices for identical assets in active markets. Realized gains and losses are determined on the basis for the actual cost of the securities sold. Dividends on equity securities are recognized in income when declared.

Fair Value — GAAP establishes a hierarchal disclosure framework that prioritizes the inputs used in measuring financial instruments at fair value into three levels based on their market price observability. Market price observability is affected by a number of factors, including the type of instrument and the characteristics specific to the instrument. Financial instruments with readily available quoted prices from an active market or for which fair value can be measured based on actively quoted prices generally have a higher degree of market price observability and a lesser degree of judgment inherent in measuring fair value.

Financial assets and liabilities measured and reported at fair value are classified as follows:

•	Level 1—Quoted prices in active markets for identical instruments.

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in inactive markets; and model-derived valuations with directly or indirectly observable significant inputs. Level 2 inputs include prices in markets with few transactions, non-current prices, prices for which little public information exists or prices that vary substantially over time or among brokered market makers. Other level 2 inputs include interest rates, yield curves, volatilities, prepayment risks, loss severities, credit risks and default rates.

•

Level 3—Valuations that rely on one or more significant unobservable inputs. These inputs reflect the Company’s assessment of the assumptions that market participants would use to value the instrument based on the best information available.

In some instances, an instrument may fall into more than one level of the fair value hierarchy. In such instances, the instrument’s level within the fair value hierarchy is based on the lowest of the three levels (with Level 3 being the lowest) that is significant to the fair value measurement. The Company’s assessment of the significance of an input requires judgment and considers factors specific to the instrument. The Company accounts for the transfer of assets into or out of each fair value hierarchy level as of the beginning of the reporting period. (See Note 8 for further detail).

Fair Value Option—The fair value option provides an option to elect fair value as a measurement alternative for selected financial instruments. (See Note 8 for further detail). The fair value option may be elected only upon the occurrence of certain specified events, including when the Company enters into an eligible firm commitment, at initial recognition of the financial instrument, as well as upon a business combination or consolidation of a subsidiary. The election is irrevocable unless a new election event occurs. The Company elected the fair value option for the General Partner Notes Payable.

Investments— A non-controlling, unconsolidated ownership interest in an entity may be accounted for using one of: (i) equity method where applicable; (ii) fair value option if elected; (iii) fair value through earnings if fair value is readily determinable, including election of net asset value (“NAV”) practical expedient where applicable; or (iv) for equity investments without readily determinable fair values, the measurement alternative to measure at cost adjusted for any impairment and observable price changes, as applicable.

Changes in fair value of equity method investments are recorded in realized and unrealized gains (losses).

Equity Method Investments

The Company accounts for investments under the equity method of accounting if it has the ability to exercise significant influence over the operating and financial policies of an entity, but does not have a controlling financial interest. The equity method investment is initially recorded at cost and adjusted each period for capital contributions, distributions and the Company’s share of the entity’s net income or loss as well as other comprehensive income or loss. The Company’s share of net income or loss may differ from the stated ownership percentage interest in an entity if the governing documents prescribe a substantive non-proportionate earnings allocation formula or a preferred return to certain investors. The Company’s share of earnings (losses) from equity method investments is determined using a balance sheet approach referred to as the hypothetical liquidation at book value (“HLBV”) method. Under the HLBV method, at the end of each reporting period Bridge calculates the accrued performance allocations that would be due to Bridge for each fund pursuant to the fund agreements as if the fair value of the underlying investments were realized as of such date, irrespective of whether such amounts have been realized. As the fair value of underlying investments varies between reporting periods, it is necessary to make adjustments to amounts recorded as accrued performance allocations to reflect either (a) positive performance resulting in an increase in the accrued performance allocation to the general partner, or (b) negative performance that would cause the amount due to Bridge to be less than the amount previously recognized as revenue, resulting in a negative adjustment to the accrued performance allocation to the general partner. In each scenario, it is necessary to calculate the accrued performance allocation on cumulative results compared to the accrued performance allocation recorded to date and make the required positive or negative adjustments. Bridge ceases to record negative performance allocations once previously accrued performance allocations for such fund have been fully reversed. Bridge is not obligated to pay guaranteed returns or hurdles, and therefore, cannot have negative performance allocations over the life of a fund. The carrying amounts of equity method investments are reflected in investments in the combined balance sheets.

For certain equity method investments, the Company records its proportionate share of income on one to three-month lag. Distributions of operating profits from equity method investments are reported as operating activities, while distributions in excess of operating profits are reported as investing activities in the combined statements of cash flows under the cumulative earnings approach.

Impairment

Evaluation of impairment applies to equity method investments and equity investments under the measurement alternative. If indicators of impairment exist, the Company will estimate the fair value of its investment. In assessing fair value, the Company generally considers, among others, the estimated enterprise value of the investee or fair value of the investee’s underlying net assets, including net cash flows to be generated by the investee as applicable, and for equity method investees with publicly traded equity, the traded price of the equity securities in an active market.

For investments under the measurement alternative, if the carrying value of the investment exceeds its fair value, an impairment is deemed to have occurred.

For equity method investments, further consideration is made if a decrease in value of the investment is other-than-temporary to determine if impairment loss should be recognized. Assessment of other-than-temporary impairment (“OTTI”) involves management judgment, including, but not limited to, consideration of the investee’s financial condition, operating results, business prospects and creditworthiness, the Company’s ability and intent to hold the investment until recovery of its carrying value, or a significant and prolonged decline in traded price of the investee’s equity security. If management is unable to reasonably assert that an impairment is temporary or believes that the Company may not fully recover the carrying value of its investment, then the impairment is considered to be other-than-temporary.

Receivables from Affiliates — Receivables consist principally of amounts due from the funds and other affiliates. These include receivables associated with fund or asset management fees, property management fees and other fees. Additionally, the Company is entitled to reimbursements and/or recovers certain costs paid on behalf of the private funds managed by the Company and related properties operated by the Company, which include: (i) organization and offering costs associated with the formation and offering; (ii) direct and indirect operating costs associated with managing the operations of the properties; and (iii) costs incurred in performing investment due diligence.

The Company facilitates the payments of organization and offering costs, due diligence, all of which are recorded as receivables-principally from affiliated parties on the combined balance sheets, until such amounts are repaid. The Company assesses the collectability of such receivables considering the offering period, historical and forecasted capital raising, and establishes an allowance for any balances considered not collectible. None of the receivables were considered not collectible at the respective balance sheet dates.

Notes Receivable from Affiliates and Employees — During the normal course of business, the Company makes short-term uncollateralized loans to the funds for asset acquisition and working capital. The Company also has notes receivable with employees to purchase an equity interest in the Company. Interest income is recognized based upon contractual interest rate and unpaid principal balance of the loans. Loan fees on originated loans are deferred and amortized as adjustments to interest income over the expected life of the loans using the effective yield method.

Prepaid and Other Current Assets — Prepaid and other current assets consist of prepaid expenses, primarily related to software contracts, which are usually for multiple months and are amortized on a straight-line basis over the life of the contract. Additionally, there is a $1.1 million refundable deposit until January 1, 2021 related to a subscription in a sponsored fund, which was invested on January 1, 2021.

Tenant Improvements, Furniture and Equipment — Tenant improvements, furniture and equipment are stated at cost, net of depreciation. Tenant improvements are depreciated on a straight-line basis over shorter of remaining lease term or remaining useful life of the improvement. Depreciation of furniture and equipment is computed on the straight-line basis over estimated useful lives of three to ten years.

Intangible Assets — The Company’s finite-lived intangible assets primarily consist of acquired contractual rights to earn future management and advisory fee income. Intangible assets with a finite life are amortized based on the pattern in which the estimated economic benefits of the intangible asset on a straight-line basis, ranging from 6 to 10 years. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the intangible. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value of the asset.

Goodwill — The Company has goodwill of $9.8 million related to the acquisition of BPM and BAA&D in 2012, and BCRE and other Fairlead Companies in 2016. Goodwill represents the excess amount of consideration transferred in a business combination above the fair value of the identifiable net assets. Goodwill is assessed for impairment at least annually using a qualitative and, if necessary, a quantitative approach. The Company performs its annual goodwill impairment test as of December 31, or more frequently, if events and circumstances indicate that an impairment may exist. Goodwill is tested for impairment at the reporting unit level. The initial assessment for impairment under the qualitative approach is to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. If the qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than the carrying amount, a quantitative assessment is performed to measure the amount of impairment loss, if any. The quantitative assessment includes comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, an impairment loss is recognized equal to the lesser of (a) the difference between the carrying amount of the reporting unit and its fair value and (b) the total carrying amount of the reporting unit’s goodwill. The Company performed annual goodwill impairment assessments as of December 31, 2020 and 2019 and determined that there was no impairment of goodwill as of either date.

The Company also tests goodwill for impairment in other periods if an event occurs or circumstances change such that is more likely than not to reduce the fair value of the reporting unit below its carrying amount. Inherent in such fair value determinations are certain judgments and estimates relating to future cash flows, including the Company’s interpretation of current economic indicators and market valuations, and assumptions about the Company’s strategic plans with regard to its operations. Due to the uncertainties associated with such estimates, actual results could differ from such estimates.

Other Assets — Other assets is comprised of deferred income taxes related to the operations of BIGRM and financing costs related to a line of credit arrangement, which are amortized on the straight-line basis over the life of the line of credit. Additionally, the Company capitalized costs to obtain the contracts when the investor is deemed to be a customer. The Company adopted ASC 606 effective January 1, 2019. The impact of the adoption was to capitalize $1.3 million, net of amortization costs. During the three months ended March 31, 2021 and 2020, the Company capitalized $0 and $46,000, respectively. The amortization expense the three months ended March 31, 2021 and for 2020 was $93,000 and $142,000, respectively.

Accounts Payable and Accrued Expenses — Accounts payables and accrued expenses include payables to vendors, interest payable, and payables to the properties and funds during the normal course of the business.

Other Current Liabilities — Other current liabilities include unearned management fees, advanced payments and short-term deferred rent obligations.

Other Long-term Liabilities — Other long-term liabilities include long-term deferred rent obligations and lease incentives.

Business Combinations

Definition of a Business — The Company evaluates each purchase transaction to determine whether the acquired assets meet the definition of a business. If substantially all of the fair value of gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, then the set of transferred assets and activities is not a business. If not, for an acquisition to be considered a business, it would have to include an input and a substantive process that together significantly contribute to the ability to create outputs (i.e., there is a continuation of revenue before and after the transaction). A substantive process is not ancillary or minor, cannot be replaced without significant costs, effort or delay or is otherwise considered unique or scarce. To qualify as a business without outputs, the acquired assets would require an organized workforce with the necessary skills, knowledge and experience that performs a substantive process.

Asset Acquisitions — For acquisitions that are not deemed to be businesses, the assets acquired are recognized based on their cost to the Company as the acquirer and no gain or loss is recognized. The cost of assets acquired in a group is allocated to individual assets within the group based on their relative fair values and does not give rise to goodwill. Transaction costs related to acquisition of assets are included in the cost basis of the assets acquired.

Acquisitions of Businesses — The Company accounts for acquisitions that qualify as business combinations by applying the acquisition method. Transaction costs related to acquisition of a business are expensed as incurred and excluded from the fair value of consideration transferred. The identifiable assets acquired, liabilities assumed and non-controlling interests in an acquired entity are recognized and measured at their estimated fair values. The excess of the fair value of consideration transferred over the fair values of identifiable assets acquired, liabilities assumed and non-controlling interests in an acquired entity, net of fair value of any previously held interest in the acquired entity, is recorded as goodwill. Such valuations require management to make significant estimates and assumptions.

Revenue Recognition — Revenues consist of fund management fees, property management and leasing fees, construction management fees, development fees, transaction fees, insurance premiums and other asset management and property income. The Company recognizes revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company’s revenue is based on contracts with a determinable transaction price and distinct performance obligations with probable collectability. Revenues are not recognized until the performance obligation(s) are satisfied.

Fund Management Fees

Fund management fees are generally based on a defined percentage of total commitments, invested capital or NAV of the investment portfolios managed by the Fund Managers. Following the expiration or termination of the investment period, the basis on which management fees are earned for certain closed-end funds and managed accounts, generally changes from committed capital to invested capital with no change in the management fee rate. The fees are generally based on a quarterly measurement period and amounts are paid in advance of recognizing revenue. Management fees are recognized as revenue in the period advisory services are rendered, subject to our assessment of collectability. Fund management fees also include management fees for joint ventures and separately managed accounts. For Company sponsored closed-end funds, the capital raising period is generally 18-24 months. The Fund Managers may charge catch up management fees to investors who subscribe in later closings in amounts equal to the fees they would have paid if they had been in the initial closing (plus interest as if the investor had subscribed in the initial closing). Catch up management fees are recognized in the period in which the limited partner subscribes to the fund. Fund management fees are presented net of placement agent fees, where Bridge is acting as an agent in the arrangement.

Property Management and Leasing Fees

Property management fees are earned as the related services are provided under the terms of the respective property management agreements. Included in management fees are certain expense reimbursements where the Company is considered the principal under the agreements and is required to record the expense and related reimbursement revenue on a gross basis. The Company also earns revenue associated with the leasing of commercial assets. The revenue is recognized upon the execution of the lease agreement.

Construction Management Fees

Construction management fees are earned as the services are provided under the terms of the property management agreement with each property.

Development Fees

Developments fees are earned as the services are provided under the terms of the development agreement with each asset.

Transaction Fees

The Company earns transaction fees associated with the due diligence related to the acquisition of assets and financing of assets. The fees are recognized upon the acquisition of the asset or origination of the mortgage or other debt, as applicable.

Insurance Premiums

BIGRM insures multifamily and commercial properties owned by the funds. BIGRM insures direct risks including lease security deposit fulfillment, lessor legal liability, workers compensation deductible, property deductible and general liability deductible reimbursements. Tenant liability premiums are earned monthly. Deposit eliminator premiums are earned in the month that they are written. Workers’ compensation and property deductible premiums are earned over the terms of the policy period.

Other Asset Management and Property Income

Other Asset Management and Property Income is comprised of, among other things interest on catch up management fees, fees related to in-house legal and tax professional fees, which is generally billed on an hourly rate to various Bridge funds and properties and other miscellaneous fees.

Investment Income (inclusive of performance and carried interest allocation)

Performance income is based on certain specific hurdle rates as defined in the applicable investment management agreements or fund or joint venture governing documents. Substantially all performance income is earned from funds and joint ventures managed by affiliates of the Company.

Incentive Fees

Incentive fees comprise fees earned from certain fund investor investment mandates for which the Company does not have a general partner interest in a fund. The Company recognizes incentive fee revenue only when these amounts are realized and no longer subject to significant reversal, which is typically at the end of a defined performance period and/or upon expiration of the associated clawback period.

Carried Interest Allocation

Carried interest is allocated to the Company based on cumulative fund performance to date, subject to the achievement of minimum return levels in accordance with the respective terms set out in each fund’s partnership agreement or other governing documents. At the end of each reporting period, a fund will allocate carried interest applicable to the Company based upon an assumed liquidation of that fund’s net assets on the reporting date, irrespective of whether such amounts have been realized. Carried interest is recorded to the extent such amounts have been allocated and may be subject to reversal to the extent that the amount allocated exceeds the amount due to the general partner based on a fund’s cumulative investment returns. Accordingly, the amount recognized as carried interest allocation revenue reflects our share of the gains and losses of the associated fund’s underlying investments measured at their then-fair values, relative to the fair values as of the end of the prior period.

As the fair value of underlying assets varies between reporting periods, it is necessary to make adjustments to amounts recorded as carried interest to reflect either (i) positive performance resulting in an increase in the carried interest allocated to the Company or (ii) negative performance that would cause the amount due to the Company to be less than the amount previously recognized as revenue, resulting in a reversal of previously recognized carried interest allocated to the Company. Accrued but unpaid carried interest as of the reporting date is recorded within accrued performance allocations compensation in the combined balance sheet.

Carried interest is realized when an underlying investment is profitably disposed of and the fund’s cumulative returns are in excess of the specific hurdle rates as defined in the applicable investment management agreements or fund or joint venture governing documents. Since carried interest is subject to reversal, the Company may need to accrue for potential repayment of previously received carried interest. This accrual represents all amounts previously distributed to the Company that would need to be repaid to the funds if the funds were to be liquidated based on the current fair value of the underlying funds’ investments as of the reporting date. The actual repayment obligations, however, generally does not become realized until the end of a fund’s life.

The Company accounts for carried interest, which represents a performance-based capital allocation from a fund General Partner to the Company, as earnings from financial assets within the scope of ASC 323, Investments-Equity Method and Joint Ventures. The Company recognizes carried interest allocation as a separate revenue line item in the combined statements of operations with uncollected carried interest as of the reporting date reported within investments in the combined balance sheet.

Employee Compensation and Benefits — Compensation comprises salaries, bonus (including discretionary awards), related benefits, share-based compensation, and cost of processing payroll. Bonus is accrued over the employment period to which it relates. Equity-classified awards granted to employees that have a service condition only are measured at fair value at date of grant and remeasured at fair value only upon a modification of the award. Fair value is determined using a Monte Carlo valuation at date of grant or date of remeasurement. The Company recognizes compensation expense on a straight-line basis over the requisite service period of the awards, with the amount of compensation expense recognized at the end of a reporting period at least equal to the fair value of the portion of the award that has vested through that date. Compensation expense is adjusted for actual forfeitures upon occurrence. Please refer to Note 21 for additional information.

Performance Allocations — A portion of the carried interest allocations earned is awarded to employees in the form of carried interest (“carry awards”). The Company evaluates performance allocation awards to determine if they are liability-classified carry awards or equity-classified carried awards.

Liability-classified carry awards to employees and other participants are accounted for as a component of compensation and benefits expense contemporaneously with our recognition of the related realized and unrealized carried interest allocation revenue. Upon a reversal of carried interest allocation revenue, the related compensation expense, if any, is also reversed. Liabilities recognized for carried interest amounts due to affiliates are not paid until the related carried interest allocation revenue is realized. The Company records incentive fee compensation when it is probable that a liability has been incurred and the amount is reasonably estimable. The incentive fee compensation accrual is based on a number of factors, including the cumulative activity for the period and the expected timing of the distribution of the net proceeds in accordance with the applicable governing agreement.

Third-party Operating Expenses — Third-party operating expenses represent transactions, largely operation and leasing of assets, with third party operators of real estate owned by the funds where the Company was determined to be the principal rather than the agent in the transaction.

Realized and Unrealized Gains (Losses) — Realized gain (loss) occurs when the Company redeems all or a portion of its investment or when the Company receives cash income, such as dividends or distributions. Unrealized appreciation (depreciation) results from changes in the fair value of the underlying investment as well as from the reversal of previously recognized unrealized appreciation (depreciation) at the time an investment is realized. The Company’s share of the investee’s income and expenses for the Company’s equity method investments (exclusive of carried interest) is also included within net realized and unrealized gains (losses). Realized and unrealized gains (losses) are presented together as net realized and unrealized gains (losses) in the combined statements of operations.

Finally, the realized and unrealized change in gain (loss) associated with the financial instruments that we elect the fair value option is also included in net realized and unrealized gains (losses).

Interest Income — Interest and other investment income are included in interest income. Interest income is recognized on an accrual basis to the extent that such amounts are expected to be collected using the effective interest method.

Foreign Currency — The U.S. dollar is the Company’s functional currency; however, certain transactions of the Company may not be denominated in U.S. dollars. Foreign exchange revaluation arising from these transactions is recognized within other income (expense) in the combined statements of operations. For the three months ended March 31, 2021 and 2020, transaction losses related to foreign currencies revaluation were immaterial.

In addition, the consolidated results include certain foreign subsidiaries that use functional currencies other than the U.S. dollar. Assets and liabilities of these foreign subsidiaries are translated to U.S. dollars at the prevailing exchange rates as of the reporting date. Income and expense and gain and loss transactions denominated in foreign currencies are generally translated into U.S. dollars monthly using the average exchange rates during the respective transaction period. Translation adjustments resulting from this process are recorded to currency translation adjustment in accumulated other comprehensive income.

Income Tax Provision — Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period in which the enactment date occurs. Under ASC 740, Income Taxes (“ASC 740”), a valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

The Company’s policy is to recognize accrued interest and penalties related to uncertain tax positions in income tax expense in the combined financial statements. At March 31, 2021 and December 31, 2020, the Company did not have a liability recorded for payment of interest and penalties associated with uncertain tax positions.

Other than BIGRM and Bridge PM, Inc., Bridge and its subsidiaries are limited liability companies and, as such, are not subject to income taxes; the individual Members of Bridge are required to report their distributive share of the Company’s realized income, gains, losses, deductions, or credits on their individual income tax returns.

Comprehensive Income — Comprehensive income consists of net income and other appreciation (depreciation) affecting the net investment of the common control group that, under GAAP, are excluded from net income. The Company’s other comprehensive income includes foreign currency translation adjustments.

Segments – The Company operates our business in a single segment, which is how our chief operating decision maker (who is our chairman) reviews financial performance and allocate resources.

Recently Adopted Accounting Standards

Consolidation — In October 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2018-17, an update to ASC Topic 810, Consolidations. ASU 2018-17 requires reporting entities to consider indirect interests held by related parties under common control on a proportional basis rather than as the equivalent of a direct interest in its entirety in determining whether a decision-making fee is a variable interest. ASU 2018-17 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2019, with early adoption permitted. The Company adopted the provisions of ASU 2018-17 on January 1, 2020. This adoption did not have an impact on the combined financial statements.

Fair Value — In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurements. The ASU requires new disclosures of changes in unrealized gains and losses in other comprehensive income for recurring Level 3 fair value measurements of instruments held at balance sheet date, as well as the range and weighted average or other quantitative information, if more relevant, of significant unobservable inputs for recurring and nonrecurring Level 3 fair values. Certain previously required disclosures are eliminated, specifically around the valuation process required for Level 3 fair values, policy for timing of transfers between levels of the fair value hierarchy, as well as amounts and reason for transfers between Levels 1 and 2. Additionally, the new guidance clarifies or modifies certain existing disclosures, including clarifying that information about measurement uncertainty of Level 3 fair values should be as of reporting date and requiring disclosures of the timing of liquidity events for investments measured under the NAV practical expedient, but only if the investee has communicated this information or has announced it publicly. The provisions on new disclosures and modification to disclosure of Level 3 measurement uncertainty are to be applied prospectively, while all other provisions are to be applied retrospectively. ASU No. 2018-13 was effective January 1, 2020. The adoption of this standard did not have a material effect on the Company’s existing disclosures.

Recent Accounting Pronouncements (Not Yet Adopted)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet for all leases and to disclose certain information about leasing arrangements. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public business entities, ASU 2016-02 was effective for annual reporting periods beginning after December 15, 2018. On June 3, 2020, the FASB extended the adoption date for all other entities, including emerging growth companies (“EGCs”), as defined by the SEC, that have elected to defer adoption until the standard is effective for non-public business entities, to annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted. The Company qualifies as an EGC and has elected to take advantage of the extended transition period afforded to EGCs as it applies to the adoption of new accounting standards. Upon adoption of this guidance, the Company expects to record right-of-use assets and lease liabilities on its combined balance sheets, relating to its operating leases. However, the Company does not expect the adoption to materially impact its combined statements of operations because substantially all of its leases are classified as operating leases, which will continue to be recognized as expense on a straight-line basis under the new guidance.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses, which changes the accounting for recognizing impairments of financial assets. Under this guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. The guidance also modifies the impairment models for available-for-sale debt securities and purchased financial assets with credit deterioration since their origination. This guidance is effective for annual and interim periods beginning after December 15, 2022 for EGCs that have elected to defer adoption until the guidance becomes effective for non-public entities, with early adoption permitted. The Company does not expect the adoption to have a material impact to our financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. ASU 2019-12 is effective for public entities for annual reporting periods beginning after December 15, 2020 and interim periods within those reporting periods, with early adoption permitted. The amendments in this update related to separate financial statements of legal entities that are not subject to tax should be applied on a retrospective basis for all periods presented. The amendments related to changes in ownership of foreign equity method investments or foreign subsidiaries should be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The amendments related to franchise taxes that are partially based on income should be applied on either a retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. All other amendments should be applied on a prospective basis. The adoption did not have a significant impact to the financial statements; however, the Company is still evaluating the impact to the offering after the initial public offering.

3.	REVENUE

Fund Management Fees:

The Company earns base management fees for the day-to-day operations and administration of its managed private funds and other investment vehicles. The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount (in thousands):

	Three Months Ended March 31,
	2021	2020
Funds	$29,470	$24,654
Joint Ventures and Separately Managed Accounts	1,381	1,065

Total Fund Management Fees	$30,851	$25,719

Property Management and Leasing Fees:

The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount (in thousands):

	Three Months Ended March 31,
	2021	2020
Seniors Housing	$6,557	$7,285
Multifamily	4,094	3,728
Office	6,096	5,509

Total Property Management and Leasing Fees	$16,747	$16,522

Construction Management Fees:

The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount (in thousands):

	Three Months Ended March 31,
	2021	2020
Multifamily	$925	$999
Office	749	494
Seniors Housing	152	69

Total Construction Management Fees	$1,826	$1,562

Transaction Fees:

The following presents revenues disaggregated by product offering, which aligns with the Company’s performance obligations and the basis for calculating each amount (in thousands):

	Three Months Ended March 31,
	2021	2020
Acquisition Fees	$4,651	$5,437
Brokerage Fees	675	1,908

Total Transactional Fees	$5,326	$7,345

For the three months ended March 31, 2021 and 2020, no individual client represented 10% or more of the Company’s total reported revenues and substantially all of revenue was derived from operations in the United States.

As of March 31, 2021 and December 31, 2020, the Company had $3.5 million and $2.9 million, respectively, of deferred revenues, which is included in other current liabilities in the combined balance sheets. During the three months ended March 31, 2021, the Company had recognized $0.1 million as revenue from amounts included in the deferred revenue balance as of December 31, 2020. The Company expects to recognize the deferred revenues within a year of the balance sheet date.

4.	MARKETABLE SECURITIES

The Company invests a portion of the premiums received at BIGRM in exchange traded funds and mutual funds. As of March 31, 2021 and December 31, 2020, the Company’s investment securities are summarized as follows (in thousands):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
March 31, 2021
Exchange Traded Funds	$713	$22	$—	$735
Mutual Funds	4,297	49	(14)	4,332

Total	$5,010	$71	$(14)	$5,067

December 31, 2020
Exchange Traded Funds	$713	$23	$—	$736
Mutual Funds	4,301	16	—	4,317

Total	$5,014	$39	$—	$5,053

During the three months ended March 31, 2021 and 2020, the Company did not recognize any net realized gains on investments.

5.	INVESTMENTS

The Company has interests in 144 partnership or joint venture entities. The limited liability companies and limited partnerships in which the Company is the general partner are generally engaged directly or indirectly in the acquisition, development, operation and ownership of real estate. The accounting principles of these entities are substantially the same as those of the Company. Additionally, the Company has direct investments in several funds, including certain Bridge-sponsored funds. The Company’s investments are summarized below (in thousands):

	Carrying Value at
Investments	March 31, 2021	December 31, 2020
Partnership interests in carried interest(1)	$203,372	$199,410
Partnership interests in the funds(2)	29,722	12,975
Investments in third party partnership(3)	3,540	2,697
Other investments(4)	340	345

	$236,974	$215,427

(1)

Represents an investment in carried interest in the funds. There is a disproportionate allocation of returns to the Company as general partner or equivalent based on the extent to which cumulative performance of the fund exceeds minimum return hurdles. Investment is valued using NAV of the respective vehicle.

(2)	Investments in the funds and limited partnership interest are valued using NAV of the respective vehicle.
(3)	Investments in limited partnership interest in third party private proptech venture capital firms. Valued using NAV of the respective vehicle.
(4)	Investments are accounted for using the measurement alternative to measure at cost adjusted for any impairment and observable price changes.

Fair value of the investments is reported on a three month lag from the fund financial statements due to timing of the information provided by the funds and third party entities unless information is available on a more timely basis.

The Company’s equity method investments include investments that are not consolidated but over which the Company exerts significant influence. The Company evaluates each of its equity method investments to determine if any were significant as defined by guidance from the Securities Exchange Commission. As of and for the period ended March 31, 2021, the Company’s investment in Bridge Multifamily Fund III represented 23% of total assets. No other single investment represented greater than 10% of total assets.

The follow table summarizes the financial statement information of Bridge Multifamily Fund III (in thousands):

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Assets
Investments in real estate - at estimated fair value (cost $369,000)	$814,998	$746,236
Cash and cash equivalents	10,840	16,941
Due from affiliates	1,341	1,184
Other assets	3	9

Total assets	827,182	764,370

Liabilities and partners’ capital
Liabilities
Accounts payable and accrued liabilities	$714	$503
Interest payable	16	1
Due to affiliates	1,323	9,518
Line of credit	6,302	287
Interest rate swap liability, at fair value	3,584	5,194

Total liabilities	11,939	15,503

Partners’ capital	815,243	748,867

Total liabilities and partners’ capital	$827,182	$764,370

	Three Months Ended
	March 31, 2021	March 31, 2020
Investment income
Net earnings from investments in real estate	$6,711	$6,334
Interest and other income	4	86

Total investment income	6,715	6,420
Expenses
Management fees	1,737	2,293
Organizational expense	—	—
Partnership expense	344	533
Interest expense	19	39

Total expenses	2,100	2,865

Net investment income	4,615	3,555

Net realized and unrealized gain/(loss) on investments and interest rate swap
Net realized gain/(loss) on investments in real estate	13,433	32,040
Changes in unrealized gain/(loss) on investments in real estate	67,665	(8,567)
Unrealized gain/(loss) on interest rate swap	1,610	(4,785)

Net gain/(loss) on investments	82,708	18,688

Net increase/(decrease) in partners’ capital resulting from operations	$87,323	$22,243

6.	NOTES RECEIVABLE FROM AFFILIATES

As of March 31, 2021 and December 31, 2020, the Company had the following short-term notes from affiliates outstanding (in thousands):

	March 31, 2021	December 31, 2020
Bridge Office Fund II	$—	$25,770
Bridge Debt Strategies Fund I	3,835	4,500
Bridge Seniors Housing Fund I	5,000	5,000
Bridge Seniors Housing Fund II	3,000	5,000
Bridge Seniors Housing Fund III	—	525

	$11,835	$40,795

As of March 31, 2021, interest on these loans accrued at fixed rate of 4.025%.

The Company had interest receivable on these notes as of March 31, 2021 and December 31, 2020 totaling $0.2 million and $0.3 million, respectively, which are included in receivables from affiliates in the accompanying combined balance sheets.

7.	NOTES RECEIVABLE FROM EMPLOYEES

The Company has entered into loans to allow employees the opportunity to investment in Bridge funds. As of December 31, 2020, the Company had multiple notes with employees with aggregate outstanding principal of $7.4 million. These notes are short-term in nature and accrue interest at 4.025%. As of March 31, 2021, all of the notes from employees had been repaid.

The Company had interest receivable from employee balances on these notes as of December 31, 2020 totaling $2,000, which is included in receivables from affiliates in the accompanying condensed combined balance sheets. As of March 31, 2021, all of the interest receivables from affiliates had been repaid.

8.	FAIR VALUE MEASUREMENTS

Exchange traded funds: Valued using the market price of the fund as of the combined balance sheet dates, March 31, 2021 and December 31, 2020. Exchange traded funds valued using quoted prices are classified within Level 1 of the fair value hierarchy.

Mutual funds: Valued at the number of shares of the underlying fund multiplied by the closing NAV per share quoted by that fund as of the combined balance sheet dates, March 31, 2021 and December 31, 2020. The value of the specific funds the Company has invested in are validated with a sufficient level of observable activity to support classification of the fair value measurement as Level 1 in the fair value hierarchy.

Partnership interests: The Company generally values its investments in partnerships and carried interest using the NAV per share equivalent calculated by the investment manager as a practical expedient to determining an independent fair value. The Company does not categorize within the fair value hierarchy investments where fair value is measured using the net asset value (“NAV”) per share practical expedient.

Other Investments: Investments are accounted for using the measurement alternative to measure at cost adjusted for any impairment and observable price changes.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table presents assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020 (in thousands):

	Level 1	Level 2	Level 3	Investments Measured at NAV	Total
March 31, 2021
Assets
Exchange Traded Funds	$735	$—	$—	$—	$735
Mutual Funds	4,332	—	—	—	4,332
Carried Interest	—	—	—	203,372	203,372
Partnership Interests	—	—	—	33,262	33,262
Other Investments	—	—	340	—	340
Liabilities
Fair value Option:
General Partner Notes Payable	—	—	—	14,858	14,858
December 31, 2020
Assets
Exchange Traded Funds	$736	$—	$—	$—	$736
Mutual Funds	4,317	—	—	—	4,317
Carried Interest	—	—	—	199,410	199,410
Partnership Interests	—	—	—	15,672	15,672
Other Investments	—	—	345	—	345
Liabilities
Fair value Option:
General Partner Notes Payable	—	—	—	16,458	16,458

Investments in funds and limited partnership interest in third party private funds are valued using NAV of the respective vehicle. The following table presents investments carried at fair value using net asset value (in thousands):

March 31, 2021	Fair Value	Unfunded Commitments
Carried Interest	$203,372	$—
Company-sponsored open-end fund	14,531
Company-sponsored closed-end funds	15,191	58
Third party closed-end funds	3,540	4,159

Total	$236,634	$4,217

December 31, 2020
Carried Interest	$199,410	$—
Company-sponsored open-end fund	12,643
Company-sponsored closed-end funds	332	58
Third party closed-end funds	2,697	4,802

Total	$215,082	$4,860

The Company’s interests in the closed-end funds are not subject to redemption, with distributions to be received through liquidation of underlying investments of the funds. The closed-end funds generally have eight-to-ten year lives, which may be extended in one year increments up to two years. The Company can redeem its investment in the Company-sponsored open-end fund with a sixty-day notice.

Fair Value Information of Financial Instruments Reported at Cost

Carrying amounts and estimated fair values of financial instruments reported at amortized cost are presented below. The carrying values of cash, accounts receivable, due from and to affiliates, interest payable and accounts payable approximate fair value due to their short-term nature and negligible credit risk. The following table presents the financial instruments (in thousands):

	Level 1	Level 2	Level 3	Total	Carrying Value
March 31, 2021
Line of credit	$—	$—	$—	$—	$—
Private notes	—	—	145,386	145,386	150,000

	$—	$—	$145,386	$145,386	$150,000

December 31, 2020
Line of credit	$—	$—	$—	$—	$—
Private notes	—	—	149,225	149,225	150,000

	$—	$—	$149,225	$149,225	$150,000

Fair values of the Letter of Credit and Private Notes were estimated by discounting expected future cash outlays at interest rates available to the Company for similar instruments.

9.	TENANT IMPROVEMENTS, FURNITURE AND EQUIPMENT

Below is a table outlining the balances per asset class as of March 31, 2021 and December 31, 2020 (in thousands):

	As of March 31, 2021	As of December 31, 2020
Tenant improvements	$4,027	$3,893
Office furniture	1,602	1,602
Office equipment	211	211
Computer equipment	1,138	1,138

Total tenant improvements, furniture and equipment	6,978	6,844
Accumulated depreciation	(2,952)	(2,686)

Net tenant improvements, furniture and equipment	$4,026	$4,158

Depreciation expense for the Company was $0.3 million and $0.3 million as of March 31, 2021 and 2020, respectively.

10.	INTANGIBLE ASSETS

The Company amortizes its intangible assets from its business combinations over 6 to 10 years. Amortization is based on the pattern in which the estimated economic benefits of the intangible asset will be consumed. The Company evaluates the recoverability of its intangible assets periodically if there is a triggering event. The amortization expense for these intangible assets was $0.4 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively.

Summarized below are the carrying values for the major classes of intangible assets as of March 31, 2021 and December 31, 2020 (in thousands):

	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
March 31, 2021
Customer lists	10 yrs	$6,835	$(6,822)	$13
Management contracts	6 yrs	9,063	(4,560)	4,503

Total				$4,516

December 31, 2020
Customer lists	10 yrs	$6,835	$(6,781)	$54
Management contracts	6 yrs	9,063	(4,207)	4,856

Total				$4,910

11.	LOSS AND LOSS ADJUSTMENT LIABILITY AND EXPENSES

BIGRM is a wholly owned subsidiary of Bridge and is licensed under the Utah Captive Insurance Companies Act. During 2020 and 2019, BIGRM provided the following insurance policies:

•	Lease Security Deposit Fulfillment (limits $500 per occurrence/per property unit)

•	Lessor Legal Liability (limits $100,000 per occurrence/per property unit)

•	Workers’ Compensation Deductible Reimbursement (limits $3,739,680)

•	Property Deductible Reimbursement ($750,000 per occurrence/$5,000,000 policy annual aggregate)

•	General Liability Deductible Reimbursement ($2,000,000 in excess of $25,000 per occurrence; $4,000,000 per location aggregate; $10,000,000 policy aggregate)

For BIGRM’s insured risks, claim expenses and the related loss reserve liabilities are based on the estimated cost necessary to settle all reported and unreported claims occurring prior to the balance sheet dates. Losses are expensed when insured events occur or the estimated settlement costs are updated based on the current facts and the reporting date. Additionally, claim expenses and loss reserves include provisions for claims that have occurred but have yet to be reported. Expenses and the reserve liability for both reported and unreported claims are based on the Company’s previous experience and the analysis of a licensed actuary. Management believes such amounts are adequate to cover the ultimate net cost of insured events incurred through the balance sheet date, March 31, 2021. The provisions are estimates and the actual amounts may ultimately be settled for a significantly greater or lesser amount. Any subsequent differences arising will be recorded in the period in which they are determined. As of March 31, 2021 and December 31, 2020, the Company had reserved $4.2 million and $4.4 million, respectively.

12.	SELF-INSURANCE RESERVES

Medical Self-Insurance Reserves — The Company is primarily self-insured for employee health benefits. The Company records its self-insurance liability based on claims filed and an estimate of claims incurred but not yet reported. There is stop-loss coverage for amounts in excess of $125,000 per individual per year. If more claims are made than were estimated or if the costs of actual claims increase beyond what was anticipated, reserves recorded may not be sufficient and additional accruals may be required in future periods. As of March 31, 2021 and December 31, 2020, the Company had reserved $3.2 million and $3.3 million, respectively.

Property and Casualty Reserves – As part of its property management business, BPM arranges for property and casualty risk management for the properties and entities affiliated with the Company (the “Insurance Program”). BPM uses a broker to arrange for insurers to provide coverage deemed necessary by management and required by lenders or property owners. Under the terms of the risk management program, each property has a $25,000 deductible for property and casualty claims for insured events. Insured property losses in excess of $25,000 are self-insured by BPM or fully insured as described below.

BPM’s Risk Management Program for property risks includes a Self-Insured Retention (“SIR”) component in order to more efficiently manage the risks. BPM’s SIR is comprised of a layer of losses that BPM is responsible for satisfying after the properties have met their $25,000 deductible for each claim. That layer covers losses between $25,000 and $100,000 and has no aggregate limit for that layer of risk. All losses above $100,000 are fully insured. BIGRM, the captive risk management company wholly owned by BIG, provides a $5.0 million insurance policy to cover the following: 100% of the $2.0 million layer above the deductible and 15% of the $3.0 million in losses/exposure above the $2.0 million layer or $450,000. All losses above $5.0 million are fully insured by multiple outside insurance carriers. There is also a $750,000 per occurrence limit for any single loss. All losses above the SIR thresholds are fully insured with the exception of catastrophic loss deductibles in excess of the deductibles outlined above. Catastrophic losses, in zones deemed catastrophic (CAT Zones), such as earthquake, named storm and flood zones, have deductibles that equal up to 5% of the insurable value of the property affected for a particular loss. Any catastrophic losses in non-CAT Zones are insured with the same $25 ,000 deductible and SIR of $75 ,000 as outlined above. The policy remained the same from 2019 to 2020.

On June 20, 2020, BPM added a general liability self-insured retention aggregate limit of $10.0 million with a per occurrence limit of $2.0 million and per location limit of $4.0 million. Any insurance claims above these limits are fully insured by multiple insurance carriers. BPM insured this retention with the BIGRM captive. As of March 31, 2021 and December 31, 2020, the Company had reserved $0.5 million and $0.4 million, respectively.

As of March 31, 2021 and December 31, 2020, the total self-insurance reserve liability was $3.7 million and $3.7 million, respectively.

13.	GENERAL PARTNER NOTES PAYABLE

The Bridge GPs traditionally have a General Partner commitment to the respective fund, which is usually satisfied by affiliates direct investment into the funds. For the General Partner commitments for BSH I, BMF III and BDS I, this commitment was satisfied by a notes payable (“General Partner Notes Payable”) between the General Partner and certain related parties or outside investors (“GP Lenders”) for reduced management fees. Under the terms of the General Partner Notes Payable, the GP Lender enters into a notes payable with the respective General Partner, which then subscribes to the respective fund for the same amount as the amount of the General Partner Note Payable. The General Partner Notes Payable mature based upon the terms of the limited partnership agreement of the respective fund. The carrying value of the General Partner Notes Payable represents the related GP Lender’s net asset value in the fund. The GP Lenders are entitled all returned capital and profit distributions net of management fees and carried interest. We have elected the fair value option for the General Partner Notes Payable. The changes in value are recorded in realized and unrealized gains (losses).

The following table summarizes the carry value of the General Partner Notes Payable (in thousands):

	Commitment	Fair Value as of March 31, 2021	Fair Value as of December 31, 2020
Bridge Seniors Housing Fund I	$4,775	$5,274	$5,243
Bridge Multifamily Fund III	9,300	7,033	8,643
Bridge Debt Strategies Fund I	7,260	2,551	2,572

Total	$21,335	$14,858	$16,458

The Company has no repayment obligation other than the return of capital and profit distributions, net of management fees and carried interest allocation of the respective fund.

14.	LINE OF CREDIT

On July 22, 2020, the Company entered in a secured revolving line of credit up to borrow up to $75.0 million (“Line of Credit”). The Company did not draw against the Line of Credit as of March 31, 2021. Borrowings under this arrangement accrue interest at LIBOR plus 2.25%. The revolving Line of Credit contains various financial covenants applicable to the Company. The covenants require the Company to maintain a Consolidated Total Debt to Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) ratio no more than 3.0, minimum liquidity of $2.5 million, $20.0 million of affiliate deposits in a specific financial institution and maintain a minimum quarterly EBITDA of $10.0 million. As of March 31, 2021, the Company was in full compliance with all debt covenants. The Line of Credit matures on July 22, 2022.

On July 31, 2019, the Company entered into an unsecured revolving line of credit to borrow up to $75.0 million. Borrowings under this arrangement accrued interest at a floating rate per annum equal to the Money Market Rate less a discount of 0.5%. This line of credit agreement expired on July 31, 2020.

15.	NOTES PAYABLE

On July 22, 2020, Bridge entered into a $150.0 million Note Purchase Agreement, pursuant to which it issued two tranches of notes (the “Private Notes”). As of March 31, 2021, unamortized deferred financing costs were $2.3 million, and the net carrying value of the Private Notes is $147.8 million. The Private Notes has two tranches, a 5-year 3.9% fixed rate tranche that matures on July 22, 2025 and a 7-year 4.15% fixed rate tranche that matures on July 22, 2027. The Private Notes contain various financial covenants applicable to the Company. The covenants require the Company to maintain a Consolidated Total Debt to Consolidated EBITDA ratio no more than 3.0, minimum liquidity of $2.5 million, and maintain a minimum quarterly EBITDA of $10.0 million. As of March 31, 2021, the Company was in full compliance with all debt covenants. The Private Notes are collateralized by the assets held by the Company.

On March 29, 2019, Bridge Seniors Housing Fund Manager LLC entered into a term loan of $3.3 million (“BSH Term Loan”). Borrowings under this arrangement accrued interest at a floating rate per annum equal to the Money Market Rate. On July 22, 2020, the BSH Term Loan was repaid in full.

The following table presents scheduled principal payments of the Company’s debt as of March 31, 2021 (in thousands):

2021	$—
2022	—
2023	—
2024	—
2025	75,000
Thereafter	75,000

Total	$150,000

The Company typically incurs and pays debt issuance costs when entering into a new debt obligation or when amending an existing debt agreement. Debt issuance costs related to the Company’s Private Notes are recorded as a reduction of the corresponding debt obligation, and debt issuance costs related to the Line of Credit are included in other assets in the combined balance sheets. All debt issuance costs are amortized over the remaining term of the related obligation.

The following table presents the activity of the Company’s debt issuance costs (in thousands):

	Private Notes	Line of Credit and Term Loan
Unamortized debt issuance costs as of December 31, 2019	$—	$197
Debt issuance costs incurred	2,501	188
Amortization of debt issuance costs	(214)	(103)
Debt extinguishment expense	(30)	(112)

Unamortized debt issuance costs as of December 31, 2020	2,257	170
Debt issuance costs incurred	—	—
Amortization of debt issuance costs	(77)	(54)
Debt extinguishment expense	—	—

Unamortized debt issuance costs as of March 31, 2021	$2,180	$116

16.	REALIZED AND UNREALIZED GAINS (LOSSES)

Realized and unrealized gains (losses) in the combined statements of operations consist primarily of the realized and unrealized gains and losses on investments (including foreign exchange gains and losses attributable to foreign denominated investments and related activities) and other financial instruments, including those for which the fair value option has been elected. Unrealized gains or losses result from changes in the fair value of these investments and other financial instruments during a period. Upon disposition of an investment or financial instrument, previously recognized unrealized gains or losses are reversed and an offsetting realized gain or loss is recognized in the current period.

The following table summarizes total net realized and unrealized gains (losses) for the three months ended March 31, 2021 and 2020, respectively (in thousands).

	For the Three Months Ended March 31, 2021
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
Investment in company-sponsored funds	$1	$4,044	$4,045
Investment in third party partnership	(43)	243	200
Other investments	17	(4)	13
General Partner Notes Payable	—	1,540	1,540

Total	$(25)	$5,823	$5,798

	For the Three Months Ended March 31, 2020
	Net Realized Gains (Losses)	Net Unrealized Gains (Losses)	Total
Investment in company-sponsored funds	$—	$—	$—
Investment in third party partnership	(36)	167	131
Other investments	(376)	—	(376)
General Partner Notes Payable	—	900	900

Total	$(412)	$1,067	$655

17.	INCOME TAXES

Other than BIGRM and Bridge PM, Inc., the Company and its subsidiaries are limited liability companies or limited partnerships and, as such, are not subject to income taxes; the individual owners of Bridge are required to report their distributive share of the Company’s realized income, gains, losses, deductions, or credits on their individual income tax returns. The Company’s effective tax rate is dependent on many factors, including the estimated amount of income subject to tax. Consequently, the effective tax rate for the Company can vary from period to period. The Company’s effective tax rate was 1% and 0% for the three months ended March 31, 2021 and 2020, respectively.

As of March 31, 2021, the Company had no unrecognized tax positions and believes there will be no changes to uncertain tax positions within the next 12 months.

18.	NET INVESTMENT IN THE COMMON CONTROL GROUP

Bridge Investment Group

The Operating Company has three classes of shares: (i) Class A; (ii) Class B-1; and (iii) Class B-2. Class A and Class B-1 represent the voting equity holders and Class B-2 represents profits interests awarded to employees of the Operating Company. Class B interests were issued as “profits interests,” pursuant to agreements entered into with certain employees during the years ended December 31, 2020 and 2019. At the time of issuance, the Class B interests had a capital account interest of zero percent. The holders of Class B interests are entitled to distributions in excess of the defined threshold per the respective award. The holders of Class B-2 interests do not have voting rights.

Net profits and any other items of income shall be allocated to the members’ capital accounts in a manner that is consistent with their respective ownership percentages. Distributions to members will generally be in a manner consistent with their respective ownership percentages at the time the profits were generated and are subject to approval of the Company’s board of managers.

The Operating Company’s Members’ capital interests are transferable; however, transfers are subject to obtaining the prior written consent of the Company’s board of managers, with certain exceptions for transfers to affiliated parties. In the event of an approved transfer, the Company has a right of first refusal to purchase any interests to be transferred. Members’ liability is limited to the capital account balance. Distributions are reflected in the combined statements of changes in members’ equity when declared by the board of managers and consist of distributions to members and non-controlling interest holders.

Bridge GPs

Bridge GPs have three classes of shares: (i) Class A; (ii) Class C; and (iii) Class D. Class A represents the voting interest and Classes C and D represent allocations of carried interest to employees of the Operating Company. Generally, if at the termination of a fund, the fund has not achieved investment returns that exceed the preferred return threshold or the funds have received net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the Bridge GPs will be obligated to repay an amount equal to the excess of amounts previously distributed to the general partner over the amounts to which the general partner was ultimately entitled (generally net of income tax liabilities associated with related allocations of taxable income).

19.	COMMITMENTS AND CONTINGENCIES

Long-Term Leases — The Company leases office space generally under long-term non-cancelable operating lease agreements. The terms of each lease are unique and some permit early cancellation, while other leases have only a short period of time remaining on what was originally a longer dated lease agreement that is nearing the maturity.

The table below provides the future minimum rental payments required as of the combined balance sheet date, March 31, 2021, in the aggregate and for each of the five succeeding fiscal years for leases greater than a year in length and without cancellation options. The Company’s leases noted above that mature within the year or are cancellable are not included in the table below. As of March 31, 2021, the future minimum lease payments for the remainder of 2021 and the next four years as of December 31, 2021 (excluding short-term leases) as well as the total of the minimum lease payments after the next five years for the non-cancellable portion of the lease term described above are as follows (in thousands):

For the Years Ended December 31,
Remainder of 2021	$3,068
2022	3,687
2023	3,516
2024	3,345
2025	3,163
Thereafter	5,484

Total	$22,263

Certain leases contain renewal options, rent escalations based on increases in certain costs incurred by the lessor or increases in the fair market value of the leased property, and terms to pay a proportionate share of the operating expenses. Rent expense is recorded on a straight-line basis over the lease term for leases with determinable rent escalation and lease incentives. These items resulted in long term deferred rent of $0.7 million and $0.7 million and short-term deferred rent of $0.1 million and $0.1 million as of March 31, 2021 and December 31, 2020, respectively. Total rent expense for all of the Company’s office leases for the three months ended March 31, 2021 and 2020 was $1.0 million (net of lease incentive amortization of $0.1 million) and $1.0 million (net of lease incentive amortization of $0.1 million), respectively.

The Company has other operating leases related to computers, copiers and other office equipment that were determined to be immaterial and are not included in the table above.

Performance Income—Performance income is affected by changes in the fair values of the underlying investments in the funds that we advise. Valuations, on an unrealized basis, can be significantly affected by a variety of external factors including, but not limited to, public equity market volatility, industry trading multiples and interest rates. Generally, if at the termination of a fund (and increasingly at interim points in the life of a fund), the fund has not achieved investment returns that (in most cases) exceed the preferred return threshold or (in all cases) the applicable Bridge GP receives net profits over the life of the fund in excess of its allocable share under the applicable partnership agreement, the Bridge GP will be obligated to repay carried interest that was received by the Bridge GP in excess of the amounts to which the Bridge GP is entitled. This contingent obligation is normally reduced by income taxes paid by the members of the Bridge GP (including the Company) related to its carried interest. Additionally, at the end of the life of the funds there could be a payment due to a fund by the Bridge GP if the Bridge GP has recognized more performance income than was ultimately earned. The general partner clawback obligation amount, if any, will depend on final realized values of investments at the end of the life of the fund.

At March 31, 2021 and December 31, 2020, if the Company assumed all existing investments were worthless, the amount of performance income subject to potential repayment by the Bridge GPs, net of tax distributions, which may differ from the recognition of revenue, would have been approximately $70.2 million and $62.7 million, respectively, of which approximately $70.2 million and $62.7 million, respectively, is reimbursable to the Bridge GPs by certain professionals who are the recipients of such performance income. Management believes the possibility of all of the investments becoming worthless is remote. As of March 31, 2021 and December 31, 2020, if the funds were liquidated at their fair values, the contingent repayment obligation or liability of BDS I GP would be $3.2 million, of which $3.2 million is reimbursable to BDS I GP by certain professionals who are recipients of such performance income.

Guarantees and Other Commitments — The Company has guaranteed a financing facility of $36.0 million, of which $10.3 million is outstanding at March 31, 2021. This facility has been used to finance acquisition of ownership in Bridge. Borrowers under the financing facility have pledged their interest in the Company, which Bridge has a right to in the event of default.

Legal Matters — In the normal course of business, the Company is party to certain claims or legal actions. Although the amount of the ultimate exposure cannot be determined at this time, the Company believes that the resolution of these matters will not have a material adverse effect on its financial position, liquidity or results of operations.

Letters of Credit — In September 2020, the Company agreed to guarantee a $3.0 million standby letter of credit related to the self-insurance program of the properties owned by the funds. Additionally, the Company has agreed to guarantee a $363,000 letter of credit related to one of its operating leases.

20.	VARIABLE INTEREST ENTITIES

A VIE is an entity that lacks sufficient equity to finance its activities without additional subordinated financial support from other parties, or whose equity holders lack the characteristics of a controlling financial interest. The Company sponsors private funds and other investment vehicles as general partner for the purpose of providing investment management services in exchange for management fees and performance-based fees. These private funds are established as limited partnerships or equivalent structures. Limited partners of the private funds do not have either substantive liquidation rights, or substantive kick-out rights without cause, or substantive participating rights that could be exercised by a simple majority of limited partners or by a single limited partner. Accordingly, the absence of such rights, which represent voting rights in a limited partnership, results in the private funds being considered VIEs. The nature of the Company’s involvement with its sponsored funds comprises fee arrangements and equity interests. The fee arrangements are commensurate with the level of management services provided by the Company and contain terms and conditions that are customary to similar at-market fee arrangements.

The Company does not consolidate its sponsored private funds where it has insignificant direct equity interests or capital commitments to these funds as general partner. As the Company’s direct equity interests in its sponsored private funds as general partner absorb insignificant variability, the Company is considered to be acting in the capacity of an agent of these funds and is therefore not the primary beneficiary of these funds. The Company accounts for its equity interests in unconsolidated sponsored private funds under the equity method. The Company’s maximum exposure to loss is limited to the carrying value of its investment in the unconsolidated sponsored private funds, totaling $29.4 million and $16.0 million at March 31, 2021 and December 31, 2020, respectively, included in investments on the combined balance sheets.

The Company combines certain VIEs for which it is the primary beneficiary. VIEs consist of certain operating entities not wholly-owned by the Company and include Bridge Seniors Housing Fund Manager LLC, Bridge Debt Strategies Fund Manager LLC, Bridge Office Fund Manager LLC, Bridge Agency MBS Fund Manager LLC, and the Bridge GPs. The assets of the consolidated VIEs totaled $248.4 million and $244.3 million as of March 31, 2021 and December 31, 2020, respectively. The liabilities of the combined VIEs totaled $49.0 million and $51.3 million as of March 31, 2021 and December 31, 2020, respectively. The assets of the combined VIEs may only be used to settle obligations of the same VIE. In addition, there is no recourse to the Company for the combined VIEs’ liabilities.

21.	RELATED PARTY TRANSACTIONS

Substantially all of the Company’s revenue is earned from its affiliates, including fund management fees, property and leasing fees, construction management fees, development fees, transaction fees, insurance premiums, and real estate mortgage brokerage and administrative expense reimbursements. The related accounts receivable is included within Receivables from affiliated parties within the combined balance sheets.

The Company has investment management agreements with the funds that it manages. In accordance with these agreements, the funds may bear certain operating costs and expenses which are initially paid by the Company and subsequently reimbursed by the funds.

The Company also has entered into agreements to be reimbursed for its expenses incurred for providing administrative services to certain related parties, including Bridge Founders Group, LLC.

Employees and other related parties may be permitted to invest in Bridge funds alongside fund investors. Participation is limited to individuals who qualify under applicable securities laws. These funds generally do not require these individuals to pay management or performance fees.

The Company considers its professionals and non-consolidated funds to be affiliates. Amounts due from and to affiliates were composed of the following (in thousands):

	March 31, 2021	December 31, 2020
Fees receivable from non-consolidated funds	$11,145	$15,350
Payments made on behalf of and amounts due from non-consolidated funds	11,838	10,131

Receivables from affiliated parties	$22,983	$25,481

22.	PROFITS INTERESTS

During 2019 and 2020, the Company issued profits interests in Bridge and certain Fund Managers to certain members of management to participate in the growth of Bridge and the respective Fund Managers. A holding company was formed for each of the Fund Managers to hold these profits interests. The holding company’s ownership equates to 5% to 40% of the related Fund Managers above a certain valuation threshold. The Company issued two types of profits interests: (i) award shares and (ii) antidilutive shares. The fair value of these awards was determined using a Monte Carlo Valuation model. Each of the awards has an earnings threshold for distributions and equity appreciation. The grant date fair value of the profits interest is expensed over the vesting period. The awards shares are subject to graded vesting with 33.3% vesting on the third, fourth and fifth anniversaries of the grant date. The Company also issued antidilutive awards to active partners. As the antidilutive awards are fully vested, the Company records 100% of the fair value as amortization expense in the year the antidilutive shares are granted. If the recipient leaves after the awards vest, the Company has the option to repurchase the shares at fair value. For the three months ended March 31, 2021 and 2020, the Company recorded compensation related to its profits interests programs of $0.8 million and $0.4 million, respectively, in employee compensation and benefits on the combined statement of operations and comprehensive income.

At March 31, 2021, the aggregate unrecognized compensation cost for all unvested equity awards was $7.6 million, which is expected to be recognized over a weighted average period of 2.4 years. If the recipient leaves prior to vesting, the awards are forfeited. During the three months ended March 31, 2021 and 2020, the Company reversed no share-based compensation related to forfeitures.

23.	EMPLOYEE BENEFIT PLAN

The Company participates in a defined contribution plan covering all eligible employees whereby employees may elect to contribute a percentage of their compensation to the plan. Employees that are age 21 or older, and have completed 60 days of service, are eligible to participate. During the three months ended March 31, 2021 and 2020, the Company made contributions of $0.7 million and $0.5 million, respectively, to the plan as an employer match to the employee’s contributions.

24.	SUBSEQUENT EVENTS

The Company has evaluated all events subsequent to the date of the combined financial statements through May 27, 2021, which is the date the combined financial statements were available to be issued. The following events occurred subsequent to March 31, 2021:

Profits Interests

Subsequent to March 31, 2021, the Company issued profits interests in Bridge and certain Fund Managers to certain members of management to participate in the growth of Bridge and the respective Fund Managers. Each of the awards has an earnings threshold for distributions and equity appreciation. The grant date fair value of the profits interest is expensed over the vesting period. The awards shares are subject to graded vesting with 33.3% vesting on the third, fourth and fifth anniversaries of the grant date. The Company also issued anti-dilutive awards to active partners. As the anti-dilutive awards are fully vested, the Company records 100% of the fair value as amortization expense in the year the antidilutive shares are granted. If the recipient leaves after the awards vest, the Company has the option to repurchase the shares at fair value.

Notes Receivable from Employees

The Company entered into notes receivable from employees totaling $1.7 million on April 30, 2021.

Distributions to Owners

Subsequent to quarter end, the following distributions occurred (in thousands):

Entity	Controlling Interest	Non-Controlling Interest	Total Distribution
Bridge Investment Group LLC	$97,381	$—	$97,381
Bridge Debt Strategies Fund Manager LLC	3,563	2,711	6,274
Bridge Development Fund Manager LLC	—	3,195	3,195
Bridge Multifamily Fund Manager LLC	—	825	825
Bridge Senior Housing Fund Manager LLC	1,066	711	1,777
Bridge Office Fund Manager LLC	1,221	368	1,589
Bridge Debt Strategies Fund III GP	12,206	—	12,206
Bridge Multifamily Fund III GP	19,670	—	19,670

Total	$135,107	$7,810	$142,917

******

INDEPENDENT AUDITORS’ REPORT

To the Partners of

Bridge Multifamily & Commercial Office Fund III LP,

Bridge Multifamily & Commercial Office Fund III-A LP,

Bridge Multifamily & Commercial Office Fund III International Master LP,

We have audited the accompanying combined financial statements of Bridge Multifamily & Commercial Office Fund III LP; Bridge Multifamily & Commercial Office Fund III-A LP; and Bridge Multifamily & Commercial Office Fund III International Master (collectively referred to as “Bridge Multifamily III Funds”), which are under common ownership and common management, which comprise the combined statements of assets, liabilities, and partners’ capital, including the combined schedule of investments, as of December 31, 2020 and 2019, and the related combined statements of operations, cash flows, and changes in partners’ capital for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Bridge Multifamily III Funds’ preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Bridge Multifamily III Funds’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bridge Multifamily III Funds as of December 31, 2020 and 2019, and the results of their operations, cash flows, and changes in their partners’ capital for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah

April 15, 2021

Bridge Multifamily III Funds

Consisting of:

Bridge Multifamily & Commercial Office Fund III LP

Bridge Multifamily & Commercial Office Fund III-A LP

Bridge Multifamily & Commercial Office Fund III International Master LP

Notes to the Combined Financial Statements

as of and for the Years Ended December 31, 2020 and 2019

COMBINED STATEMENTS OF ASSETS, LIABILITIES AND PARTNERS’ CAPITAL

	As of December 31,
	2020	2019
Assets
Investments in real estate - at estimated fair value (cost $367,903,244 and $493,377,925, respectively)	$746,236,142	$887,592,049
Cash and cash equivalents	16,941,176	19,231,112
Due from affiliates	1,184,002	5,470,646
Interest receivable	—	19,592
Other assets	8,445	15,047

Total Assets	$764,369,765	$912,328,446

Liabilities and Partners’ Capital
Liabilities
Accounts payable and accrued liabilities	$502,773	$326,245
Interest payable	978	22,948
Due to affiliates	9,518,022	272,880
Line of credit	286,521	6,326,710
Interest rate swap liability, at fair value	5,194,447	5,767,212

Total Liabilities	15,502,741	12,715,995

Partners’ Capital	748,867,024	899,612,451

Total Liabilities and Partners’ Capital	$764,369,765	$912,328,446

See notes to combined financial statements.

(Continued on next page.)

COMBINED SCHEDULE OF INVESTMENTS

				AS OF DECEMBER 31, 2020			AS OF DECEMBER 31, 2019
Description	Location	Ownership Percentage	Investment Date	Investments at Cost	Investments at Fair Value	Fair Value as % of Partners’ Capital	Investments at Cost	Investments at Fair Value	Fair Value as % of Partners’ Capital
Investments In Real Estate:
Multifamily investments:
Assets held greater than 6 months:
Artesian at Westheimer Apartments	Houston, TX	15.2%	12/30/14	$—	$12,775	0.0%	$—	$15,213	0.0%
Southwood Vista Apartments	Atlanta, GA	41.4	1/30/15	1,325,241	7,268,713	1.0	1,325,241	7,216,996	0.8
Enclave Apartments	Paramount, CA	10.1	3/13/15	—	9,343	—	—	1,336,433	0.1
Sheffield Square Apartments	Grand Prairie, TX	50.1	6/17/15	—	139,366	—	3,155,736	14,582,161	1.6
Forest Cove Apartments	Doraville, GA	76.0	7/10/15	—	—	—	—	33,958	—
Spring Lake Apartments	Norcross, GA	76.0	7/22/15	324,428	24,145,713	3.2	324,428	20,316,080	2.3
Promenade Terrace Apartments	Corona, CA	95.4	8/31/15	—	3,390	—	—	150,952	—
Crossings at Chino Hills Apartments	Chino Hills, CA	93.8	10/9/15	—	164,553	—	33,163,742	56,162,436	6.2
Reserve at Rancho Belago I Apartments	Moreno Valley, CA	76.0	10/20/15	—	14,292,687	1.9	10,763,766	20,437,523	2.3
Amara at Metrowest Apartments	Orlando, FL	59.1	11/17/15	—	19,736	—	—	14,258	—
Legacy Ridge Apartments	Atlanta, GA	41.1	11/19/15	4,800,676	14,549,725	1.9	4,800,676	13,030,226	1.4
Rodgers Forge Apartments	Towson, MD	68.6	12/29/15	—	39,358	—	—	35,072	—
Reserve at Rancho Belago II Land Expansion	Moreno Valley, CA	100.0	2/10/16	23,915,304	23,884,582	3.2	19,632,559	19,632,559	2.2
Terracina Apartments	Ontario, CA	89.5	5/12/16	32,491,775	85,355,427	11.4	31,274,394	68,426,566	7.6
Monte Viejo Apartments	Phoenix, AZ	82.0	5/19/16	—	127,688	—	—	120,539	—
Saratoga Ridge Apartments	Phoenix, AZ	72.2	5/26/16	8,951,431	62,695,807	8.4	8,951,431	45,004,547	5.0
Artessa Apartments	Riverside, CA	100.0	6/21/16	—	591,039	0.1	16,345,517	32,908,228	3.7
Ashford Place Apartments	Charlotte, NC	100.0	6/28/16	—	—	—	—	50,383	—
Preserve at Lakeland Hills Apartments	Lakeland, FL	100.0	7/28/16	—	—	—	—	101,507	—
Circa & Ecco 400 Apartments	Atlanta, GA	100.0	8/12/16	18,475,412	37,947,682	5.1	18,405,837	26,455,665	2.9
Mission Capital Crossing Apartments	Raleigh, NC	100.0	8/31/16	7,837,873	19,416,840	2.6	7,419,626	16,005,746	1.8
Parc at Woodlake Apartments	Silver Spring, MD	100.0	9/1/16	—	—	—	1,577,202	460,544	0.1
Creekwood Apartments	Hayward, CA	100.0	9/27/16	31,022,337	49,696,358	6.6	30,570,534	49,290,997	5.5
Ridgeview Apartments	Moreno Valley, CA	100.0	9/30/16	—	—	—	—	155,673	—
Promenade at Berkeley Apartments	Duluth, GA	88.0	12/22/16	—	903,780	0.1	15,560,904	36,239,965	4.0
Indigo West Apartments	Orlando, FL	66.2	1/24/17	—	204,660	—	13,188,379	33,977,997	3.8
Tierra Del Sol Apartments	Mesa, AZ	74.1	2/22/17	7,806,055	30,410,072	4.1	7,631,853	19,464,392	2.2
Onnix Apartments	Tempe, AZ	93.7	6/1/17	—	115,301	—	21,670,665	37,513,174	4.2
Windsprint Apartments	Arlington, TX	100.0	6/5/17	8,599,279	21,382,409	2.9	8,459,017	11,882,715	1.3

F-73

				AS OF DECEMBER 31, 2020			AS OF DECEMBER 31, 2019
Description	Location	Ownership Percentage	Investment Date	Investments at Cost	Investments at Fair Value	Fair Value as % of Partners’ Capital	Investments at Cost	Investments at Fair Value	Fair Value as % of Partners’ Capital
Beacon Hill Apartments	Charlotte, NC	68.9%	6/27/17	$—	$—	—%	$—	$17,843	—%
Meadows Apartments	Las Vegas, NV	100.0	8/31/17	12,838,367	39,057,495	5.2	12,515,021	32,970,174	3.7
Emerald Springs Apartments	Las Vegas, NV	100.0	8/31/17	11,994,151	31,874,707	4.3	11,822,704	24,457,009	2.7
Hickory Highlands Apartments	Nashville, TN	100.0	10/11/17	14,805,231	22,239,537	3.0	14,021,085	20,860,539	2.3
Priest Lake Apartments	Nashville, TN	100.0	10/11/17	12,021,415	19,148,323	2.6	11,833,477	17,390,963	1.9
Stone Ridge Apartments	Nashville, TN	100.0	10/11/17	11,706,738	21,817,727	2.9	11,626,738	17,480,243	1.9
Laurel Hills Preserve Apartments	Atlanta, GA	100.0	10/5/17	28,905,632	52,334,507	7.0	27,893,416	39,959,303	4.4
Collin Creek Apartments	Plano, TX	100.0	12/14/17	14,347,721	20,131,057	2.7	13,935,339	17,266,524	1.9
Hidden Creek Apartments	Lewisville, TX	100.0	12/21/17	17,356,972	19,822,248	2.6	17,056,764	22,525,574	2.5
Legacy Key Apartments	Atlanta, GA	86.3	1/19/18	12,044,377	23,774,214	3.2	11,234,045	19,454,557	2.2

Total multifamily investments				281,570,415	643,576,819	86.0	386,160,096	743,405,234	82.5
Commercial/retail investments:
Assets held greater than 6 months:
Westshore 500 Office Building	Tampa, FL	68.4	12/30/14	—	—	—	—	88,324	—
Embassy Row Office Buildings	Atlanta, GA	46.6	5/29/15	11,172,000	13,591,527	1.8	11,172,000	13,849,871	1.5
800 Fairway Drive Office Building	Deerfield Beach, FL	68.4	11/16/15	—	—	—	—	50,458	—
Denver Corporate Center	Denver, CO	94.8	3/3/16	—	64,475	—	—	2,365,909	0.3
Fairview Center	Charlotte, NC	80.0	4/8/16	—	—	—	—	70,705	—
Embassy Row 100 Office Building	Atlanta, GA	50.9	5/31/16	3,419,564	3,540,684	0.5	3,419,564	3,930,086	0.4
Brookfield Corporate Center	Greenville, SC	90.0	9/27/16	—	—	—	—	61,047	—
Bayview Corporate Tower	Fort Lauderdale, FL	90.0	9/29/16	—	773,875	0.1	22,815,000	31,917,877	3.5
The Park at Windward Concourse	Alpharetta, GA	90.0	10/27/16	9,900,000	10,622,968	1.4	9,900,000	12,606,325	1.4
3200 N Central Office Building	Phoenix, AZ	94.6	11/3/16	17,351,000	13,892,226	1.9	16,621,000	16,655,023	1.9
Imperial Center	Raleigh, NC	90.0	2/17/17	—	—	—	—	51,906	—
Alviso Tech Park Office Buildings	San Jose, CA	100.0	3/31/17	15,722,394	16,682,407	2.2	14,522,394	18,695,747	2.1
Celebration Office Buildings	Celebration, FL	100.0	5/8/17	11,668,976	17,502,735	2.3	11,668,976	18,562,298	2.1
1900-2000 Alameda De Las Pulgas	San Mateo, CA	100.0	7/31/17	—	125,214	—	—	278,579	—
Harris Corners Office Buildings	Charlotte, NC	75.6	11/16/17	17,098,895	25,863,212	3.5	17,098,895	25,002,660	2.8

Total commercial/retail investments				86,332,829	102,659,323	13.7	107,217,829	144,186,815	16.0

Total Investments in Real Estate				$367,903,244	$746,236,142	99.7%	$493,377,925	$887,592,049	98.5%

See notes to combined financial statements.

F-74

COMBINED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2020	2019
Investment Income
Net Earnings from investments in real estate	$38,455,106	$49,825,642
Interest and other income	134,344	934,735

Total Investment Income	38,589,450	50,760,377
Expenses
Management fees	8,895,960	11,705,249
Organizational expense	—	—
Partnership expense	1,785,880	1,519,252
Interest expense	96,769	355,883

Total Expenses	10,778,609	13,580,384

Net Investment Income	27,810,841	37,179,993

Net Realized and Unrealized Gain/(Loss) on Investments and Interest Rate Swap
Net realized gain/(loss) on investments in real estate	131,019,777	134,134,028
Changes in unrealized gain/(loss) on investments in real estate	(15,881,226)	56,270,046
Unrealized gain/(loss) on interest rate swap	572,765	(4,894,449)

Net Gain/(Loss) on Investments	115,711,316	185,509,625

Net Increase/(Decrease) in Partners’ Capital
Resulting from Operations	$143,522,157	$222,689,618

See notes to combined financial statements.

COMBINED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

	General Partner	Limited Partners	Partners’ Capital
Partners’ capital as of January 1, 2019	$89,475,753	$1,008,968,269	$1,098,444,022
Contributions - net of rebalancing	177,165	2,543,527	2,720,692
Return of contributions	(2,635,139)	(257,407,805)	(260,042,944)
Distributions	(28,396,594)	(135,802,343)	(164,198,937)
Net increase/(decrease) resulting from operations	2,389,961	220,299,657	222,689,618
Carried interest - change in unpaid	16,385,968	(16,385,968)	—
Carried interest - change in paid	26,440,872	(26,440,872)	—

Partners’ Capital as of December 31, 2019	$103,837,986	$795,774,465	$899,612,451

Contributions - net of rebalancing	108,647	7,162,892	7,271,539
Return of contributions	(1,493,790)	(149,113,594)	(150,607,384)
Distributions	(27,663,312)	(123,268,427)	(150,931,739)
Net increase/(decrease) resulting from operations	1,554,102	141,968,055	143,522,157
Carried interest - change in unpaid	1,849,120	(1,849,120)	—
Carried interest - change in paid	25,957,311	(25,957,311)	—

Partners’ Capital as of December 31, 2020	$104,150,064	$644,716,960	$748,867,024

See notes to combined financial statements.

COMBINED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net increase/(decrease) in partners’ capital resulting from operations	$143,522,157	$222,689,618
Adjustments to reconcile net increase/(decrease) in partners’ capital resulting from operations to net cash provided by/(used in) operating activities:
Net realized (gain)/loss on investments	(131,019,777)	(134,134,028)
Changes in unrealized (gain)/loss on investments	15,881,226	(56,270,046)
Unrealized gain/(loss) on interest rate swap	(572,765)	4,894,449
Purchases of investments - net of rebalancing	(15,347,560)	(21,044,198)
Proceeds from sales/return of investments	271,842,018	372,589,013
Change in operating assets and liabilities:
Due from affiliates	4,286,644	3,032,443
Interest receivable	19,592	(19,592)
Other assets	6,602	406,964
Accounts payable and accrued liabilities	176,528	59,541
Interest payable	(21,970)	(29,655)

Net cash provided by/(used in) operating activities	288,772,695	392,174,509

Cash flows from financing activities:
Borrowings on line of credit	19,347,584	33,458,444
Repayments on line of credit	(25,387,773)	(37,755,707)
Contributions - net of rebalancing	7,271,539	2,720,692
Return of contributions	(150,607,384)	(260,042,944)
Distributions	(150,931,739)	(164,198,937)
Due to affiliates	9,245,142	267,572

Net cash provided by/(used in) financing activities	(291,062,631)	(425,550,880)

Net change in cash and cash equivalents	(2,289,936)	(33,376,371)
Cash and Cash Equivalents - beginning of year	19,231,112	52,607,483

Cash and Cash Equivalents - end of year	16,941,176	19,231,112

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$118,739	$385,538

See notes to combined financial statements.

1.	ORGANIZATION

Bridge Multifamily & Commercial Office Fund III LP (“Bridge Multifamily III”) (a Delaware limited partnership formed on September 25, 2014); Bridge Multifamily & Commercial Office Fund III-A LP (“Bridge Multifamily III-A”) (a Delaware limited partnership formed on September 25, 2014); and Bridge Multifamily & Commercial Office Fund III International Master LP (“Bridge Multifamily III International”) (a Delaware limited partnership formed on September 25, 2014) (collectively referred to as the “Bridge Multifamily III Funds” or the “Partnerships”) commenced operations on December 29, 2014 (“Inception”). As provided for in the limited partnership agreements of the respective Partnerships and because the Partnerships are under common control, the financial statements are presented as combined financial statements herein.

Bridge Multifamily III International is a vehicle established to facilitate investment from Bridge Multifamily & Commercial Office Fund III International LP and Bridge Multifamily & Commercial Office Fund III International–A LP (both Cayman Islands exempted limited partnerships collectively referred to as “Bridge Multifamily III International Funds”), and ROC III Australian Feeder (USD) LP, (an Alberta limited partnership referred to as “Bridge Multifamily III Australian Fund”).

The Partnerships were organized to acquire, hold, develop, improve, renovate, expand, operate, manage, maintain, and eventually sell real estate and real estate related investments in the United States. The General Partner of the Partnerships is Bridge MF&CO Fund III GP LLC (a Delaware limited liability company referred to as the “General Partner”). The General Partner has engaged Bridge Multifamily Fund Manager LLC (a Delaware limited liability company referred to as the “Investment Manager”) as the investment Manager of the Partnerships. The Investment Manager is a registered investment advisor with the Securities and Exchange Commission.

The Partnerships’ real estate investments are generally made through individual companies which are set up as limited liability companies or limited partnerships (the “Investee Companies”). Bridge Multifamily III Funds’ investments are made through two pass-through entities; ROC III Real Estate Holdings, LLC, a Delaware limited liability company that is owned jointly with Bridge MF&CO III Co-Investment Fund LP (“Bridge Multifamily III-Co”) and ROC III Real Estate Holdings II, LLC, a Delaware limited liability company that is owned by the Bridge Multifamily III Funds. Bridge Multifamily III Funds, together with Bridge Multifamily III-Co, are collectively known as the “Bridge Multifamily III Family of Funds.” The Investee Companies hold and operate the real property until the date of disposal. The term of the Partnerships is eight years from the first capital closing, expiring on January 7, 2023, unless terminated earlier as provided by the limited partnership agreements of the Partnerships, as amended, (the “Partnership Agreements”). The General Partner may extend the term of the Partnerships for successive one-year periods up to a maximum of two years.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The Partnerships report as an investment company as described by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies. The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying combined financial statements present the financial position, results of operations, changes in partners’ capital and cash flows of the Partnerships due to common control and ownership of the Partnerships by the General Partner. All significant intercompany transactions have been eliminated.

Management Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates that affect the amounts reported in the combined financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates include the fair value of investments in real estate as described in the following paragraphs.

Fair Value Accounting — The Partnerships’ investments are recorded at fair value in accordance with the provisions of the FASB’s ASC Topic 820, Fair Value Measurement (“Topic 820”). Topic 820 is the source for authoritative guidance on how entities should measure and disclose fair value in their financial statements under U.S. GAAP. Topic 820 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. Topic 820 clarifies that fair value is based on an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. Therefore, a fair value measurement should be based on the assumptions that market participants would use in pricing an asset or liability. Topic 820 also clarifies that transaction costs are excluded from the fair value measurement.

The standard establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable input be used when available. Observable inputs are inputs that the market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Partnerships. Unobservable inputs are inputs that reflect the Partnerships’ assumptions about the assumptions market participants would use in pricing the asset or liability based on the best information available in the circumstances. The hierarchy is measured in three levels based on the reliability of inputs:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 — Quoted prices for similar assets or liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes investments valued at quoted prices adjusted for legal or contractual restrictions specific to the assets or liabilities.

Level 3 — Pricing inputs are unobservable for the asset or liability, that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability. Level 3 includes real estate investments and notes receivable investments. In some cases, these are supported by little or no market activity.

Real Estate Investments — Real estate investments through Investee Companies include investments in real estate properties such as multifamily apartments and notes receivable. Investments are recorded at fair value in accordance with the requirements of Topic 820 which is the source for authoritative guidance on how entities should measure and disclose fair value in their financial statements under U.S. GAAP. Investments in distressed notes receivable purchased with the intent to foreclose are valued at fair value based on the estimated fair value of the underlying collateral.

The fair value of investments in real estate are estimated using valuation techniques that include discounted cash flow analysis, prevailing market capitalization rates, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, and consideration of the amount that currently would be required to replace the asset, as adjusted for obsolescence. In general, the Partnerships consider one or more valuation techniques when measuring the fair value of an investment.

Considerable judgment is required to interpret the factors used by the Partnerships to develop such estimates of fair value, and market factors can be expected to change over time. Because of inherent uncertainties in real estate investment valuations, the fair values reflected in the combined financial statements may differ significantly from the values that would be determined by negotiation between parties in sales transactions, and those differences could be material.

Interest Rate Swaps – The Partnerships are exposed to interest rate risk when there is an unfavorable change in the value of investments as a result of adverse movements in the market interest rates. The Partnerships enter into interest rate swaps to hedge variable interest rate risk. Interest rate swaps are contracts in which counterparties exchange different rates of interest on a specified notional amount for a specified period of time. The payment flows are usually netted against each other, with the difference paid by one party to the other.

Cash and Cash Equivalents — The Partnerships classify highly liquid investments with original maturities of three months or less as cash and cash equivalents. The Partnerships’ cash balance includes (i) cash called and received from limited partners for investment purposes and to cover reserves and expenses of the Partnerships, (ii) cash from operations, and (iii) amount held by fund. The amount held by fund is the difference between a limited partners’ committed capital amount remitted to the Partnerships and the called capital amount. Certain limited partners have remitted their full capital commitment and requested the Partnerships retain the amount for future investment. Called capital received and the amount held by fund are held in separate accounts. The amount held by fund does not accrue a preferred return until a capital call is made for these funds. As of December 31, 2020, and 2019, there were no amounts held by fund.

The Bridge Multifamily III Family of Funds Investee Companies that hold and operate the real estate properties held an additional $16,921,037 and $16,793,999 in cash and cash equivalents, $9,377,164 and $12,087,577 in restricted cash held in mortgage escrow accounts, and mortgage debt totaling $983,330,805 and $1,250,631,841 as of December 31, 2020, and 2019, respectively. These cash balances are added to the fair value of the real estate investments, but not reported as cash on the Combined Statement of Assets, Liabilities and Partners’ Capital of the Partnerships. The mortgage debt is deducted from the fair value of the real estate investments in the accompanying combined financial statements.

The Partnerships maintain cash deposits with major financial institutions, which from time to time may exceed federally insured limits. The General Partner periodically assesses the financial condition of these institutions and believes that the risk of loss is minimal.

Due from Affiliates — Due from affiliates primarily includes capital that has been called by the Partnerships from limited partners to invest in Investee Companies, short-term loans made by the Partnerships to certain Investee Companies, and other receivables.

Other Assets — Other assets consist principally of earnest money deposits and prepaid expenses.

Due to Affiliates — Due to affiliates primarily includes the amount held by fund, distributions payable, and other payables.

Line of Credit — On April 26, 2018, Bridge Multifamily III Funds together with Bridge Multifamily III-Co, entered into a line of credit agreement with Washington Federal, National Association, which provides a $19,600,000 million credit facility for the Partnerships, and expires on October 1, 2022. The line of credit is collateralized by certain assets of the Partnerships. As of December 31, 2020, and 2019, the outstanding principal balance on the line of credit for the Bridge Multifamily III Family of Funds was $321,213 and $6,398,710 (of which $286,521 and $6,326,710 relates to Bridge Multifamily III Funds), respectively. Borrowings under the arrangement shall bear interest during the term of the loan at a variable rate per annum equal to one and one half percent (1.5%) above the one-month LIBOR Index. At December 31, 2020, and 2019, the interest rate was 2.0% and 3.375%, respectively. Interest only payments are due monthly on outstanding principal. Interest expense for the Bridge Multifamily III Family of Funds amounted to $97,599 and $357,349 (of which $96,769 and $355,883 relates to Bridge Multifamily III Funds) for the years ended December 31, 2020, and 2019, respectively. Interest expense is primarily associated with individual underlying investments as short-term loans and passed through to the properties for direct reimbursement back to the funds.

Earnings from Investments in Real Estate — Earnings from investments in real estate represent the Partnerships’ share of the investment’s current period operating distributions.

Interest and Other Income — Interest and other income primarily represents bank interest, interest income accrued on notes receivable and short-term advances made to Investee Companies.

Interest Expense – Interest expense primarily consists of interest on debt and amortization of bank borrowing costs.

Income Taxes — The Partnerships are not subject to U.S. Federal income taxes; the individual partners are required to report their distributive share of the Partnerships’ realized income, gain, loss, deductions, or credits on their individual income tax returns.

The Partnerships have determined that there is no tax liability resulting from unrecognized tax benefits related to uncertain income tax positions taken or expected to be taken as of December 31, 2020, and 2019. No income tax returns are currently under examination. All of the Partnerships’ U.S. Federal tax returns remain open to examination.

Concentration of Credit Risk — The investment portfolio of the Partnerships is concentrated in real estate related assets located throughout the United States and may be subject to rapid change in value as a result of changes in the various real estate markets.

Fair Value of Financial Assets and Liabilities — The Partnerships believe that the carrying values of cash and cash equivalents, due from affiliates, other assets, accounts payable and accrued liabilities, interest payable, due to affiliates, and the line of credit approximate fair value at December 31, 2020, and 2019, due to their short-term maturities.

Recent Accounting Pronouncements - In March 2020, the Financial Accounting Standards Board (“FASB) issued Accounting Standards Updated (“ASU”) No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). The new guidance provides relief that will provide less accounting analysis and less accounting recognition for modifications related to the reference rate reform. ASU 2020-04 was available to be adopted upon issuance and is effective through December 31, 2022. The relief provide by the new guidance is considered temporary in nature and is intended to coincide with the period that global financial markets transition away from reference rates that will cease to exist. The adoption of this pronouncement did not have a material effect on the Partnerships’ combined financial statements.

3.	FAIR VALUE MEASUREMENTS

The following table summarizes the Partnerships’ investments in real estate measured at fair value on a recurring basis at December 31, 2020, and 2019:

	December 31, 2020			December 31, 2019
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Investments in real estate	$—	$—	$746,236,142	$—	$—	$887,592,049
Interest rate swap	—	(5,194,447)	—	—	(5,767,212)	—

	$—	$(5,194,447)	$746,236,142	$—	$(5,767,212)	$887,592,049

The Partnerships value investments in real estate utilizing a combination of the following approaches:

Income Approach: This approach is based on the principle that value is created by the expectation of future income. This approach is particularly applicable in the case of income producing properties. One technique to convert income to value is direct capitalization, which involves dividing the net operating income by a market capitalization rate. A second technique is the discounted cash flow analysis, in which projected cash flows (net operating income less periodic capital expenditures and reversion value at the conclusion of the holding period) are converted to present value by applying an annual discount rate. In both techniques, net operating income and cash flow are estimated based on an analysis of market rent and occupancy levels and forecasted property expenses. Key inputs and assumptions include rental income and expense amounts and related growth rates, as well as discount and income capitalization rates.

Sales Comparison Approach: This approach is a method of estimating fair value based on analyzing transactions of similar properties in the market area. A major premise of this approach is that the fair value of the property is directly related to the prices of comparable, competitive properties. The reliability of this approach is dependent upon the availability of comparable data, the verification of sales data, the degree of comparability and the absence of atypical conditions affecting the sales price. Once sales data is gathered, adjustments, involving the judgment of the Partnerships, are made to the comparable properties to determine a value range for the property being valued. Generally, a point of value within the adjusted range is concluded.

Cost Approach: The application of the cost approach is based on the principle of substitution and the concept that a market participant would not pay more for a property than the cost to develop a substitute property of equivalent desirability and utility. This approach involves the valuation of the land as if vacant, estimation of the replacement cost of the existing or proposed structure and site improvements, estimation of accrued depreciation found in the improvements and estimation of an appropriate entrepreneurial profit as applicable. The cost approach is typically utilized to determine value for new or proposed properties, special use properties or where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence.

The following table presents information on the valuation techniques, significant unobservable inputs, and the average ranges for Level 3 financial assets, measured at fair values or held at cost, which approximates fair value on a recurring basis as of December 31, 2020, and 2019. The average range of unobservable inputs could differ significantly throughout the country based on the geographic location and the stability and condition of the individual properties.

December 31, 2020
Financial Asset	Fair Value	Valuation Technique	Specific Unobservable Input(s)	Average Range (weighted average)
Multifamily Real Estate Investments	$643,576,819	Income Approach	Rent growth	2.4% to 3.0% (2.6%)
		Cost Approach	Vacancy*	5.5% to 6.6% (6.0%)
			Expense ratio to gross scheduled rent	36.8% to 59.3% (44.2%)
			Terminal cap rate**	4.6% to 5.3% (5.0%)
			Discount rate	6.0% to 6.8% (6.5%)
Commercial Real Estate Investments	$102,659,323	Income Approach	Rent Growth	2.4% to 4.1% (3.2%)
			Vacancy	0.0% to 64.1% (16.0%)
			Expense ratio to gross scheduled rent	34.9% to 55.9% (43.2%)
			Terminal cap rate**	7.3% to 9.5% (8.0%)
			Discount rate	8.6% to 13.1% (9.4%)

December 31, 2019
Financial Asset	Fair Value	Valuation Technique	Specific Unobservable Input(s)	Average Range (weighted average)
Multifamily Real Estate Investments	$743,405,234	Income Approach	Rent growth	2.6% to 3.9% (3.0%)
		Cost Approach	Vacancy*	5% to 7% (6.3%)
			Expense ratio to gross scheduled rent	35.5% to 63.3% (42.0%)
			Terminal cap rate**	5.4% to 6.2% (5.8%)
			Discount rate	6.2% to 7.3% (6.6%)
Commercial Real Estate Investments	$144,186,815	Income Approach	Rent Growth	2.3% to 4.0% (3.3%)
			Vacancy	2.0% to 10.6% (7.2%)
			Expense ratio to gross scheduled rent	29.4% to 43.1% (35.7%)
			Terminal cap rate**	8.5% to 11.2% (8.9%)
			Discount rate	8.5% to 10.7% (a8.8%)

*

Vacancy figures above include averages over the term of the forecasted valuation period of ten years, and may differ from current figures, particularly where the investment is not presently stabilized.

**

Terminal cap rate includes capitalization rates used in trailing and forward direct capitalization methods (which represents market rates as of the measurement date of this report), as well as capitalization rates used in the discounted cash flow method (which represents projected market rates in year 10 of the respective discounted cash flow forecast).

The most significant unobservable inputs used in the fair value measurement of the Partnerships’ Level 3 financial assets include the terminal cap rates and the discount rates. In determining certain of these inputs, management evaluates a variety of factors including economic, industry and market trends and developments; market valuations of comparable properties; property specific developments and geographic location. Significant increases or decreases in any of these inputs in isolation could result in significantly lower or higher fair value measurements. The models and assumptions are updated quarterly by the internal valuations committee. The models and appraisals are reviewed each reporting period by senior management and the investment management committee.

The following table provides reconciliation between the beginning and ending balances of investments in real estate measured at fair value on a recurring basis that used significant unobservable inputs (Level 3):

	For the Year Ended December 31,
	2020	2019
Beginning balance	$887,592,049	$1,048,732,790
Net realized gain/(loss) on investments in real estate	131,019,777	134,134,028
Change in unrealized gain/(loss) on investments in real estate	(15,881,226)	56,270,046
Purchases of investments - net of rebalancing	15,347,560	21,044,198
Proceeds from sales/return of investments	(271,842,018)	(372,589,013)

Ending balance	$746,236,142	$887,592,049

There were no transfers in and/or out of Level 3 during the years ended December 31, 2020, and 2019.

The Partnerships value interest rate swaps using a third-party pricing service which uses a discounted cash flow model based on the terms of the contract (including the notional amount and contract maturity, and other terms) and multiple inputs, including, where applicable, yield curves, prepayment rates, and currency exchange rates. Interest rate swaps are generally categorized as Level 2 in the fair value hierarchy.

Interest Rate Swaps as of December 31, 2020, and 2019, are summarized as follows:

	Notional	Fair Value	Pay Fixed	Receive Floating	Maturity Date
As of December 31, 2020:
Non-amortizing swap	$300,000,000	$(5,194,447)	2.535%	1.76%	April 2022
As of December 31, 2019:
Non-amortizing swap	$500,000,000	$(5,767,212)	2.535%	1.76%	April 2022

4.	PARTNERSHIP AGREEMENTS

Capital Contributions — Acceptance of limited partner subscriptions by the General Partner is generally executed in several closings over an extended period of time. At each closing subsequent to the first, a rebalancing is effectuated whereby newly admitted partners contribute capital as if they were invested since the inception of the Partnerships. With each rebalancing event, existing partners receive a return of previously contributed capital, which adjusts each partners’ capital account to its updated respective ownership percentage. Rebalancing of capital accounts is often combined with capital calls for new investments. As of December 31, 2020, and 2019, committed capital totaled $912,095,127 with callable commitments as follows:

	Capital Commitments	Contributed	Remaining Callable Commitments	Capital Contributed to Capital Committed
As of December 31, 2020:
Bridge Multifamily III Funds:
General Partner	$9,300,000	$8,526,023	$773,977	91.7%
Bridge Multifamily III	629,816,627	598,580,879	31,235,748	95.0%
Bridge Multifamily III-A	27,265,000	26,172,375	1,092,625	96.0%
Bridge Multifamily III International	245,713,500	233,808,081	11,905,419	95.2%

Total Bridge Multifamily III Funds	912,095,127	867,087,358	45,007,769	95.1%
Bridge Multifamily III-Co Fund	46,000,000	44,210,560	1,789,440	96.1%

Total Bridge Multifamily III Family of Funds	$958,095,127	$911,297,918	$46,797,209	95.1%

As of December 31, 2019:
Bridge Multifamily III Funds:
General Partner	$9,300,000	$8,417,376	$882,624	90.5%
Bridge Multifamily III	629,816,627	593,542,552	36,274,075	94.2%
Bridge Multifamily III-A	27,265,000	25,982,693	1,282,307	95.3%
Bridge Multifamily III International	245,713,500	231,873,198	13,840,302	94.4%

Total Bridge Multifamily III Funds	912,095,127	859,815,819	52,279,308	94.3%
Bridge Multifamily III-Co Fund	46,000,000	44,210,560	1,789,440	96.1%

Total Bridge Multifamily III Family of Funds	$958,095,127	$904,026,379	$54,068,748	94.4%

The General Partner made an initial commitment of $9,300,000. Affiliates of the General Partner have also made additional commitments as limited partners in Bridge Multifamily III totaling $22,319,500.

Capital contributions are paid in cash. Limited partners generally commit capital to the Partnerships by executing a subscription agreement.

Additional Amount — In connection with closings subsequent to the initial closing, the incoming limited partners (including those partners increasing their commitment) of the Partnerships pay an additional amount, or interest, with respect to their admission or increase of their capital commitment. The additional amount equals 8% per annum with respect to the Partnerships’ contributed capital amounts for the specified period. The General Partner remits both the additional amount and proceeds from new capital contributions among the existing partners on a pro rata basis.

Additional amounts paid by incoming partners are not treated as part of their capital contribution and do not increase their capital account or reduce their unfunded commitment. Additional amounts are treated as though paid directly to existing partners by the incoming partners.

Management Fees — The Investment Manager receives, from the limited partners, a quarterly management fee which is generally equal to: (i) with respect to limited partners of Bridge Multifamily III and Bridge Multifamily III International with a capital commitment of less than $10 million, 2.0% (0.5% on a quarterly basis) of each limited partner’s committed capital amount; (ii) with respect to limited partners of Bridge Multifamily III-A, at the annual rate of 2.5% (0.625% on a quarterly basis) of each limited partner’s committed capital amount; and (iii) with respect to any limited partner with a capital commitment of $10 million or more, 1.5% (0.375% on a quarterly basis) of such limited partner’s committed capital amount. The management fee is based on each limited partner’s committed capital during the commitment period and on capital under management thereafter in each case as of the first day of each quarter. The management fee is prorated for any period that is less than a full quarter. To the extent that a new limited partner is admitted to the Partnerships, or an existing limited partner increases its capital commitment, the management fee paid by that limited partner is calculated as if the limited partner had made the commitment to the Partnerships at the initial closing. Management Fees are not charged on commitments of the General Partner. The General Partner may, in its sole discretion, waive or reduce the management fee charged to any limited partner. For the years ended December 31, 2020, and 2019, the General Partner waived no management fees for non-affiliates.

Distributions — Distributions are made to partners of the Partnerships in accordance with the terms of the Partnership Agreements. Distributions generally include current income from investments in real estate and disposition proceeds from the sale of investments. The General Partner is currently electing to defer receiving any carried interest on distributions of current income until the respective properties are sold, at which time the outstanding carried interest amounts are paid out to the General Partner.

Distributions of Current Income from Investments — Each distribution of current income from an investment shall initially be made to the partners in proportion to each of their respective percentage interests with respect to such investment. The share of each limited partner of each distribution of current income from an investment shall be divided between such limited partner and the General Partner as follows:

a.

First, if as of such date, such limited partner’s realized capital and costs exceed its cumulative distributions of investment proceeds from realized investments, 100% to such limited partner until such limited partner has received an amount equal to the amount of such excess;

b.

Second, 100% to such limited partner until the cumulative distributions to such limited partner of current income from such investment in excess of the amount distributed equals a 8% cumulative compounded annual rate of return on such limited partner’s capital contributions in respect of such investment from the date the applicable capital contributions were made until the date such amounts are distributed to such limited partner;

c.

Third, 80% to the General Partner and 20% to such limited partner (or, for any limited partner with a capital commitment of $10 million or more, 50% and 50%, respectively) until the General Partner has received (as carried interest) from such investment 20% of the sum of (A) the aggregate amount of current income distributed to such limited partner from such investment and (B) the amount of carried interest distributed to the General Partner with respect to such limited partner from such investment; and

d.	Thereafter, 80% to the limited partners and 20% to the General Partner.

Distributions of Disposition Proceeds — Each distribution of disposition proceeds from an investment shall initially be made to the partners pro rata in proportion to each of their respective percentage interests with respect to such investment. Notwithstanding the previous sentence, the share of each limited partner of each distribution of disposition proceeds shall be divided between such limited partner and the General Partner as follows:

a.

First, 100% to such limited partner until such limited partner has received cumulative distributions of investment proceeds from such investment and all realized investments in an amount equal to such limited partner’s realized capital and costs;

b.

Second, 100% to such limited partner until the cumulative distributions to such limited partner of investment proceeds from such investment and all realized investments in excess of such limited partner’s realized capital and costs represents an 8% cumulative compounded annual rate of return on the amount of such limited partner’s realized capital and costs from the date the applicable capital contributions were made until the date such amounts are distributed to such limited partner;

c.

Third, 80% to the General Partner and 20% to such limited partner (or, for any limited partner with a capital commitment of $10 million or more, 50% and 50%, respectively) until the General Partner has received (as carried interest) 20% of the sum of (A) the aggregate amount of investment proceeds distributed to such limited partner from such investment and all realized investments, net of such limited partner’s realized capital and costs, and (B) the amount of carried interest distributed to the General Partner with respect to such limited partner; and

d.	Thereafter, 80% to such limited partner and 20% to the General Partner.

Allocations of Profits, Losses, and Unrealized Gains and Losses on Investments — Profits, losses, and unrealized gains and losses on investments are allocated to the partners’ capital accounts in a manner generally consistent with the distribution procedures outlined under “Distributions” above. Accrued carried interest is presented in the Combined Statement of Changes in Partners’ Capital as part of the performance carry allocation.

5.	COMMITMENTS AND CONTINGENCIES

Legal Matters — The Partnerships, from time to time, are a party to certain legal matters arising in the ordinary course of business. The Partnerships are not presently involved in any litigation nor, to its knowledge, is any litigation threatened against the Partnerships or its subsidiaries that, in management’s opinion, would result in any material adverse effect on the Partnerships, its management or operations taken as a whole, or which is not covered by the Partnerships’ liability insurance.

Environmental Matters — The Partnerships monitor for the presence of hazardous or toxic substances consistent with applicable environmental laws. Management is not aware of any environmental liability with respect to the Partnerships that would have a material adverse effect on the Partnerships’ business, assets, or results of operations; however, there can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Partnerships’ financial position, results of operations, or cash flows.

General Uninsured Losses — The Partnerships’ real estate investments are generally made through individual Investee Companies which are set up as limited liability companies or limited partnerships. The Investee Companies carry comprehensive liability, fire, flood, environmental, extended coverage, and rental loss insurance with policy specifications, limits, and deductibles that management believes are adequate and appropriate under the circumstances given the relative risk of loss, the cost of such coverage, and industry practice. There are, however, certain types of extraordinary losses that may be either uninsurable or not economically insurable. Should an uninsured loss occur, it could have an adverse effect on the Partnerships’ financial position, results of operations, or cash flows.

Debt Covenants — Bridge Multifamily III Family of Funds have debt covenant obligations in connection with its line of credit agreement. The agreement contains various financial and non-financial covenants and requires reporting on all capital events. The Partnerships are in compliance with all covenants as of December 31, 2020, and 2019.

The Bridge Multifamily III Family of Funds will have a completion guarantee up to $54,300,000 of mortgage debt and 50% springing repayment guaranty ($27,150,000) for the development of Reserve at Rancho Belago II Land Expansion (“Belago II”) until receipt of the Certificate of Occupancy. After receipt of the Certificate of Occupancy’s this guarantee will reduce to 25% of the Belago II loan, or $13,575,000 (25% of the full loan commitment balance) and when the funds achieve a 1.25 Debt Coverage Ratio.

The mortgage debt contains various financial and non-financial debt covenants applicable to both the Investee Companies and Bridge Multifamily III Family of Funds. The most restrictive covenants at the Bridge Multifamily III Funds level requires the Partnerships to maintain an amount for collective liquidity of at least $7,225,000 and a net worth of at least $150,000,000 as of December 31, 2020, and 2019. Certain mortgage debt obligations contain a springing recourse feature, which would require immediate pay down of a portion of the debt in the event of a covenant violation. The General Partner believes the Partnerships and the Investee Companies are in compliance with all debt covenants as of December 31, 2020.

COVID 19 and Global Market Impact — During the first quarter of 2020, a novel coronavirus, (“COVID-19”), began spreading globally, with the outbreak being classified as a pandemic by the World Health Organization on March 11, 2020. In response to the COVID-19 pandemic, federal, state, and local governments have instituted stay-at-home or shelter-in-place orders, which resulted in closure of many businesses deemed to be non-essential.

The General Partner is closely monitoring the impact of COVID-19 on all aspects of its investments, including how it will impact its tenants/residents at the underlying investments. The Partnerships continue to actively engage in discussions with tenants/residents regarding the impact of COVID-19 on their business operations, liquidity, financial position, and ability to pay rent and other obligations.

Given the significant uncertainty around the duration and severity of the impact of COVID-19, the Partnerships are unable to predict the impact it will have on its tenants’/residents’ continued ability to pay rent. Because of the adverse economic conditions that exist as a result of the impacts of the COVID-19 pandemic, it is possible that the estimates and assumptions utilized in the preparation of the combined financial statements could change significantly. The COVID-19 outbreak and associated government and market responses could result in a material impact to the Partnership’s future financial position, results of operations, and cash flows.

During the year ended December 31, 2020, the COVID-19 loss reserve for all investments in the Partnerships was $3,256,545, representing 2.2% of gross scheduled rents for the year. This allowance for doubtful accounts was contemplated in the valuation of the underlying properties and reflected in the fair market value of the Partnerships’ investments.

6.	RELATED-PARTY TRANSACTIONS

Related-party transactions not otherwise disclosed include the following:

Management Fees, Legal and Administrative Expenses — Certain members of the General Partner are also indirect owners of the Investment Manager. The Investment Manager provides management, fund administration, and legal services to the Partnerships, and pays organizational and partnership expenses on behalf of the Partnerships in connection with investments made by the Partnerships. For the years ended December 31, 2020, and 2019, the Partnerships incurred $8,895,960 and $11,705,249 in management fees and $19,226 and $45,490 in legal expenses, respectively. The amount owed to the Investment Manager at December 31, 2020, and 2019, was $117,281 and $287,058, respectively, which is included in accounts payable and accrued liabilities. Additionally, the Investment Manager provides legal services related to the acquisition and disposition of investments. For the years ended December 31, 2020, and 2019, Investee Companies incurred these fees which amounted to $191,713 and $271,349, respectively.

Property and Construction Management, Due Diligence and Mortgage Broker Fees — Certain members of the General Partner are also indirect owners of Bridge Property Management (“BPM”), the Investment Manager, Bridge Commercial Real Estate (“BCRE”), and Bridge Structured Finance (“BSF”). The Investee Companies contract with BPM to provide property and construction management services for most of its multifamily residential and certain commercial properties. BPM receives fees for these services. The Investment Manager and BPM provide due diligence services in connection with the acquisition of real estate investments. For the years ended December 31, 2020, and 2019, the Investee Companies incurred $4,155,970 and $5,243,267 in property management fees, $658,969 and $1,905,755 in construction management fees, and $95,360 and $1,099,266 in lease commissions, respectively. Property and construction management fees are at or below market. Property management fees for the years ended December 31, 2020, and 2019 ranged from 2.3% to 3.2% of gross operating income. Construction management fees for the years ended December 31, 2020, and 2019, ranged from 3.5% to 4.5% and 0.4% and 4.6%, respectively, of construction costs. Ranges are dependent on the size and responsibilities associated with the asset. For the years ended December 31, 2020, and 2019, due diligence fees as a percentage of total purchased real estate were 0% and 0.45%, respectively. Amounts owed to BPM and

BCRE at December 31, 2020, and 2019, were $690,385 and $647,658, respectively. Additionally, the investee Companies contract with BSF, who is a mortgage broker, for debt placement services. BSF receives fees for these services. For the years ended December 31, 2020, and 2019, the Investee Companies incurred $62,571 and $44,035, respectively, for these services provided by BSF. Mortgage debt placement fees as a percentage of debt placed were 0.25% and 0.24% as of December 31, 2020, and 2019, respectively. No amounts were owed to BSF at December 31, 2020, and 2019.

General Liability, Property and Casualty Insurance Program — BPM manages a risk management program for Investee Companies for which BPM both charges a fee and collects reserves for risks above a property-level deductible of $25,000 per incident. For the years ended December 31, 2020, and 2019, the fees recognized as income totaled $38,227 and $71,874, respectively. No balances were outstanding to BPM at December 31, 2020, and 2019.

The General Partner provides detailed reports and reviews all related party transactions with the limited partner advisory committee on an annual basis.

7.	FINANCIAL HIGHLIGHTS

The ratios to average limited partners’ capital and other supplemental information for the years ended December 31, 2020, and 2019, are as follows:

	For the Year Ended December 31,
	2020	2019
Ratios to average limited partners’ capital (1):
Expenses (2)	1.2%	1.3%
Net investment Income (2)	3.0%	3.6%
Internal rate of return, since inception
net of management fees and general partner carried interest (3) —	18.7%	19.3%

(1)	The ratios are calculated for all the limited partners taken as a whole. An individual limited partner’s ratios and return may vary based upon each investor’s individual circumstance.
(2)

The ratios of expenses and net investment income are calculated before the general partner performance allocations. General partner performance allocation as of December 31, 2020, and 2019, would increase expenses by 3.1% and 4.2%, respectively.

(3)

The internal rate of return was computed from inception of the Partnerships, based on the effective dates of the cash inflows (capital contributions) and cash outflows (distributions) and the residual value of the limited partners’ capital account, net of all performance allocations. As of December 31, 2020, and 2019, there was one real estate investment, which represent 7% and 4%, respectively, of invested capital, held at Carrying Value.

Because of the long-term nature of the limited partners’ investment in the Partnerships and inherent uncertainties in real estate valuation, future realization of investments may be at different values than the estimated fair values reflected in the combined financial statements and utilized in the internal rate of return since inception ratios, resulting in rates of return that may differ from that indicated above.

8.	SUBSEQUENT EVENTS

The Partnerships have evaluated all events subsequent to the date of the combined financial statements through April 15, 2021, which is the date the combined financial statements were available to be issued. The following events have occurred subsequent to December 31, 2020:

In January 2021, the Partnerships made draws on the line of credit totaling $3,604,591 and payments of $820,653.

On January 12, 2021, the Partnerships sold Legacy Ridge Apartments located in Atlanta, Georgia for $13,418,308.

On January 13, 2021, the Partnerships sold Southwood Vista Apartments located in Atlanta, Georgia for $6,534,673.

In February 2021, the Partnerships made draws on the line of credit totaling $800,000 and payments of $4,208,502.

On February 18, 2021, the Partnerships made a distribution of $20,946,587.

In March 2021, the Partnerships made draws on the line of credit totaling $1,182,052 and payments of $1,358,713.

On March 23, 2021, the Partnerships sold Tierra Del Sol Apartments located in Mesa, Arizona for $31,567,343.

On March 30, 2021, the Partnerships sold Creekwood Apartments located in Hayward, California for approximately $56,500,000.

            Shares

Bridge Investment Group Holdings Inc.

Class A Common Stock

PROSPECTUS

Morgan Stanley

J.P. Morgan

Citigroup

Wells Fargo Securities

UBS Investment Bank

                    , 2021

Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other expenses of issuance and distribution.

The following table sets forth all fees and expenses, other than the underwriting discounts and commissions payable solely by Bridge Investment Group Holdings Inc. in connection with the offer and sale of the securities being registered. All amounts shown are estimated except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NYSE listing fee.

SEC registration fee		$10,910
FINRA filing fee		15,500
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky qualification fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous fees and expenses		*

Total	$	*

*	To be filed by amendment

Item 14. Indemnification of directors and officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that no director of Bridge Investment Group Holdings Inc. shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Upon consummation of the Transactions, our amended and restated certificate of incorporation and amended and restated bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, and we refer to all such persons as an Indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent sales of unregistered securities.

On March 18, 2021, Bridge Investment Group Holdings Inc. agreed to issue 100 shares of common stock, par value $0.01 per share, which will be redeemed upon the consummation of this offering, to the Operating Company in exchange for $1.00. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

Item 16. Exhibits and financial statements.

(a)	Exhibits

The following documents are filed as exhibits to this registration statement.

Exhibit No.

1.1*	Form of Underwriting Agreement.

3.1	Certificate of Incorporation of Bridge Investment Group Holdings Inc., as in effect prior to the consummation of this offering.

3.2*	Form of Amended and Restated Certificate of Incorporation of Bridge Investment Group Holdings Inc., to be in effect upon the consummation of this offering.

3.3	Bylaws of Bridge Investment Group Holdings Inc., as in effect prior to the consummation of this offering.

3.4*	Form of Amended and Restated Bylaws of Bridge Investment Group Holdings Inc. to be in effect upon the consummation of this offering.

4.1*	Specimen Stock Certificate evidencing the shares of Class A common stock.

5.1*	Opinion of Latham & Watkins LLP.

10.1*	Form of Tax Receivable Agreement, to be effective upon the consummation of this offering.

10.2*	Form of Fifth Amended and Restated LLC Agreement of Bridge Investment Group Holdings LLC, to be effective upon the consummation of this offering.

10.3*	Form of Stockholders Agreement, to be effective upon the consummation of this offering.

10.4*	Form of Registration Rights Agreement, to be effective upon the consummation of this offering.

10.5*#	2021 Incentive Award Plan.

10.6*	Form of Indemnification and Advancement Agreement between Bridge Investment Group Holdings Inc. and its directors and officers.

10.7*#	Form of Restricted Stock Award Agreement under the 2021 Incentive Award Plan.

10.8*#	Employment Agreement dated , 2021, among Bridge Investment Group Holdings Inc., Bridge Investment Group Holdings LLC and Robert Morse.

10.9*#	Employment Agreement dated , 2021, among Bridge Investment Group Holdings Inc., Bridge Investment Group Holdings LLC and Jonathan Slager.

10.10*#	Employment Agreement dated , 2021, among Bridge Investment Group Holdings Inc., Bridge Investment Group Holdings LLC and Adam O’Farrell.

10.11*#	Employment Agreement dated , 2021, among Bridge Investment Group Holdings Inc., Bridge Investment Group Holdings LLC and Dean Allara.

21.1*	List of Subsidiaries of Bridge Investment Group Holdings Inc.

23.1	Consent of Deloitte & Touche LLP, as to Bridge Investment Group Holdings Inc.

23.2	Consent of Deloitte & Touche LLP, as to Bridge.

23.3	Consent of Deloitte & Touche LLP, as to Bridge Multifamily III Funds.

23.4*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

Exhibit No.

24.1	Power of Attorney (included in signature page).

99.1	Consent of Debra Martin Chase to be named as director.

99.2	Consent of Deborah Hopkins to be named as director.

99.3	Consent of Chad Leat to be named as director.

*	To be filed by amendment
#	Indicates management contract or compensatory plan

Item 17. Undertakings.

(a)

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bridge Investment Group Holdings Inc. pursuant to the foregoing provisions, or otherwise, Bridge Investment Group Holdings Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bridge Investment Group Holdings Inc. of expenses incurred or paid by a director, officer or controlling person of Bridge Investment Group Holdings Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bridge Investment Group Holdings Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned hereby further undertakes that:

(1)

For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Bridge Investment Group Holdings Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Bridge Investment Group Holdings Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on this 22nd day of June, 2021.

Bridge Investment Group Holdings Inc.

By:	/s/ Jonathan Slager
Jonathan Slager Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Bridge Investment Group Holdings Inc. hereby constitutes and appoints Jonathan Slager and Adam O’Farrell, and each of them any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement of Bridge Investment Group Holdings Inc. on Form S-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ Jonathan Slager Jonathan Slager	Chief Executive Officer (Principal Executive Officer), Director	June 22, 2021

/s/ Chad Briggs Chad Briggs	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 22, 2021

/s/ Robert Morse Robert Morse	Executive Chairman, Director	June 22, 2021

/s/ Dean Allara Dean Allara	Head of Client Solutions Group, Director	June 22, 2021

/s/ Adam O’Farrell Adam O’Farrell	Chief Operating Officer, Director	June 22, 2021